Exhibit 99.T3E.1

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

Edward O. Sassower, P.C.

Joshua A. Sussberg, P.C. (admitted pro hac vice)

Aparna Yenamandra, P.C. (admitted pro hac vice)

Ross J. Fiedler (admitted pro hac vice)

Zachary R. Manning (admitted pro hac vice)

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile: (212) 446-4900

esassower@kirkland.com

joshua.sussberg@kirkland.com

aparna.yenamandra@kirkland.com

ross.fiedler@kirkland.com

zach.manning@kirkland.com

Co-Counsel to the Debtors and

Debtors in Possession

COLE SCHOTZ P.C.

Michael D. Sirota, Esq.

Warren A. Usatine, Esq.

Felice R. Yudkin, Esq.

Seth Van Aalten, Esq. (admitted pro hac vice)

Court Plaza North, 25 Main Street

Hackensack, New Jersey 07601

Telephone: (201) 489-3000

msirota@coleschotz.com

wusatine@coleschotz.com

fyudkin@coleschotz.com

svanaalten@coleschotz.com

Co-Counsel to the Debtors and

Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

In re: RITE AID CORPORATION, et al., Debtors.[1]	Chapter 11 Case No. 23-18993 (MBK) (Jointly Administered)

DISCLOSURE STATEMENT
RELATING TO THE SECOND amended
Joint Chapter 11 plan of reorganization
of rite aid corporation and its Debtor Affiliates

[1]	The last four digits of Debtor Rite Aid Corporation’s tax identification number are 4034. A complete list of the Debtors in these Chapter 11 Cases and each such Debtor’s tax identification number may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/RiteAid. The location of Debtor Rite Aid Corporation’s principal place of business and the Debtors’ service address in these Chapter 11 Cases is 1200 Intrepid Avenue, 2nd Floor, Philadelphia, Pennsylvania 19112.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF RITE AID CORPORATION AND ITS DEBTOR AFFILIATES. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREIN.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN EVENTS AND ANTICIPATED EVENTS IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN IN ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND OPERATIONS. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND OPERATIONS AND THEIR FUTURE RESULTS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS or any other Authorized Party MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY SEEK TO OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, who vote to reject the Plan, or WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

The confirmation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article XI of the Plan. There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied for the Plan to go effective will be satisfied (or waived).

You are encouraged to read the Plan and this Disclosure Statement in THEIR entirety, including Article IX, entitled “RISK-FACTORS” before submitting your ballot to vote on the Plan.

The BANKRUPTCY Court’s approval of this Disclosure Statement does not constitute a guarantee by the bankruptcy Court of the accuracy or completeness of the information contained herein or an endorsement by the BANKRUPTCY Court of the merits of the Plan.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (THE “sec”) or any similar federal, state, local, or foreign regulatory agency, nor has the SEC or any other agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement; however, the financial information contained in this Disclosure Statement or incorporated herein by reference has not been, and will not be, audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise HEREIN.

Special Notice Regarding Federal and State Securities Laws AND FORWARD-LOOKING STATEMENTS

The Plan and Disclosure Statement have neither been filed with, nor approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any similar federal, state, local, or foreign federal regulatory authority and neither the SEC nor any such similar regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. The issuance of securities on or after the Effective Date will not have been registered pursuant to a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state under any state securities law (“Blue-Sky Laws”). Any representation to the contrary is a criminal offense. The securities may not be offered or sold within the United States or to, or for the account or benefit of, United States persons (as defined in Regulation S under the Securities Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable laws of other jurisdictions.

The Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue-Sky Laws the offer, issuance, and distribution, if applicable, of the 1145 Securities, and to the extent such exemption is not available, then such 1145 Securities will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

The Private Placement Securities will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or another available exemption from registration and similar applicable state securities laws, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. Each recipient of New Common Stock distributed other than in reliance upon section 1145(a) of the Bankruptcy Code shall be required to make customary representations to the Debtors including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

This Disclosure Statement contains “forward-looking statements” within the meaning of United States securities laws. Statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “model,” “can,” “could,” “may,” “should,” “will,” “would,” or similar words or the negative thereof, constitute “forward-looking statements.” However, not all forward-looking statements in this Disclosure Statement may contain one or more of these identifying terms. Forward-looking statements are based on the Debtors’ current expectations, beliefs, assumptions, and estimates. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

•	Business strategy;

•	Technology;

•	Financial condition, revenues, cash flows, and expenses;

•	The adequacy of the Debtors’ capital resources and liquidity;

•	Levels of indebtedness, liquidity, and compliance with debt covenants;

•	Financial strategy, budget, projections, and operating results;

•	The amount, nature, and timing of capital expenditures;

•	Availability and terms of capital;

•	Successful results from the Debtors’ operations;

•	The integration and benefits of asset and property acquisitions or the effects of asset and property acquisitions or dispositions on the Debtors’ cash position and levels of indebtedness;

•	Costs of conducting the Debtors’ other operations;

•	Delays in filing reports with the SEC and modifications to previously reported financial results as a result of the application of accounting standards;

•	General economic and business conditions;

•	Effectiveness of the Debtors’ risk management activities;

•	Counterparty credit risk;

•	The outcome of pending and future litigation;

•	Uncertainty regarding the Debtors’ future operating results;

•	Plans, objectives, and expectations;

•	Risks in connection with acquisitions;

•	The potential adoption of new governmental regulations; and

•	The Debtors’ ability to satisfy future cash obligations.

v

Statements concerning these and other matters are not guarantees of the Company’s future performance. There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be different from those they may project, and the Debtors undertake no obligation to update the projections made herein. These risks, uncertainties and factors may include the following: (a) the Debtors’ ability to confirm and consummate the Plan; (b) the potential that the Debtors may need to pursue an alternative transaction if the Plan is not confirmed; (c) the Debtors’ ability to reduce their overall financial leverage; (d) the potential adverse impact of the Chapter 11 Cases on the Debtors’ operations, management, and employees; (e) the risks associated with operating the Debtors’ businesses during the Chapter 11 Cases; (f) customer responses to the Chapter 11 Cases; (g) the Debtors’ inability to discharge or settle claims during the Chapter 11 Cases; (h) the Debtors’ plans, objectives, business strategy, and expectations with respect to future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (i) the Debtors’ levels of indebtedness and compliance with debt covenants; (j) additional post-restructuring financing requirements; (k) the amount, nature, and timing of the Debtors’ capital expenditures and cash requirements, and the terms of capital available to the Debtors’; (l) the effect of competitive products, services, or procuring by competitors; (m) the outcome of pending and future litigation claims; (n) the proposed restructuring and costs associated therewith; (o) the effect of natural disasters, pandemics, and general economic and political conditions on the Debtors; (p) the Debtors’ ability to implement cost-reduction initiatives in a timely manner; (q) adverse tax changes; (r) the terms and conditions of the Exit Facilities and the New Common Stock, to be entered into, or issued, as the case may be, pursuant to the Plan; (s) the results of renegotiating certain key commercial agreements and any disruptions to relationships with landlords, suppliers, partners, among others; (t) compliance with laws and regulations; and (u) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, you cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Bankruptcy Court.

You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Allowed Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate. We undertake no obligation to update or revise the forward-looking statements included in the Plan and Disclosure Statement, whether as a result of new information, future events or otherwise.

Table of Contents

Page

I.	Introduction	1

II.	Preliminary Statement	1

III.	Questions and Answers Regarding This Disclosure Statement and Plan	6

A.	What is chapter 11?	6
B.	Why are the Debtors sending me this Disclosure Statement?	6
C.	Am I entitled to vote on the Plan?	7
D.	What is the “toggle” feature of the Plan?	7
E.	What is the Restructuring Transaction under the Plan?	7
F.	When will I be informed if the Debtors “toggle” to a Sale Transaction Restructuring?	8
G.	What will I receive from the Debtors if the Plan is consummated?	8
H.	What will I receive from the Debtors if I hold an Administrative Claim, Professional Fee Claim, Priority Tax Claim, or DIP Claim?	11
I.	Are any regulatory approvals required to consummate the Plan?	16
J.	What happens to my recovery if the Plan is not confirmed or does not go effective?	16
K.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	16
L.	What are the sources of Cash and other consideration required to fund the Plan?	17
M.	What is the effect of the Plan on the Debtors’ ongoing businesses?	22
N.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	23
O.	Is there potential litigation related to the Plan?	23
P.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	23
Q.	What is the GUC Equity Trust?	23
R.	What is the Litigation Trust?	24
S.	Does the Plan preserve Causes of Action?	25
T.	Will there be releases, exculpation, and injunction granted to parties in interest as part of the Plan?	26
U.	What is the deadline to properly execute, complete, and submit Ballots (i.e., vote)?	41
V.	How do I vote for or against the Plan?	41
W.	Why is the Bankruptcy Court holding a Combined Hearing?	41
X.	What is the purpose of the Combined Hearing?	41
Y.	When is the Combined Hearing set to occur?	42
Z.	Will any party have significant influence over the corporate governance and operations of the Post-Effective Date Debtors?	42
AA.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	42
BB.	Do the Debtors recommend voting in favor of the Plan?	43

IV.	The Debtors’ Corporate History, Structure, and Business Overview	43

A.	Rite Aid’s Background and Current Operations	43
B.	Rite Aid’s Prepetition Corporate and Capital Structure and Liquidity Profile	46

V.	Events Leading to the Chapter 11 Filings	49

A.	Liability Management Transactions and Debt Paydowns	49
B.	Cost-Saving Measures	50
C.	Sale-Leaseback Transactions	50
D.	Advisor Engagement	50
E.	Footprint Rationalization and Rite Aid 2.0 Business Plan	50
F.	Asset Sales	50
G.	Corporate Governance Efforts	51
H.	Stakeholder Engagement	53

VI.	Material Developments and Anticipated Developments of the Chapter 11 Cases	53

A.	First Day Relief and Other Case Matters	53
B.	Appointment of Statutory Committees	56
C.	Retention of Debtors’ Professionals	57
D.	Lease Rejections and Optimization	58
E.	Retail and Elixir Sale Processes	60
F.	Approval of the DIP Facility	64
G.	Adequate Protection Obligations	66
H.	Mediation	66
I.	The Federal Trade Commission Settlement	67
J.	The Debtor’s Pension Plan	68
K.	Multiemployer Pension Plans	69
L.	The McKesson Supply Agreement and Related Developments	69
M.	The Bar Date Order	70
N.	The White DOJ FCA Settlement	70
O.	The Controlled Substance Injunction	71
P.	The NAS Claimants and Related Developments	71
Q.	State of Maryland Adversary Proceeding	72
R.	Proposed Confirmation Schedule	73

VII.	Summary of the Plan	74

A.	General Settlement of Claims and Interests	74
B.	[[Settlement of Tort Claims	74
C.	Equitization Transaction	75
D.	Sale Transaction Restructuring	78
E.	Committee Settlement	79
F.	Insurance Neutrality	89
G.	Sources of Consideration for Plan Distributions	89
H.	Plan Administrator and the Wind-Down Debtors	94
I.	Liquidating Trust	96
J.	Release of Liens	98
K.	Cancellation of Existing Securities and Agreements	98
L.	Corporate Action	99
M.	New Corporate Governance Documents	100
N.	Management Incentive Plan	100
O.	Effectuating Documents; Further Transactions	100
P.	Section 1146 Exemption	101
Q.	Exemption from Securities Act Registration	101
R.	Preservation of Causes of Action	102
S.	Private Company	104
T.	Additional Sale Transactions	104
U.	Employment Obligations	104

VIII.	Other Key Aspects of the Plan	105

	A.	Treatment of Executory Contracts and Unexpired Leases	105
	B.	Conditions Precedent to Consummation of the Plan	113

IX.	Risk Factors		117

	A.	Bankruptcy Law Considerations	117
	B.	Risks Related to Recoveries under the Plan	122
	C.	Risks Relating to the Sale Transaction Restructuring, if Applicable	124
	D.	Risks Related to the Debtors’ and New Rite Aid’s Businesses	125
	E.	Risks Related to the Offer and Issuance of Securities Under the Plan	135

X.	Solicitation and Voting Procedures	137

A.	Holders of Claims or Interests Entitled to Vote on the Plan	137
B.	Voting Record Date	137
C.	Voting on the Plan	137
D.	Ballots Not Counted	139
E.	Votes Required for Acceptance by a Class	139
F.	Certain Factors to Be Considered Prior to Voting	140
G.	Solicitation Procedures	140

XI.	Confirmation of the Plan	141

A.	The Combined Hearing	141
B.	Requirements for Confirmation of the Plan	142
C.	Best Interests of Creditors/Liquidation Analysis	142
D.	Feasibility	142
E.	Acceptance by Impaired Classes	143
F.	Confirmation Without Acceptance by the Voting Class	143
G.	Valuation	144

XII.	Certain Securities Law Matters	144

A.	New Common Stock	144
B.	Exemption from Registration Requirements; Issuance of 1145 Securities under the Plan	145
C.	Resales of New Common Stock; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code	146
D.	Liquidating Trust Interests and GUC Equity Trust Interests	149

XIII.	Certain U.S. Federal Tax Consequences of the Plan	149

A.	Introduction	149
B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	151
C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed Senior Secured Notes Claims and Allowed General Unsecured Claims	155
D.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders	166

XIV.	Recommendation of the Debtors	172

EXHIBITS2

EXHIBIT A	Plan of Reorganization

EXHIBIT B	[Reserved]

EXHIBIT C	Organizational Structure Chart

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	NAS Claimants Proposals

[2]	Each Exhibit is incorporated herein by reference.

I.	Introduction

Rite Aid Corporation (“Rite Aid”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors,” or the “Company”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Second Amended Joint Chapter 11 Plan of Reorganization of Rite Aid Corporation and Its Debtor Affiliates (the “Plan”),1 filed contemporaneously herewith. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

II.	Preliminary Statement

Rite Aid has been on the front lines of delivering healthcare services and retail products to millions of Americans for more than 60 years. A trusted and iconic brand with a long history of serving hundreds of American communities, Rite Aid’s mission is to connect everyday care, drive down healthcare costs, and promote whole health for life. Rite Aid’s retail pharmacy employs more than 5,500 pharmacists and operates approximately 1,700 pharmacies in sixteen states.

Rite Aid has a storied history of growth and success. Starting from one store in Scranton, Pennsylvania, Rite Aid grew into a Fortune 200 company. With more than $24 billion of revenue in fiscal year 2023, the Company employs more than 40,000 people and fills almost 150 million prescriptions every year. Rite Aid filed these Chapter 11 Cases to implement through the Plan a comprehensive restructuring transaction that will ensure Rite Aid can continue to serve customers and patients and deliver on its core mission for years to come.

Prepetition Operational and Financial
Circumstances Leading to These Chapter 11 Cases

Despite its proud heritage, a confluence of operational and financial factors stressed Rite Aid’s financial condition and required a comprehensive reorganization through the Bankruptcy Code, culminating in the commencement of these Chapter 11 Cases on October 15, 2023 (the “Petition Date”):

•	Substantial Debt Obligations. Prepetition, Rite Aid had approximately $4.0 billion in funded debt obligations and paid approximately $200 million annually in interest. Debt-service obligations limited Rite Aid’s liquidity and constrained its ability to execute on its turnaround initiatives and in-store investments.

•	Financial and Operational Headwinds. Rite Aid’s financial performance was further impacted by record inflation; elevated labor costs to retain in-demand pharmacist and corporate talent; declining reimbursement rates from third-party payors; reduced demand for front-end merchandise and COVID vaccines; increased shrink costs which are also impacting the rest of the industry; and the loss of key accounts at Elixir, its pharmacy benefit manager (“PBM”) business unit which recently sold to MedImpact Healthcare Systems, Inc (“MedImpact”). These headwinds increased operating costs and decreased revenues.

•	Sub-Optimal Retail Footprint. The Company’s store portfolio was burdened by unprofitable stores which were difficult to effectively exit absent the tools available in chapter 11. These stores challenged the Company’s earnings profile, turnaround initiatives, and free cash flow. Even where the Company had been able to close stores, it was burdened by millions of dollars of annual “dead rent” costs due to its inability to exit underlying leases outside of a chapter 11 process.

[1]	Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan.

•	Liquidity and Trade Challenges. The Company was and continues to be heavily reliant on trade credit. As restructuring-related news and rumors swirled prior to the Petition Date, trade terms contracted. The Company faced working capital constraints as vendors increasingly demanded security deposits and cash-on-delivery (or cash-in-advance) for goods. In fact, prepetition, the Company’s liquidity position decreased by more than $100 million due to trade contraction in September and early October.

•	Litigation Overhang. The Company has a large and varied litigation claims portfolio, including more than 1,600 opioid-related suits. Rite Aid also defends significant contract disputes, government investigations, and securities matters. The Company’s extensive litigation portfolio was expensive to manage, drained liquidity, required substantial time and attention from key executives, and complicated the ability to explore out-of-court alternatives, particularly when combined with other operational headwinds.

•	Competitive Pressures. Rite Aid continues to operate in a highly competitive pharma-retail space. Traditional competitors include other (and much bigger) retail drugstore chains, like CVS and Walgreens; independent drugstores; supermarkets like Kroger; and mass merchandisers like Walmart and Target. Further, online retailers like Amazon and online pharmacies like Capsule, which have different cost structures, have increased competition.

Proactive Measures to Address
Headwinds and Ensure Smooth Transition to Reorganization

Prepetition, Rite Aid took proactive action to address these headwinds through a variety of measures, over a number of years:

•	Liability Management Transactions. The Company executed several transactions to reduce indebtedness and borrowing costs, including a 2020 exchange of senior notes due in 2023 for the 2026 Secured Notes; a 2021 redemption of certain outstanding notes at par; and a series of cash tender offers in 2022 for outstanding notes. These transactions extended the Company’s runway to explore additional turnaround opportunities. The Company explored other, out-of-court alternatives.

•	Strategic Debt Paydowns. In recent years, the Company reduced interest expense by paying down approximately $280 million of the 2025 Secured Notes, $52 million of the 2027 Unsecured Notes, and $27 million of the 2028 Unsecured Notes.

•	Cost-Saving Measures. Over the past several years, the Company explored and executed several cost-saving measures and operational improvements. The Company closed over 200 underperforming stores; initiated a series of restructuring plans to reorganize the executive management team and reduce managerial layers; rationalized its front-end retail offerings to free up working capital and refresh its merchandise assortment; and optimized its pricing and promotional strategies.

•	Sale-Leaseback Transactions. The Company took advantage of favorable real estate markets in each of 2021, 2022, and 2023, to sell dozens of owned properties (including distribution centers) and enter into long-term leases with the purchasers. These transactions resulted in net proceeds of approximately $178 million in 2021, $57 million in 2022, and $73 million in 2023.

•	Advisor Engagement. Rite Aid engaged Guggenheim Securities, LLC (“Guggenheim Securities”) in December 2022 and Kirkland & Ellis LLP in April 2023 to assist Rite Aid in analyzing its financing needs and to explore capital structure alternatives and restructuring options. The Company also engaged Alvarez & Marsal North America, LLC (“Alvarez & Marsal”) in May 2023 to conduct a footprint assessment, assist with the business plan and transformation, accelerate cost savings and, if necessary, support contingency preparations. In addition, Rite Aid engaged Jeffrey Stein as a consultant in June 2023, and Mr. Stein became the Company’s Chief Executive Officer and Chief Restructuring Officer contemporaneously with the Petition Date.

•	Footprint Rationalization and Rite Aid 2.0 Business Plan. Rite Aid developed the Company’s business plan over the course of the summer of 2023 (“Rite Aid 2.0”). The Company with the assistance of its advisors, also undertook an intensive, store-level evaluation that tested the stores’ financial performance, rent relative to market, supply chain, and other operational and geographic considerations influencing the competitive landscape. Based on that analysis, the Company identified a series of stores for closure, which would allow the Company to focus on the remaining portfolio and its ability to invest capital into the remaining stores.

•	Asset Sales. In parallel with Rite Aid’s turnaround efforts, the Company, with the assistance of Guggenheim Securities, began a marketing process for Elixir, the pharmacy benefit manager. The Company used the chapter 11 process to complete the Elixir marketing process, culminating in the sale of Elixir effective February 1, 2024 to MedImpact. The Company has also launched a marketing process for the retail business that remains ongoing as of the filing of this Disclosure Statement.

•	Corporate Governance Refresh. The Board formed a Special Committee that met weekly (or more frequently) to consider the strategic and financial alternatives available to the Company. In addition, Rite Aid proactively evaluated its corporate governance structure and engaged six seasoned Disinterested Directors with substantial restructuring experience to assist its boards.

•	Stakeholder Engagement. In parallel with these efforts, Rite Aid engaged with key stakeholders across its capital structure in the hopes of consummating a deleveraging, out-of-court transaction. Over several months, Rite Aid engaged with a large group of its secured noteholders (the “Ad Hoc Secured Noteholder Group”) regarding options to strengthen its balance sheet and right-size its capital structure; the agent on its prepetition ABL Facility, regarding potential financing options; and various governmental agencies and litigation claimants regarding consensual resolutions of several investigations and claims.

Key Developments in the Chapter 11 Cases

As the Company proceeded with the initiatives described above, it became evident that a restructuring through chapter 11 would best position Rite Aid for long-term success. Negotiations between the Company and its stakeholders regarding the terms of a comprehensive restructuring accelerated during the summer of 2023. Following months of diligence and extensive, arm’s-length negotiations, Rite Aid and the Ad Hoc Secured Noteholder Group, in consultation with the DIP Agents, had reached an agreement in principle regarding the terms of such a restructuring on October 15, 2023, and concurrently commenced the Chapter 11 Cases. The restructuring term sheet (the “Restructuring Term Sheet”), attached as Exhibit A to the First Day Declaration [Docket No. 20], memorialized the terms of that agreement in principle at the time. To facilitate consummation of the restructuring, Rite Aid also obtained nearly $3.5 billion of committed postpetition debtor-in-possession financing, comprised of the DIP ABL Facility, the DIP FILO Facility, and the DIP Term Loan Facility. The Company filed, on the first day of the cases, initial versions of this Disclosure Statement and the Plan, a confirmation scheduling motion, global bidding procedures, and lease rejection procedures, among other customary “first day” motions and filings.

Since the commencement of these cases, the Company has taken important steps to advance its restructuring goals:

•	“First Day” Relief. Obtained all crucial “first day” relief, on a final basis, enabling the Company to smoothly transition its operations into chapter 11;

•	DIP Facilities. Obtained approval of the DIP Facilities on a final basis with the support of key stakeholder constituencies (including the Committees and the Ad Hoc Secured Noteholder Group), providing continued access to sufficient liquidity for the Company to achieve its restructuring objectives;

•	Interim McKesson Agreement. Reached agreement with McKesson on the terms of an interim postpetition supply agreement, ensuring the go-forward supply of critical medicines and avoiding the need to litigate the Debtors’ adversary complaint;

•	Footprint Rationalization. Effectuated (a) the rejection of 643 leases resulting in approximately $171 million in annual occupancy savings and (b) the sale of 5 leases for cash proceeds of approximately $1.754 million—each resulting in significant cost savings and cash proceeds as contemplated by “Rite Aid 2.0”;

•	Elixir Sale Process. Obtained court approval of and, on February 1, 2024, consummated the sale of the Elixir Acquired Assets; and

•	Retail Sale Process. Continued engagement with various interested parties around the terms of potential qualified bids for some or all of the Company’s retail assets, including multiple extensions of the Qualified Bid Deadline (as defined in the Bidding Procedures) to facilitate the best possible bids for the Company’s assets.

The U.S. Trustee appointed the UCC and the TCC on November 2, 2023. Following the appointment of the Committees, the Company and its advisors devoted significant time and resources to providing diligence and formal discovery productions to and engaging with the Committees and their advisors on key issues and case developments, including regarding the structure of the Restructuring Transactions contemplated by the initial Restructuring Term Sheet and the initial Plan, the treatment of each Committees’ constituencies, and final approval and terms of the DIP Facilities, among others. Regarding document production and diligence sharing, the Company has produced more than 1.1 million pages of diligence and discovery to the Committees.

In connection with the settlement reached pursuant to the Final Financing Order, the Debtors, the Committees, the Ad Hoc Secured Noteholder Group, the DIP Agents, and other key stakeholders agreed on the terms of a global mediation process (the “Mediation”), with Hon. Judge Shelly C. Chapman (Ret.) as mediator.

Global Settlement and the Restructuring Transactions Contemplated in the Plan

The Plan is the product of the Mediation and additional extensive, hard-fought negotiations between the Debtors and parties in interest, including the DIP Agents, the Ad Hoc Secured Noteholder Group, the Committees, the U.S. Department of Justice (the “DOJ”), McKesson Corporation (“McKesson”), an ad hoc group of States (formed through the States’ Attorneys General), and many others. Indeed, through the Plan, the Debtors have negotiated a series of Restructuring Transactions, and will effectuate several agreements in principle, subject to final documentation, resolving many of the key issues in these cases. Through the Plan the Debtors will achieve:

•	The deleveraging of Rite Aid’s balance sheet by more than $2 billion through the Restructuring Transactions;

•	Agreement in principle with McKesson with regard to the settlement of, among other things, the treatment of the McKesson Claim and the terms of the go-forward McKesson New Contract

•	The global settlement and resolution of long-running litigation, including regarding certain opioid-related litigation, and other disputes;

•	$57 million in new money capital from certain members of the Ad Hoc Secured Noteholder Group, pursuant to the AHG New Money Commitment Agreement;

•	The Debtors’ active pursuit of the sales process in connection with their retail pharmacy business;

•	Subject to conditions of effectiveness of the Plan, emergence from chapter 11 as a revitalized, streamlined “Rite Aid 2.0” business focused on the Debtors’ core retail pharmacy business, with enhanced liquidity through access to the Exit Facility, the Takeback Notes, and the new money commitment described above, subject to any Other Asset Sales that may occur between now and the Effective Date;

•	A path forward for the Debtors’ monetization of the MedImpact Term Loan, including a framework for submission by certain members of the Ad Hoc Secured Noteholder Group of a backstopped stalking horse bid for the MedImpact Term Loan, which will ensure the Debtors receive the highest and best consideration for the MedImpact Term Loan, pursuant to the Plan; and

•	Through the Committee Settlement set forth in the Plan, the good-faith compromise and settlement of Claims and controversies among the Debtors, the Committees, the Ad Hoc Secured Noteholder Group, and the DIP Lenders, which settlement includes the provision of cash (the Committees Initial Cash Contribution and the Committees Post-Emergence Cash Contribution), GUC Equity Trust Interests, Litigation Trust Class A Interests, and other consideration as set forth in Article III.B.6 of the Plan to Holders of Allowed General Unsecured Claims.

The centerpiece of the Restructuring Transactions contemplated in the Plan is the Plan Restructuring. Broadly summarizing, and as more fully provided in the Plan and this Disclosure Statement, under the Plan Restructuring, subject to the outcome of any Sale Transaction Restructuring (described in greater detail below), Holders of Allowed Senior Secured Notes Claims, including such Holders in the Ad Hoc Secured Noteholder Group, will become the go-forward majority owners of the revitalized “Rite Aid 2.0” business, receiving among other consideration described herein and in the Plan (such as the Takeback Notes, the CMSR Recovery, and interests in a Litigation Trust), 90% of New Common Stock less certain deductions, including on account of the GUC Equity Pool.

The Debtors believe that Holders of Allowed General Unsecured Claims will receive through the Plan and the Committee Settlement substantially improved consideration relative to what they would otherwise receive in a liquidation, including cash payments, among other consideration, to Holders of General Unsecured Claims, who the Debtors believe would otherwise receive no recovery in a liquidation. This consideration includes assets to be placed in a Liquidation Trust formed pursuant to the Plan, to include substantial cash payments, including an upfront cash payment of $20 million in the aggregate and post-emergence cash payments of up to $27.5 million (the Committees Initial Cash Consideration and the Committees Post Emergence Cash Consideration, respectively, each as defined in the Plan), Assigned Claims, the proceeds of the Assigned Claims, Assigned Insurance Rights, the Tort Claim Insurance Proceeds and the Litigation Trust Class A Interests. Holders of Allowed General Unsecured Claims will receive interests in the GUC Equity Trust, which will hold the GUC Equity Pool, which is 10% of New Common Stock, subject to (a) reasonable and customary minority protections, (b) certain agreed-upon anti-dilution protections, and (c) dilution on account of the New Common Stock issued pursuant to the Management Incentive Plan.

In all, the Plan, and the Restructuring Transactions contemplated therein, represent the culmination of a herculean effort from the Debtors and their stakeholders to preserve a fundamentally sound and critically important pharmacy business. Despite the many challenges that Rite Aid faced on the eve of these chapter 11 cases, the Debtors are now poised to pursue confirmation of a plan that will put the Reorganized Debtors on strong financial and operational footing and continue to serve the daily healthcare needs of millions of Americans. The Debtors strongly believe that the Plan is in the best interests of their estates and represents the best available alternative at this time. The Debtors are confident that they can implement the Restructuring Transactions contemplated by the Plan to ensure their long-term viability and success. Accordingly, the Debtors strongly recommend that Holders of Claims entitled to vote to accept the Plan.

III.	Questions and Answers Regarding This Disclosure Statement and Plan

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims or interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim you hold and whether you held that Claim as of the Voting Record Date (as defined in the Plan). Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	ABL Facility Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	FILO Term Loan Facility Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 5	Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 6	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 9	Existing Equity Interests in Rite Aid	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

D.	What is the “toggle” feature of the Plan?

The Plan will implement the Plan Restructuring unless the Debtors pivot or “toggle” to a Sale Transaction Restructuring that is determined to provide superior value relative to the Plan Restructuring. If the Debtors “toggle” to the Sale Transaction Restructuring, Claims and Interests will receive the proposed treatment under the Plan for a Sale Transaction Restructuring. As a result, Holders of Claims will receive recoveries under the Plan on a much quicker timeline than if the Plan did not include a “toggle” feature, which reduces expenses and permits the Debtors to emerge in either scenario on the expedited timeline currently contemplated.

A vote to accept the Plan is a vote to approve both the Plan Restructuring, including any Other Asset Sales, and a Sale Transaction Restructuring. If the Debtors “toggle” to a Sale Transaction Restructuring pursuant to the Plan, the Debtors will file and serve a notice of such Sale Transaction by the Sale Transaction Notice Deadline, which shall be the same date as the Plan Supplement Deadline (as defined in the Disclosure Statement Order). Restructuring that includes the identity of the successful bidder.

E.	What is the Restructuring Transaction under the Plan?

Under the Plan, the Debtors are pursuing a Restructuring Transaction through either the (i) Plan Restructuring, the Debtors’ baseline restructuring proposal, or (ii) the Sale Transaction Restructuring.

1.	Plan Restructuring.

The Plan Restructuring means the transactions and reorganization contemplated by, and pursuant to, the Plan in accordance with Article IV.C of the Plan. The Plan Restructuring will only occur if certain agreed-upon conditions are satisfied, unless otherwise waived, extended, or modified. If the agreed-upon conditions do not materialize, the Restructuring Transaction will toggle to the Sale Transaction Restructuring described below.

2.	Sale Transaction Restructuring.

As the Debtors pursue the Plan Restructuring, they will continue to engage with all parties regarding the Sale Transaction Restructuring. Should any Sale Transaction Restructuring materialize that proves more value maximizing than the Plan Restructuring, the Debtors will “toggle” and pursue such a sale(s).

A Sale Transaction Restructuring is described further in Article IV.D of the Plan, and means one or more sale(s) of some, all, or substantially all of the Debtors’ assets pursuant to the Bidding Procedures, consummated through one or more Sale Orders, including a Credit Bid Transaction and an Alternative Sale Transaction, that results, in the aggregate, in the disposition of all or substantially all of the Debtors’ assets through one or more sale transactions. In a Credit Bid Transaction, Holders of Senior Secured Notes Claims could purchase all, substantially all, or a material portion of the Debtors’ Assets, except for the Elixir Acquired Assets, pursuant to a Purchase Agreement on account of a Credit Bid.2 In an Alternative Sale Transaction, one or more third parties would purchase all or substantially all of certain Retail Acquired Assets.

In the event of a Sale Transaction Restructuring, treatment of certain Classes of Claims will toggle as described in Article III.B of the Plan, with Holders of Senior Secured Notes Claims and General Unsecured Claims receiving their Pro Rata shares of Distributable Proceeds, if any, pursuant to the Waterfall Recovery described in the Plan. For the avoidance of doubt, Holders of General Unsecured Claims shall receive the consideration set forth in the Committee Settlement in either a Plan Restructuring or a Sale Transaction Restructuring, including such adjustments as are necessary to provide Holders of General Unsecured Claims with the economic equivalent of the Committee Settlement.

For more information regarding the Restructuring Transaction, please see Article IV of the Plan.

F.	When will I be informed if the Debtors “toggle” to a Sale Transaction Restructuring?

The Debtors continue to engage with multiple parties regarding a potential Sale Transaction Restructuring. If the Debtors “toggle” to a Sale Transaction Restructuring pursuant to the Plan, the Debtors will file and serve a notice of such Sale Transaction Restructuring by the Sale Transaction Notice Deadline that includes the identity of the successful bidder.

G.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Moreover, the Debtors, the Disinterested Directors, and the Committees continue to investigate and evaluate potential estate claims. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

[2]	At this time, the Required AHG Noteholders have not submitted a credit bid.

The projected recoveries set forth in the table below are estimates only and are therefore subject to change. For a complete description of the Debtors’ classification and treatment of Claims and Interests, reference should be made to the entire Plan.3

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Plan
1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim, unless such Holder agrees to less favorable treatment, shall receive, at the option of the Debtors, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim: (i) payment in full in Cash; (ii) the collateral securing its Other Secured Claim; (iii) Reinstatement of its Other Secured Claim; or (iv) such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired in accordance with Section 1124 of the Bankruptcy Code.	TBD	100%
2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, shall receive, at the option of the applicable Debtor or Wind-Down Debtor, as applicable, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim: (i) payment in full in Cash; or (ii) such other treatment consistent with section 1129(a)(9) of the Bankruptcy Code.	TBD	100%
3	ABL Facility Claims	To the extent any Allowed ABL Facility Claim remains outstanding on the Effective Date, and except to the extent that a Holder of an Allowed ABL Facility Claim and the Debtor against which such Allowed ABL Facility Claim is asserted agree to less favorable treatment, each Holder of an Allowed ABL Facility Claim shall receive, at the option of the applicable Holder of an Allowed ABL Facility Claim, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim: (i) payment in full in Cash; or (ii) its Pro Rata share of the Exit ABL Facility Loans issued under the Exit ABL Facility.	$0[4]	100%
4	FILO Term Loan Facility Claims	To the extent any Allowed FILO Term Loan Facility Claims remain outstanding, and except to the extent that a Holder of an Allowed FILO Term Loan Facility Claim and the Debtor against which such Holder asserts a Claim agree to less favorable treatment for such Holder, each Holder of an Allowed FILO Term Loan Facility Claim shall receive, at the option of the applicable Holder of an Allowed FILO Term Loan Facility Claim, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim: (i) payment in full in Cash; or (ii) its Pro Rata share of Exit FILO Term Loan Facility Loans issued under the Exit FILO Term Loan Facility.	$0[5]	100%

3	The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim, as applicable, Filed by the Claims Bar Date or the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed) in accordance with the terms of the Bar Date Order; (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not Disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim is or has been timely Filed (where such Proof of Claim is required to be Filed), is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt: (x) a Proof of Claim or request for payment of an Administrative Claim, as applicable, Filed after the Claims Bar Date or the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim or agreement in writing by the Debtors and the Holder of such late-Filed Claim; and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow” and “Allowing” shall have correlative meanings.

[4]	The obligations arising under the ABL Facility were converted into DIP ABL Obligations pursuant to the terms of the Financing Orders.

[5]	The obligations arising under the FILO Term Loan Facility were converted into DIP FILO Facility obligations pursuant to the terms of the Financing Orders.

5	Senior Secured Notes Claims	Except to the extent that a Holder of an Allowed Senior Secured Notes Claim and a Debtor against which such Allowed Senior Secured Notes Claim is asserted agree to less favorable treatment, on the Effective Date, each Holder of a Senior Secured Notes Claim shall receive, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim: (i) in the event of a Plan Restructuring: (1) its Pro Rata share of (A) 90% of the New Common Stock, subject to dilution on account of the New Common Stock issued pursuant to the Management Incentive Plan, (B) the Takeback Notes, (C) the CMSR Recovery, (D) up to $2.5 million from the proceeds of the sale of unoccupied real estate of the Debtors that is not part of the Reorganized Debtors, distributed on the first anniversary of the Effective Date, and (E) the Litigation Trust Class B Interests; and (2)(A) if the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures, (I) such Holder’s MedImpact NewCo Subscription Rights and (II) such Holder’s Pro Rata share of the MedImpact NewCo Notes issued on account of the Final MedImpact Term Loan Bid – Senior Secured Notes Claims Amount, subject to dilution by the MedImpact Backstop Fee NewCo Notes, the MedImpact Rights Offering NewCo Notes, and the MedImpact Unsubscribed NewCo Notes; or (B) if the MedImpact Term Loan Backstop Parties do not acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures, such Holder’s Pro Rata share of Cash available for distribution to Holders of Senior Secured Notes Claims in accordance with Section (II)(A) of Exhibit E of the Final Financing Order; or (ii) in the event of a Sale Transaction Restructuring, its Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery.	$1,226.9	Unspecified[6]
6	General Unsecured Claims[7]

As a settlement of all open disputes with the Debtors, the Holders of DIP Claims, and the Holders of Senior Secured Notes Claims, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, compromise, settlement, and release of and in exchange for its Claim, a portion of the Litigation Trust Assets and the GUC Equity Trust Interests, as set forth in the UCC / TCC Recovery Allocation Agreement and in accordance with the Litigation Trust Documents, the GUC Equity Trust Documents, and any GUC Sub-Trust Documents, including: (i) the Committees Initial Cash Consideration, (ii) the Committees Post-Emergence Cash Consideration, (iii) 100% of the GUC Equity Trust Interests; (iv) the Tort Claim Insurance Proceeds, and (v) Litigation Trust Class A Interests.

(c)       [Channeling: As of the Effective Date, in accordance with the Plan and the Litigation Trust Documents, any and all liability of the Debtors and/or the Reorganized Debtors for any and all Tort Claims shall automatically, and without further act, deed or court order, be channeled exclusively to, and all of the Debtors’ and Reorganized Debtors’ liability for such claims shall be assumed by, the Litigation Trust or any applicable GUC Sub-Trust. Each Tort Claim shall be asserted exclusively against the Litigation Trust or GUC Sub-Trust and resolved solely in accordance with the terms, provisions and procedures of the Litigation Trust Documents or GUC Sub-Trust Documents. The sole recourse of any Person, Entity, or other party on account of any Tort Claim, whether or not the Holder thereof participated in the Chapter 11 Cases and whether or not such Holder Filed a Proof of Claim in the Chapter 11 Cases, shall be to the Litigation Trust or GUC Sub-Trust as and to the extent provided in the Litigation Trust Documents and GUC Sub-Trust Documents. Notwithstanding anything to the contrary herein, Holders of Tort Claims are enjoined from asserting against any Debtor (or their Affiliates) or any Reorganized Debtor (or their Affiliates) any Tort Claim and may not proceed in any manner against any Debtor (or their Affiliates) or Reorganized Debtor (or their Affiliates) on account of any Tort Claim in any other forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and are required to pursue Tort Claims exclusively against the Litigation Trust or GUC Sub-Trust, solely as and to the extent provided in the Litigation Trust Documents and GUC Sub-Trust Documents.]

			TBD[8]	Unspecified

[6]	As described herein, the Ad Hoc Secured Noteholder Group supports this approach under the Plan Restructuring. Because the Debtors do not want to prejudice the sale process by disclosing estimated recoveries for Holders of Allowed Senior Secured Notes Claims and Holders of Allowed General Unsecured Claims, such recoveries are not estimated herein. For more detail, please see Article G of this Disclosure Statement entitled, “Valuation.” The Debtors have discussed this approach with counsel to the Ad Hoc Secured Noteholder Group.

[7]	For the avoidance of doubt, General Unsecured Claims do not include any Senior Secured Notes Deficiency Claims.

[8]	Many of the Claims in Class 6 (General Unsecured Claims) are contingent, unliquidated, and/or disputed. The Proofs of Claim filed on account of such Claims often do not state a Claim amount. Moreover, many that do include a Claim amount assert unsupported amounts or amounts that the Debtors have yet to be able to reconcile. The information necessary to conclusively determine the amount of Claims in Class 6 is generally not available from the Proofs of Claim. Accordingly, such an estimate of the aggregate value of Claims in Class 6 is not currently provided.

7	Intercompany Claims	Each Intercompany Claim shall be, at the option of the Debtors, and, in the event of a Plan Restructuring or a Credit Bid Transaction, with the consent of the Required AHG Noteholders, Reinstated, set off, settled, distributed, contributed, cancelled, or released without any distribution on account of such Intercompany Claim, or such other treatment as is reasonably determined by the Debtors.	N/A	N/A
8	Intercompany Interests	Each Intercompany Interest shall be, at the option of the Debtors, and, in the event of a Plan Restructuring or a Credit Bid Transaction, with the consent of the Required AHG Noteholders, Reinstated, set off, settled, distributed, contributed, cancelled, or released without any distribution on account of such Intercompany Interest, or such other treatment as is reasonably determined by the Debtors.	N/A	N/A
9	Existing Equity Interests in Rite Aid	All Existing Equity Interests in Rite Aid will be cancelled and extinguished, and Holders of Existing Equity Interests in Rite Aid shall receive no recovery on account of such Interests.	N/A	N/A
10	Section 510(b) Claims	Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.	N/A	N/A

H.	What will I receive from the Debtors if I hold an Administrative Claim, Professional Fee Claim, Priority Tax Claim, or DIP Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court; provided that, in the event of a Sale Transaction Restructuring or an Other Asset Sale, any Allowed Administrative Claim that is an Assumed Liability under a Purchase Agreement shall be an obligation of the applicable Purchaser and shall not be an obligation of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors; provided, further, that, in the event of a Sale Transaction Restructuring, any Allowed Administrative Claim that is not an Assumed Liability under any Purchase Agreement shall instead be satisfied solely from the Administrative / Priority Claims Reserve; provided, further, that in the event of the Plan Restructuring or the Credit Bid Transaction, (i) the aggregate amount of Cash distributed to Holders of Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Tax Claims, and Allowed Other Secured Claims, and (ii) the treatment of such Claims shall be acceptable to the Required AHG Noteholders. For the avoidance of doubt, any McKesson Claim that is an Administrative Claim shall be treated in accordance with the terms of the McKesson Settlement.

Except for Professional Fee Claims, DIP Claims, Disinterested Director Fee Claims, AHG Notes Ticking Fee Claims, and MedImpact Termination Fee Claims, and unless previously Filed, subject to the terms of any Sale Orders, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors or the Wind-Down Debtors, as applicable, no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Objections to such requests must be Filed and served on the Reorganized Debtors or the Wind-Down Debtors and the requesting party on or before the Administrative Claim Objection Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with, an order of the Bankruptcy Court that becomes a Final Order.

Except for Professional Fee Claims, DIP Claims, Disinterested Director Fee Claims, AHG Notes Ticking Fee Claims, and MedImpact Termination Fee Claims, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request on or before the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Estates, the Wind-Down Debtors, or the property of any of the foregoing, and such Administrative Claims shall be deemed released as of the Effective Date without the need for any objection from the Debtors, the Wind-Down Debtors, or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Payment of Fees and Expenses under Financing Orders.

On the Effective Date, the Debtors shall pay all accrued and unpaid fees, expenses, disbursements, contribution or indemnification obligations, including without limitation, attorneys’ and agents’ fees, expenses, and disbursements incurred by each of the DIP Agents, the DIP Lenders, the Prepetition Agent, the Ad Hoc Secured Noteholder Group, and the Trustees, whether incurred prior to or after the Petition Date, in each case to the extent payable or reimbursable under or pursuant to the Financing Orders, the DIP Credit Agreements, the Prepetition Credit Agreement, or the Indentures, as applicable (subject to any applicable conditions set forth in the Financing Orders). Such fees, expenses, disbursements, contribution, or indemnification obligations shall constitute Allowed Administrative Claims. Nothing herein shall require the DIP Agents, DIP Lenders, the Prepetition Agent, the Trustees, or their respective Professionals, to File applications, a Proof of Claim, or otherwise seek approval of the Court as a condition to the payment of such Allowed Administrative Claims. For the avoidance of doubt, nothing herein shall be deemed to impair, discharge, or negatively impact or affect the rights of the DIP Agents, Prepetition Agent, or the Trustees to exercise any charging Liens pursuant to the terms of the DIP Credit Agreements, the Indentures, or the Prepetition Credit Agreement, as applicable, subject to any applicable intercreditor agreements.

3.	Professional Fee Claims.

(a)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors or the Wind-Down Debtors (or the authorized signatories to the Professional Fee Escrow Account, after consultation with the Plan Administrator), as applicable, shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

(b)	Professional Fee Escrow Account.

As soon as is reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Funds held in the Professional Fee Escrow Account shall not be considered property of the Estates, the Debtors, or the Wind-Down Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors or the Wind-Down Debtors, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ and the Wind-Down Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account and such Allowed Professional Fee Claims shall also be payable from the Wind-Down Reserve. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Wind-Down Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

(c)	Professional Fee Amount.

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors, the DIP Agents, and/or the Committees before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors and the DIP Agents no later than five days before the anticipated Effective Date; provided that such estimate shall not be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional, with such estimate provided to the DIP Agents. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account in consultation with the Required AHG Noteholders. For the avoidance of doubt, to the extent that the hourly and monthly fees (but not success fees) and expenses of the Committees and the Committees’ Professionals incurred on or after March 26, 2024 are less than $7.5 million (consisting of (i) $1.5 million in connection with certain agreed-upon compensation litigation matters and (ii) $6.0 million for all other fees and expenses of the Committees and the Committees’ Professionals incurred on or after March 26, 2024, excluding fees and expenses described in the preceding clause (i)), the Committees’ Initial Cash Consideration shall be increased by an amount equal to the difference between (a) $7.5 million and (b) the fees and expenses actually incurred by the Committees and the Committees’ Professionals during the aforementioned period.

(d)	Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors or the Wind-Down Debtors, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Purchaser(s) shall not be liable or otherwise responsible for the payment of any Professional Fee Claims.

After the Effective Date, to the extent the Senior Trustees provide services or incur expenses, including professional fees, related to the Plan or the applicable indenture, including with respect to the effectuation of any distributions under the Plan or any action the Debtors request to be taken in furtherance of the Plan, the reasonable and documented fees and expenses of the Trustees, including professional fees, shall be paid in the ordinary course by the Debtors or the Debtors’ successor-in-interest. Notwithstanding this section, the Trustees shall have the right to exercise their respective charging liens under the applicable indentures against distributions on account of the respective Notes Claims for the payment of the Trustees’ fees and expenses, to the extent not otherwise paid.

4.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code; provided that (a) any Allowed Priority Tax Claim that is an Assumed Liability under a Purchase Agreement shall be an obligation of the applicable Purchaser, shall not be an obligation of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, (b) in the event of a Sale Transaction Restructuring pursuant to Article IV.D of the Plan, any Allowed Priority Tax Claim that (i) is an Assumed Liability under a Purchase Agreement shall be an obligation of the applicable Purchaser, shall not be an obligation of the Debtors or the Wind-Down Debtor, and shall not be satisfied from the Administrative / Priority Claims Reserve and (ii) is not an Assumed Liability under a Purchase Agreement shall be satisfied solely from the Administrative / Priority Claims Reserve, and (c) the aggregate amount of Cash distributed to Holders of Allowed Priority Tax Claims shall be acceptable to the Required AHG Noteholders.

5.	DIP Claims.

As of the Effective Date, the DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreements, including principal, interest, fees, costs, other charges, and expenses. Upon the satisfaction of the Allowed DIP Claims in accordance with the terms of the Plan, the Final Financing Order, and the Purchase Agreement, all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

Pursuant to the DIP Credit Agreement, all distributions pursuant to Article II.E of the Plan shall be made to the applicable DIP Agent for distributions to the applicable DIP Lenders in accordance with the DIP Credit Agreements and DIP Documents unless otherwise agreed upon in writing by such DIP Agent and the Debtors. The DIP Agents shall hold or direct distributions for the benefit of the applicable Holders of DIP Claims. Each DIP Agent shall retain all rights as DIP Agent under the DIP Documents in connection with the delivery of the distributions to the DIP Lenders. The DIP Agents shall not have any liability to any person with respect to distributions made or directed to be made by such DIP Agents.

(a)	DIP ABL Claims.

Except to the extent that a Holder of an Allowed DIP ABL Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for each Allowed DIP ABL Claim, each Holder of an Allowed DIP ABL Claim shall receive: (a) in the event of a Plan Restructuring, at the option of the applicable Holder of an Allowed DIP ABL Claim, (i) its Pro Rata share of the Exit ABL Facility or (ii) payment in full in Cash on the Effective Date; or (b) in the event of a Sale Transaction Restructuring, either, at each of the DIP ABL Lenders’ discretion, (i) payment in full in Cash on the Effective Date or (ii) its Pro Rata share of the Exit ABL Facility.

(b)	DIP FILO Claims.

Except to the extent that a Holder of an Allowed DIP FILO Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for each Allowed DIP FILO Claim, each Holder of an Allowed DIP FILO Claim shall receive: (a) in the event of a Plan Restructuring, at the option of the applicable Holder of an Allowed DIP FILO Claim, (i) its Pro Rata share of the Exit FILO Term Loan Facility or (ii) payment in full in Cash on the Effective Date; or (b) in the event of a Sale Transaction Restructuring, either, at each of the DIP FILO Lenders’ discretion, (i) payment in full in Cash on the Effective Date or (ii) its Pro Rata share of the Exit FILO Term Loan Facility.

(c)	DIP Term Loan Claims.

Except to the extent that a Holder of an Allowed DIP Term Loan Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for each Allowed DIP Term Loan Claim, each Holder of an Allowed DIP Term Loan Claim shall receive payment in full in Cash on the Effective Date.

6.	AHG New-Money Commitment Agreement Claims and MedImpact Term Loan Backstop Commitment Agreement Claims.

As of the Effective Date, in accordance with, and subject to, the terms and conditions of the AHG New-Money Commitment Agreement and the MedImpact Term Loan Backstop Commitment Agreement, the Claims of the AHG New-Money Commitment Parties and the MedImpact Term Loan Backstop Parties on account of the AHG Notes Ticking Fee and the MedImpact Termination Fee shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the AHG New-Money Commitment Agreement and the MedImpact Term Loan Backstop Commitment Agreement, and the MedImpact Termination Fee, if any, and the AHG Notes Ticking Fee, shall each be an Allowed Administrative Claim under section 503(b) of the Bankruptcy Code.

(a)	MedImpact Termination Fee.

Except to the extent that a Holder of an Allowed MedImpact Termination Fee Claim (if any) agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for each such Claim, each Holder thereof shall receive payment in full in Cash on or prior to the Effective Date in accordance with, and subject to, the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement.

(b)	AHG Notes Ticking Fee Claims.

Except to the extent that a Holder of an Allowed AHG Notes Ticking Fee Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for each such Claim, each Holder thereof shall receive (i) if the AHG New-Money Commitment Agreement is not terminated, AHG Notes issued on or prior to the Effective Date or (ii) if the AHG New-Money Commitment Agreement is terminated, payment in full in Cash, if so entitled, in each case, in accordance with, and subject to, the terms and conditions of the AHG New-Money Commitment Agreement.

I.	Are any regulatory approvals required to consummate the Plan?

The Debtors anticipate that regulatory filings and subsequent approvals may be required to consummate the Plan, should a Plan Restructuring proceed, prior to and after any change of ownership or control resulting from a sale of the Debtors’ ownership interests in order to continue healthcare-related operations (e.g., operation of the pharmacies) and to receive reimbursement from healthcare programs. The Debtors are also subject to the expiration of applicable antitrust waiting periods and/or approval by certain antitrust authorities. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.  With respect to the Sale Transaction Restructuring contemplated by the Plan, while regulatory filings and subsequent approvals may not be required as conditions to close the Sale Transaction Restructuring, they may be required as a practical matter because Purchasers will have to obtain new state healthcare licenses and/or new Medicare or Medicaid enrollments, among other requirements.

J.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan.

K.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court and entry of the Confirmation Order on the docket of the Chapter 11 Cases. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article XI of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 144, for a discussion of the conditions precedent to consummation of the Plan.

L.	What are the sources of Cash and other consideration required to fund the Plan?

All amounts necessary for the Debtors and, if applicable, the Wind-Down Debtors, to make payments or distributions pursuant to the Plan shall be (in each case subject to the terms of the Purchase Agreement(s) and the Sale Order, as applicable) obtained from the proceeds of the issuance of New Common Stock, Exit Facilities, Takeback Notes, the MedImpact NewCo Notes (if any), the CMSR Distribution, the AHG Notes, Cash of the Debtors, and any additional Cash consideration provided under one or more Purchase Agreements, in accordance with the terms thereof. Unless otherwise agreed, distributions required by the Plan on account of Allowed Claims that are Assumed Liabilities under a Purchase Agreement shall be the sole responsibility of the applicable Purchaser.

1.	The New Common Stock.

In the event of a Plan Restructuring, on the Effective Date, New Rite Aid is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Common Stock for distribution to the Holders of Allowed Senior Secured Notes Claims and the GUC Equity Trust in accordance with the terms of the Plan and the New Corporate Governance Documents (including the New Shareholders Agreement) without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New Common Stock shall be issued and distributed free and clear of all Liens, Claims, and other Interests. All of the New Common Stock issued pursuant to the Plan, as contemplated by the Plan Restructuring, shall be duly authorized and validly issued and shall be fully paid and non-assessable.

2.	Exit Facilities.

On the Effective Date, New Rite Aid shall enter into the Exit Facilities on the terms set forth in the Exit Facilities Documents. To the extent not already approved, Confirmation shall be deemed approval of the Exit Facilities Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by New Rite Aid in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of New Rite Aid to enter into and execute the Exit Facilities Credit Agreement, and such other Exit Facilities Documents as may be required to effectuate the Exit Facilities.

On the Effective Date or such date as otherwise approved by the Sale Order, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facilities Documents; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, New Rite Aid and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

3.	MedImpact Term Loan Sales Process, Rights Offering, and NewCo Notes.

(a)	MedImpact Term Loan Sales Process

In accordance with, and subject to, the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement, following the Confirmation Date, the Debtors shall commence or continue, as applicable, the MedImpact Term Loan Sales Process in accordance with the MedImpact Term Loan Bidding Procedures. Entry of the MedImpact Term Loan Bidding Procedures Order, which shall be entered on or before the Confirmation Date, shall (i) constitute Bankruptcy Court approval of the MedImpact Term Loan Sales Process, (ii) authorize the Debtors’ entry into and performance under the MedImpact Term Loan Backstop Commitment Agreement and constitute Bankruptcy Court approval thereof, including the payment of the MedImpact Term Loan Backstop Commitment Premium or the MedImpact Termination Fee, as applicable, in accordance with the terms thereof, and (iii) approve the MedImpact Term Loan Bidding Procedures. The Cash proceeds of the sale of the MedImpact Term Loan shall be applied pursuant to Section (II)(A) of Exhibit E to the Final Financing Order, unless otherwise agreed as among the DIP Agents and the Required AHG Noteholders.

(b)	Creation of MedImpact Term Loan NewCo and MedImpact Term Loan Rights Offering

If the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures and the MedImpact Term Loan Backstop Commitment Agreement, the following provisions shall be in effect, subject in all respects to the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement:

On or prior to the Effective Date, the Debtors shall create the MedImpact Term Loan NewCo and enter into the MedImpact Term Loan Stalking Horse Bidder Documentation and the MedImpact NewCo Notes Documentation. Pursuant to the MedImpact Term Loan Rights Offering Procedures[, prior to the Effective Date,] the Debtors shall distribute the MedImpact NewCo Subscription Rights to Eligible Holders in accordance with the Plan, the MedImpact Term Loan Backstop Commitment Agreement, and the MedImpact Term Loan Rights Offering Procedures. Eligible Holders shall be entitled to participate in the MedImpact Term Loan Rights Offering up to a maximum amount of each Eligible Holder’s Pro Rata share of the MedImpact Aggregate Rights Offering Amount.

The MedImpact Term Loan Rights Offering will be backstopped, severally and not jointly, by the MedImpact Term Loan Backstop Parties pursuant to the MedImpact Term Loan Backstop Commitment Agreement. 20% of the MedImpact Rights Offering NewCo Notes to be sold and issued pursuant to the MedImpact Term Loan Rights Offering shall be reserved for the MedImpact Term Loan Backstop Parties pursuant to the MedImpact Term Loan Backstop Commitment Agreement. MedImpact Term Loan NewCo will pay the MedImpact Term Loan Backstop Commitment Premium to the MedImpact Term Loan Backstop Parties no later than the Effective Date in accordance with the terms and conditions set forth in the MedImpact Term Loan Backstop Commitment Agreement and the Plan.

Upon exercise of the MedImpact NewCo Subscription Rights pursuant to the terms of the MedImpact Term Loan Backstop Commitment Agreement and the MedImpact Term Loan Rights Offering Procedures, MedImpact Term Loan NewCo shall be authorized to issue the applicable principal amount of MedImpact Rights Offering NewCo Notes issuable pursuant to such exercise. Pursuant to the MedImpact Term Loan Backstop Commitment Agreement, if after following the procedures set forth in the MedImpact Term Loan Rights Offering Procedures, there remain any unexercised subscription rights, the MedImpact Term Loan Backstop Parties shall purchase, severally and not jointly, their applicable portion of the aggregate principal amount of the MedImpact Rights Offering NewCo Notes associated with such unexercised subscription rights in accordance with the terms and conditions set forth in the MedImpact Term Loan Backstop Commitment Agreement and the MedImpact Term Loan Rights Offering Procedures.

On the Effective Date, upon the consummation of the MedImpact Term Loan Rights Offering, the issuance of the MedImpact NewCo Notes and the transfer of the MedImpact Term Loan to MedImpact Term Loan NewCo, the Debtors shall transfer all equity or other ownership or residual interests in MedImpact Term Loan NewCo to the MedImpact NewCo Trustee or its designee in a manner acceptable to the Debtors and the MedImpact Term Loan Backstop Parties.

(c)	MedImpact NewCo Notes

If the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures and the MedImpact Term Loan Backstop Commitment Agreement, the following provisions shall be in effect, subject to the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement:

On the Effective Date, the MedImpact Term Loan NewCo shall issue the MedImpact NewCo Notes on the terms set forth in the MedImpact NewCo Notes Documentation. To the extent not already approved, Confirmation shall be deemed approval of the MedImpact NewCo Notes Documentation, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the MedImpact Term Loan NewCo in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the MedImpact Term Loan NewCo to enter into and execute the MedImpact NewCo Notes Indenture, and such other MedImpact NewCo Notes Documentation as may be required to issue the MedImpact NewCo Notes.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, on the Effective Date, all of the Liens and security interests to be granted in accordance with the MedImpact NewCo Notes Documentation, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the MedImpact NewCo Notes Documentation; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the MedImpact NewCo Notes Documentation; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, the MedImpact Term Loan NewCo and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

4.	The SCD Trust and the AHG Notes.

On or prior to the Effective Date, subject to the terms and conditions of the AHG New-Money Commitment Agreement, the Debtors shall create the SCD Trust and enter into the SCD Trust Documentation and the AHG Notes Documentation. On or prior to the Effective Date, subject to the terms and conditions of the AHG New-Money Commitment Agreement, the SCD Trust shall, and to the maximum extent permitted by applicable law, (a) (i) hold all right, title, and interest to no less than $[350,000,000] of the SCD Claim, which the Debtors shall transfer from Debtor Ex Options, LLC to the SCD Trust, (b) issue, or cause to be issued, the AHG Notes to the applicable AHG New-Money Commitment Parties in accordance with the AHG Notes Documentation, (c) be vested with all requisite authority to distribute the CMSR Recovery in accordance with the Plan and the terms and conditions of the AHG New-Money Commitment Agreement, and (d) following receipt of the proceeds of the CMS Receivable, be vested with all requisite authority to distribute sufficient Cash to the Reorganized Debtors to fund any mandatory prepayments required under the terms of the Exit Facilities Documents from the proceeds of such CMS Receivable. To the extent not already approved, Confirmation shall be deemed approval of the AHG Notes Documentation and the SCD Trust Documentation, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the SCD Trust in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the SCD Trust to enter into and execute the SCD Trust Documentation, the AHG Notes Purchase Agreement, the AHG Notes Indenture, and such other AHG Notes Documentation as may be required to issue the AHG Notes.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, the Elixir Intercreditor Agreement shall provide, among other things, that distributions from EIC on account of the SCD Claim shall be allocated (i) first, to the SCD Trust in an amount sufficient to repay $57,000,000 in Cash of the AHG Notes; (ii) second, to the SCD Trust for the benefit of the Exit Lenders in an amount sufficient to repay the [Exit ABL Facility] in the amount of $60,000,000 (which amount shall be applied to fund an immediate prepayment under the Exit FILO Term Loan Facility); (iii) third, to the extent Excess Availability is less than $700,000,000, to the SCD Trust for the benefit of the Exit Lenders, in an amount equal to the lesser of $57,000,000 and the amount necessary to fund a prepayment under the Exit ABL Facility to cause Excess Availability to equal $700,000,000 (which amount shall be used to fund an immediate prepayment under the Exit ABL Facility); (iv) fourth, to the extent the aggregate amount of proceeds of the CMS Receivable paid to the SCD Trust to repay in full in Cash the SCD Notes and to fund distributions under the Plan pursuant to clause (v) below are $285,000,000, (the “Creditor Distribution”), except to the extent that SCD Trust receives less than $285,000,000 to repay in full in Cash the AHG Notes and to fund distributions under the Plan, in which case the Creditor Distribution will be reduced on a dollar-by-dollar basis by each dollar the SCD Trust receives under $285,000,000 to repay in full in Cash the AHG Notes and to fund distributions under the Plan, until the Creditor Distribution reaches zero, provided that the Creditor Distribution shall not be less than zero; and (v) fifth, to the SCD Trust in an amount equal to all remaining proceeds of the CMS Receivable (which amount the SCD Trust shall use to fund a distribution pursuant to Article III.B.5 of the Plan.). The Debtors may, with the consent of the DIP Agents and the Required AHG Noteholders, enter into one or more alternative transactions or structuring arrangements with respect to the transactions, arrangements, and distributions described in this paragraph and the preceding paragraph, which alternative transactions, arrangements, and distributions shall be economically neutral with respect to the Creditor Distribution.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, on the Effective Date, all of the Liens and security interests to be granted in accordance with the AHG Notes Documentation, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the AHG Notes Documentation; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the AHG Notes Documentation; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, the SCD Trust and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

The Cash proceeds of the AHG Notes shall be used to pay down the loans outstanding under the DIP ABL Facility, thereby reducing the DIP ABL Claims on a dollar-for-dollar basis.

5.	Takeback Notes.

On the Effective Date, in the event of a Plan Restructuring, New Rite Aid shall enter into the Takeback Notes on the terms set forth in the Takeback Notes Documents. To the extent not already approved, Confirmation shall be deemed approval of the Takeback Notes Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by New Rite Aid in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of New Rite Aid to enter into and execute the Takeback Indenture, and other such Takeback Notes Documents as may be required to effectuate the Takeback Notes.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Takeback Notes Documents, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Takeback Notes Documents; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Takeback Notes Documents; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent New Rite Aid and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

6.	Cash on Hand.

Except as otherwise provided in the Plan, the Debtors, Reorganized Debtors, or Wind-Down Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Claims solely in accordance with the terms of the Plan, including any Cure Costs in connection with a Plan Restructuring.

7.	Creation of the Administrative / Priority Claims Reserve and the Wind-Down Reserve.

On or before the Effective Date, in the event of a Sale Transaction Restructuring, each of the Administrative / Priority Claims Reserve and Wind-Down Reserve shall be funded in accordance with the Purchase Agreement, the Sale Order, and section 1129 of the Bankruptcy Code, as applicable, and subject to the applicable consent rights of the Required AHG Noteholders.

8.	Payment of Cure Costs.

In the event of a Sale Transaction Restructuring or an Other Asset Sale, the Debtors or Purchaser shall pay all Cure Costs, if any, pursuant to sections 365 or 1123 of the Bankruptcy Code and in accordance with the Purchase Agreement(s) and Sale Order(s).

M.	What is the effect of the Plan on the Debtors’ ongoing businesses?

1.	Plan Restructuring.

In the event of the Plan Restructuring and on the Effective Date, in accordance with the terms of the New Corporate Governance Documents, the New Rite Aid Board shall be appointed, and New Rite Aid shall adopt the New Corporate Governance Documents; provided that each Disinterested Director of the Debtors shall retain authority following the Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at their authority and discretion in accordance with the terms of the Plan. Each Disinterested Director shall not have any of their privileged and confidential documents, communications, or information transferred (or deemed transferred) to New Rite Aid, the Reorganized Debtors, or any other Entity without such director’s prior written consent. Each Disinterested Director of the Debtors retains the right to review, approve, and make decisions, as well as to file papers and be heard before the Bankruptcy Court, on all matters under such director’s continuing authority.

2.	Sale Transaction Restructuring.

In the event of a Sale Transaction Restructuring, on and after the Effective Date, the Wind-Down Debtors shall continue in existence for purposes of (a) resolving Disputed Claims, (b) making distributions on account of Allowed Claims as provided hereunder, (c) establishing and funding the Administrative / Priority Claims Reserve and the Wind-Down Reserve, (d) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (e) filing appropriate tax returns, (f) complying with its continuing obligations under the Purchase Agreement(s), if any, (g) liquidating all assets of the Wind-Down Debtors, and (h) otherwise administering the Plan. The Wind-Down Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (x) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (y) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Wind-Down Debtors to File motions or substitutions of parties or counsel in each such matter.

In the event of a Credit Bid Transaction, on or prior to the Effective Date, New Rite Aid and certain direct or indirect subsidiaries (as applicable) shall be formed for the purpose of acquiring all of the Acquired Assets and assuming all of the Assumed Liabilities.

N.	Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes. See Article IX of the Disclosure Statement, entitled “Risk Factors,” which begins on page 120.

O.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article IX.A of this Disclosure Statement which begins on page 120.

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article XI.F of this Disclosure Statement which begins on page 146.

P.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

On the Effective Date, the New Rite Aid Board shall adopt and implement the Management Incentive Plan as determined by the New Rite Aid Board and in accordance with the MIP Documents.

Q.	What is the GUC Equity Trust?

The GUC Equity Trust is one or more trusts and/or sub-trusts (including as a sub-trust of a single trust that also includes the Litigation Trust as a sub-trust) established prior to or on the Effective Date pursuant to, and in accordance with, Article IV.E.2 of the Plan to hold the GUC Equity Trust Assets for the benefit of Holders of Allowed General Unsecured Claims pursuant to the applicable GUC Equity Trust Agreement. For the avoidance of doubt, the GUC Equity Trust and the Litigation Trust may be sub-trusts within a single trust, as mutually agreed between the Debtors, the Committees, and the GUC Equity Trustee.

On or prior to the Effective Date, the Debtors shall take all reasonably necessary steps to establish the GUC Equity Trust as one or more standalone trusts and/or sub-trusts in accordance with the Plan, provided, however, that the Debtors will not be required to take any actions which would result in holders of New Common Stock exceeding 300 holders. Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect, except to the extent the Debtors and the Committees determine otherwise in their reasonable discretion to treat all or any portion of the GUC Equity Trust as a “qualified settlement fund,” “disputed ownership fund,” or otherwise, to treat the GUC Equity Trust as a “widely held fixed investment trust” under section 1.671-5 of the Treasury Regulations and the GUC Equity Trustee will report consistently therewith. Such treatment is assumed with respect to the following discussion. In accordance therewith, neither the GUC Equity Trust nor GUC Equity Trustee shall have the power to vary the investment of the GUC Equity Trust within the meaning of section 301.7701-4(c) of the Treasury Regulations. For U.S. federal income tax purposes, each holder of a GUC Equity Trust Interest will generally be required to include their pro rata share of each item of income, gain, deduction, loss, or credit attributable to the GUC Equity Trust Assets.

To the extent the Debtors and the Committees determine in their reasonable discretion to treat all or any portion of the GUC Equity Trust as a “disputed ownership fund” under section 1.468B-9 of the Treasury Regulations or a “qualified settlement fund” under section 1.468B-1 of the Treasury Regulations, any appropriate elections with respect thereto shall be made, and such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return may be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

No request for a ruling from the IRS will be sought on the classification of the GUC Equity Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the GUC Equity Trust. If the IRS were to successfully challenge the classification of the GUC Equity Trust as a widely held fixed investment trust, the federal income tax consequences to the GUC Equity Trust and the holders of GUC Equity Trust Interests could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the GUC Equity Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

The GUC Equity Trust will file information tax returns with the IRS and provide tax information statements to holders of GUC Equity Trust Interests consistently with the rules of section 1.671-5 of the Treasury Regulations and any other applicable provisions of law, including information regarding items of income, gain, deduction, loss or credit attributable to the GUC Equity Trust Assets. Each holder of GUC Equity Trust Interests must report on its federal income tax return its share of all such items.

If, as of the Effective Date, the UCC / TCC Recovery Allocation Agreement is not in full force and effect, the GUC Equity Trustee shall hold the GUC Equity Trust Assets for the benefit of the Holders of the GUC Equity Trust Interests as later determined in accordance with the terms of the UCC / TCC Recovery Allocation Agreement. The GUC Equity Trust Interests shall be distributed in accordance with the UCC / TCC Recovery Allocation Agreement.

R.	What is the Litigation Trust?

The Litigation Trust is one or more trusts and/or sub-trusts (including as a sub-trust of a single trust that also includes the GUC Equity Trust as a sub-trust) established on or prior to the Effective Date pursuant to, and in accordance with, Article IV.E.3 of the Plan. On the Effective Date, the Debtors shall take all necessary steps to establish the Litigation Trust as one or more standalone trust and/or sub-trusts in accordance with the Plan and the Litigation Trust Documents, including as set forth in the Litigation Trust Cooperation Agreement. Notwithstanding anything to the contrary herein, the Debtors and the Reorganized Debtors, as applicable, shall transfer the Litigation Trust Assets to the Litigation Trust, which, except to the extent the Debtors and the Committees determine otherwise in their reasonable discretion to treat all or any portion of the Litigation Trust as a “qualified settlement fund,” “disputed ownership fund,” “widely held fixed investment trust,” and/or otherwise, shall be a “liquidating trust” as that term is used under section 301.7701-4(d) of the Treasury Regulations, and such treatment is assumed with respect to the following discussion. For the avoidance of doubt, in the event of any transfer of the Litigation Trust Assets to the Litigation Trust, the provisions set forth herein shall continue to govern all matters associated with the prosecution, settlement, or collection upon any Causes of Action transferred to the Litigation Trust.

The Litigation Trust shall be established for the purposes of liquidating the Litigation Trust’s assets, reconciling claims asserted against the Debtors and the Reorganized Debtors, and distributing the proceeds thereof in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Litigation Trust and the purposes described in the Plan. Upon the transfer of the Debtors’ or the Reorganized Debtors’ assets to the Litigation Trust, the Debtors and the Reorganized Debtors will have no reversionary or further interest in or with respect to the Litigation Trust Assets. To the extent beneficial interests in the Litigation Trust are deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, the Debtors intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to such beneficial interests; provided that, for the avoidance of doubt, to the extent the GUC Equity Trust is established as a sub-trust under the Litigation Trust, such GUC Sub-Trust shall be governed by the GUC Equity Trust provisions set forth in Article IV.E.2 of the Plan. Prior to any transfer of the Litigation Trust Assets to the Litigation Trust, the Committees may designate trustee(s) for the Litigation Trust for the purposes of administering the Litigation Trust, as more fully described in the Litigation Trust Documents. The reasonable costs and expenses of the trustee(s) shall be paid from the Litigation Trust.

S.	Does the Plan preserve Causes of Action?

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VII and Article X of the Plan, and the terms of the Committee Settlement, the Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action other than the Assigned Claims and the Assigned Insurance Rights, whether arising before or after the Petition Date and notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan, other than Avoidance Actions and the Causes of Action (a) that constitute Elixir Acquired Assets or Retail Acquired Assets, (b) exculpated or released (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article X, or (c) waived in accordance with Article IV.R of the Plan which in the case of the foregoing (b) or (c) shall be deemed released and waived by the Debtors and the Reorganized Debtors or the Wind-Down Debtors, as applicable, as of the Effective Date.

The Debtors and the Wind-Down Debtors, as applicable, shall waive any Avoidance Action against the Commonwealth of Massachusetts on account of, or relating to, the Massachusetts OAG Agreement, and the Confirmation Order shall serve as approval by the Bankruptcy Court of the release of such Claims. Additionally, each of the California AG Proofs of Claim is an Allowed General Unsecured Claim. The Debtors and the Wind-Down Debtors, as applicable, shall waive any Avoidance Action against the California AG, or any mediate or immediate transferee of the California AG, on account of, or relating to, the California AG Agreement, and the Confirmation Order shall serve as approval by the Bankruptcy Court of the release of such Claims.

The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, may pursue such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights), as appropriate, in accordance with the best interests of the Reorganized Debtors and the Wind-Down Debtors, as applicable. The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall retain and may exclusively enforce any and all such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights). The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall have the exclusive right, authority, and discretion to determine and to initiate, File, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights) and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Reorganized Debtors or the Wind-Down Debtors, as applicable, will not pursue any and all available Causes of Action against it, except as assigned or transferred to the Purchaser in accordance with the Purchase Agreement(s) or otherwise expressly provided in the Plan, including Article IV and Article X of the Plan. Unless any such Causes of Action against an Entity are expressly waived (including pursuant to Article IV.R of the Plan), relinquished, exculpated, released, compromised, assigned, or transferred to a Purchaser in accordance with a Purchase Agreement, or settled in the Plan or a Final Order, the Reorganized Debtors and the Wind-Down Debtors expressly reserve all such Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Notwithstanding anything to the contrary in the Plan, in the Plan Supplement or in the Confirmation Order, the Debtors shall preserve and transfer and/or assign to the Litigation Trust, the Assigned Claims and the Assigned Insurance Rights and the right to commence, prosecute, or settle all Assigned Claims and Assigned Insurance Rights belonging to such Debtors or their Estates, subject to the occurrence of the Effective Date and the other terms and conditions set forth in the Plan; provided, that, subject to the terms and conditions of the Plan, (a) the Litigation Trust or GUC Sub-Trust(s) shall be the successor-in-interest to the Debtors’ rights, title, and interest in any Assigned Claims and Assigned Insurance Rights, (b) the Litigation Trust or GUC Sub-Trust(s) as may be applicable, shall have exclusive standing to pursue the Assigned Claims and Assigned Insurance Rights, and (c) the Litigation Trustee or GUC Sub-Trust Trustee(s), pursuant to the Committee Settlement Documents, shall have the right to commence, prosecute, or settle such Assigned Claims and Assigned Insurance Rights and to decline to do any of the foregoing in its discretion and without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. In pursuing any Assigned Claim or Assigned Insurance Right, the Litigation Trust or GUC Sub-Trust(s) shall be entitled to the tolling provisions provided under section 108 of the Bankruptcy Code, and shall succeed to the Debtors’ rights with respect to the time periods in which an Assigned Claim or Assigned Insurance Right may be bought under section 546 of the Bankruptcy Code. The Litigation Trust or GUC Sub-Trust(s) shall be entitled to recover on any Assigned Claims or Assigned Insurance Rights as a result of the Settlement of Tort Claims described in Article IV.B of the Plan and/or any settlement or judgment with respect to the other Assigned Claims and no consent shall be necessary for the Litigation Trust or GUC Sub-Trust(s) to transfer such the proceeds of any such Assigned Claims or Assigned Insurance Rights once received from an insurer or other third-party. For the avoidance of doubt, the Litigation Trust or applicable GUC Sub-Trust shall be solely responsible for effectuating all distributions on account of the Litigation Trust Assets for General Unsecured Claims.

T.	Will there be releases, exculpation, and injunction granted to parties in interest as part of the Plan? [9]

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and are an essential element of the negotiations among the Debtors and key stakeholders in obtaining their support for the Plan.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the DIP Facilities, the Plan, and multiple other interrelated key transactions that together will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions. Each Holder of Claims or Interests will have the ability to exempt itself from the definition of “Releasing Party,” which procedures will be determined pursuant to the Confirmation Order. By not consenting to the Third-Party Release, such Holder will forgo the benefit of obtaining the releases set forth in Article X of the Plan if such party would otherwise by a Released Party.

[9]	Release provisions remain subject to Mediation and the completion of any ongoing diligence efforts by the Disinterested Directors at the applicable Debtor Entities.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, EACH SOLELY IN THEIR CAPACITY AS SUCH: [(A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) THE WIND-DOWN DEBTORS; (D) THE AGENTS; (E) THE TRUSTEES; (F) THE PREPETITION SECURED PARTIES; (G) THE DIP SECURED PARTIES; (H) THE SENIOR SECURED NOTEHOLDERS (INCLUDING THE AD HOC SECURED NOTEHOLDER GROUP AND EACH OF ITS MEMBERS); (I) EACH OF THE LENDERS UNDER THE EXIT FACILITIES; (J) THE COMMITTEES AND EACH MEMBER OF THE COMMITTEES; (K) THE LITIGATION TRUSTEE AND THE GUC EQUITY TRUSTEE; (L) IN THE EVENT OF ANY SALE TRANSACTION RESTRUCTURING OR OTHER ASSET SALE, THE PURCHASER(S); (M) THE MEDIMPACT TERM LOAN BACKSTOP PARTIES, MEDIMPACT TERM LOAN NEWCO, AND THE MEDIMPACT NEWCO TRUSTEE; (N) THE AHG NEW-MONEY COMMITMENT PARTIES AND THE SCD TRUSTEE; (O) ALL HOLDERS OF CLAIMS THAT VOTE TO ACCEPT THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN; (P) ALL HOLDERS OF CLAIMS THAT ARE DEEMED TO ACCEPT THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (Q) ALL HOLDERS OF CLAIMS WHO ABSTAIN FROM VOTING ON THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (R) ALL HOLDERS OF CLAIMS WHO VOTE TO REJECT THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PLAN; (S) ALL HOLDERS OF GENERAL UNSECURED CLAIMS WHO ARE DEEMED TO REJECT THE PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED FOR IN THE PLAN;10 (T) EACH CURRENT AND FORMER AFFILIATE OF EACH ENTITY IN CLAUSES (A) THROUGH (S); AND (U) EACH RELATED PARTY OF EACH ENTITY IN CLAUSES (A) THROUGH CLAUSE (S). FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, HOLDERS OF TORT CLAIMS SHALL NOT BE DEEMED TO RELEASE THE DEBTORS, PROVIDED, HOWEVER, THAT ANY RECOVERY FROM ANY SUCH TORT CLAIM AGAINST THE DEBTORS (AND THEIR AFFILIATES), THE REORGANIZED DEBTORS (AND THEIR AFFILIATES), AND/OR THE WIND-DOWN DEBTORS, AS APPLICABLE, INCLUDING BY WAY OF SETTLEMENT OR JUDGMENT, SHALL BE LIMITED TO THE LITIGATION TRUST ASSETS, AS APPLICABLE, AND NO PERSON, ENTITY, OR PARTY SHALL EXECUTE, GARNISH, OR OTHERWISE ATTEMPT TO COLLECT ANY SUCH RECOVERY FROM ANY ASSETS OTHER THAN THE LITIGATION TRUST ASSETS, EXCEPT TO THE EXTENT AND ONLY AS NECESSARY TO TRIGGER ANY INSURANCE CARRIER’S OBLIGATION TO PAY SUCH LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ANY OF THE DEBTORS’ CURRENT AND FORMER DIRECTORS AND OFFICERS THAT ARE NOT A DEBTOR RELATED PARTY SHALL NOT BE A RELEASING PARTY.]

[10]	As explained in the Disclosure Statement, the Solicitation Materials will not include a form or mechanism for Holders to opt-out of the releases set forth in the Plan. Solicitation of elections with respect to Holder releases will occur after Confirmation of the Plan, pursuant to the Confirmation Order or separate Court order, and will not occur pursuant to the Solicitation Materials; provided that, for the avoidance of doubt, such solicitation will be completed prior to the Effective Date of the Plan. The Debtors shall consult with the Committees and the Required AHG Noteholders regarding such solicitation process and the solicitation process shall be consistent with the Committee Settlement and reasonably acceptable to the Committees as it relates to the solicitation process for general unsecured creditors.

Based on the foregoing, the Debtors believe that the releases, exculpation, and injunction provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Third Circuit. Moreover, the Debtors will present evidence at the Combined Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

THE SOLICITATION MATERIALS WILL NOT INCLUDE A FORM OR MECHANISM FOR HOLDERS OF CLAIMS OR INTERESTS TO OPT-OUT OF THE THIRD-PARTY RELEASE. SOLICITATION OF OPT-OUT ELECTIONS WILL OCCUR AFTER CONFIRMATION OF THE PLAN, PURSUANT TO THE CONFIRMATION ORDER OR SEPARATE COURT ORDER AND WILL NOT OCCUR PURSUANT TO THE SOLICITATION MATERIALS; PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT, SUCH SOLICITATION WILL BE COMPLETED PRIOR TO THE EFFECTIVE DATE OF THE PLAN. THE RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS OF THE PLAN REMAIN THE SUBJECT OF MEDIATION.

1.	Settlement, Compromise, and Release of Claims and Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, the assets of the Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, are being and shall be used for the satisfaction of expense obligations and/or the payment of Claims only in the manner set forth in the Plan and shall not be available for any other purpose.  Except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, compromise, and release, effective as of the Effective Date, of Claims, including General Unsecured Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or the Wind-Down Debtors, as applicable), Interests, controversies, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date (including any Causes of Action or Claims based on theories or allegations of successor liability), any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Therefore, notwithstanding anything in section 1141(d)(3) to the contrary, all Persons or Entities who have held, hold, or may hold Claims or Interests based upon any act, omission, transaction, or other activity of any kind or nature related to the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or the Chapter 11 Cases, that occurred prior to the Effective Date, other than as expressly provided in the Plan, shall be precluded and permanently enjoined on and after the Effective Date from interfering with the use and distribution of the Debtors’ assets in the manner contemplated by the Plan.  The Confirmation Order shall be a judicial determination of the settlement, discharge, compromise, and release of all Claims and Interests subject to the occurrence of the Effective Date.

Notwithstanding anything herein or in the Plan to the contrary, and for the avoidance of doubt, the Debtors, and/or the Wind-Down Debtors, as applicable, shall not be released from liability for any Tort Claims; provided, however, that any recovery from any such Tort Claim against the Debtors (or their Affiliates) and/or the Wind-Down Debtors (or their Affiliates), as applicable, including by way of settlement or judgment, shall be limited to the Litigation Trust Assets and shall in no circumstances extend to the Reorganized Debtors, and no Person, Entity, or party shall execute, garnish, or otherwise attempt to collect any such recovery from any assets other than the Litigation Trust Assets, except to the extent and only as necessary to trigger any insurance carrier’s obligation to pay such liability.

2.	Release of Liens.

On the Effective Date, concurrently with the Consummation of the Restructuring Transaction and except as otherwise set forth in the Purchase Agreement, as applicable, the Retail Acquired Assets shall be transferred to and vest in New Rite Aid free and clear of all Liens, Claims, charges, interests, or other encumbrances pursuant to sections 363(f) and 1141(c) of the Bankruptcy Code and in accordance with the terms of the Confirmation Order, the Plan, and the Purchase Agreement(s), each as applicable. Without limiting the foregoing, except as otherwise provided in the Purchase Agreement(s), the Plan, the Plan Supplement, the Exit Facilities Documents, the Takeback Notes Documents, the MedImpact NewCo Notes Documentation (if applicable), the AHG Notes Documentation, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date and required to be satisfied pursuant to the Plan, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert automatically to the applicable Debtor and its successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or the Wind-Down Debtors, as applicable, to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases, and the Debtors and their successors and assigns shall be authorized to file and record such terminations or releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens. Notwithstanding anything to the contrary in the Plan, the Liens securing the DIP Claims shall not be released and such Liens shall remain in full force and effect until the DIP Claims are paid in full in Cash or otherwise treated in a manner consistent with Article II.E of the Plan.

3.	Debtor Release.

[Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors and their Estates and, if applicable, the Wind-Down Debtors, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, or through, for, or because of, the foregoing Entities, from any and all claims and Causes of Action, including any Avoidance Actions and any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates, and the Wind-Down Debtors (if applicable), whether liquidated or unliquidated, fixed or contingent, accrued or unaccrued, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or under federal or state statutory of common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, their Estates, and the Wind-Down Debtors (if applicable), or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), or the Estates, the Chapter 11 Cases, the Restructuring Transactions, their capital structure, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Chapter 11 Cases and related adversary proceedings, the Debtors’ out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Definitive Documents, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Definitive Documents, the pursuit of Consummation of the Plan, the Mediation (including the negotiations with respect thereto), the pursuit of the Restructuring Transaction, the Committee Settlement, the Committee Settlement Documents, the UCC / TCC Recovery Allocation Agreement, the AHG New-Money Commitment Agreement, the MedImpact Term Loan Backstop Commitment Agreement, the MedImpact Term Loan Rights Offering, the MedImpact Term Loan Rights Offering Procedures, the MedImpact Term Loan Sales Process, the administration and implementation of the Plan equitization (if applicable) or the Wind-Down (if applicable), the restructuring of any Claim or Interest before or during the Chapter 11 Cases, in all cases upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. For the avoidance of doubt, nothing contained in the Plan, including Article X.C of the Plan, shall release, compromise, impair, or in any way affect any Assigned Claims, Assigned Insurance Rights or Tort Claims Insurance Proceeds and no Assigned Claims against any Excluded Parties shall be released; provided, further, that nothing herein or in the Plan or the Confirmation Order shall operate as a release of, and the Debtors shall not release, any Assigned Claim against any Excluded Parties or any claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of any court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases described in Article X.C of the Plan by the Debtors, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in Article X.C of the Plan is: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good-faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; (vi) a sound exercise of the Debtors’ business judgment; and (vii) a bar to any of the Debtors or their respective Estates or, if applicable, the Reorganized Debtors or the Wind-Down Debtors asserting any claim or Cause of Action related thereto, of any kind, against any of the Released Parties or their property.]

4.	Third-Party Release.

[Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, in each case solely to the extent of the Releasing Parties’ authority to bind any of the foregoing, including pursuant to agreement or applicable non-bankruptcy law, from any and all claims and Causes of Action, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereafter arising, whether in Law, equity, contract, tort, or arising under federal or state statutory or common law, or any other applicable international foreign or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that such Holders or their estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them, including any derivative claims asserted or assertable on behalf of any of the Debtors, would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or the Estates, the Chapter 11 Cases, their capital structure, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Definitive Documents, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Definitive Documents, the pursuit of Consummation of the Plan, the Mediation (including the negotiations with respect thereto), the pursuit of the Restructuring Transaction, the Committee Settlement, the Committee Settlement Documents, the UCC / TCC Recovery Allocation Agreement, the AHG New-Money Commitment Agreement, the MedImpact Term Loan Backstop Commitment Agreement, the MedImpact Term Loan Rights Offering, the MedImpact Term Loan Rights Offering Procedures, the MedImpact Term Loan Sales Process, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the administration and implementation of the Plan Restructuring (if applicable) and the Wind-Down (if applicable), in all cases based upon any act or omission, transaction, agreement, event, or other occurrence related to the Debtors taking place on or before the Effective Date; provided, that, notwithstanding anything herein, in the Plan, the Plan Supplement or the Confirmation Order to the contrary, the Debtors and/or the Wind-Down Debtors, as applicable, shall not be released from liability for any Tort Claims; provided, however, that any recovery from any such Tort Claim against the Debtors (or their Affiliates) and/or the Wind-Down Debtors (or their Affiliates), as applicable, including by way of settlement or judgment, shall be limited to the Litigation Trust Assets, and shall in no circumstances extend to the Reorganized Debtors, and no Person, Entity, or party shall execute, garnish, or otherwise attempt to collect any such recovery from any assets other than the Litigation Trust Assets, except to the extent and only as necessary to trigger any insurance carrier’s obligation to pay such liability. For the avoidance of doubt, nothing contained in the Plan, including Article X.D of the Plan, shall release, compromise, impair, or in any way affect any Assigned Claims, Assigned Insurance Rights, or Tort Claims Insurance Proceeds and no Assigned Claims against any Excluded Parties shall be released; provided, further, that nothing in the Plan or the Confirmation Order shall operate as a release of, and the Debtors shall not release, Assigned Claims against any Excluded Parties or any Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of any court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in Article X.D of the Plan, which include by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in Article X.D of the Plan is: (i) consensual; (ii) given in exchange for the good and valuable consideration provided by the Released Parties; (iii) a good-faith settlement and compromise of such claims and Causes of Action; (iv) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; (vii) a sound exercise of the Debtors’ business judgment; and (viii) a bar to any of the Releasing Parties or the Debtors or their respective Estates or, if applicable, the Reorganized Debtors or the Wind-Down Debtors, asserting any claim or Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

Without limiting the foregoing, from and after the Effective Date, any Entity that is given the opportunity to opt out of the releases contained in Article X.D of the Plan in accordance with the Plan and does not exercise such opt out may not assert any Claim or other Cause of Action against any Released Party based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Reorganized Debtors. From and after the Effective Date, any Entity that opted out of (or otherwise did not participate in) the releases contained in Article X.D of the Plan in accordance with the Plan may not assert any Claim or other Cause of Action against any Released Party for which it is asserted or implied that such Claim or Cause of Action is not subject to the releases contained in Article X.C of the Plan without first obtaining a Final Order from the Bankruptcy Court (a) determining, after notice and a hearing, that such Claim or Cause of Action is not subject to the releases contained in Article X.C of the Plan and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Released Party. For the avoidance of doubt, the terms of this paragraph shall not apply to the Plan Administrator. The Bankruptcy Court will have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action constitutes a direct or derivative claim, is colorable and, only to the extent legally permissible and as provided for in Article XI of the Plan, the Bankruptcy Court shall have jurisdiction to adjudicate the underlying Claim or Cause of Action.11 Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Debtors shall not be released from liability for any Tort Claims; provided, however, that any recovery from any such Tort Claim against the Debtors (or their Affiliates) and/or the Wind-Down Debtors (or their Affiliates), as applicable, including by way of settlement or judgment, shall be limited to the Litigation Trust Assets and shall in no circumstances extend to the Reorganized Debtors or the Wind-Down Debtors, and no Person, Entity, or other party shall execute, garnish, or otherwise attempt to collect any such recovery from any assets other than the Litigation Trust Assets and the GUC Equity Pool, except to the extent and only as necessary to trigger any insurance carrier’s obligation to pay such liability.

[11]	The Solicitation Materials will not include a form or mechanism for Holders of Claims or Interests to Opt-Out of the Third-Party Release. Solicitation of Opt-Out Elections will occur after Confirmation of the Plan, pursuant to the Confirmation Order or separate Court order and will not occur pursuant to the Solicitation Materials; provided, that for the avoidance of doubt, such solicitation will be completed prior to the Effective Date. of the Plan. The forms for the Opt-Out Election will be incorporated in the Plan Supplement, and will be filed with sufficient notice in advance of the Combined Hearing.

For the avoidance of doubt and notwithstanding anything to the contrary herein, in the Plan Supplement, the Confirmation Order or otherwise, any recovery on behalf of claims or Causes of Action (if any) contributed to the Litigation Trust or a GUC Sub-Trust against any officer or director of Rite Aid or any of its directors or officers not released by the Debtors in accordance with the Plan (including those not included in the definition of Debtor Related Parties) shall be expressly limited to proceeds of the applicable Insurance Policies, and no Person, Entity, or otherwise shall attempt to collect on assets of any officer or director of Rite Aid or any of its directors or officers not released by the Debtors in accordance with the provisions of the Plan (including those not included in the definition of Debtor Related Parties), except to the extent and only as necessary to trigger any insurance carrier’s obligation to pay such liability, and all such directors and officers shall have the full protections of any existing D&O Liability Insurance Policies.

5.	Exculpation.

[Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any claim or Cause of Action for any act or omission arising prior to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or filing, or Consummation of the Plan, any Definitive Documents, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation of the Plan, the Mediation (including the negotiations with respect thereto), the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims or Causes of Action in each case arising out of or related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan; provided, however, that no Person or Entity that is not an Exculpated Party shall be entitled to rely on the exculpation provided for in Article X.E of the Plan, including by asserting Article X.E of the Plan as a defense or the basis for a claim or Cause of Action in its own name (whether directly or derivatively, and, whether or not in the capacity as a subrogee, assignee, or successor to an Exculpated Party, except to the extent that such relation renders such Person or Entity an Exculpated Party in its own right). For the avoidance of doubt, nothing contained in the Plan, including Article X.E of the Plan, shall release, compromise, impair, or in any way affect any Assigned Claims, Assigned Insurance Rights, or Tort Claims Insurance Proceeds and no Excluded Party shall be Exculpated for any Assigned Claims; provided, further, that nothing in the Plan or the Confirmation Order shall operate as a release of, and the Debtors shall not release, Claims or Causes of Action against any Excluded Parties or any claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of any court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct.

For the avoidance of doubt, the Committees, each of their members, and the advisors to the Committees’ and their members shall be Exculpated Parties and shall be exculpated for any Claims or Causes of Action associated with the formulation, preparation, dissemination, negotiation or filing, or Consummation of the Plan, any Definitive Documents, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation of the Plan, the Mediation (including the negotiations with respect thereto), the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Committee Settlement, the Settlement of Tort Claims, the UCC / TCC Recovery Allocation Agreement, or any of the Committee Settlement Documents.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The exculpation will be in addition to, and not a limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability; provided, however, that notwithstanding anything herein to the contrary, nothing in the Plan shall affect, limit, or release in any way any performance obligations of any party or Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan (including any Purchase Agreement and any documents in connection therewith).]

6.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article X.C of the Plan, released pursuant to the Debtor Release, the Third-Party Release, or another provision of the Plan (including the release of Liens pursuant to Article X.B of the Plan), or are subject to exculpation pursuant to Article X.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors (or their Affiliates), the Reorganized Debtors (or their Affiliates) (if applicable), the Wind-Down Debtors (or their Affiliates) (if applicable), the GUC Equity Trust, the Litigation Trust, the Exculpated Parties, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (iii) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities released or settled pursuant to the Plan. For the avoidance of doubt, nothing contained in the Plan, including Article X.F of the Plan, shall release, compromise, impair, or in any way affect any Assigned Claims. Article X.F of the Plan shall not apply to Tort Claims, which shall be subject to Article X.G of the Plan.

No Person or Entity may commence or pursue a claim or Cause of Action of any kind against the Debtors (or their Affiliates), the Reorganized Debtors (or their Affiliates) (if applicable), the Wind-Down Debtors (or their Affiliates) (if applicable), the GUC Equity Trust (with respect to General Unsecured Claims), the Litigation Trust (with respect to General Unsecured Claims), the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action subject to Article X.C, Article X.D, or Article X.E of the Plan, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action against any such Debtor (or their Affiliates), Reorganized Debtor (or their Affiliates), Wind-Down Debtor (or their Affiliates), GUC Equity Trust, Litigation Trust, Exculpated Party, or Released Party.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article X.F of the Plan.

For the avoidance of doubt and notwithstanding section 1141(d)(3) of the Bankruptcy Code, as of the Effective Date, except as otherwise specifically provided in the Plan and Sale Order, all Persons or Entities who have held, hold, or may hold Claims or Interests that are treated under the Plan shall be precluded and permanently enjoined on and after the Effective Date from enforcing, pursuing, or seeking any setoff or relief with respect to such Claim or Interest from the Debtors (or their Affiliates), the Estates, the Purchaser, or, if applicable, the Reorganized Debtors (or their Affiliates) or the Wind-Down Debtors (or their Affiliates), except for the receipt of the payments or distributions, if any, that are contemplated by the Plan from the Reorganized Debtors or the Wind-Down Debtors, as applicable, or otherwise contemplated under the Sale Order. Such injunction will not enjoin Persons or Entities that do not consent to the Third-Party Release from pursuing any direct (but not derivative) Claims or Cause of Action such Persons or Entities may have against Released Parties other than the Debtors, the Estates, the Purchaser, the Reorganized Debtors (if applicable), or the Wind-Down Debtors (if applicable).

7.	Channeling Injunction.

(a)	Terms.

Pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, all Persons or Entities that have held or asserted or that hold or assert any Tort Claim shall be permanently and forever stayed, restrained, barred, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction, recovery or judgment of, on or with respect to any Tort Claim from or against any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates), including:

(i)	commencing, conducting or continuing, in any manner, whether directly or indirectly, any suit, action or other proceeding, in each case, of any kind, character or nature, in any forum in any jurisdiction with respect to any Tort Claims, against or affecting any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates), or any property or interests in property of any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) with respect to any Tort Claims;

(ii)	enforcing, levying, attaching, collecting or otherwise recovering, by any means or in any manner, either directly or indirectly, any judgment, award, decree or other order against any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) or against the property of any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) with respect to any Tort Claims;

(iii)	creating, perfecting or enforcing, by any means or in any manner, whether directly or indirectly, any Lien of any kind against any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates)or the property of any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) with respect to any Tort Claims;

(iv)	asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, in respect of any obligation due to any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) or against the property of any Debtor (or its Affiliates) or Reorganized Debtor (or its Affiliates) with respect to any Tort Claims; and

(v)	taking any act, by any means or in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Definitive Documents, with respect to any Tort Claims.

(b)	Reservations.

Notwithstanding anything to the contrary in Article X.G of the Plan or the Confirmation Order, this Channeling Injunction shall not stay, restrain, bar or enjoin:

(i)	the rights of Holders of Tort Claims to the treatment afforded them under the Plan and the Definitive Documents, including the rights of Holders of Tort Claims to assert such Tort Claims in accordance with the Plan and the Litigation Trust Documents;

(ii)	the rights of Persons to assert any claim, debt, litigation, or liability for payment of expenses against the Litigation Trust and/or any GUC Sub-Trust as provided in the Litigation Trust Documents;

(iii)	the rights of the Litigation Trust and/or GUC Sub-Trust to pursue, litigate, collect on and enforce Assigned Insurance Rights and the Assigned Claims in accordance with the terms of the Plan;

(iv)	the Litigation Trust and/or any GUC Sub-Trust from enforcing its rights, on behalf of itself, against the Debtors or the Reorganized Debtors in accordance with the terms of the Plan; or

(v)	the Litigation Trustee(s) and/or any GUC Sub-Trust Trustee(s) from assigning and/or transferring the Assigned Insurance Rights to Holders for Tort Claims of Allowed Tort Claims subject to reasonable restrictions so as not to interfere with, in-crease costs to, or impede the efforts of, the Litigation Trust, and/or any GUC Sub-Trust, as further described in the Litigation Trust Documents, provided, however, that any such assignee or transferee shall remain subject to the terms and conditions of the Plan and the Confirmation.

(c)	Modifications.

There can be no modification, dissolution or termination of this Channeling Injunction, which shall be a permanent injunction.

(d)	Non-Limitation of Channeling Injunction.

Except as expressly set forth in paragraph (2) of Article X.G of the Plan, nothing in the Plan or the Litigation Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of this Channeling Injunction issued in connection with the Plan.

(e)	Bankruptcy Rule 3016 Compliance.

The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

8.	Insurer Injunction.

(a)	Terms.

In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted or that hold or assert any Claim based on, arising under or attributable to an Insurance Policy (excluding (a) the Unassigned Insurance Policies and (b) the Unassigned Insurance Rights) shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to such Insurance Policy from or against any insurer, including:

(i)	commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any insurer, or against the property of any insurer, on account of any Claim based on, arising under or attributable to an Insurance Policy;

(ii)	enforcing, attaching, levying, collecting, or otherwise recovering, by any manner or means, any judgment, award, decree, or other order against any insurer, or against the property of any insurer, on account of any Claim based on, arising under or attributable to an Insurance Policy;

(iii)	creating, perfecting or enforcing in any manner any Lien of any kind against any insurer, or against the property of any insurer, on account of any Claim based on, arising under or attributable to an Insurance Policy;

(iv)	asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any insurer, or against the property of any insurer, on account of any Claim based on, arising under or attributable to an Insurance Policy; and

(v)	taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any Claim based on, arising under or attributable to an Insurance Policy.

(b)	Reservations.

The provisions of this Insurer Injunction shall not preclude the Litigation Trust from pursuing any Claim based on, arising under or attributable to an Insurance Policy excluding (a) the Unassigned Insurance Policies and (b) the Unassigned Insurance Rights, or any other claim that may exist under any such Insurance Policy against any insurer, or enjoin the rights of the Litigation Trust to prosecute any action based on or arising from the Insurance Policies or the rights of the Litigation Trust to assert any claim, debt, obligation, Cause of Action or liability for payment against an insurer based on or arising from the Insurance Policies. The provisions of this Insurer Injunction are not issued for the benefit of any insurer, and no such insurer is a third-party beneficiary of this Insurer Injunction. This Insurer Injunction shall not (a) enjoin, impair or affect (i) any claims between or among insurers; or (ii) the rights of current and former directors, officers, employees and authorized agents of the Debtors or (b) prohibit any current and former directors, officers, employees, and authorized agents of the Debtors from seeking insurance coverage in their capacities as such under the D&O Liability Insurance Policies.

Notwithstanding anything to the contrary in Article X.H of the Plan, the Litigation Trustee shall have the right to assign and/or transfer Assigned Insurance Rights for Tort Claims to Holders of Allowed Tort Claims subject to reasonable restrictions so as not to interfere with, increase costs to, or impede the efforts of, the Litigation Trust, as further described in the Litigation Trust Documents; provided, however, that any assignee or transferee shall remain bound by the provisions in the Plan (including, for the avoidance of doubt, Article X.D of the Plan).

Notwithstanding anything to the contrary in the Plan (including this Insurer Injunction), the Plan Supplement, the Confirmation Order, or otherwise, no Person, Entity, or party, including the Litigation Trust and the Litigation Trustee (including any successors, beneficiaries, transferees, and assigns), shall oppose any effort by any current or former director, officer, or employee of the Debtors or Reorganized Debtors or any its subsidiaries and Affiliates to seek defense cost coverage under the Insurance Policies (including under the D&O Liability Insurance Policies and including with respect to Assigned Claims).

(c)	Modifications.

To the extent the Litigation Trustee makes a good faith determination that some or all of the proceeds of the Assigned Claims, including the Tort Claim Insurance Proceeds, (excluding (a) the Unassigned Insurance Policies and (b) the Unassigned Insurance Rights) are substantially unrecoverable by the Litigation Trust, the Litigation Trust with the consent of the Debtors and Reorganized Debtors, as applicable, shall have the authority at any time, upon written notice to any affected insurer, to terminate, reduce or limit the scope of this Insurer Injunction with respect to any insurer, provided that any termination, reduction, or limitation of this Insurer Injunction (i) shall apply in the same manner to all beneficiaries of the Litigation Trust and (ii) shall comply with any procedures set forth in the Litigation Trust Documents.

9.	Controlled Substance Injunction.

From and after the date on which the Controlled Substance Injunction Order is entered by the Bankruptcy Court, the Debtors and the Reorganized Debtors, as applicable, and any successors to the Debtors’ and the Reorganized Debtors’ business operations relating to the manufacture and sale of opioid Product(s) in the United States and its territories shall abide by the Controlled Substance Injunction as set forth in Exhibit A attached to the Plan.

The Debtors and the Reorganized Debtors, as applicable, consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Controlled Substance Injunction in the state court of each of the Settling States (as defined in the Controlled Substance Injunction), as applicable. The Debtors and the Reorganized Debtors agree that seeking entry or enforcement of such a final judgment or consent order in accordance with the Controlled Substance Injunction will not violate any other injunctions or stays that it will seek, or may otherwise apply, in connection with these Chapter 11 Cases or Confirmation.

Each of the Settling States has agreed to be bound by, and each of the Settling States shall be bound by, the terms of the Controlled Substance Injunction, including, for the avoidance of doubt, the release provisions set forth therein. For the avoidance of doubt, as set forth in the Controlled Substance Injunction, the terms of the Controlled Substance Injunction are not effective until after the Effective Date.

10.	Preservation of Setoff Rights.

Notwithstanding anything in Article X of the Plan to the contrary or in a Sale Order, any right of setoff or recoupment is preserved against the Debtors, the Purchasers in the event of a Sale Transaction Restructuring or an Other Asset Sale, and any of their affiliates and successors to the extent such right(s) exist under applicable law and subject to the Debtors’, Purchasers’, and any of their Affiliates’ and successors’, as applicable, right to contest any such right(s) of setoff or recoupment; provided, however, that notwithstanding the foregoing or anything in the Plan to the contrary, the right of any Entity or Holder of a Claim or Interest to assert setoff or recoupment as a defense or affirmative defense to claims brought against them is expressly preserved to the extent permitted by applicable law and shall not be impaired, enjoined, precluded, restricted, or otherwise limited by the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Confirmation Order shall modify the rights, if any, of any counterparty to any Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy law or non-bankruptcy law, including, but not limited to, the (i) ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Lease(s) with the Debtors, under the Plan, (ii) assertion of rights or setoff or recoupment, if any, in connection with the claim reconciliation process, or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors.

11.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the supremacy clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Debtors, or another Entity with whom the Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

12.	Document Retention.

On and after the Effective Date, the Reorganized Debtors and the Wind-Down Debtors, as applicable, may maintain documents in accordance with the Litigation Trust Cooperation Agreement and the Debtors’ standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors or the Wind-Down Debtors, as applicable, in accordance with the Litigation Trust Cooperation Agreement or in connection with the terms of the Purchase Agreement(s). The Litigation Trust shall bear the costs of the document retention by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors necessary for the “Cooperation” provision in Article IV.E.6 of the Plan.

13.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

14.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect on and following the Effective Date in accordance with their terms.

15.	Subordination Rights.

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies relating to the subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Estates, their respective property, and Holders of Claims and Interests and is fair, equitable, and reasonable.

U.	What is the deadline to properly execute, complete, and submit Ballots (i.e., vote)?

All Ballots must be properly executed, completed, and submitted so that they are actually received by Kroll by April 15, 2024, at 4:00 p.m. (prevailing Eastern Time) (the “Voting Deadline”).

V.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the Ballots distributed to Holders of Claims or Interests that are entitled to vote on the Plan. All Ballots (including master Ballots and pre-validated Ballots) for Holders of Claims in Class 5 must be properly completed, executed, and delivered, so that the applicable Ballot is actually received by the Debtors’ proposed claims and noticing agent, Kroll Restructuring Administration LLC (“Kroll” or the “Claims and Noticing Agent”) on or before April 15, 2024, at 4:00 p.m., prevailing Eastern Time. See Article X of this Disclosure Statement, entitled “Solicitation and Voting Procedures” for more information.

W.	Why is the Bankruptcy Court holding a Combined Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan (the “Confirmation Hearing”) and recognizes that any party in interest may object to Confirmation of the Plan. In addition, the Debtors are seeking approval of this Disclosure Statement on a final basis at such Confirmation Hearing (the “Combined Hearing”). The Combined Hearing will be scheduled by the Bankruptcy Court, and all parties in interest will be served notice of the time, date, and location of the Combined Hearing once scheduled. The Combined Hearing may be adjourned from time to time without further notice.

X.	What is the purpose of the Combined Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

Y.	When is the Combined Hearing set to occur?

The Bankruptcy Court has scheduled the Combined Hearing for April 22, 2024, at 10:00 a.m. (prevailing Eastern Time). The Combined Hearing may be adjourned from time to time without further notice.

Objections to Confirmation of the Plan and approval of the Disclosure Statement on a final basis must be filed and served on the Debtors, and certain other parties, by no later than April 15, 2024, at 4:00 p.m.  (prevailing Eastern Time) in accordance with the Combined Hearing Notice that accompanies this Disclosure Statement and the Disclosure Statement Order.

Z.	Will any party have significant influence over the corporate governance and operations of the Post-Effective Date Debtors?

On the Effective Date, in accordance with the terms of the New Corporate Governance Documents, the New Rite Aid Board shall be appointed, and New Rite Aid shall adopt the New Corporate Governance Documents; provided that each Disinterested Director of the Debtors shall retain authority following the Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at their authority and discretion in accordance with the terms of the Plan. Each Disinterested Director shall not have any of their privileged and confidential documents, communications, or information transferred (or deemed transferred) to New Rite Aid, the Reorganized Debtors, or any other Entity without such director’s prior written consent. Each Disinterested Director of the Debtors retains the right to review, approve, and make decisions, as well as to file papers and be heard before the Bankruptcy Court, on all matters under such director’s continuing authority.

AA.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ proposed Claims and Noticing Agent via one of the following methods:

By calling the telephone number included in your Ballot, or by contacting the
Claims and Noticing Agent by phone at:

844-274-2766 (US/Canada, toll-free)
646-440-4878 (International, toll)

By regular mail, hand delivery, or overnight mail at:
Rite Aid Corporation Ballot Processing Center

c/o Kroll Restructuring Administration LLC
850 Third Avenue, Suite 412

Brooklyn, New York 11232

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Claims and Noticing Agent at the address above or by downloading the exhibits and documents from the website of the claims and noticing agent at https://restructuring.ra.kroll.com/riteaid (free of charge) or the Bankruptcy Court’s website at https://www.njb.uscourts.gov (for a fee).

BB.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors, the Committees, the DIP Lenders, McKesson, and the Ad Hoc Secured Noteholder Group reached a global settlement in principle to be implemented through the Plan. The Debtors believe that the settlements, as set forth in the Plan, provide for the best, and only available, alternative to the Debtors’ creditors, provide a greater recovery (or potential for recovery) compared to a liquidation, and provide the greatest chance for the Debtors to emerge from chapter 11 as a going concern.

IV.	The Debtors’ Corporate History, Structure, and Business Overview

A.	Rite Aid’s Background and Current Operations.

1.	The Beginning of the Rite Aid Story.

In 1962, Alex Grass, a lawyer-turned-entrepreneur, opened a discount drugstore in Scranton, Pennsylvania. He named it Thrift D Discount Center.

Mr. Grass’s business was a quick success, and the Company grew rapidly. In 1963, Thrif D opened five more drugstores, extending into New York. The next year, Thrif D expanded into New Jersey and Virginia. By 1966, there were 36 stores in five Northeast and Mid-Atlantic states, including its first in-store pharmacy in New Rochelle, New York.

In 1968, the Company changed its name to “Rite Aid Corporation” and made its first public offering, issuing 350,000 shares on the American Stock Exchange. In 1970, Rite Aid Corporation moved to the New York Stock Exchange, where its common stock traded until October 31, 2023.

After going public, Rite Aid continued to grow its store count and geographic reach through acquisitions. By 1981, Rite Aid had become the third largest retail drug chain in the country. In 1983, Rite Aid’s sales exceeded $1 billion, and the Company made the Fortune 500.

By 1995, Rite Aid was the nation’s No. 1 drugstore chain in store numbers and the No. 2 chain in sales, operating nearly 3,000 stores. In 1996, the Company announced its largest acquisition, a merger with Thrifty PayLess Holdings, Inc., adding more than 1,000 stores in the western United States.

2.	Overcoming a Troubled Period.

Amid the growth, in 1995, Martin Grass succeeded his father as Rite Aid’s chairman and CEO. By the late 1990s, Business Week and the Wall Street Journal investigated allegations of improper dealings within Rite Aid. The Company launched an internal investigation, which uncovered accounting irregularities, among other issues. In November 1999, the Company’s auditors resigned and withdrew their opinions regarding Rite Aid’s financial statements for fiscal years 1998 and 1999. The Securities and Exchange Commission and the U.S. Attorney for the Middle District of Pennsylvania also investigated Rite Aid. Several former, senior executives pled guilty in criminal proceedings.

Along with legal troubles, Rite Aid faced serious financial headwinds. Rite Aid struggled to integrate recent acquisitions, particularly that of Thrifty PayLess. The Company labored under the $6-plus billion debt load that funded its growth. In June 1999, the Company re-adjusted its earnings for prior years. Its stock price sunk, and the Company negotiated a deal with its creditors to avoid bankruptcy.

But, with a new executive team, the Company weathered the setbacks and gradually overcame them. The new executive team brought Rite Aid’s store expansion program to a halt. New management launched a rigorous review of the existing store portfolio. It targeted underperforming units for closure and improved the productivity of the existing store base.

Once Rite Aid recovered and regained its footing, Rite Aid slowly and strategically expanded the business. In 2007, Rite Aid bought Brooks and Eckerd drugstore chains. In 2014, Rite Aid acquired Health Dialog, which provides personalized healthcare coaching and disease management services. Then, in 2015, Rite Aid entered the PBM business by acquiring what is now known as Elixir. And in 2020, Rite Aid acquired Bartell Drugs, a 67-location Seattle-area chain.

Rite Aid has also regularly explored various divestitures. In October 2015, Walgreens announced that it would acquire Rite Aid for $17.2 billion pending regulatory approval. After a lengthy review by the Federal Trade Commission that lasted well over a year, Rite Aid and Walgreens determined not to move forward with Walgreen’s acquisition of the full Company, when it became apparent that the transaction would not be approved. Walgreens and Rite Aid then negotiated a sale of a subset of Rite Aid’s stores. After resolving certain antitrust concerns, the Federal Trade Commission ultimately approved an agreement for Walgreens to purchase 1,932 stores, approximately half of the then-store count, including some of Rite Aid’s strongest performing locations, and three distribution centers for $4.38 billion. The sale closed in March 2018. In 2018, Rite Aid and Albertson Companies announced but ultimately terminated a merger of the then-remaining Rite Aid stores.

3.	Rite Aid’s Business Operations Today.

Over the course of six decades, Rite Aid cemented itself as a staple of American families in hundreds of communities. Prior to the sale of the Elixir PBM business to MedImpact, which became effective on February 1, 2024, Rite Aid operated through two primary business lines: Retail Pharmacy and Pharmacy Services.

Retail Pharmacy. In the Retail Pharmacy Segment, Rite Aid’s highly trained pharmacists offer a wide range of health care services, including dispensing medications; performing immunizations and other clinical care; assisting customers with high blood pressure and diabetes care; and educating customers on managing their medications and potential side effects. Rite Aid also sells a full selection of health and beauty aids and personal care products, seasonal merchandise, and a large private brand portfolio of food and consumer products.

Pharmacists are core to the business. In 2020, Rite Aid unveiled a new strategy called RxEvolution to elevate the role of Rite Aid pharmacists—the “last mile” of health care—to keep customers healthy and connected to their care teams. Throughout the pandemic, Rite Aid’s pharmacists were on the front lines of testing and vaccinating, and the Company made great strides in changing perceptions of pharmacists as providers whose reach extends well beyond filling prescriptions. Rite Aid pharmacists have tremendous impact: in fiscal year 2022, Rite Aid pharmacists administered 14.3 million COVID vaccines, 3.6 million COVID tests, 2.6 million influenza vaccines, and other vaccines, like Hepatitis and HPV.

To ensure the proper flow of critical merchandise to their retail locations, Rite Aid manages a complex supply chain network with more than 9,000 vendors and seven distribution centers. Rite Aid’s supply chain team manages the steady flow of goods into the distribution centers and out to the stores and has an active quality control process up and down the supply chain. To combat risks of patient misuse of prescription drugs, the Company maintains a Controlled Substance Compliance Program, including an Opioid Prescription Validation Process, among other things.

The Company relies primarily on its partnership with McKesson to fulfill its prescription drug requirements. Over the past twenty years, no partnership has been more crucial to the Company’s success than its relationship with McKesson. The Company purchases almost all of its branded pharmaceutical products and generic pharmaceutical products from McKesson, accounting for 98% of the dollar volume of its prescription drugs in the Retail Pharmacy Segment.

Pharmacy Services. Prior to February 1, 2024, Rite Aid owned and operated a PBM business, Elixir. PBMs act as intermediaries to process prescriptions, help with drug utilization, and control costs for the groups that pay for drugs, such as insurance companies, unions, and large employers. Through Elixir, the Pharmacy Services Segment provided a comprehensive suite of PBM offerings to various clients—including regional health plans, commercial employers, and labor groups.

On February 1, 2024, as described further herein, Rite Aid closed the sale of Elixir to MedImpact through a sale conducted pursuant to section 363 of the Bankruptcy Code.

4.	Rite Aid’s Employee Base.

The Company employs over [40,000] people, most on a full-time basis. The Company is proud of its comprehensive compensation and benefit packages, including:

•	Incentive payments or bonuses based on the employee’s performance, sales targets, the Company’s performance, and other identified goals;

•	Opportunities to own Company equity; and

•	A number of insurance and benefits programs, including health benefits, prescription drug benefits, life insurance, disability benefits, and retirement plans

Approximately 12,000 of the Company’s employees are unionized under 18 collective bargaining agreements (“CBAs”). The CBAs cover batches of individual stores, largely arranged by geography. Unionized employees work at stores in Washington, Pennsylvania, Ohio, California, New York, New Jersey, and Michigan. The Company generally makes monthly contributions to provide health, welfare, and retirement benefits to certain union employees, and the unions administer the retirement benefits.

The Company contributes to ten multiemployer defined benefit pension plans under the terms of certain CBAs. The Company also contributes to multiemployer health and welfare plans on behalf of certain of its union-represented employees. The Company also sponsors benefit plans in which its non-union employees, and certain union employees, may be eligible to participate. The benefit plans sponsored by the Company include medical, dental, and vision plans, life insurance, tuition assistance programs, and paid time off, among other things.

Certain retired employees also receive retiree health and other benefits. The retirement plans sponsored by the Company include a defined benefit pension plan (“Pension Plan”) and three 401(k) plans. Under the 401(k) plans, the Company makes employer-matching contributions to eligible participants. The Pension Plan has been closed for enrollment since December 31, 2001, but certain eligible participants continue to accrue benefits under the plan.

5.	Regulatory Framework.

The Company is subject to extensive and overlapping regulatory oversight. There are various federal, state, and local laws, regulations, and administrative practices concerning the provision of and payment for healthcare services, including:

•	Federal, state, and local licensure and registration requirements concerning the operation of pharmacies, pharmacy benefit managers, and health discount programs;

•	State insurance licensing requirements and regulation by state insurance departments of financial solvency and market conduct;

•	Medicare, Medicaid, and other publicly financed health benefit plan regulations regarding the submission of claims;

•	The Affordable Care Act; and

•	Regulations of the Food and Drug Administration, Consumer Product Safety Commission, Federal Trade Commission, and Drug Enforcement Administration.

The Company is also subject to laws and regulations governing the purchase, sale, storage, and dispensing of controlled substances, listed chemicals, and other products, including nicotine products, medical devices, and alcoholic beverages. In addition, various laws govern the Company’s relationship with its employees, including health and safety standards, minimum wage requirements, equal opportunity matters, and unionizing efforts.

B.	Rite Aid’s Prepetition Corporate and Capital Structure and Liquidity Profile.

1.	Corporate Structure.

Rite Aid Corporation is the ultimate parent of each Debtor. It conducts business through its 124 subsidiaries, 121 of which are wholly owned (directly or indirectly) and 120 of which are Debtors. A simplified corporate structure chart is attached hereto as Exhibit C. The Company maintains its corporate headquarters in Philadelphia, Pennsylvania.

2.	Capital Structure.[12]

As of the Petition Date, the Debtors’ long-term, funded debt obligations totaled approximately $4.0 billion:

Instrument	Maturity	Principal ($ in millions)
Secured Debt
ABL Facility	August 20, 2026	$2,223[13]
FILO Term Loan Facility	August 20, 2026	$400
2025 Secured Notes	July 1, 2025	$320
2026 Secured Notes	November 15, 2026	$850
Finance Leases	—	$18
Total Secured Debt		$3,811
Unsecured Debt
2027 Unsecured Notes	February 15, 2027	$186
2028 Unsecured Notes	December 15, 2028	$2
Total Unsecured Debt		$188
Total Funded Debt		$3,999

(a)	The Prepetition ABL and FILO Term Loan Facility.

Rite Aid Corporation, as a parent borrower, Bank of America, N.A., as administrative agent and collateral agent, and certain lenders are parties to that certain Credit Agreement, dated as of December 20, 2018 (as amended most recently as of December 1, 2022, the “Prepetition Credit Agreement”).

The Prepetition Credit Agreement provides for a senior secured asset-based revolving credit facility with a maximum availability of $2.85 billion (the “ABL Facility”). As of the Petition Date, approximately $2.2 billion in aggregate principal amounts remained outstanding under the ABL Facility.

The Prepetition Credit Agreement also provides for a “first-in, last-out” term loan facility in the aggregate principal amount of $400 million (the “FILO Term Loan Facility” and together with the Prepetition ABL Facility, the “Prepetition Credit Facilities”). As of the Petition Date, $400 million in borrowings remained outstanding under the FILO Term Loan Facility.

The Prepetition Credit Facilities mature on August 20, 2026. They are guaranteed by all of Rite Aid Corporation’s subsidiaries, excluding the Non-Guarantor Subsidiaries (such guarantors, the “Prepetition Obligors”). They are secured by liens on substantially all assets (other than all real property and interests therein, all equity interest in the direct or indirect subsidiaries and other exclusions) of Rite Aid Corporation and the Prepetition Obligors. The Prepetition Credit Facilities have the same collateral package as the Senior Secured Notes (as defined below), but have first priority interest in certain assets, including accounts receivables, inventory, cash, deposit accounts, and intellectual property, among other things. There are certain restrictions on amounts available to be drawn under the Prepetition ABL Facility. Availability of the FILO Term Loan Facility is also subject to a borrowing base calculation.

[12]	Certain of the Debtors’ prepetition debt issuances, including the liens granted with respect thereto, were the subject of potential challenges by the Committees under the Bankruptcy Code or other applicable law. The Committee Settlement constitutes a proposed settlement of such challenges, in addition to a settlement of General Unsecured Claims.

[13]	Excludes approximately $237 million of outstanding letters of credit.

(b)	The Prepetition Secured Notes.

Rite Aid Corporation has two tranches of prepetition secured notes (the “Senior Secured Notes”):

•	7.500% Senior Secured Notes due 2025 (the “2025 Secured Notes”). On February 5, 2020, Rite Aid Corporation issued $600 million of 7.500% Senior Secured Notes due July 1, 2025 (approximately $320 million of which remains outstanding).

•	8.000% Senior Secured Notes due 2026 (the “2026 Secured Notes”). On July 27, 2020, Rite Aid Corporation issued $850 million of 8.000% Senior Secured Notes due November 15, 2026 (approximately $850 million of which remains outstanding).

The Senior Secured Notes are secured by liens on substantially all assets (other than all real property and interests therein, all equity interest in the direct or indirect subsidiaries and other exclusions) of Rite Aid Corporation and the Prepetition Obligors. The Prepetition Obligors guarantee both tranches. Additionally, the collateral package for the Senior Secured Notes is the same as the Prepetition Credit Facilities, but have first priority interest in certain assets, including equipment, general intangibles (other than intellectual property), fixtures and equipment, among other things.

Inability to refinance the 2025 Secured Notes or the 2026 Secured Notes would trigger a springing maturity on the Prepetition Credit Facilities. Specifically, the Prepetition Credit Facilities mature on the 91 days prior to the stated maturity of the 2025 Secured Notes and 2026 Secured Notes if, on such 91 days, the 2025 Secured Notes or the 2026 Secured Notes are outstanding.

(c)	The Prepetition Unsecured Notes.

Rite Aid Corporation also has two tranches of unsecured notes (the “Unsecured Notes”):

•	7.700% Notes due 2027 (the “2027 Unsecured Notes”). On December 17, 1996, Rite Aid Corporation issued $300 million of 7.700% of Notes due February 15, 2027 (approximately $186 million of which remains outstanding as of the Petition Date). No other Debtor guarantees or is otherwise obligated under these notes.

•	6.875% Notes due 2028 (the “2028 Unsecured Notes”). On December 21, 1998, Rite Aid Corporation issued $150 million of 6.875% Notes due December 15, 2028 (approximately $2 million of which remains outstanding as of the Petition Date). No other Debtor guarantees or is otherwise obligated under these notes.

(d)	Litigation Overhang

The Company also has a large and varied litigation claims portfolio, including more than 1,600 opioid-related suits as well as claims alleging other tortious acts or omissions by the Debtors. Rite Aid is also subject to significant contract disputes, government investigation, and securities matters, all as described more fully herein.

(e)	Finance Leases.

The Company leases most of its retail stores and certain distribution facilities under non-callable operating and finance leases, most of which have initial lease terms of five to 22 years. The Company also leases certain of its equipment and other assets under non-callable operating leases with initial terms of three to 10 years. As of the Petition Date, approximately $18 million remained outstanding under such equipment and other asset operating leases.

(f)	Common Stock.

Shares of Rite Aid Corporation’s common stock traded on the New York Stock Exchange (“NYSE”) under the symbol “RAD.” In September 2023, Rite Aid Corporation received notice from the NYSE that it is no longer in compliance with certain NYSE continued listing standards relating to minimum market capitalization and minimum stock price. On October 16, 2023, the NYSE announced the commencement of proceedings to delist Rite Aid’s common stock from the NYSE, and immediately suspended trading.

3.	Rite Aid’s Liquidity.

The Company has two primary sources of liquidity: (i) cash provided by operating activities and (ii) borrowings under its debt facilities. The Company principally uses its cash to provide working capital for operations, to service interest and principal payments, and to fund capital expenditures. As of January 31, 2024, the Company has $401 million of total liquidity, including $270 million borrowing capacity under the DIP ABL Facilities and $131 million in cash.

V.	Events Leading to the Chapter 11 Filings

As summarized in the Preliminary Statement, a confluence of headwinds stressed the Company’s financial performance leading up to the Petition Date. This Article V summarizes how—over several years—the Company reacted to those headwinds.

A.	Liability Management Transactions and Debt Paydowns.

The Company executed several transactions and debt pay-downs to reduce funded debt and borrowing costs. These transactions extended the Company’s runway to explore additional turnaround opportunities.

First, on June 25, 2020, the Company announced it would exchange up to $750 million in aggregate principal amount of the then-outstanding 6.125% senior notes due 2023 (“2023 Notes”) for a combination of $600 million of the newly issued 8.0% 2026 Secured Notes and $145.5 million in cash. Shortly thereafter, the Company increased the maximum exchange amount to $1.125 billion. On July 24, 2020, the Company announced that it had exchanged $1.063 billion of the 6.125% Notes for $849.9 million of the 2026 Secured Notes and $206 million in cash.

Second, on May 28, 2021, the Company redeemed 100% of the remaining outstanding 2023 Notes at par.

Third, on August 20, 2021, the Company amended its Prepetition Credit Agreement to provide for the $2.8 billion ABL Facility and the $350 million FILO Term Loan Facility. As a result of the amendment, Rite Aid was able to extend its debt maturity profile and obtain additional liquidity.

Fourth, on December 1, 2022, the Company further amended its Prepetition Credit Agreement, to upsize both the Prepetition Credit Facilities, collectively increasing the Company’s liquidity by $100 million.

Fifth, in recent years, the Company reduced interest expense by paying down certain of its funded debt. Specifically, in June, November, and December 2022, the Company paid off $115 million, $160 million, and $5 million, respectively, of its 2025 Secured Notes. In June 2022, the Company paid down $52 million of its 2027 Unsecured Notes and $27 million of its 2028 Unsecured Notes. In total, these pay downs saved approximately $22 million in cash interest expense since June 2022.

B.	Cost-Saving Measures.

The Company explored and executed several cost-saving measures and operational improvements. First, the Company closed over 200 underperforming stores. Second, the Company initiated a new, large-scale program to reduce operating and overhead costs to better align the operation to the optimized store footprint. The Company is now executing that program and focused on delivering pharmaceuticals and services with efficiency. Third, at its retail locations, the Company rationalized its front-end retail offerings to improve working capital and refresh its merchandise assortment. Finally, the Company also launched additional initiatives to enhance optimization of its pricing and promotional strategies.

C.	Sale-Leaseback Transactions.

The Company also took advantage of favorable real estate markets in each of 2021, 2022, and 2023 to sell dozens of owned properties (including distribution centers) and enter into long-term leases with the purchasers. These transactions resulted in net proceeds of approximately $178 million in 2021, $57 million in 2022, and $73 million in 2023.

D.	Advisor Engagement.

Rite Aid engaged Guggenheim Securities and Kirkland & Ellis LLP in December 2022 and April 2023, respectively, to assist Rite Aid in analyzing its financing needs and exploring its capital structure alternatives and restructuring options. The Company also engaged Alvarez & Marsal in May 2023 to conduct a footprint assessment, assist with the business plan and transformation, accelerate cost savings and, if necessary, support contingency preparations.

E.	Footprint Rationalization and Rite Aid 2.0 Business Plan.

Unprofitable stores have hampered the Company’s growth, turnaround initiatives, and free cash flow, while the inability to reinvest in the business allowed competitors to outpace the Company. Rite Aid undertook a bottoms-up footprint rationalization effort and developed the Company’s business plan, referred to as “Rite Aid 2.0.” The Company also undertook an intensive, store-level evaluation, testing stores’ financial performance, rent relative to market, and supply chain and other operational and geographic considerations impacting its competitive landscape and overall strategies with its network, an analysis that remains continually ongoing. Based on this analysis, the Company identified a series of stores for closure to focus on the remaining portfolio and ability to invest capital into the remaining stores.

F.	Asset Sales.

The Company began a marketing process for Elixir over the summer of 2023. The Company, with the assistance of Guggenheim Securities, prepared marketing materials and contacted 12 parties prepetition. Due to the operational and regulatory expertise required to operate a PBM, the marketing efforts focused on potential strategic buyers. Nine potential bidders executed non-disclosure agreements and were granted access to a virtual data room as well as offered management presentations. The Company successfully used the chapter 11 process to complete the Elixir marketing process, culminating in closing of the sale of Elixir to MedImpact on February 1, 2024.

The Company also explored a potential sale of some or all of its retail business, which process remains ongoing through these Chapter 11 Cases. The Elixir and Rite Aid Retail marketing processes are described further in Article VI.C.

G.	Corporate Governance Efforts.

The Company’s board and senior management proactively managed the Company’s circumstances and maintained a strong governance process.

First, beginning in March 2023, the board of directors and certain committees thereof began convening weekly meetings with the Company’s restructuring advisors. Those weekly meetings, which focused on restructuring-related updates and workstreams, supplemented the board’s regular cadence of meetings.

Second, seven experienced advisor consultants were engaged over the summer of 2023 to aid the Company and certain of its subsidiaries in their evaluation of alternatives and contingency planning efforts.

•	Jeffrey Stein. Mr. Stein has more than 30 years of experience in the restructuring space, regularly serving as an officer and director supporting companies experiencing significant challenges, including operational and financial restructurings. Mr. Stein previously served as the chief restructuring officer of Whiting Petroleum Corporation, Philadelphia Energy Solutions, LLC, and Westmoreland Coal Company. He is currently the chairman of the board of Ambac Financial Group, Inc. and the liquidating trustee for the estate of Ditech Holding Corporation, among other roles, and, as described below, on October 15, 2023, he was appointed Chief Executive Officer and Chief Restructuring Officer of Rite Aid Corporation.

•	Lisa Broderick. Ms. Broderick is an accomplished senior executive with 35 years of experience across technology, finance, and business development industries. She is founder and Managing Partner of Conversus Group LLC, a management consulting firm that has performed turn arounds of companies across technology, telecommunications, manufacturing, and service-based industries.

•	Paul Keglevic. Mr. Keglevic is an experienced independent director, with prior senior executive and Big 5 accounting experience. Mr. Keglevic’s experience includes leading the restructuring of the largest LBO in U.S. history. Mr. Keglevic currently sits on the boards of WeWork, utility company Evergy, and healthcare company Envision, in addition to having served as an independent board member across a wide range of other companies and sectors.

•	Roger Meltzer. With over 35 years of experience in law firm leadership, including nearly 15 years managing DLA Piper, including two terms as Chairman, Mr. Meltzer brings deep experience in managing large organizations through major financial headwinds, expansion, and growth. Mr. Meltzer has served as a director to several non-profit and for-profit organizations, where he has brought to bear decades of leadership experience and practice in corporate and securities law.

•	Steven Panagos. Mr. Panagos is a turnaround expert with experience leading complex financial and operational restructurings for organizations across a spectrum of industries. He has served as an independent director to companies undergoing significant changes, including PhyMed, JCPenney, Pier1 Imports, and American Consolidated Natural Resources. Mr. Panagos also spent a decade as Vice Chairman and Managing Director of the Recapitalization & Restructuring Group at Moelis & Company.

•	Stefan Selig. Mr. Selig is an accomplished banker and senior executive. He served as President Obama’s Under Secretary of Commerce for International Trade. Prior to serving in that role, he was the Executive Vice Chairman of Global Corporate & Investment Banking at Bank of America Merrill Lynch. In 2017, Mr. Selig founded BridgePark Advisors LLC to advise a select group of CEOs, boards of directors, and institutional and high net worth investors on business strategy, mergers and acquisitions, and financings, among other things. Mr. Selig has served as an independent director to numerous companies undergoing reorganizations.

•	Carrie Teffner. Ms. Teffner has more than 30 years of financial and operational leadership experience in consumer products and retail industries, having served as the Chief Financial Officer of Crocs, PetSmart, Weber-Stephen Products LLC, and Timberland. Ms. Teffner has also served as a director on the boards of public companies, including companies undergoing reorganizations.

Third, once it became clear that a near-term chapter 11 process was a distinct possibility, the Company proactively evaluated its corporate governance structure. The Company determined to appoint certain of the advisor consultants to Disinterested Director positions at three entities in the corporate structure:

Entity	Disinterested Directors	Disinterested Directors’ Counsel
Hunter Lane, LLC (Elixir)	Stefan Selig, Roger Meltzer	Katten Muchin Rosenman LLP
Rite Aid Corporation	Paul Keglevic, Carrie Teffner	Kobre & Kim[14]
Thrifty PayLess, Inc.	Steven Panagos, Lisa Broderick	Milbank LLP

The applicable boards each unanimously adopted resolutions forming special committees composed of the applicable Disinterested Directors and delegated authority to the special committees to, among other things, take certain actions related to potential or actual conflicts of interest (if any) that may arise between their respective Company entity on one hand and their respective Company’s members, affiliates, or directors and officers on the other hand in connection with, among other things, a restructuring (the “Conflict Matters”). The applicable boards delegated to each special committee the exclusive authority to investigate and determine, based on the advice of counsel, and in each special committee’s business judgment, whether any matter constitutes a Conflict Matter, and to review, consider, investigate, negotiate, settle, approve, authorize, and act upon any Conflict Matters. Each special committee’s diligence efforts with respect to Conflict Matters remain ongoing, with the assistance of the Disinterested Directors’ applicable counsel.

Further, on October 15, 2023, the Board determined that it was in the best interests of the Company and its stakeholders to appoint Jeffrey Stein, one of the advisor consultants, to the positions of Chief Executive Officer and Chief Restructuring Officer of Rite Aid, leveraging Mr. Stein’s extensive restructuring and operational experience to guide the Company through these Chapter 11 Cases and consummation of the Restructuring Transactions.

[14]	Wilson Sonsini Goodrich & Rosati represents the full board of Rite Aid Corporation.

H.	Stakeholder Engagement.

In the lead-up to the Petition Date, Rite Aid engaged with key stakeholders across its capital structure in the hopes of consummating a deleveraging, out-of-court transaction. Over several months, Rite Aid engaged with the Ad Hoc Secured Noteholder Group regarding options to strengthen its balance sheet and right-size its capital structure; the agent on its existing ABL Facility, regarding potential financing options; and various governmental agencies, regarding resolution of a number of investigations.

VI.	Material Developments and Anticipated Developments of the Chapter 11 Cases

A.	First Day Relief and Other Case Matters.

On the Petition Date, the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the First Day Declaration. At a hearing on October 16, 2023, (the “First Day Hearing”) the Bankruptcy Court granted certain of the relief initially requested in the First Day Motions on an interim and final basis, as applicable, with orders entered contemporaneously with or shortly following the First Day Hearing. As of the date hereof, the Bankruptcy Court has granted most of the First Day Motions on a final basis, as specified below: 15

•	Case Management Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 149] approving the Debtors’ Motion for Entry of an Order (I) Establishing Certain Notice, Case Management, and Administrative Procedures and (II) Granting Related Relief [Docket No. 3] on a final basis.

•	Schedules Extension Motion: On October 19, 2023, the Bankruptcy Court entered an order [Docket No. 157] approving the Debtors’ Motion Seeking Entry of an Order Extending Time to (I) File Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs and (II) Granting Related Relief [Docket No. 4] on a final basis.

•	Utilities Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 135] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers From Altering, Refusing, or Discontinuing Services, (III) Approving the Debtors’ Proposed Procedures for Resolving Adequate Assurance Requests, (IV) Authorizing Certain Fee Payments for Services Performed, and (V) Granting Related Relief [Docket No. 5] (the “Utilities Motion”) on an interim basis. The Bankruptcy Court entered an order approving the Utilities Motion on a final basis on November 20, 2023 [Docket No. 708].

•	NOL Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 142] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Approving Notification and Hearing Procedures for Certain Transfers of Common Stock, and (II) Granting Related Relief [Docket No. 7] (the “NOL Motion”) on an interim basis. The Bankruptcy Court entered an order approving the NOL Motion on a final basis on November 20, 2023 [Docket No. 707].

[15]	The First Day Motions, and all orders for relief entered in the Chapter 11 Cases, can be viewed free of charge on the website of the Debtors’ proposed claims and noticing agent at https://restructuring.ra.kroll.com/RiteAid.

•	Customer Programs Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 146] approving the Debtors’ Motion for Entry of an Order (I) Authorizing the Debtors to (A) Maintain and Administer Their Existing Retail Customer Programs and Honor Certain Prepetition Obligations Related Thereto and (B) Continue Client Programs and Servicing Related to the Elixir Business and (II) Granting Related Relief [Docket No. 8] (the “Customer Programs Motion”) on an interim basis. On December 20, 2023, the Bankruptcy Court entered an order approving the Customer Programs Motion on a final basis [Docket No. 1140].

•	Creditor Matrix Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 148] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) File a Consolidated List of the Debtors’ Fifty Largest Unsecured Creditors, (B) File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor, (C) Redact Certain Personally Identifiable Information of Natural Persons (II) Waiving the Requirement to File a List of Equity Holders and Provide Notices Directly to Equity Security Holders, and (III) Granting Related Relief (the “Creditor Matrix Motion”) [Docket No. 9] on an interim basis. On February 16, 2024, the Bankruptcy Court adjourned the hearing regarding the final relief as requested in the Creditor Matrix Motion to April 17, 2024 [Docket No. 1974].

•	Cash Management Motion: On October 17, 2023, the Bankruptcy Court entered an order [Docket No. 123] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Honor Prepetition Obligations Related Thereto, (C) Maintain Existing Business Forms, and (D) Perform Intercompany Transactions and (II) Granting Related Relief [Docket No. 10] (the “Cash Management Motion”) on an interim basis. On December 22, 2023, the Bankruptcy Court entered an order approving the Cash Management Motion on a final basis [Docket No. 1160].

•	Kroll Retention Application: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 143] approving the Debtors’ Application for Entry of an Order (I) Authorizing the Appointment of Kroll Restructuring Administration LLC as Claims and Noticing Agent Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 11] (the “Kroll Retention Application”) on a final basis.

•	Insurance & Surety Bond Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 144] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Maintain Insurance and Surety Coverage Entered into Prepetition and Pay Related Prepetition Obligations, and (B) Renew, Supplement, Modify, or Purchase Insurance and Surety Coverage, and (II) Granting Related Relief [Docket No. 12] (the “Insurance & Surety Bond Motion”) on an interim basis. On November 20, 2023, the Bankruptcy Court entered an Order approving the Insurance Motion on a final basis [Docket No. 705].

•	Taxes Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 139] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief [Docket No. 13] (the “Taxes Motion”) on an interim basis. On December 20, 2023, the Bankruptcy Court entered an order approving the Taxes Motion on a final basis [Docket No. 1136].

•	Scheduling and Protocols Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 150] approving the Debtors’ Motion for Order Approving Certain Dates and Protocols in Connection with Plan Confirmation [Docket No. 14] (the “Scheduling and Protocols Motion”). As set forth in the motion seeking conditional approval of this Disclosure Statement [Docket No. 1791], the dates and deadlines set forth in the Scheduling and Protocols Motion no longer apply and are replaced by the dates and deadlines set forth in the Disclosure Statement Order.

•	Record Date Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 138] approving the Debtors’ Motion for Entry of an Order (I) Establishing a Record Date for Notice and Sell-Down Procedures for Trading in Certain Claims Against the Debtors’ Estates, and (II) Granting Related Relief [Docket No. 16] on a final basis.

•	Wages Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 134] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Pay Prepetition Associate Wages, Salaries, Other Compensation, and Reimbursable Associate Expenses and (B) Continue Associate Benefits Programs, and (II) Granting Related Relief [Docket No. 17] (“Wages Motion”) on an interim basis. On January 30, 2024, the Bankruptcy Court entered an order approving the Wages Motion on a final basis [Docket No. 1770].

•	Critical Vendors Motion: On October 18, 2023, the Bankruptcy Court entered an order [Docket No. 147] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Pay Certain Prepetition Claims of (A) 503(B)(9) Claimants, (B) Lien Claimants, and (C) Critical Vendors, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 18] (“Critical Vendors Motion”) on an interim basis. On October 18, 2023, the Bankruptcy Court entered an order approving the Critical Vendors Motion on an interim basis [Docket No. 147]. On November 20, 2023, the Bankruptcy Court entered a second order approving the Critical Vendors Motion on an interim basis [Docket No. 704]. On December 20, 2023, the Bankruptcy Court entered an order approving the Critical Vendors Motion on a final basis [Docket No. 1137].

•	Joint Administration Motion: On October 17, 2023, the Bankruptcy Court entered an order [Docket No. 122] approving the Debtors’ Motion for Entry of an Order (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief [Docket No. 21] on a final basis.

•	Bidding Procedures Motion: On October 18, 2023, the Bankruptcy Court entered the Bidding Procedures Order on a final basis. Following discussions with parties in interest, the Debtors submitted a proposed Amended Bidding Procedures Order to the Bankruptcy Court, which was approved on January 9, 2024 on a final basis.

•	Store Closing Motion: On October 17, 2023, the Bankruptcy Court entered an order [Docket No. 121] approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing and Approving the Conduct of Store Closing Sales, With Such Sales to be Free and Clear of All Liens, Claims, and Encumbrances, and (II) Granting Related Relief [Docket No. 37] (the “Store Closing Motion”). On October 17, 2023, the Bankruptcy Court entered an order approving the Store Closing Motion on an interim basis [Docket No. 121]. On November 20, 2023, the Bankruptcy Court entered an order approving the Store Closing Motion on a final basis [Docket No. 709] (the “Initial Store Closing Order”). In furtherance of their thoroughly considered, value-focused store closure process and to satisfy certain of the Debtors’ obligations under the DIP Facilities, the Debtors filed the Debtors’ Motion for Entry of an Amended Final Order (I) Authorizing and Approving the Conduct of Store Closing Sales, with Such Sales to Be Free and Clear of All Liens, Claims, and Encumbrances and (II) Granting Related Relief [Docket No. 1569] (the “Amended Store Closing Motion”) to amend the Store Closing Order to permit the engagement of a store-closing services consultant, among other requested relief, which motion was granted on January 29, 2024 [Docket No. 1648] (the “Amended Store Closing Order”).

B.	Appointment of Statutory Committees.

1.	Appointment of the Official Committee of Unsecured Creditors.

On November 2, 2023, the U.S. Trustee filed the Notice of Appointment of Official Committee of Unsecured Creditors [Docket No. 431] appointing the Official Committee of Unsecured Creditors (the “UCC”). The nine-member UCC has retained Kramer Levin Naftalis & Frankel LLP and Kelley Drye & Warren LLP as its legal counsel, Lazard Frères & Co., LLC as its investment banker, and AlixPartners, LLP as its financial advisor (collectively, the “UCC Professionals”). The Bankruptcy Court entered orders approving the retention of the UCC Professionals [Docket Nos. 1519, 1520, 1521, and 1557]. The UCC is composed of the following members:

•	McKesson Corporation;

•	ComputershareTrust Co.;

•	Loyd F. Schmuckley Jr.;

•	Humana Health Plan Inc.;

•	Benderson Development Company LLC;

•	United Food and Commercial Workers International Union;

•	Pension Benefit Guaranty Corp.; and

•	Realty Income Corp.

2.	Appointment of the Official Committee of Tort Claimants.

On November 2, 2023, the U.S. Trustee filed the Notice of Appointment of Official Committee of Tort Claimants [Docket No. 432] appointing the tort claimants’ committee (the “TCC” and together with the UCC, the “Committees”). The nine-member TCC has retained Akin Gump Strauss Hauer & Feld LLP and Sherman, Silverstein, Kohl, Rose & Podolsky, P.A. as its legal counsel, Jefferies LLC as its investment banker, and Province, LLC as its financial advisor, (collectively, the “TCC Professionals”). The Bankruptcy Court entered orders approving the retention of the TCC Professionals [Docket Nos. 1576, 1577, 1578, and 1579]. The TCC is composed of the following voting members:

•	Blue Cross Blue Shield Association;

•	Erie County Medical Center Corp.;

•	Michael Masiowski, M.D.;

•	Nancy Zailo;

•	Andrew Parsons;

•	Karen Pforr;

•	Sandra Blankenship;

•	Rite Valega; and

•	Alphonse Borowski.

In addition to these voting members appointed by the U.S. Trustee, the Baltimore City Board of School Commissioners serves as an ex officio member of the TCC on behalf of certain public school districts. Immediately after the appointment of the Committees, the Debtors began sharing diligence with each of the TCC and UCC and engaging in formal discovery processes in a coordinated fashion and on substantially the same terms with respect to each Committee. This diligence and production effort has been a substantial undertaking. The Debtors have also proactively engaged with the Committees regarding the key components of these Chapter 11 Cases, including the asset sale processes described herein, the Final Financing Order, and the substance of the Plan and framework of the Restructuring Transactions contemplated therein. This engagement has been productive and continues to proceed as part of the ongoing mediation process described further herein. Information transfer and dialogue between the Debtors and the Committees remains robust and ongoing.

C.	Retention of Debtors’ Professionals.

To assist the Debtors in carrying out their duties as debtors in possession and to otherwise represent the Debtors’ interests in the Chapter 11 Cases, the Debtors filed applications requesting that the Bankruptcy Court authorize the Debtors to retain and employ the following advisors pursuant to sections 327, 328, and 363 of the Bankruptcy Code, as applicable:  (a) Kirkland & Ellis, LLP and Kirkland & Ellis International LLP, as co-counsel to the Debtors; (b) Cole Schotz P.C., as co-counsel to the Debtors; (c) Guggenheim Securities as investment banker to the Debtors; (c) Wilson Sonsini Goodrich & Rosati, P.C. as special counsel to the board of directors of Debtor Rite Aid Corporation; (d) Milbank LLP as counsel to the Special Committee of Debtor Thrifty PayLess, Inc.; (e) Kobre & Kim LLP as counsel to Carrie Teffner and Paul Keglevic in their capacity as Disinterested Directors of certain of the Debtors; (f) Katten Muchin Rosenman LLP as counsel to Roger Meltzer and Stefan M. Selig in their capacity as Disinterested Directors of Debtor Hunter Lane, LLC; (g) Alvarez & Marsal as financial advisor to the Debtors; (h) A&G, as real estate consultant and advisor to the Debtors; (i) Deloitte & Touche LLP as independent auditor to the Debtors; (j) Kroll Restructuring Administration, LLC, as administrative advisor to the Debtors; and (k) PwC US Business Advisory LLP as accounting advisory services provider, valuation advisory services provider, and tax advisory services provider to the Debtors (collectively, the “Professionals”). Concurrently with the application requesting authorization to retain Alvarez & Marsal North America, LLC, the Debtors sought entry of an order designating Marc Liebman, Managing Director of Alvarez and Marsal North America, LLC, as Chief Transformation Officer to the Debtors. The Bankruptcy Court subsequently entered orders approving the retention of the Professionals and Mr. Liebman [Docket Nos. 1133, 1414, 1415, 1435-1440, 1496, 1637, 1928].

The Debtors also filed the Debtors’ Motion for Entry of an Order Authorizing the Debtors to File Under Seal the Names of Certain Confidential Transaction Parties in Interest Related to the Debtors’ Professional Retention Applications [Docket No. 806] (the “Sealing Motion”), whereby the Debtors sought authorization to redact and file under seal the names of Confidential Transaction Parties (as defined herein) in connection with the Debtors’ Professional Applications. To protect the Debtors’ commercially sensitive information while providing the necessary disclosures required under the Bankruptcy Code and Bankruptcy Rules, the Professionals disclosed in their schedules their relationships with certain of the Debtors’ potential transaction counterparties (the “Confidential Transaction Parties”) without disclosing the names of such entities and individuals. Due to the inherently competitive nature of the sale processes, revealing the Confidential Transaction Parties may chill the marketing process by preventing current potential counterparties from moving forward with negotiations and deterring potential counterparties from getting involved in the sale processes. Moreover, certain of the Confidential Transaction Parties have executed non-disclosure agreements with the Debtors that require that their identities remain confidential. Accordingly, disclosing the identities of the Confidential Transaction Parties before a transaction is negotiated would violate the underlying confidentiality agreements. A hearing is currently set for April 17, 2024 for the Bankruptcy Court to consider the Debtors’ Sealing Motion.

D.	Lease Rejections and Optimization.

As discussed in the First Day Declaration, the Debtors have worked tirelessly to build stakeholder consensus around a value-maximizing restructuring of the Company. The Debtors’ efforts on this front yielded agreement on restructuring terms among the Company and certain of its key creditor constituencies. A key component of the Company’s go-forward business plan—and the value-maximizing restructuring of the Debtors—is the continuation and completion of the Debtors’ ongoing effort to rationalize their retail pharmacy store footprint. This effort entails, among other things, the closure of certain underperforming stores (based on a comprehensive cost-benefit analysis) with the goal of creating an efficient and profitable remaining store footprint.

The Company’s store portfolio rationalization process accelerated in the months leading up to the Petition Date in connection with the Company’s broader restructuring efforts and has continued following the Petition Date in connection with the ongoing implementation and restructuring pathway to “Rite Aid 2.0.” During the twelve-month period ending on September 30, 2023, the Debtors closed approximately 210 stores, leaving the Debtors with approximately 2,100 operating stores as of the Petition Date.

The Debtors’ meticulous, thoroughly considered store closure plan is centered on value maximization and an asset disposition strategy based on value realizable through the sale or internal transfer of prescription files and related records (collectively, the “Prescription Assets”), store inventory, including front-end retail inventory, and store fixtures, furniture, and equipment. Before the Petition Date, the Debtors, with the assistance of their advisors, conducted a comprehensive analysis of the Debtors’ store portfolio, financial performance, and market geography to identify unprofitable, underperforming, or otherwise sub-optimal store locations. Once identified, the Debtors determined the best strategy to maximize proceeds from the closure process for each location. With respect to inventory, the Debtors’ strategy for maximizing store proceeds consists of either (i) conducting a self-managed strategic mark-down plan followed by a clearance sale; and/or (ii) transferring inventory to other Company store locations that would remain open. With respect to Prescription Assets, the Debtors’ strategy consists of either (i) transferring (or “pouring”) Prescription Assets to nearby Company store locations that would remain open, or (ii) selling Prescription Assets to another (non-Rite Aid) pharmacy.

Following the Petition Date, the Debtors have closed an additional 345 stores, as of February 1, 2024. Subsequent to the closure of stores, as described further herein, the Debtors considered whether to reject or to assume and assign related leases: since the Petition Date, the Debtors have effectuated (a) the rejection of 585 leases resulting in approximately $171 million in annual occupancy savings and (b) the sale of 5 leases for cash proceeds of approximately $1.754 million. Further to the foregoing, the Debtors have taken the following steps with respect to their lease rejection and optimization strategy:

1.	Store Closings.

On October 16, 2023, the Debtors filed the Store Closing Motion, through which the Debtors sought approval of certain Sale Guidelines (as defined in the Store Closing Motion) and to conduct 154 initial store closings. On October 17, 2023, the Bankruptcy Court entered an order approving the Store Closing Motion on an interim basis [Docket No. 121] (the “Interim Store Closing Order”), and on November 20, the Bankruptcy Court entered the Initial Store Closing Order, granting such relief on a final basis.

On January 23, 2024, the Debtors filed the Amended Store Closing Motion, pursuant to which the Debtors sought authorization to enter into and perform under certain consulting agreements among the Debtors, SB360 Capital Partners, LLC, and Hilco Merchant Resources, LLC (together, the “Consultants”). As contemplated by the Amended Store Closing Motion, the Consultants are to provide a suite of services in connection with the store closings, including: data analysis; planning, logical coordination, oversight, and execution support; and monetization of retail inventory and furniture, fixtures, and equipment at closing stores. On January 29, 2024, the Bankruptcy Court entered the Amended Store Closing Order, granting such relief. Pursuant to the Interim Store Closing Order, the Initial Store Closing Order, and the Amended Store Closing Order, the Debtors have proceeded to notice parties in interest of their decision to close 426 additional stores, as of January 31, 2024, consistent with the “Rite Aid 2.0” business plan.

2.	Lease Rejections.

On October 16, 2023, the Debtors filed the (i) Debtors’ Motion for Entry of an Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases and (II) Granting Related Relief [Docket No. 24] (the “Rejection Procedures Motion,” and the procedures contemplated thereby, the “Rejection Procedures”), through which the Debtors sought approval of certain procedures for rejecting or assuming executory contracts and unexpired leases; and (ii) Debtors’ Motion for Entry of an Order (I) Authorizing (A) the Rejection of Certain Unexpired Leases of Non-Residential Real Property and (B) Abandonment of Any Personal Property, Each Effective as of the Rejection Date and (II) Granting Related Relief [Docket No. 25] (the “Rejection Motion”), whereby the Debtors sought to reject 347 leases of non-residential real property as of October 15, 2023. The Bankruptcy Court subsequently entered orders approving the rejection of certain leases proposed to be rejected by the Debtors’ Rejection Motion [Docket Nos. 710; 723; 831-38, 847, 1006, 1021, 1041, 1056, 1057, 1096, 1240, 1379, 1423, 1494, 1617, 1624, 1645, 1646]. On November 20, 2023, the Bankruptcy Court entered an order approving the Rejection Procedures Motion [Docket No. 702] (the “Rejection Procedures Order”).

Consistent with the requirements of the DIP Facilities, and in order to facilitate an orderly, considered, and value-maximizing disposition of their lease portfolio, the Debtors sought an extension of the statutory deadline under section 365(d)(4) of the Bankruptcy Code to assume or reject unexpired leases. On November 30, 2023, the Debtors filed the Debtors’ Motion for Entry of an Order Pursuant to Section 365(d)(4) of the Bankruptcy Code (I) Extending Debtors’ Time to Assume of Reject Unexpired Leases of Non-Residential Real Property and (II) Granting Related Relief (the “Lease Rejection Extension Motion”) [Docket No. 842], whereby the Debtors sought entry of an order to extend the Debtors’ time to assume or reject unexpired leases for an additional 90 days, for a total of 210 days from the petition date, through and including May 13, 2024. On December 20, 2023, the Bankruptcy Court entered an order approving the Lease Rejection Extension Motion [Docket No. 1132].

Pursuant to the Rejection Procedures Order, the Debtors have subsequently provided notice of and completed rejection of 643 unexpired leases.

The Debtors continue to evaluate their store portfolio.  On February 21, 2024, the Debtors filed the Motion for Entry of an Order (I) Authorizing and Approving Procedures for Exiting Certain Leased Real Property and (II) Granting Related Relief [Docket No. 2024] (the “Exit Procedures Motion”) and the Motion Seeking Entry of an Order (I) Consensually Extending the Time Within Which the Debtors Must Assume or Reject Unexpired Leases of Non-Residential Real Property, (II) Authorizing the Debtors to Provide Certain Consideration to Landlords in Exchange for Consenting to Such Extension, and (III) Granting Related Relief [Docket No. 2023] (the “Second Lease Extension Motion”).  Through the Second Lease Extension Motion, the Debtors sought Bankruptcy Court approval to further extend the time within which the Debtors could decide to assume or reject approximately 1,500 of their unexpired commercial real estate leases to the earlier of (i) the entry of an order confirming a chapter 11 plan for the Debtors (subject to the occurrence of the effective date of such plan), and (ii) September 30, 2024.  Through the Exit Procedures Motion, the Debtors sought Bankruptcy Court approval of procedures governing store closings and associated store closing sales at premises not covered by the Second Lease Extension Motion.  The relief requested in the Exit Procedures Motion and the Second Lease Extension Motion facilitates the Debtors’ ability to make considered, value-maximizing decisions concerning their portfolio.  On March 8, 2024, the Bankruptcy Court entered an order [Docket No. 2319] granting the relief requested in the Exit Procedures Motion. The Bankruptcy Court will consider the Second Lease Extension Motion at a hearing on April 17, 2024.

E.	Retail and Elixir Sale Processes

Foundational to the Debtors’ reorganization is the Debtors’ commitment to dual track their Plan and the Plan Restructuring with sale processes designed to (i) gauge market interest in a transaction (or transactions) that generate value in excess of that which is currently contemplated under the Plan Restructuring and (ii) dispose of other assets in an effort to realize maximum value for stakeholders. To effectuate these sale processes, the Debtors filed the Debtors’ Motion For Entry of an Order (I) Approving Bidding Procedures and Bid Protections, (II) Scheduling Certain Dates and Deadlines with Respect Thereto, (III) Approving the Form and Manner of Notice Thereof, (IV) Approving the Elixir Form APA and The Rite Aid Retail Form APA, (V) Establishing Notice and Procedures for the Assumption and Assignment of Contracts and Leases, (VI) Authorizing the Assumption and Assignment of Assumed Contracts, (VII) Authorizing the Sale of Assets, and (VIIII) Granting Related Relief [Docket No. 33] (the “Bidding Procedures Motion”) seeking authority to proceed with multiple expeditious, yet flexible, bidding and sale processes. The Bidding Procedures Motion was approved at the First Day Hearing, and on October 18, 2023, the Bankruptcy Court entered an order approving the Bidding Procedures Motion [Docket No. 129] (the “Bidding Procedures Order”). On January 9, 2024, the Bankruptcy Court entered the Amended Bidding Procedures Order approving certain modifications to the Bidding Procedures and the Bidding Procedures Order following discussions with stakeholders. Through the Bidding Procedures Order and Amended Bidding Procedures Order, the Debtors (1) concluded the going-concern asset sale process of their pharmacy benefit manager business, primarily owned by Debtor Hunter Lane, LLC and its Debtor subsidiaries (collectively, “Elixir,” and the assets of Elixir, the “Elixir Assets,” and the sale thereof, the “Elixir Sale Transaction”), culminating in the closing of the Elixir Sale Transaction on February 1, 2024, and (2) have proceeded to market all or a portion of their remaining assets, chiefly comprising their retail pharmacy business segment (such assets, the “Rite Aid Retail Assets” and together with the Elixir Assets, the “Assets,” and the sale of the Rite Aid Retail Assets, the “Rite Aid Retail Sale Transaction,” and together with the Elixir Sale Transactions, the “Sale Transactions”), as a market test relative to the Plan Restructuring.

1.	Elixir Marketing Process.

In the months preceding the commencement of these Chapter 11 Cases, the Debtors, with the assistance of Guggenheim Securities and their other advisors, launched a process to solicit market interest in a going-concern sale of Elixir. During this prepetition marketing process, the Debtors dedicated substantial time and effort to conducting outreach to a select group of strategic parties. The Debtors, in consultation with Guggenheim Securities, determined which parties to contact based upon, among other criteria, the parties’ potential familiarity with the Elixir business, potential capacity to consummate a large-scale transaction (particularly given certain regulatory considerations), and industry knowledge and experience.

Specifically, beginning in July 2023, the Debtors, with the assistance of Guggenheim Securities, reached out to a group of twelve strategic investors experienced in investing in the pharmacy benefits management sector. An additional party proactively reached out and requested to participate in an evaluation of the Elixir Assets. Of these parties, nine executed non-disclosure agreements with the Debtors. Following execution of non-disclosure agreements, the Debtors, with the assistance of their advisors, held initial counterparty meetings and thereafter provided access to a virtual data room containing significant diligence documentation. Those documents included, among other things, confidential evaluation materials, an investor presentation, financial models and operational information about the Debtors and their non-Debtor affiliates, information about the marketing process, and summary memorandums providing detail on the Elixir Assets.

In August 2023, the Debtors, with the assistance of Guggenheim Securities, instructed bidders to submit preliminary indications of interest for the Elixir Assets by September 7, 2023, addressing the following key considerations, among any others, to enable the Debtors to fully evaluate each bidder’s proposal: (a) the identity and description of the bidder; (b) the purchase price for the Elixir business to be paid in cash; (c) descriptions of the material assumptions informing the proposed purchase price; (d) a description of due diligence information required to make a definitive proposal; (e) a transaction structure and proposed source of funds; (f) prospective plans for the Elixir business following consummation of a transaction; (g) any conditions precedent required to be satisfied to consummate a transaction; (h) estimates of time required to execute and close a transaction; (i) the bidder’s contact information and a list of any external advisors retained to assist in due diligence; and (j) any other matters material to a proposal.

(a)	MedImpact Stalking Horse Bidder.

Ultimately, on October 15, 2023, the Debtors executed an asset purchase agreement with MedImpact (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Elixir APA”). The Debtors determined that MedImpact’s bid represented not only the best overall proposal for the Elixir Assets, but the only actionable proposal as of the Petition Date. The Elixir APA provided for, among other things, MedImpact’s purchase of the Elixir Assets through a section 363 public auction process contemplated by the Bidding Procedures.

(b)	Postpetition Elixir Marketing Process.

After the Petition Date and pursuant to the Bidding Procedures Order, the Debtors continued the Elixir marketing process, soliciting higher or otherwise better bids for the Elixir Assets. During the postpetition period, the Debtors, with the assistance of Guggenheim Securities, and with input from the advisors to the Committees, engaged an additional 36 potential bidders. Despite these robust marketing efforts, as of the Elixir Bid Deadline, the Debtors did not receive a Qualified Bid with respect to the Elixir Assets other than the Stalking Horse Bid submitted by MedImpact. Accordingly, and pursuant to section XI of the Bidding Procedures, the Debtors elected, in consultation with the Consultation Parties, to cancel the Elixir Auction and filed the Notice of Successful Bidder and Cancellation of Auction Solely with Respect to the Elixir Assets [Docket No. 1145]. Moreover, in accordance with the Bidding Procedures Order, the Debtors, in consultation with the Consultation Parties, determined MedImpact to be the Successful Bidder with respect to the Elixir Assets.

The Debtors sought entry of the proposed Order (I) Approving the Sale of Acquired Assets Free and Clear of All Claims, Liens, Rights, Interests, and Encumbrances, (II) Authorizing the Debtors to Enter into and Perform their Obligations under the Stalking Horse Purchase Agreement, (III) Approving Assumption and Assignment of Certain Executory Contracts and (IV) Granting Related Relief (the “Elixir Sale Order”) [Docket No. 1204] for approval of the Elixir APA and consummation of the Elixir Sale Transaction. Specifically, as more fully set forth in the Elixir APA, the Debtors sought approval to sell the Acquired Assets (as defined thereunder) to MedImpact in exchange for (a) the assumption of certain Assumed Liabilities (as defined in the Elixir APA) and (b) subject to adjustment pursuant to section 2.7 of the Elixir APA, $576.5 million in consideration comprised of cash and certain Term Loans (as defined in the Elixir APA,) (i.e., the Seller Financing discussed below). The Debtors also sought approval of the assumption and assignment to MedImpact of certain executory contracts and unexpired leases associated with the Acquired Assets. A sale hearing to conclude the Elixir Sale Transaction process occurred on January 9, 2024, and on January 17, 2024, the Bankruptcy Court entered the Elixir Sale Order, approving the Elixir APA and consummating the Elixir Sale Transaction [Docket No. 1510].

On January 18, 2024, the Debtors filed a Supplemental Notice of Proposed Assumed and Assigned Executory Contracts and Unexpired Leases, each Solely with Respect to the Elixir Assets [Docket No. 1531], disclosing 449 additional executory contracts which the Debtors intend to assume and assign to MedImpact. On February 1, 2024, the Debtors and MedImpact closed the Elixir Sale Transaction.

(c)	MedImpact Seller Financing.

In connection with the sale of the Elixir business, on November 16, 2023, the Company filed a motion [Docket No. 643] (the “Seller Financing Motion”) with the Bankruptcy Court seeking approval to provide seller financing to MedImpact to fund a substantial portion of the purchase price of the Elixir Sale Transaction (the “Seller Financing”). The Debtors, in their business judgment and in consultation with their advisors, determined entry into the Seller Financing as proposed by the Seller Financing Motion was necessary in order to ensure that the Elixir Sale Transaction with MedImpact, the Debtors’ best and only viable alternative to sell the Elixir business, could proceed to closing. Without the Seller Financing, MedImpact would have been unable to obtain the financing necessary to fund the purchase price and close the Elixir Sale Transaction.

On December 19, 2023, the Bankruptcy Court approved the Seller Financing in a bench ruling and on December 20, 2023, the Bankruptcy Court entered the Seller Financing Order, approving the Seller Financing and entry into that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2023, by and between MI OpCo Holdings, Inc., as borrower thereunder, MI OpCo H2, LLC, as a guarantor thereunder, the other guarantors from time to time party thereto, the lenders and the other L/C issuers from time to time party thereto, and Bank of America, N.A., as administrative agent, swing-line lender and L/C issuer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “MedImpact Term Loan Credit Agreement”), subject to certain conditions set forth therein.

As discussed above, on February 1, 2024, upon the satisfaction of the conditions to closing, the Sellers and MedImpact consummated the Elixir Sale Transaction as contemplated by the Elixir APA, thereby completing the disposition of substantially all of the Elixir Assets. In connection with consummation of the Elixir Sale Transaction, the Sellers received Term Loans (as defined in the Elixir APA) pursuant to the Seller Financing Term Loan Credit Agreement in the aggregate principal amount, after giving effect to customary working capital calculations, equal to $567.382 million, and cash in an aggregate amount equal to $43.125 million.

Additionally, upon closing of the Elixir Sale Transaction and the Seller Financing, on February 1, 2024, the Company, entered into (x) that certain Collateral Assignment of Financing Documents (the “DIP ABL Collateral Assignment”), by and between the Company, as assignor, and Bank of America, N.A., in its capacity as collateral agent for each of the Senior Secured Parties (as defined in the DIP ABL Credit Agreement), as assignee (in such capacity, the “Assignee”), and (y) that certain Collateral Assignment of Financing Documents (the “DIP Term Loan Collateral Assignment”), by and among the Company, as assignor, and the Assignee, in its capacity as collateral agent for each of the Secured Parties (as defined in the DIP Term Loan Credit Agreement). Pursuant to each of the DIP ABL Collateral Assignment and the DIP Term Loan Collateral Assignment, the Company, in connection with the Elixir Sale Transaction, collaterally assigned all of its rights arising under the Seller Financing Term Loan Credit Agreement and the other seller financing documentation in favor of the Assignee, for the ratable benefit of the Senior Secured Parties (as defined in the DIP ABL Credit Agreement) and the Secured Parties (as defined in the DIP Term Loan Credit Agreement), as applicable, as collateral security for the Senior Loan Obligations (as defined in the DIP ABL Credit Agreement) and the Obligations (as defined in the DIP Term Loan Credit Agreement), as applicable.

2.	Rite Aid Retail Marketing Process.

In accordance with the process outlined in the Bidding Procedures, the Company set forth a timeline for the sale of its Rite Aid Retail Assets whereby all binding bids would have needed to be received by no later than December 18, 2023. As these cases and the Rite Aid retail marketing process progressed, the Debtors, in consultation with the DIP Agents, the Ad Hoc Secured Noteholder Group in its capacity as a Consultation Party (as defined in the Bidding Procedures), and the Committees, determined certain extensions to the sale schedule to be necessary to facilitate the solicitation and development of interested parties’ potential bids. To that end, the Company filed the Notices of Extension of Certain Dates and Deadlines Related to the Debtors’ Bidding Procedures Amended Sale Schedule [Docket Nos. 611, 819, 1152, 1229, and 1571] extending the sale process deadlines and providing the Company with additional time to complete their comprehensive marketing process, to receive and evaluate bids, and, if necessary, to hold an Auction to determine the highest and best bid for the Company’s assets.

The Qualified Bid Deadline for this process occurred on February 6, 2024, and one or more auctions, if necessary, will be held in the near-term. A hearing in the Bankruptcy Court would be scheduled thereafter to approve any potential sale transaction involving all or part of the Company’s assets. Should the Company receive an actionable bid, including a potential Credit Bid from the Ad Hoc Secured Noteholder Group,16 for all or substantially all of the Company’s assets which the Company believes, in its reasonable business judgment, provides more value to stakeholders than the Plan Restructuring, the Plan provides flexibility for the Debtors to “toggle” to implementation of such a Sale Transaction Restructuring.

In the event that such a higher or otherwise better Sale Transaction Restructuring materializes, the Debtors will file and serve a notice of such Sale Transaction Restructuring by the Sale Transaction Notice Deadline that includes the identity of the successful bidder. In the event no such transaction materializes, the Debtors will notice parties in interest by the Sale Transaction Notice Deadline of their decision to pursue the Plan Restructuring and not the Sale Transaction Restructuring.

[16]	At this time, the Required AHG Noteholders have not submitted a Credit Bid.

3.	Health Dialog Sale Transaction

Through the Rite Aid Retail Marketing Process, the Debtors received a Qualified Bid from Infomedia Group, Inc. (d/b/a Carenet Health) (“Carenet”) for certain assets comprising part of the Debtors’ Health Dialog business (“Health Dialog”) and such assets, the “Health Dialog Assets”). Health Dialog provides personalized population health solutions to improve the health of members, while reducing overall medical costs for companies and organizations. The Health Dialog Assets comprise Health Dialog’s Nurse Advice Line, Chronic Care Management, and Shared Decision-Making business solutions, along with associated client contracts. Carenet is a provider of healthcare engagement, clinical support, telehealth and advocacy solutions. On March 6, 2024, the Debtors executed with Carenet an Asset Purchase Agreement (the “Health Dialog APA”) providing for the sale of the Health Dialog Assets to Carenet (the ”Health Dialog Sale Transaction”), subject to Bankruptcy Court approval and customary closing conditions. A hearing before the Bankruptcy Court to consider approval of the Health Dialog Sale Transaction is currently scheduled for April 10, 2024.

F.	Approval of the DIP Facility.

The Debtors’ businesses are abnormally cash-intensive, with significant daily and monthly cash needs to meet obligations to vendors, employees, and landlords, among others. In light of their cash needs, the Debtors undertook extensive, arm’s-length negotiations with lenders under the prepetition ABL Facility and the prepetition FILO Term Loan Facility to obtain sufficient liquidity to fund the Debtors’ day-to-day operations during the Chapter 11 Cases. The DIP ABL Facility, the DIP FILO Facility, and the DIP Term Loan Facility (as from time to time amended, amended and restated, modified, or supplemented, collectively, the “DIP Facilities”) are essential to the Debtors’ realization of a successful, value-maximizing restructuring. In particular, the liquidity provided under the DIP Facilities is necessary for the Debtors to fund postpetition operations and chapter 11 process costs, and to send a strong signal to the market and to the Company’s key constituencies that the Company can and will satisfy postpetition obligations in the ordinary course.

On October 18, the Bankruptcy Court entered the Interim Financing Order [Docket No. 120] approving, on an interim basis, the relief requested in the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief (the “DIP Financing Motion”). Through the DIP Financing Motion, as approved by the Interim Financing Order, the Debtors were granted interim access to an aggregate $3.45 billion in commitments under the DIP Facilities to support working capital needs and administrative costs during the Chapter 11 Cases. Specifically, following entry of the Interim Financing Order, the DIP Facilities were used to administer the Chapter 11 Cases, operate the Debtors’ business in the ordinary course, and facilitate the marketing processes for the retail pharmacy and Elixir business segments as the Debtors have sought and concluded, respectively, value-maximizing sales of those segments’ assets. The DIP Facilities comprise:  (i) the DIP ABL Facility in the aggregate principal amount of up to $2.85 billion, (ii) the DIP FILO Facility in the aggregate principal amount of $400 million, and (iii) the DIP Term Loan Facility in the aggregate principal amount of $200 million. In addition to the funds made available through the DIP Facilities, the Interim Financing Order permitted the Debtors to use prepetition cash collateral to meet the Debtors’ postpetition liquidity needs.

The PBGC and the DOJ, acting on behalf of the United States, filed limited objections (the “PBGC Objection” and the “DOJ Objection,” respectively, and together, the “DIP Objections”) to the DIP Financing Motion. Each of the DIP Objections focused on previously requested relief in the DIP Financing Motion with regard to certain ordinary course intercompany transactions among EIC, a non-debtor affiliate of the Debtors, and Debtor EX Options, LLC (“EX Options”). The Debtors, the PBGC, and the DOJ engaged in extensive negotiations in the period leading up to the final hearing on the DIP Financing Motion. Although these negotiations significantly narrowed the remaining disputed issues with regard to the DIP Financing Motion, they did not fully resolve the DIP Objections. Accordingly, on December 18, 2023, the Debtors filed the Debtors’ Omnibus Reply in Support of the Limited Objections to the DIP Motion and the Cash Management Motion [Docket No. 1101] (the “DIP Reply”). In the DIP Reply, the Debtors argued, among other things, that final approval of the DIP Financing Motion on the terms set forth therein was essential to EIC’s ordinary-course operations and protecting the lives that depend on coverage provided by EIC. Moreover, the Debtors argued that maintaining the status quo between EIC and EX Options was necessary to ensure the Debtors could pursue a value-maximizing, going concern restructuring. Finally, the Debtors argued that the Bankruptcy Court had jurisdiction over the matters related to EIC through the exercise of its “related to” jurisdiction, which extends to non-debtor affiliates, the equity of which constitutes property of a bankruptcy estate. On December 19, 2023, the Bankruptcy Court held a final hearing on the DIP Financing Motion, at the conclusion of which the Bankruptcy Court orally granted the DIP Financing Motion on a final basis, subject to the revision of certain terms of the Debtors’ proposed final order. On December 22, 2023, following several days of further negotiations with the PBGC and the DOJ with regard to the form of the final order, the Bankruptcy Court entered the Final Financing Order approving the DIP Financing Motion on a final basis [Docket No. 1159].

The relief granted in the Final Financing Order incorporates the terms of a settlement with the Committees, which engaged in constructive dialogue with the Debtors with respect thereto. As a result of arm’s-length, good faith negotiations in the days and weeks that immediately followed the Committees’ appointment, the Debtors, the Ad Hoc Secured Noteholder Group, the DIP Lenders, and the Committees reached a negotiated settlement on various issues relating to, among other things, an increase in the Committee’s investigation budget to $500,000, the extension of the challenge period to February 29, 2024,17 modifications to the event of default triggers, the right to seek to surcharge lender collateral pursuant to section 506(c) of the Bankruptcy Code, the application of section 552(b) of the Bankruptcy Code to the proceeds of certain prepetition collateral, the preservation of the status quo as it relates to EIC, and an agreement to engage in Mediation to attempt to reach a comprehensive resolution on matters related to the Plan and Rite Aid Retail Sale Transaction.

On January 22, 2024, the Debtors filed a Notice of Amended DIP Credit Agreements [Docket No. 1567] disclosing that on January 19, 2024, the Debtors entered into (a) that certain Third Amendment and Consent to Debtor-in-Possession Credit Agreement, amending the DIP ABL Credit Agreement; and (b) that certain Third Amendment and Consent to Debtor-in-Possession Term Loan Agreement, amending the DIP Term Loan Credit Agreement. On February 29, 2024, the Debtors filed an additional Notice of Amended DIP Credit Agreements [Docket No. 2223], disclosing that on the date thereof the Debtors had entered into that certain Fourth Amendment and Consent to Debtor-in-Possession Term Loan Agreement, amending the DIP Term Loan Credit Agreement. Effective as of the filing of such notice with the Bankruptcy Court, the Chapter 11 Milestones set forth in Schedule 5.20 to each Amended DIP Credit Agreement replaced the Chapter 11 Milestones set forth in Exhibit D to the Final Financing Order.

On February 29, 2024, the Debtors filed the Debtors’ Application in Lieu of Motion for Entry of Amended Final DIP Order [Docket No. 2225] requesting that the Court enter an amended version of the Final Financing Order (the “Amended Final Financing Order”). On March 1, 2024, the Court entered the Amended Final Financing Order [Docket No. 2230].

[17]	The challenge period was later extended by agreement to April 19, 2024.

G.	Adequate Protection Obligations.

The relief granted in the Final Financing Order includes granting certain adequate protection (the “Adequate Protection Obligations”) to the Prepetition Credit Agreement Lenders, the Prepetition Agent, the Senior Secured Noteholders, and the Senior Secured Notes Trustees (the “Prepetition Secured Parties”). The Adequate Protection Obligations were intended to adequately protect the Prepetition Secured Parties’ interests in collateral securing their prepetition claims against the Debtors from any diminution in value (each, a “Diminution in Value”). Specifically, the Prepetition Secured Parties were granted:

(a)	liens (the “Adequate Protection Liens”) on all or substantially all of the Debtors’ assets. The Adequate Protection Liens are senior to all other prepetition liens in the Debtors’ assets. With regard to certain collateral in which the Senior Secured Noteholders held first priority prepetition liens, the Adequate Protection Liens granted to the Senior Secured Noteholders are senior to all other liens (but junior to the Carve Out),[18] including liens held by the DIP Lenders pursuant to the Final Financing Order;

(b)	superpriority administrative expense claims (the “Adequate Protection Superpriority Claims”) in the amount of any Diminution in Value. The Adequate Protection Superpriority Claims are senior to any and all other administrative expenses claim, but junior to the Carve Out and superpriority administrative expense claims granted to the DIP Lenders. None of the Prepetition Secured Parties are entitled to receive payments or other distributions in respect of the Adequate Protection Superpriority Claims unless and until all DIP Claims have been paid in full and the commitments to lend under the DIP Facilities have been terminated; and

(c)	payment (the “Adequate Protection Payments”) of all reasonable and documented fees and expenses of the Prepetition Secured Parties payable under the prepetition credit documents, or as otherwise permitted in the Financing Orders, including fees and expenses of counsel and other professionals to the Prepetition Secured Parties.

Typically, determinations of whether any Diminution of Value has occurred take place after the effective date of a chapter 11 plan when creditor recoveries have been determined. Accordingly, the Debtors cannot currently estimate whether any Diminution of Value has occurred or will occur and, if such a Diminution of Value does occur, what the amount of the resulting Adequate Protection Superpriority Claim(s) may be. In light of the Debtors’ current business environment and the events of these Chapter 11 Cases, as described herein, it is possible that the value of the Debtors’ assets securing the Prepetition Secured Parties’ claims may have decreased during these Chapter 11 Cases. As a result, the Prepetition Secured Parties could have substantial Adequate Protection Superpriority Claims under the terms of the Final Financing Order, which rank senior in priority to claims of General Unsecured Creditors. Accordingly, any such Adequate Protection Superpriority Claims would need to be paid in full from distributable assets before any distributions could be made to General Unsecured Creditors.19

H.	Mediation.

At a hearing on December 19, 2023, the Bankruptcy Court authorized the Debtors and certain key parties in interest in the Chapter 11 Cases to participate in Mediation to reach a comprehensive resolution regarding matters related to, among other things, the Plan and Rite Aid Retail Sale Transaction. On January 9, 2024, the Debtors filed the Debtors’ Application in Lieu of Motion in Support of Entry of Stipulation and Agreed Order (I) Appointing Hon. Shelley C. Chapman (Ret.) as Mediator to Mediate the Mediation Topics, (II) Referring Such Matters to Mediation, (III) Directing the Mediation Parties to Participate in the Mediation, and (IV) Granting Related Relief (the “Mediation Stipulation”) [Docket No. 1420], and on January 12, 2024 and January 30, 2024, the Bankruptcy Court entered an order and amended order, respectively, approving the Mediation Stipulation (the “Mediation Order”) [Docket Nos. 1469, 1771] pursuant to which, among other things, the Hon. Shelley C. Chapman (Ret.) was appointed as Mediator. The Mediation parties include, among others, the Debtors, the DIP Agents, the steering committee of the Ad Hoc Secured Noteholder Group, and the Committees (collectively, the “Mediation Parties”).

[18]	“Carve Out” has the meaning set forth in ¶ 11(b) of the Final Financing Order.

[19]	The Committees do not agree with the Debtors’ assertions regarding any Diminution in Value claims asserted by the Prepetition Secured Parties, and reserve all rights.

The Debtors, with the other Mediation Parties, have successfully agreed in principle on the components of a global settlement, the terms of which are embodied in the Plan. Through Mediation, the Debtors successfully reached an agreement in principle with McKesson with respect to the treatment of McKesson Claim and the terms of the go-forward McKesson New Contract.20 The Debtors also reached agreement in principle with the DIP Lenders and the Ad Hoc Secured Noteholder Group on the terms of the Exit Facilities, the Takeback Notes, and structuring of the go-forward business at emergence.21 In addition, the Debtors, the Committees, the Ad Hoc Secured Noteholder Group, and the DIP Lenders agreed in principle to the terms of the Committee Settlement.

I.	The Federal Trade Commission Settlement.

In the months leading up to the commencement of the Debtors’ Chapter 11 Cases, the Federal Trade Commission (the “FTC”) was investigating two aspects of the Debtors’ conduct: (1) whether the Debtors had failed to comply with document retention and compliance obligations in a 2010 administrative consent order entered in In the Matter of Rite Aid Corporation, C-4308, 150 F.T.C. 694 (Nov. 12, 2010) (the “2010 Order”); and (2) whether the Debtors’ use of facial recognition software in certain Rite Aid stores for asset protection purposes prior to 2021 violated the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (the “FTC Act”).

Following several months of negotiations, the Debtors and the FTC reached an agreement to resolve the FTC’s investigations in December 2023. The Debtors did not admit liability. On January 8, 2024, the Debtors filed the Debtors’ Motion for Entry of an Order Authorizing and Approving the Settlement Between the Debtors and the Federal Trade Commission (the “FTC Settlement Motion”) [Docket No. 1408], whereby the Debtors sought entry of an order from the Bankruptcy Court approving the Proposed Stipulated Order for Permanent Injunction and Other Relief (the “Proposed FTC Order”). The resolution with the FTC involves implementation of an updated and expanded administrative consent order, the Proposed FTC Order, that will replace and extend the 2010 Order.22 Compared to the 2010 Order, the Proposed FTC Order, among other things, incorporates additional injunctive terms related to the Debtors’ management of personal information and use of facial recognition technologies and prohibits the Debtors from using facial recognition technology for security or surveillance purposes for five years. The Proposed FTC Order does not contemplate any monetary payment by the Debtors.

[20]	The McKesson Settlement Documents remain subject to ongoing review, negotiation, finalization, and discussions with other key stakeholders.

[21]	The definitive documentation memorializing and implementing the agreement amongst the Debtors, the DIP Lenders, and the Ad Hoc Secured Noteholder Group with respect to the Exit Facilities and the Takeback Notes remain subject to ongoing review, negotiation, and finalization, and discussions with other key stakeholders.

[22]	A copy of the Proposed FTC Order is attached as Exhibit A to the FTC Settlement Motion.

On December 19, 2023, the FTC voted to proceed with the settlement by authorizing its staff to (i) file a complaint (the “FTC Complaint”)23 in the United States District Court for the Eastern District of Pennsylvania setting forth the FTC’s allegations (such court, the “E.D. Penn. District Court,” and such suit, the “District Court Action”);24 and (ii) file jointly with the Debtors a joint motion to stay (the “Motion to Stay”).25 The FTC staff filed the FTC Complaint and Motion to Stay later that same day on December 19, 2023. The Motion to Stay explains that the FTC and the Debtors have agreed to a proposed resolution of the allegations in the FTC Complaint. The proposed resolution involves the E.D. Penn. District Court, in its discretion, entering an order (the “District Court FTC Settlement Order”) (which is attached to the Motion to Stay) that anticipates subsequent entry of the Proposed FTC Order by the FTC in a manner that would supplant and replace the 2010 Order. The Motion to Stay further explains that the Debtors require the approval of the Bankruptcy Court to enter into the settlement and the Bankruptcy Court’s consent to entry of the Proposed FTC Order. The Motion to Stay states that should the Bankruptcy Court approve the settlement, the parties will then jointly request that the E.D. Penn. District Court enter the District Court FTC Settlement Order. On January 4, 2024, the E.D. Penn. District Court granted the Motion to Stay. On January 23, 2024, the Bankruptcy Court entered an Order approving the FTC Settlement Motion [Docket No. 1574]. On January 24, 2024, the Debtors and the FTC filed a joint motion requesting an order lifting the stay in the E.D. Penn. District Court and for entry of the District Court FTC Settlement Order. On February 26, 2024 the E.D. Penn. District Court entered orders granting the joint motion, lifting the stay in the E.D. Penn District Court and entering the District Court FTC Settlement Order.

J.	The Debtor’s Pension Plan.

PBGC is the wholly owned United States government corporation and agency created under Title IV of ERISA to administer the federal pension insurance program and to guarantee the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA. Debtor Rite Aid Corporation sponsors a pension plan (the “Pension Plan”), which is covered by Title IV of ERISA. PBGC asserts that the other Debtors are members of Rite Aid Corporation’s controlled group, as defined in 29 U.S.C. § 1301(a)(14).

If the Pension Plan continues, the Reorganized Debtors intend to assume the Pension Plan to the extent of their respective obligations under the Pension Plan and applicable law. PBGC asserts that, if the Pension Plan terminates and is underfunded on the date of termination, the distress termination provisions of 29 U.S.C. § 1341(c) or the provisions for a PBGC-initiated termination under 29 U.S.C. § 1342(a) will govern termination of the Pension Plan. PBGC asserts that if the Pension Plan terminates, Rite Aid Corporation and all members of its controlled group would be (i) jointly and severally liable for the unfunded benefit liabilities of the terminated Pension Plan; and (ii) liable for termination premiums for the Pension Plan at the rate of $1,250 per plan participant per year for three years under 29 U.S.C. § 1306(a)(7).

Through the Plan Restructuring, the Debtors will assume the Pension Plan to the extent of their respective obligations under the Pension Plan and applicable law.

PBGC has filed proofs of claim against each of the Debtors asserting: (i) estimated contingent claims, subject to termination of the Pension Plan during the bankruptcy proceeding, for unfunded benefit liabilities in the amount of approximately $23,200,000 on behalf of the Pension Plan; (ii) unliquidated claims for unpaid required minimum contributions owed to the Pension Plan; and (iii) unliquidated claims for unpaid statutory premiums, if any, owed to PBGC on behalf of the Pension Plan. PBGC asserts that these claims, if any, would be entitled to priority under 11 U.S.C. §§ 507(a)(2), (a)(8), and/or (a)(5), as applicable, in unliquidated amounts.

[23]	A copy of the FTC Complaint is attached as Exhibit B to the FTC Settlement Motion.

[24]	The FTC Complaint and the Motion to Stay (as defined herein) were filed in the District Court Action, proceeding under Case No. 2:23-cv-05023 and the case caption Federal Trade Commission v. Rite Aid Corporation and Rite Aid Hdqtrs. Corp.

[25]	A copy of the Motion to Stay is attached as Exhibit C to the FTC Settlement Motion.

PBGC asserts that if the Pension Plan is terminated prior to Confirmation and the Debtors successfully reorganize, the obligation to PBGC for termination premiums would not exist until after Confirmation and the Effective Date occur. PBGC further asserts that, under these circumstances, such premiums would not be a dischargeable claim or debt within the meaning of sections 727 or 1141, as applicable, of the Bankruptcy Code. However, PGBC asserts that, if the Pension Plan is terminated and the Debtors liquidate, the obligation to PBGC for termination premiums is payable by the Debtors as a general unsecured claim. PBGC estimates that the amount of such termination premium liability for the Pension Plan would total approximately $25,417,500 in the aggregate.

The Debtors and Reorganized Debtors respectfully disagree with many of PBGC’s foregoing assertions and the Debtors and the Reorganized Debtors reserve all rights and defenses relating to any asserted liability, including but not limited to contesting the validity, priority, and amount of such claims.

K.	Multiemployer Pension Plans.

Certain of the Debtors contribute to one or more of nine multiemployer pension plans (the “Multiemployer Pension Plans”) pursuant to the terms of certain collective bargaining agreements entered into with certain unions.  Depending on the nature, structure, and terms of the ultimate Restructuring Transaction, the consummation of the Restructuring Transaction could trigger certain withdrawal liabilities under one or more of the Multiemployer Pension Pensions. With respect to the Plan Restructuring, based on currently available information, the Debtors do not expect that consummation of the Plan Restructuring would trigger any withdrawal liability under any of the Multiemployer Pension Plans. With respect to the Sale Transaction Restructuring, the Debtors’ consummation of the Sale Transaction Restructuring may trigger complete withdrawal liability under one or more of the Multiemployer Pension Plans (and corresponding unsecured claims against the applicable Debtors). Any potential complete withdrawal liability triggered by consummation of the Sale Transaction Restructuring could be mitigated through the execution of an agreement under ERISA section 4204(a) (29 U.S.C. § 1384) as part of such Sale Transaction Restructuring. Such an agreement would be subject to negotiation between the Debtors and the other party or parties to such Sale Transaction Restructuring.

L.	The McKesson Supply Agreement and Related Developments.

For 20 years, McKesson has supplied Rite Aid’s pharmacies with pharmaceutical products. Under the McKesson Prepetition Contract, McKesson supplied—on a just-in-time basis—almost all of the pharmaceutical products that Rite Aid sells in its 2,000-plus pharmacies. McKesson is the sole supplier to the Debtors for a majority of all products within the Debtors’ retail business. Rite Aid purchases all of its branded pharmaceutical products and almost all generic pharmaceutical products from McKesson.  The Debtors and McKesson have entered into an interim postpetition supply agreement (the “Interim Postpetition Supply Agreement”), the terms of which are summarized at Exhibit A of the Bankruptcy Court’s Order Authorizing and Approving the Settlement between the Debtors and McKesson Corporation [Docket No. 630].

As described above, the Debtors and McKesson reached an agreement in principle in Mediation with respect to the treatment of McKesson Claim and the terms of the go-forward McKesson New Contract, embodied in the McKesson 503(b)(9) Settlement and the McKesson Settlement, respectively.26 The terms of the McKesson New Contract are highly sensitive commercial information and are therefore confidential. The Debtors will seek approval of the McKesson Settlement, including the New McKesson Contract, with appropriate redactions, through confirmation of the Plan. Among other things, the McKesson 503(b)(9) Settlement provides for the following treatment of McKesson’s 503(b)(9) Claim: (a) $25 million paid in Cash at emergence, with a contingent potential increase of up to an additional $25 million based on certain available Cash thresholds at emergence (the “Incremental Initial Payment”); (b) approximately $33.8 million of accounts payable to be assumed and paid in cash by MedImpact to McKesson at emergence; (c) up to $175 million payable semi-annually over a period of three (3) years, which will be reduced on a dollar-for-dollar basis in an amount equal to the Incremental Initial Payment, if any (the “McKesson Guaranteed Cash Obligations”); d) up to five (5) additional contingent deferred Cash payments in an aggregate amount of up to $100 million, based on achieving certain adjusted EBITDA thresholds; and (e) a General Unsecured Claim for any remaining amount.  The terms and conditions of the McKesson 503(b)(9) Settlement will be disclosed in the Plan Supplement.

M.	The Bar Date Order.

On October 16, 2023, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Setting Bar Dates for Submitting Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing an Amended Schedules Bar Date and a Rejection Damages Bar Date, (III) Approving the Form, Manner, and Procedures for Filing Proofs of Claim, (IV) Approving Notice Thereof, and (V) Granting Related Relief [Docket No. 32] (the “Bar Date Motion”). On November 20, 2023 the Bankruptcy Court entered the Order (I) Setting Bar Dates for Submitting Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing an Amended Schedules Bar Date and a Rejection Damages Bar Date, (III) Approving the Form, Manner, and Procedures for Filing Proofs of Claim, (IV) Approving Notice Thereof, and (V) Granting Related Relief [Docket No. 703] (the “Bar Date Order”), and on December 2 and December 4, 2023, the Debtors filed their Schedules [Docket Nos. 860-979, 998]. Pursuant to the Bar Date Order, the last date for certain persons and entities to file Proofs of Claim in these Chapter 11 Cases was January 12, 2024, at 5:00 p.m. (prevailing Eastern Time) (the “General Claims Bar Date”) and the last date for governmental units to file Proofs of Claim in the Debtors’ Chapter 11 Cases is April 12, 2024, at 5:00 p.m. (prevailing Eastern Time).

N.	The White DOJ FCA Settlement.

On October 2, 2019, three former Rite Aid pharmacy personnel filed a qui tam complaint against certain of the Debtors in the U.S. District Court for the Eastern District of Pennsylvania, which action was later transferred to the U.S. District Court for the Northern District of Ohio (the “N.D. Ohio District Court”). On March 13, 2023, the United States intervened in the action, naming Rite Aid Corporation and certain other Debtors as defendants. The United States has alleged violations of the federal False Claims Act and Controlled Substances Act relating to the dispensing of controlled substances, primarily opioids. In connection with the White litigation, the United States has asserted that any liabilities of the Debtors resulting from the Debtor defendants’ alleged violations of the federal False Claims Act or the Controlled Substances Act would be a non-dischargeable debt under sections 727 or 1141, as applicable, of the Bankruptcy Code.

[26]	The McKesson Settlement Documents remain subject to ongoing review, negotiation, finalization, and discussions with other key stakeholders.

On March 11, 2024, the Debtors and the United States filed a joint status report in the N.D. Ohio District Court, indicating an agreement in principle resolving the United States’ claims in the White action, subject to approval by authorizing officials within the DOJ and additional conditions, including acceptable documentation of the settlement terms and the confirmation and effectiveness of a chapter 11 plan of reorganization for the Debtors. The Debtors continue to engage with the DOJ to finalize the terms of the settlement resolving the White action.

O.	The Controlled Substance Injunction

The Debtors and the Settling States reached an agreement in principle resolving the Settling States’ claims against the Debtors. The Debtors and the Settling States will consent to the entry of the Controlled Substance Injunction Order in these Chapter 11 Cases. From and after the date of the Controlled Substance Injunction Order is entered by the Bankruptcy Court, the Debtors and the Reorganized Debtors, as applicable, and any successors to the Debtors’ and the Reorganized Debtors’ business operations relating to the manufacture and sale of opioid products in the United States and its territories shall abide by the Controlled Substance Injunction.

The Debtors and the Reorganized Debtors, as applicable, will consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Controlled Substance Injunction in the state court of each of the Settling States, as applicable. The Debtors and the Reorganized Debtors will agree that seeking entry or enforcement of such a final judgment or consent order in accordance with the Controlled Substance Injunction will not violate any other injunctions or stays that it will seek, or may otherwise apply, in connection with these Chapter 11 Cases or confirmation of the Plan.

Each of the Settling States will agree to be bound by the terms of the Controlled Substance Injunction, including, for the avoidance of doubt, the release provisions set forth therein. For the avoidance of doubt, as set forth in the Controlled Substance Injunction, the terms of the Controlled Substance Injunction will not be effective until after the Effective Date.

The Controlled Substance Injunction remains subject to final approval by the Debtors and the Settling States and confirmation and consummation of the Plan. The Debtors continue to engage with the Settling States to finalize the terms of the Controlled Substance Injunction.

P.	The NAS Claimants and Related Developments.

Certain guardians of individuals who allegedly experienced fetal opioid exposure while in utero and, allegedly in connection with such exposure, were diagnosed at birth with neonatal abstinence syndrome (the “NAS Claimants”) have asserted contingent, unliquidated General Unsecured Claims against the Debtors, alleging that their injuries arose in part from the Debtors’ alleged failure to implement sufficiently rigorous verification processes in dispensing opioid products.  The NAS Claimants assert their claims in connection with two lawsuits, In re: Opioid Litigation, 22-C9000 NAS (Kanawha Cnty. Cir. Ct. May 31, 2023) (the “West Virginia Litigation”), which was dismissed as to the Debtors in May 2023, and In re: National Prescription Opiate Litigation, MDL No. 2804 (N.D. Oh.) (the “Opioids MDL”), wherein the NAS Claimants represent five plaintiffs out of more than three thousand active claims.

The NAS Claimants have filed several pleadings in the Chapter 11 Cases in connection with their claims.  On November 19, 2023, the NAS Claimants filed their Motion for an Order Granting Relief from the Automatic Stay to Prosecute Movants’ Claims with the West Virginia Mass Litigation Panel and the United States District Court for the Northern District of Ohio and Waiving the 14-Day Requirement Under Rule 4001(a)(3) [Docket No. 675] (the “NAS Lift Stay Motion”) seeking relief from the automatic stay to proceed against the Debtors with respect to the dismissed West Virginia Litigation and the Opioids MDL, and their Motion for an Order for 2004 Examination of Debtors’ Insurance Policies [Docket No. 677] (the “NAS Rule 2004 Motion”) seeking further discovery in support of the NAS Lift Stay Motion.  On January 9, 2024, following a hearing and the Debtors’ and the Committees’ objections to the NAS Lift Stay Motion and NAS Rule 2004 Motion, the Debtors and the NAS Claimants entered into, and the Bankruptcy Court subsequently approved, the Stipulation & Consent Order Resolving the NAS Creditors’ Motion for Relief From the Automatic Stay [Dkt. 675] and the NAS Creditors’ Motion for a Rule 2004 Examination of Debtors’ Insurance Policies [Dkt. 677] [Docket No. 1418] (the “NAS Lift Stay Stipulation”).  Pursuant to the NAS Lift Stay Stipulation, the Debtors agreed not to object to the NAS Claimants’ appeal of the dismissal of the West Virginia Litigation as to non-Debtor parties, the NAS Claimants agreed to withdraw the NAS Lift Stay Motion and the NAS Rule 2004 Motion, and the Debtors and NAS Claimants agreed to certain production and discovery procedures.

Following the entry of the NAS Lift Stay Stipulation, the NAS Claimants filed (i) a motion for leave to conduct a deposition of Debtor Rite Aid Corporation’s corporate representative with respect to certain matters relating to the Debtors’ Insurance Policies [Docket No. 2203], (ii) a motion to file under seal the NAS Claimants’ anticipated confirmation objection [Docket No. 1831], and (iii) a motion to file under seal the NAS Claimants’ anticipated adversary complaint seeking declaratory judgment against the Debtors and certain of their insurance carriers as to rights the NAS Claimants may have to the Debtors’ Insurance Policies [Docket No. 2299].  Each of these motions remains pending as of the filing of this Disclosure Statement.

The NAS Claimants assert General Unsecured Claims and, if their claims are Allowed, will receive the treatment specified in the Plan for Holders of General Unsecured Claims in Class 6.

The NAS Claimants requested that certain proposed provisions be included in the Plan (the “NAS Claimants’ Proposal,” attached hereto as Exhibit F-1).  The NAS Claimants also provided a formal objection (the “NAS Claimants’ Combined Objection,” attached hereto as Exhibit F-2, and, together with the NAS Claimants’ Proposal, the “NAS Claimants’ Addendum”) to the approval of the Disclosure Statement on a final basis and confirmation of the Plan. The NAS Claimants’ Addendum is attached hereto as Exhibit F.

For the avoidance of doubt, the Debtors do not approve of, agree with, or substantively accept any of the assertions made in the NAS Claimants’ Addendum. The Debtors dispute that the NAS Claimants’ Proposal is appropriate for inclusion in the Plan or for attachment to the Disclosure Statement, substantively and/or procedurally, and, for the avoidance of doubt, the NAS Claimants’ Proposal has not been incorporated into the Plan and its inclusion as an exhibit to this Disclosure Statement does not entail a representation by any party that it describes the Plan.

The Debtors dispute the NAS Claimants’ Combined Objection. The Debtors assert that this Disclosure Statement complies with section 1125 of the Bankruptcy Code and that the Plan complies with section 1129 of the Bankruptcy Code without the NAS Claimants’ Proposal and notwithstanding the NAS Claimants’ Combined Objection. The Debtors reserve all rights to oppose the NAS Claimants’ Objection and any request by the NAS Claimants for revisions to the Plan or further revisions to this Disclosure Statement in connection with the NAS Claimants’ Proposals. The Debtors have agreed that, by attaching the NAS Claimants’ Addendum hereto, the issues raised and discussed therein have been preserved for the Combined Hearing.

Q.	State of Maryland Adversary Proceeding.

On February 20, 2024, the State of Maryland (“Maryland”) commenced an adversary proceeding (Case No. 24-01091-MBK) against the Debtors by filing a complaint that seeks a determination from the Bankruptcy Court that certain claims held by Maryland are not dischargeable.  Maryland alleges, generally, that Rite Aid violated the Maryland Consumer Protection Act, the Maryland False Claims Act, the Maryland False Health Claims Act, the Maryland False Advertising Act, the Maryland Controlled Substances Act, and other statutes, as well as common law claims for fraud and public nuisance relating to the dispensing of controlled substances, primarily opioids.  The Debtors deny the allegations and the relief sought.  The Debtors are engaging with Maryland to better ascertain the basis for Maryland’s allegations, among other things.

R.	Proposed Confirmation Schedule.

In consultation with the DIP Agents, the Ad Hoc Secured Noteholder Group, and the Committees, and pursuant to the milestones set forth in the DIP Facilities, the Debtors have agreed to certain scheduling milestones to ensure an orderly and timely implementation of the Restructuring Transactions. The Debtors intend to proceed swiftly to confirmation of the Plan and emergence from these Chapter 11 Cases to mitigate uncertainty among employees, customers, and vendors, minimize disruptions to the Company’s business, and curtail professional fees and administrative costs. To that end, the Debtors have proposed the following case timeline, subject to Court approval and availability:

Event	Date
Voting Record Date	February 20, 2024
Solicitation Mailing Deadline	April 1, 2024. To the extent that such distribution is not made by the Solicitation Mailing Deadline, the Debtors shall distribute the Solicitation Packages immediately thereafter; provided, that the Debtors shall distribute the Combined Hearing Notice no later than two (2) business days following the Solicitation Mailing Deadline.
Publication Deadline	April 1, 2024. To the extent that submission of the Publication Notice in a format modified for publication to the New York Times (national edition) and the Financial Times (global edition) is not made by the Publication Deadline, the Debtors shall complete such submission immediately thereafter; provided that the Debtors shall submit the Publication Notice no later than two (2) business days following the Publication Deadline.
Plan Supplement Filing Deadline	April 8, 2024
Voting Deadline	April 15, 2024, at 4:00 p.m., prevailing Eastern Time
Confirmation and Final Disclosure Statement Objection Deadline	April 15, 2024, at 4:00 p.m., prevailing Eastern Time
Deadline to File Voting Report	April 19, 2024
Confirmation Brief and Confirmation and Final Disclosure Statement Objection Reply Deadline	April 19, 2024, at 4:00 p.m., prevailing Eastern Time
Combined Hearing Date (i.e., Confirmation Hearing Date)[27]	April 22, 2024, at 10:00 a.m., prevailing Eastern Time

[27]	Any amendments to the Plan to incorporate the terms of the UCC/TCC Allocation Agreement shall be filed prior to the Combined Hearing.

VII.	Summary of the Plan

The key terms of the Plan, specific aspects of the Restructuring Transactions, and New Rite Aid’s operations following the Consummation of the Plan can be found in the Plan, attached hereto as Exhibit A, among others described herein and therein.

A.	General Settlement of Claims and Interests.

As discussed in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute and be deemed a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, or otherwise resolved pursuant to the Plan, including the McKesson Settlement, the DOJ FCA Settlement, the DOJ Elixir Settlement, the Committee Settlement[, and the Settlement of Tort Claims.] The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

B.	[[Settlement of Tort Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan shall constitute and be deemed a good-faith compromise and settlement of all Claims, Interests, Causes of Action and controversies related to Tort Claims in an amount that the TCC believes is worth $[●] (the “Settlement of Tort Claims”). With respect to the Settlement of Tort Claims, the Debtors and the TCC believe the Plan’s treatment of Tort Claims is fair, equitable, reasonable, and appropriate, including, without limitation, the resolution of the Debtors’ liability for Tort Claims, the distributions to be made under the Plan, and the release, injunction and all other provisions contained in the Plan. More than [25,000] Proofs of Claim alleging liability arising out of or in connection with Tort Claims were filed against the Debtors by the Claims Bar Date. The TCC believes that any reasonable estimate, projection or valuation of the total liability for Tort Claims, if the Debtors had the ability to pay those Tort Claims outside of the Chapter 11 Cases, exceeds the full face value of all Insurance Policies providing coverage for Tort Claims, and likely exceeds the total value of the Estates.

In exchange for the settlement of their Claims, Holders of Tort Claims shall receive such treatment as set forth in the Plan, but subject to the allocation of recoveries on account of such treatment as set forth in the UCC/TCC Recovery Allocation Agreement. Nothing in the Plan or the Committee Settlement Documents, including the UCC/TCC Recovery Allocation Agreement, is intended to, and shall not be construed to, limit the amount of Tort Claim Insurance Proceeds available to Holders of Tort Claims [or other beneficiaries of the Litigation Trust to the extent applicable in accordance with the UCC/TCC Recovery Allocation Agreement], and the Litigation Trustee shall retain the right to pursue the full agreed settlement value of the Tort Claims from Insurance Policies (other than the Unassigned Insurance Policies) pursuant to the Assigned Insurance Rights subject to the terms and conditions of the Plan. For the avoidance of doubt, nothing herein is intended to alter or enlarge the rights and obligations of any insurer under any Insurance Policy. This paragraph does not and shall not be construed to impair, diminish, or compromise (i) any of the rights and protections of the Debtors, the Reorganized Debtors (and any Affiliates), the Wind-Down Debtors, and the Debtor Related Parties or (ii) any of the release, discharge, and exculpation provisions in the Plan.]]

1.	Non-Precedential Effect for Holders of Tort Claims

[[This Plan, the Plan Supplement, and the Confirmation Order constitute a good faith, full and final comprehensive compromise and settlement of Tort Claims based on the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to the Debtors as compared to other defendants in tort litigation and the need for an accelerated resolution without litigation) such that (i) none of the of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed and admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of the Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction and (ii) any obligation of any party, in furtherance of such compromise and settlement, to not exercise rights that might otherwise be applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. This Plan, the Plan Supplement, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving opioid claims or other tort claims in which none of the Debtors, the Reorganized Debtors, or the Litigation Trust is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or the Confirmation Order. Any claimant’s support of, or position or action taken in connection with the Plan, the Plan Supplement, and the Confirmation Order may differ from their position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of tort claims as set forth in the Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning, any other Chapter 11 Cases relating to tort claims, nor shall it be used as precedent by any Entity or party in any other chapter 11 case related to tort claims. This provision does not and shall not be construed to impair, diminish, or compromise (A) any of the rights and protections of the Debtors, the Reorganized Debtors (and any Affiliates), the Wind-Down Debtors, and the Debtor Related Parties or (B) any of the release, discharge, and exculpation provisions in the Plan.]]

C.	Equitization Transaction.[28]

If the Plan Restructuring occurs, the following provisions shall govern in lieu of Article IV.D of the Plan.

On the Effective Date (or before the Effective Date, as specified in the Restructuring Transactions Memorandum), the Debtors or the Reorganized Debtors (as applicable) shall take all actions set forth in the Restructuring Transactions Memorandum, and enter into any transaction and take any reasonable actions as may be necessary or appropriate to effect the Plan Restructuring described therein, subject in all respects to the terms set forth in the Plan, including, as applicable: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (iv) the execution, delivery, and Filing of the Exit Facilities Documents, (v) the issuance of New Common Stock and any other securities necessary to implement the Restructuring Transactions, all of which shall be authorized and approved in all respects; (vi) the execution and delivery of the Definitive Documents, (vii) the execution and delivery of the Takeback Notes Documents, if applicable, and (viii) all other actions that the Debtors determine (with the consent of the Required AHG Noteholders) to be necessary or appropriate in connection with the Consummation of the Plan Restructuring.

[28]	Unless otherwise determined no later than seven days prior to the Voting Deadline pursuant to a public notice served on parties receiving documents pursuant to Bankruptcy Rule 2002, the Debtors shall pursue the Plan Restructuring.

The Confirmation Order shall, and shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, approved by, or necessary to effectuate the Plan, including the Restructuring Transactions, including, for the avoidance of doubt, any and all actions required to be taken under applicable non-bankruptcy law.

1.	Reorganized Debtors.

On the Effective Date, in accordance with the terms of the New Corporate Governance Documents, the New Rite Aid Board shall be appointed, and New Rite Aid shall adopt the New Corporate Governance Documents; provided that each Disinterested Director of the Debtors shall retain authority following the Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at their authority and discretion in accordance with the terms of the Plan. Each Disinterested Director shall not have any of their privileged and confidential documents, communications, or information transferred (or deemed transferred) to New Rite Aid, the Reorganized Debtors, or any other Entity without such director’s prior written consent. Each Disinterested Director of the Debtors retains the right to review, approve, and make decisions, as well as to file papers and be heard before the Bankruptcy Court, on all matters under such director’s continuing authority.

2.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist on and after the Effective Date as a separate legal Entity with all the powers available to such Entity pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended, amended and restated, or replaced under the Plan or otherwise, including pursuant to the New Corporate Governance Documents, in each case consistent with the Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended, amended and restated, or replaced pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

3.	New Rite Aid Board.

Under the Plan Restructuring, on or prior to the Effective Date, the New Rite Aid board shall be appointed. The Required AHG Noteholders shall select the New Rite Aid board members.

4.	Vesting of Assets.

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in the Plan, or entered into in connection with or pursuant to, the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan (other than the GUC Equity Pool, the Committees’ Initial Cash Consideration, the Committees’ Post-Emergence Cash Consideration, and the other Litigation Trust Assets), shall vest in each respective Reorganized Debtor free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, including Article X thereof, the Reorganized Debtors may operate their businesses and may use, acquire, or dispose of property, enter into transactions, agreements, understandings or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, and compromise or settle any claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules in all respects. For the avoidance of doubt, Holders of General Unsecured Claims shall be entitled to the Committees’ Post-Emergence Cash Consideration and Litigation Trust Assets as set forth in the Committee Settlement.

Notwithstanding anything contained in the Plan to the contrary and for the avoidance of doubt, any DIP ABL Lender’s and/or any DIP FILO Lender’s potential entry into the Exit Facilities and the Exit Facilities Documents shall be fully subject to the express written consent of the relevant DIP ABL Lenders and the DIP FILO Lenders, and nothing contained in the Plan shall imply that any of the DIP ABL Lenders or the DIP FILO Lenders have consented at this time to provide any loans or financial accommodations pursuant to the Exit Facilities and the Exit Facilities Documents.

5.	Other Asset Sales.

In the event the Plan Restructuring occurs and it incorporates one or more Other Asset Sale(s), the Reorganized Debtors will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Reorganized Debtors shall have the power and authority to take any action necessary to wind-down and dissolve any applicable Debtor’s Estate(s). As soon as practicable after the Effective Date, the Reorganized Debtors shall: (1) cause such Debtors to comply with, and abide by, the terms of the Plan, Confirmation Order, the Purchase Agreement(s), the Sale Order, the Committee Settlement, and any other documents contemplated thereby; (2) to the extent applicable, file a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of such Debtors under the applicable laws of their state of incorporation or formation (as applicable); and (3) take such other actions as the Reorganized Debtors may determine to be necessary or desirable to carry out the purposes of the Plan. Any certificate of dissolution or equivalent document may be executed by the Reorganized Debtors without need for any action or approval by the shareholders or board of directors or managers of any Debtor. From and after the Effective Date, except with respect to the Reorganized Debtors as set forth herein, such Debtors (a) for all purposes shall be deemed to have withdrawn their business operations from any state in which such Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (b) shall be deemed to have canceled pursuant to the Plan all Interests, and (c) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. For the avoidance of doubt, notwithstanding such Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims. For the avoidance of doubt, in the event one or more Other Asset Sales and the Effective Date occurs, the Committee Settlement shall remain in full force and effect, including such adjustments as are necessary to provide Holders of General Unsecured Claims with the economic equivalent of the Committee Settlement.

The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Reorganized Debtors.

D.	Sale Transaction Restructuring.

If the Sale Transaction Restructuring occurs, the following provisions shall govern in lieu of Article IV.B of the Plan.

On the Effective Date (or before the Effective Date, as specified in the Restructuring Transactions Memorandum), the Debtors or the Wind-Down Debtors (as applicable) shall take all actions set forth in the Restructuring Transactions Memorandum, and enter into any transaction and take any reasonable actions as may be necessary or appropriate to effect the Sale Transaction Restructuring as described in the Plan, subject in all respects to the terms set forth in the Plan, including, as applicable: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (iv) the execution, delivery, and Filing of the Exit Facilities Documents, (v) the execution and delivery of the Definitive Documents, and (vi) all other actions that the Debtors and the Purchasers determine to be necessary or appropriate in connection with the Consummation of the Sale Transaction Restructuring, including, among other things, making filings or recordings that may be required by applicable law in connection with the Plan and authorizing and directing the Senior Secured Notes Trustees to effectuate the Credit Bid in accordance with the Sale Order, as applicable, and providing that any assignees of the Credit Bid, if applicable, are bound by the terms and provisions of the direction to the Senior Secured Notes Trustees. For the avoidance of doubt, in the event of a Sale Transaction Restructuring, the Committee Settlement shall be incorporated into any Sale Transaction Restructuring and shall remain in full force and effect, including such adjustments as are necessary to provide Holders of General Unsecured Claims with the economic equivalent of the Committee Settlement.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

1.	Formation of New Rite Aid.

In the event of a Credit Bid Transaction, on or prior to the Effective Date, New Rite Aid and certain direct or indirect subsidiaries (as applicable) shall be formed for the purpose of acquiring all of the Acquired Assets and assuming all of the Assumed Liabilities.

2.	Wind-Down Debtors.

In the event of a Sale Transaction Restructuring, on and after the Effective Date, the Wind-Down Debtors shall continue in existence for purposes of (a) resolving Disputed Claims, (b) making distributions on account of Allowed Claims as provided hereunder, (c) establishing and funding the Administrative / Priority Claims Reserve and the Wind-Down Reserve, (d) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (e) filing appropriate tax returns, (f) complying with its continuing obligations under the Purchase Agreement(s), if any, (g) liquidating all assets of the Wind-Down Debtors, and (h) otherwise administering the Plan. The Wind-Down Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (x) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (y) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Wind-Down Debtors to File motions or substitutions of parties or counsel in each such matter.

3.	Vesting of Assets.

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in the Plan, or entered into in connection with or pursuant to, the Plan or the Plan Supplement, in the event of a Sale Transaction Restructuring, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan, including the Remnant Assets of the Debtors, shall vest in each respective Wind-Down Debtor for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, the Wind-Down Debtors may, at the direction of the Plan Administrator, and subject to the Purchase Agreement(s), the Sale Order, and the Confirmation Order, use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E.	Committee Settlement.

The Debtors, the Committees, the Ad Hoc Secured Noteholder Group, and the DIP Agents agreed to the terms of the Committee Settlement to be implemented through the Plan and to be approved by the Bankruptcy Court as a good faith compromise and settlement of Claims and controversies among the Debtors, the Committees, the Ad Hoc Secured Noteholder Group, and the DIP Agents. The compromises and settlements included in the Committee Settlement are each (a) integrated with and dependent on all other compromises and settlements contemplated in connection with the Plan and (b) necessary and integral to the Plan and the success of these Chapter 11 Cases. The description of the Committee Settlement contained herein is qualified in its entirety by the applicable definitive documents pertaining thereto, which definitive documents shall, unless otherwise specified herein, be Filed with the Plan Supplement. For the avoidance of doubt, no Holder of a General Unsecured Claim, including Holders of Tort Claims, shall attempt to recover, including on account of any Tort Claim or other Claim or Cause of Action, from the Reorganized Debtors or their Affiliates (including EIC).

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Confirmation Order, or otherwise, the finalization and execution of the UCC/TCC Recovery Allocation Agreement shall not be a condition to Confirmation or Consummation of the Plan. To the extent the UCC / TCC Recovery Allocation Agreement is finalized prior to Confirmation of the Plan, it shall be approved by the Court in a manner in form and substance satisfactory to the Committees.

1.	Consideration.

Holders of General Unsecured Claims shall receive the GUC Equity Trust Interests and Litigation Trust Class A Interests, as set forth in Article III of the Plan, subject to the terms of the UCC / TCC Recovery Allocation Agreement.

The Committees Post-Emergence Cash Consideration shall be subject to the following limitations:

(a)	Committees Post-Emergence Cash Consideration on account of the CMS Receivable shall in all respects remain subject to the waterfall distribution set forth in the Elixir Intercreditor Agreement (the “CMSR Distributions Schedule”), which states that proceeds from the CMS Receivable shall be allocated: (i) first, to the SCD Trust in an amount sufficient to repay $57,000,000 in Cash of the AHG Notes; (ii) second, to the SCD Trust for the benefit of the Exit Lenders in an amount sufficient to repay the [Exit ABL Facility] in the amount of $60,000,000 (which amount shall be applied to fund an immediate prepayment under the Exit FILO Term Loan Facility); (iii) third, to the extent Excess Availability is less than $700,000,000, to the SCD Trust for the benefit of the Exit Lenders, in an amount equal to the lesser of $57,000,000 and the amount necessary to fund a prepayment under the Exit ABL Facility to cause Excess Availability to equal $700,000,000 (which amount shall be used to fund an immediate prepayment under the Exit ABL Facility); and (iv) fourth, to the extent the aggregate amount of proceeds of the CMS Receivable paid to the SCD Trust to repay in full in Cash the AHG Notes and to fund distributions under the Plan pursuant to clause (v) below are $285,000,000, $5,000,000 to the Litigation Trust (such amount, the “Creditor Distribution”), except to the extent that the SCD Trust receives to repay in full in Cash the AHG Notes and to fund distributions under the Plan less than $285,000,000 on account of the CMS Receivable, in which case, the Creditor Distribution will be reduced on a dollar-by-dollar basis by each dollar the SCD Trust receives under $285,000,000 until the Creditor Distribution reaches zero; provided that the Creditor Distribution shall not be less than zero; and (v) fifth, to the SCD Trust in an amount equal to all remaining proceeds of the CMS Receivable (which amount the SCD Trust shall use to fund a distribution pursuant to Article IIIB.5 of the Plan. The Debtors may, with the consent of the DIP Agents and the Required AHG Noteholders, enter into one or more alternative transactions or structuring arrangements with respect to the transactions, arrangements, and distributions described in this paragraph, which alternative transactions, arrangements, and distributions shall be economically neutral with respect to the Creditor Distribution. The CMSR Distributions Schedule shall not be modified without the consent of the Debtors, the DIP Agents, and the Required AHG Noteholders (together, the “CMSR Distributions”); provided, however, that the allocation in the CMSR Distributions Schedule shall not be modified in a manner inconsistent with the Committee Settlement and adverse to the Committees without the consent of the Committees.

(b)	The Committees Post-Emergence Cash Consideration payment of $20 million shall be subject to the Payment Conditions (as defined in the Exit Facilities Documents); provided, however, that, at the Committees’ election, either:

(i)	(1) there must be capacity under the Payment Conditions to pay the Ad Hoc Secured Noteholder Group on account of each corresponding dollar paid to the Committees; or (2) if, on or prior to the date on which such Specified Committee Payments are due, the Senior Secured Noteholders shall have received dividends or distributions (other than as a result of (A) the immediately preceding Article VII.1.(b)(i)(1) (in an amount not to exceed the amount of the Specified Committee Payment) or (B) the CMSR Distributions (collectively (A) and (B), the “Excluded Distributions”)), then, the Specified Committee Payments (in an aggregate amount up to the amount of dividends and distributions made to the Ad Hoc Secured Noteholder Group during the immediately preceding 12-month period (other than Excluded Distributions)) shall be exempted from the requirements to satisfy Payment Conditions. In no event shall the Specified Committee Payments exceed (x) $5 million in any 12-month period and (y) $20 million in the aggregate; or

(ii)	(1) there must be capacity under the Payment Conditions to pay the Ad Hoc Secured Noteholder Group on account of each corresponding dollar paid to the Committees; or (2) if the Ad Hoc Secured Noteholder Group shall take dividends or distributions (other than as a result of (A) the immediately preceding Article VII.1.(b)(ii)(1) (in an amount not to exceed the amount of the Specified Committee Payment) or (B) the CMSR Distributions (collectively, (A) and (B), the “Alternative Excluded Distributions”)), there must be capacity under the Payment Conditions for a corresponding dollar to go to satisfy the Specified Committee Payments that are payable in the immediately succeeding 12-month period, and upon such dividends or distributions to the Ad Hoc Secured Noteholder Group (other than Alternative Excluded Distributions), New Rite Aid shall cause a corresponding amount (up to the Specified Committee Payments that are payable in the immediately succeeding 12-month period and not previously escrowed) to be segregated and escrowed for the benefit of the Committees and paid to the Committees to satisfy the Specified Committee Payments on the applicable Required Payment Dates.

To the extent the Payment Condition applies and cannot be satisfied at the time a payment is due to the Committees or to the Ad Hoc Secured Noteholder Group, such obligation shall remain outstanding (without accruing interest) until the Payment Condition can be satisfied to permit the payments as described above. Payment to the Committees as set forth herein are subject to a prepayment discount if paid early at the election of the Ad Hoc Secured Noteholder Group.

2.	GUC Equity Trust.

On or prior to the Effective Date, the Debtors shall take all reasonably necessary steps to establish the GUC Equity Trust as one or more standalone trusts and/or sub-trusts in accordance with the Plan; provided, however, that the Debtors will not be required to take any actions which would result in holders of New Common Stock exceeding 300 holders. Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect, except to the extent the Debtors and the Committees determine otherwise in their reasonable discretion to treat all or any portion of the GUC Equity Trust as a “qualified settlement fund,” “disputed ownership fund,” or otherwise, to treat the GUC Equity Trust as a “widely held fixed investment trust” under section 1.671-5 of the Treasury Regulations and the GUC Equity Trustee will report consistently therewith. Such treatment is assumed with respect to the following discussion. In accordance therewith, neither the GUC Equity Trust nor GUC Equity Trustee shall have the power to vary the investment of the GUC Equity Trust within the meaning of section 301.7701-4(c) of the Treasury Regulations. For U.S. federal income tax purposes, each holder of a GUC Equity Trust Interest will generally be required to include their pro rata share of each item of income, gain, deduction, loss, or credit attributable to the GUC Equity Trust Assets.

To the extent the Debtors and the Committees determine in their reasonable discretion to treat all or any portion of the GUC Equity Trust as a “disputed ownership fund” under section 1.468B-9 of the Treasury Regulations or a “qualified settlement fund” under section 1.468B-1 of the Treasury Regulations, any appropriate elections with respect thereto shall be made, and such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return may be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

No request for a ruling from the IRS will be sought on the classification of the GUC Equity Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the GUC Equity Trust. If the IRS were to successfully challenge the classification of the GUC Equity Trust as a widely held fixed investment trust, the federal income tax consequences to the GUC Equity Trust and the holders of GUC Equity Trust Interests could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the GUC Equity Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

The GUC Equity Trust will file information tax returns with the IRS and provide tax information statements to holders of GUC Equity Trust Interests consistently with the rules of section 1.671-5 of the Treasury Regulations and any other applicable provisions of law, including information regarding items of income, gain, deduction, loss or credit attributable to the GUC Equity Trust Assets. Each holder of GUC Equity Trust Interests must report on its federal income tax return its share of all such items.

If, as of the Effective Date, the UCC / TCC Recovery Allocation Agreement is not in full force and effect, the GUC Equity Trustee shall hold the GUC Equity Trust Assets for the benefit of the Holders of the GUC Equity Trust Interests as later determined in accordance with the terms of the UCC / TCC Recovery Allocation Agreement. The GUC Equity Trust Interests shall be distributed in accordance with the UCC/TCC Recovery Allocation Agreement.

3.	Litigation Trust.

On the Effective Date, the Debtors shall take all necessary steps to establish the Litigation Trust as one or more standalone trust and/or sub-trusts in accordance with the Plan and the Litigation Trust Documents, including as set forth in the Litigation Cooperation Agreement. Notwithstanding anything to the contrary herein, the Debtors and the Reorganized Debtors, as applicable, shall transfer the Litigation Trust Assets to the Litigation Trust, which , except to the extent the Debtors and the Committees determine otherwise in their reasonable discretion to treat all or any portion of the Litigation Trust as a “qualified settlement fund,” “disputed ownership fund,” “widely held fixed investment trust,” and/or otherwise, shall be a “liquidating trust” as that term is used under section 301.7701-4(d) of the Treasury Regulations, and such treatment is assumed with respect to the following discussion. For the avoidance of doubt, in the event of any transfer of the Litigation Trust Assets to the Litigation Trust, the provisions set forth in Article IV.E.3 of the Plan shall continue to govern all matters associated with the prosecution, settlement, or collection upon any Causes of Action transferred to the Litigation Trust. The Litigation Trust shall be established for the purposes of liquidating the Litigation Trust’s assets, reconciling claims asserted against the Debtors and the Reorganized Debtors, and distributing the proceeds thereof in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Litigation Trust and the purposes described in the Plan. Upon the transfer of the Debtors’ or the Reorganized Debtors’ assets to the Litigation Trust, the Debtors and the Reorganized Debtors will have no reversionary or further interest in or with respect to the Litigation Trust Assets. To the extent beneficial interests in the Litigation Trust are deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, the Debtors intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to such beneficial interests; provided that, for the avoidance of doubt, to the extent the GUC Equity Trust is established as a sub-trust under the Litigation Trust, such GUC Sub-Trust shall be governed by the GUC Equity Trust provisions set forth in Article IV.E.2 of the Plan. Prior to any transfer of the Litigation Trust Assets to the Litigation Trust, the Committees may designate trustee(s) for the Litigation Trust for the purposes of administering the Litigation Trust, as more fully described in the Litigation Trust Documents. The reasonable costs and expenses of the trustee(s) shall be paid from the Litigation Trust.

(a)	Transfer of Assigned Claims and Assigned Insurance Rights

In furtherance of the transfer of the Litigation Trust Assets to the Litigation Trust and in accordance with the Litigation Trust Agreements, on the Effective Date, the Debtors shall be deemed to have irrevocably transferred, granted and assigned to the Litigation Trust, and the Litigation Trust shall receive and accept, any and all of the Assigned Claims and the Assigned Insurance Rights. The foregoing transfer shall be (i) free and clear of any and all actual or alleged Liens or encumbrances of any nature whatsoever (other than, as applicable, the Tort Claims and the Assigned Claims), (ii) made to the maximum extent possible under applicable law, (iii) absolute and without requirement of any further action by the Debtors, the Litigation Trust, the Bankruptcy Court, or any other Person, and (iv) governed by, and construed in accordance with, the Bankruptcy Code and the other applicable laws governing the applicable Insurance Policies. The transfer of the Assigned Insurance Rights contemplated in this Section is not an assignment of any Insurance Policy itself. The Confirmation Order shall contain findings with respect to the preservation of Assigned Claims and Assigned Insurance Rights as contemplated by the Committee Settlement and the Plan. Notwithstanding the foregoing, the Litigation Trustee and/or GUC Sub-Trust Trustee shall have the power to assign and/or transfer Assigned Insurance Rights for Tort Claims to Holders of Allowed Tort Claims, subject to reasonable restrictions so as not to interfere with, increase costs to, or impede the efforts of, the Litigation Trust, as further described in the Litigation Trust Documents.

(b)	[Vesting of the Litigation Trust Assets in the Litigation Trust

The corpus of the Litigation Trust shall consist of the Litigation Trust Assets. On the Effective Date, pursuant to the Plan and in accordance with the Litigation Trust Documents, the Litigation Trust Assets shall be irrevocably transferred to and vest in the Litigation Trust free and clear of any and all actual or alleged Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than, as applicable, the Tort Claims and the Assigned Claims). The Litigation Trust shall have no liability for, and the Litigation Trust Assets shall vest in the Litigation Trust free and clear of, any and all actual or alleged pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except as expressly set forth in the Plan and the Litigation Trust Documents. From and after the Effective Date, all proceeds of the Litigation Trust Assets, including without limitation, the Proceeds of Assigned Claims and the Tort Claim Insurance Proceeds, shall be paid to the Litigation Trust to be applied in accordance with the Plan, including the treatment of claims set forth in Article III of the Plan, the Litigation Trust Documents and, as applicable, the UCC/TCC Recovery Allocation Agreement. Notwithstanding the foregoing, the Litigation Trustee and/or GUC Sub-Trust Trustee shall have the power to assign and/or transfer Assigned Insurance Rights for Tort Claims to Holders of Allowed Tort Claims, subject to reasonable restrictions so as not to interfere with, increase costs to, or impede the efforts of, the Litigation Trust, as further described in the Litigation Trust Documents.

(c)	Assumption of Liability for Tort Claims

As of the Effective Date, any and all liability of the Debtors (or their Affiliates) and the Reorganized Debtors (or their Affiliates) for any and all Tort Claims shall automatically, and without further act, deed or court order, be channeled to and assumed by the Litigation Trust solely for the purpose of effectuating the purpose of the Litigation Trust. Distributions, in accordance with the Litigation Trust Documents from the Litigation Trust, any GUC Sub-Trust and the GUC Equity Trust, shall be the sole source of recovery, if any, in respect of such Tort Claims, and the Holder of such Tort Claims shall have no other or further recourse to the Debtors (and their Affiliates), their Estates, the Reorganized Debtors (and their Affiliates), or the Wind-Down Debtors. In furtherance of the foregoing, the Litigation Trust, subject to and only to the extent provided in the Litigation Trust Documents, shall have all defenses, cross-claims, offsets, and recoupments regarding the Tort Claims that the Debtors, as applicable, have, or would have had, under applicable law, but solely to the extent consistent with the Litigation Trust Documents and the Plan. For the avoidance of doubt, nothing in this Section shall limit or affect the transfer of the Assigned Insurance Rights or the Assigned Claims.

(d)	Institution and Maintenance of Legal and Other Proceedings

On the Effective Date (and subject to the establishment of the Litigation Trust and/or any GUC Sub-Trust), (a) the Litigation Trust and/or any GUC Sub-Trust shall be empowered, and have the sole authority, to initiate, prosecute, defend, and resolve the Assigned Claims and Assigned Insurance Rights that are transferred to the Litigation Trust by operation of the Plan, subject to the terms and conditions of the Plan; (b) the Litigation Trust and/or any GUC Sub-Trust shall be empowered, and have the sole authority, to initiate, prosecute, defend and resolve the Assigned Claims, the Tort Claims, and the Assigned Insurance Rights in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the Litigation Trustee(s) and/or any GUC Sub-Trust Trustee, subject to the terms and conditions of the Plan; and (c) subject to applicable law and contractual rights, the Litigation Trust and/or any GUC Sub-Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Litigation Trust and/or any GUC Sub-Trust is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

(e)	Administration of Tort Claims

On the Effective Date (and subject to the establishment of the Litigation Trust and/or any GUC Sub-Trust): (a) all Tort Claims will be administered, processed, and resolved pursuant to the provisions outlined in the Litigation Trust Documents; (b) the Litigation Trustee or GUC Sub-Trust Trustee, as applicable, shall determine the eligibility, amount and allowance of Tort Claims in accordance with the applicable Litigation Trust Documents; (c) the determination by the Litigation Trustee or GUC Sub-Trust Trustee, as applicable, of the eligibility, amount and allowance of each Tort Claim shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other Person, except as set forth herein and in the Litigation Trust Documents; and (d) the Litigation Trust, any GUC Sub-Trust and the GUC Equity Trust shall be the sole source of recovery for Holders of Tort Claims. Holders of Disallowed Tort Claims shall have no recourse to the Litigation Trust, any GUC Sub-Trust or the GUC Equity Trust, the Debtors (or their Affiliates or their Estates), the Reorganized Debtors (or their Affiliates), the Wind-Down Debtors, or the Released Parties in respect of such Disallowed Tort Claims.]

(f)	Litigation Trust Distributions

The Litigation Trust and/or any GUC Sub-Trust shall make distributions in accordance with the Plan, the Confirmation Order, the Litigation Trust Documents, and, as applicable, the UCC / TCC Recovery Allocation Agreement.

(g)	Litigation Trust Treatment.

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, except to the extent the Debtors and the Committees determine otherwise in their reasonable discretion to treat all or any portion of the Litigation Trust as a “qualified settlement fund,” “disputed ownership fund,” “widely held fixed investment trust,” and/or otherwise, the Debtors expect to treat the Litigation Trust as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations and a grantor trust under section 671 of the Tax Code, and the trustee of any Litigation Trust will take a position on the Litigation Trust’s tax return accordingly. Such treatment is assumed with respect to the following discussion. For U.S. federal income tax purposes, the transfer of assets to the Litigation Trust will be deemed to occur as (a) a first-step transfer of the Litigation Trust Assets to the Holders of the applicable Claims, and (b) a second-step transfer by such Holders to the Litigation Trust.

No request for a ruling from the IRS will be sought on the classification of the Litigation Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Litigation Trust. If the IRS were to successfully challenge the classification of the Litigation Trust as a grantor trust, the federal income tax consequences to the Litigation Trust and the Litigation Trust beneficiaries could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the Litigation Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

As soon as possible after the transfer of the Litigation Trust Assets to the Litigation Trust, the trustee(s) of the Litigation Trust shall make a good faith valuation of the Litigation Trust Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, the trustee(s) of the Litigation Trust, and the Holders of Claims receiving interests in the Litigation Trust shall take consistent positions with respect to the valuation of the Litigation Trust Assets, and such valuations shall be utilized for all U.S. federal income tax purposes.

Allocations of taxable income and loss of the Litigation Trust among the Litigation Trust beneficiaries shall be determined, as closely as possible, by reference to the amount of distributions that would be received by each such beneficiary if the Litigation Trust had sold all of the Litigation Trust Assets at their tax book value and distributed the proceeds to the Litigation Trust beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. The tax book value of the Litigation Trust Assets shall equal their fair market value on the date of the transfer of the Litigation Trust Assets to the Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The Litigation Trust shall in no event be dissolved later than five (5) years from the creation of such Litigation Trust unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth (5th) anniversary (or within the six (6) month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five (5) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the trustee(s) of the Litigation Trust that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Litigation Trust Assets.

The Litigation Trust will file annual information tax returns with the IRS as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations that will include information concerning certain items relating to the holding or disposition (or deemed disposition) of the Litigation Trust Assets (e.g., income, gain, loss, deduction and credit). Each Litigation Trust beneficiary holding a beneficial interest in the Litigation Trust will receive a copy of the information returns and must report on its federal income tax return its share of all such items. The information provided by the Litigation Trust will pertain to Litigation Trust beneficiaries who receive their interests in the Litigation Trust in connection with the Plan.

(h)	Disputed Ownership Fund, Qualified Settlement Fund, or Widely Held Fixed Investment Trust Treatment.

To the extent the Debtors and the Committees determine in their reasonable discretion to treat all or any portion of the Litigation Trust as a “disputed ownership fund” under section 1.468B-9 of the Treasury Regulations or a “qualified settlement fund” under section 1.468B-1 of the Treasury Regulations, any appropriate elections with respect thereto shall be made, and such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return may be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes). The treatment of a “widely held fixed investment trust” would be as described above with respect to the GUC Equity Trust.

4.	GUC Sub-Trusts.

To the extent provided for in the UCC/TCC Recovery Allocation Agreement, the GUC Sub-Trusts shall be established on the Effective Date subject to such documentation as may be required, to hold and distribute, as applicable, such consideration as may be allocated to any subset of Holders of General Unsecured Claims.

5.	SCD Trust.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement and the Plan, no earlier than the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall transfer the applicable portion of the Elixir Rx Intercompany Claim to the SCD Trust, which shall be a “liquidating trust” as that term is used under section 301.7701-4(d) of the Treasury Regulations. The SCD Trust shall be established for the primary purpose of liquidating the SCD Trust’s assets and distributing the proceeds thereof in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the SCD Trust. Upon the transfer of the SCD Claim to the SCD Trust, the Debtors and the Reorganized Debtors, will have no reversionary or further interest in or with respect to the assets of the SCD Trust. To the extent beneficial interests in the SCD Trust are deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, the Debtors intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to such beneficial interests. Prior to any transfer of the SCD Claim to the SCD Trust, the Debtors and the Reorganized Debtors, as applicable, may designate trustee(s) for the SCD Trust for the purposes of administering the SCD Trust in accordance with the terms and conditions of the AHG New-Money Commitment Agreement. The reasonable costs and expenses of the trustee(s) shall be paid from the SCD Trust.

(a)	SCD Trust Treatment.

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect to treat the SCD Trust as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations and a grantor trust under section 671 of the Tax Code, and the trustee of any SCD Trust will take a position on the SCD Trust’s tax return accordingly. For U.S. federal income tax purposes, the transfer of the SCD Claim to the SCD Trust will be deemed to occur as (a) a first-step transfer of the SCD Claim to the Holders of the applicable Claims, and (b) a second-step transfer by such Holders to the SCD Trust.

No request for a ruling from the IRS will be sought on the classification of the SCD Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the SCD Trust. If the IRS were to successfully challenge the classification of the SCD Trust as a grantor trust, the federal income tax consequences to the SCD Trust and the SCD Trust beneficiaries could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the SCD Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

As soon as possible after the transfer of the SCD Trust Assets to the SCD Trust, the trustee(s) of the SCD Trust shall make a good faith valuation of the SCD Trust Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, the trustee(s) of the SCD Trust, and the Holders of Claims receiving interests in the SCD Trust shall take consistent positions with respect to the valuation of the SCD Trust Assets, and such valuations shall be utilized for all U.S. federal income tax purposes.

Allocations of taxable income and loss of the SCD Trust among the SCD Trust beneficiaries shall be determined, as closely as possible, by reference to the amount of distributions that would be received by each such beneficiary if the SCD Trust had sold all of the SCD Trust Assets at their tax book value and distributed the proceeds to the SCD Trust beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the SCD Trust. The tax book value of the SCD Trust Assets shall equal their fair market value on the date of the transfer of the SCD Trust Assets to the SCD Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The SCD Trust shall in no event be dissolved later than five (5) years from the creation of such SCD Trust unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth (5th) anniversary (or within the six (6) month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five (5) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the trustee(s) of the SCD Trust that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the SCD Trust Assets.

The SCD Trust will file annual information tax returns with the IRS as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations that will include information concerning certain items relating to the holding or disposition (or deemed disposition) of the SCD Trust Assets (e.g., income, gain, loss, deduction and credit). Each SCD Trust beneficiary holding a beneficial interest in the SCD Trust will receive a copy of the information returns and must report on its federal income tax return its share of all such items. The information provided by the SCD Trust will pertain to SCD Trust beneficiaries who receive their interests in the SCD Trust in connection with the Plan.

(b)	Disputed Ownership Fund Treatment.

With respect to any of the assets of the SCD Trust that are subject to potential disputed claims of ownership or uncertain distributions, or to the extent “liquidating trust” treatment is otherwise unavailable or not elected to be applied with respect to the SCD Trust, the Debtors intend that such assets will be subject to disputed ownership fund treatment under section 1.468B-9 of the Treasury Regulations, that any appropriate elections with respect thereto shall be made, and that such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

6.	Cooperation.

The Debtors and Reorganized Debtors, as applicable, shall provide reasonable cooperation necessary to maximize the value of Estate Causes of Action, the Assigned Claims and the Assigned Insurance Rights, including, without limitation, (i) providing the Litigation Trust and its Professionals with reasonable access to the Debtors’ books, records, and other documents that are relevant to and necessary for the advancement of Assigned Claims assigned to the Litigation Trust (including privileged documents that are relevant to and necessary for the advancement of Assigned Claims and Assigned Insurance Rights assigned to the Litigation Trust only), (ii) to the extent able by applicable law, providing the Litigation Trust and its Professionals with reasonable access to Debtors’ employees and agents for fact finding, consultation, interviews, and as witnesses (including as needed to authenticate documents where appropriate) as relevant to and necessary for the advancement of Claims assigned to the Litigation Trust, (iii) to the extent able by applicable law, providing the Litigation Trust and its Professionals with reasonable access to systems and Debtor personnel as relevant for administration of the Litigation Trust, (iv) funding insurance archival efforts, including costs to retain Marsh to undertake archival efforts and costs incurred by personnel of the Debtors, the Reorganized Debtors, and/or the Wind-Down Debtors, as applicable, and Professionals of the Debtors, the Reorganized Debtors, and/or the Wind-Down Debtors to cooperate with and assist Marsh in the insurance archival efforts, (v) taking commercially reasonable measures to retain documents related to the advancement of Assigned Claims assigned to the Litigation Trust, consistent with the Litigation Trust Cooperation Agreement, and (vi) to the extent able by applicable law, providing assistance to maximize the value of the Assigned Insurance Rights, as reasonably determined by the Committees, the Litigation Trust or any of their respective Professionals. Any attorney-client privilege, work-product protections, or other privilege or immunity held by any of the Debtors, including any predecessors, committee or sub-committees, or other designated Entities or Persons, related to the Claims assigned to the Litigation Trust shall be extended to and shared with Litigation Trust under the terms of the Litigation Trust Cooperation Agreement (and for the avoidance of doubt, will not be extended to or shared with the Committees, their members, or their professionals). The transfer of any privileged books and records provided to the Litigation Trust under the terms of the Litigation Trust Cooperation Agreement shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. Further, none of the Debtors or the Reorganized Debtors shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Litigation Trust in accordance with the Litigation Trust Cooperation Agreement. The Reorganized Debtors (and, to the extent the Litigation Trust is formed and funded prior to the Effective Date), the Debtors shall be promptly reimbursed for all reasonable and documented costs and expenses, including costs associated with allocating time of employees and professionals of the Reorganized Debtors (or Debtors) in connection with any such obligations. For the avoidance of doubt, after the Confirmation Date and prior to the Effective Date, the Debtors shall reasonably cooperate with the foregoing, subject to and consistent with any budget requirements and as is necessary to comply with and satisfy closing conditions (including Article XI.A.29 of the Plan).

7.	Additional Terms.

The Debtors shall assume the Pension Plan as well as all CBAs and union contracts.

F.	Insurance Neutrality.

Nothing in the Plan, the Plan Supplement, or the Confirmation Order shall alter, supplement, change, decrease, or modify the terms (including the conditions, limitations, and/or exclusions) of the Insurance Policies, provided that, notwithstanding anything in the foregoing to the contrary, the enforceability and applicability of the terms (including the conditions, limitations, and/or exclusions) of the Insurance Policies, and thus the rights or obligations of any insurer, the Debtors, and the Litigation Trust, arising out of or under any Insurance Policy, whether before or after the Effective Date, are subject to the Bankruptcy Code and applicable law (including any actions or obligations of the Debtors thereunder), the terms of the Plan, the Plan Supplement, and the Confirmation Order (including the findings contained therein or issued in conjunction therewith), and, to the extent the insurers have or had adequate notice from any source, any other ruling made or order entered by the Bankruptcy Court whether prior to or after the Confirmation Date. Furthermore, nothing in the Plan, the Plan Supplement, or the Confirmation Order shall relieve or discharge any insurer of the Debtors from their obligations under the Insurance Policies.

G.	Sources of Consideration for Plan Distributions.

All amounts necessary for the Debtors and, if applicable, the Wind-Down Debtors, to make payments or distributions pursuant hereto shall be (in each case subject to the terms of the Purchase Agreement(s) and the Sale Order, as applicable) obtained from the proceeds of the issuance of New Common Stock, Exit Facilities, Takeback Notes, the MedImpact NewCo Notes (if any), the CMSR Distribution, the AHG Notes, Cash of the Debtors, and any additional Cash consideration provided under one or more Purchase Agreements, in accordance with the terms thereof. Unless otherwise agreed, distributions required by the Plan on account of Allowed Claims that are Assumed Liabilities under a Purchase Agreement shall be the sole responsibility of the applicable Purchaser.

1.	The New Common Stock.

In the event of a Plan Restructuring, on the Effective Date, New Rite Aid is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Common Stock for distribution to the Holders of Allowed Senior Secured Notes Claims and the GUC Equity Trust (if applicable) in accordance with the terms of the Plan and the New Corporate Governance Documents (including the New Shareholders Agreement) without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New Common Stock shall be issued and distributed free and clear of all Liens, Claims, and other Interests. All of the New Common Stock issued pursuant to the Plan, as contemplated by the Plan Restructuring, shall be duly authorized and validly issued and shall be full paid and non-assessable.

2.	Exit Facilities.

On the Effective Date, New Rite Aid shall enter into the Exit Facilities on the terms set forth in the Exit Facilities Documents. To the extent not already approved, Confirmation shall be deemed approval of the Exit Facilities Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by New Rite Aid in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of New Rite Aid to enter into and execute the Exit Facilities Credit Agreement, and such other Exit Facilities Documents as may be required to effectuate the Exit Facilities.

On the Effective Date or such date as otherwise approved by the Sale Order, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facilities Documents; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, New Rite Aid and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

3.	MedImpact Term Loan Sales Process, Rights Offering, and NewCo Notes.

(a)	MedImpact Term Loan Sales Process

In accordance with, and subject to, the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement, following the Confirmation Date, the Debtors shall commence or continue, as applicable, the MedImpact Term Loan Sales Process in accordance with the MedImpact Term Loan Bidding Procedures. Entry of the MedImpact Term Loan Bidding Procedures Order, which shall be entered on or before the Confirmation Date, shall (i) constitute Bankruptcy Court approval of the MedImpact Term Loan Sales Process, (ii) authorize the Debtors’ entry into and performance under the MedImpact Term Loan Backstop Commitment Agreement and constitute Bankruptcy Court approval thereof, including the payment of the MedImpact Term Loan Backstop Commitment Premium or the MedImpact Termination Fee, as applicable, in accordance with the terms thereof, and (iii) approve the MedImpact Term Loan Bidding Procedures. The Cash proceeds of the sale of the MedImpact Term Loan shall be applied pursuant to Section (II)(A) of Exhibit E to the Final Financing Order, unless otherwise agreed as among the DIP Agents and the Required AHG Noteholders.

(b)	Creation of MedImpact Term Loan NewCo and MedImpact Term Loan Rights Offering

If the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures and the MedImpact Term Loan Backstop Commitment Agreement, the following provisions shall be in effect, subject in all respects to the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement:

On or prior to the Effective Date, the Debtors shall create the MedImpact Term Loan NewCo and enter into the NewCo Documentation and the MedImpact NewCo Notes Documentation. Pursuant to the MedImpact Term Loan Rights Offering Procedures[, prior to the Effective Date,] the Debtors shall distribute the MedImpact NewCo Subscription Rights to Eligible Holders in accordance with the Plan, the MedImpact Term Loan Backstop Commitment Agreement, and the MedImpact Term Loan Rights Offering Procedures. Eligible Holders shall be entitled to participate in the MedImpact Term Loan Rights Offering up to a maximum amount of each Eligible Holder’s Pro Rata share of the MedImpact Aggregate Rights Offering Amount.

The MedImpact Term Loan Rights Offering will be backstopped, severally and not jointly, by the MedImpact Term Loan Backstop Parties pursuant to the MedImpact Term Loan Backstop Commitment Agreement. 20% of the MedImpact Rights Offering NewCo Notes to be sold and issued pursuant to the MedImpact Term Loan Rights Offering shall be reserved for the MedImpact Term Loan Backstop Parties pursuant to the MedImpact Term Loan Backstop Commitment Agreement. MedImpact Term Loan NewCo will pay the MedImpact Term Loan Backstop Commitment Premium to the MedImpact Term Loan Backstop Parties no later than the Effective Date in accordance with the terms and conditions set forth in the MedImpact Term Loan Backstop Commitment Agreement and the Plan.

Upon exercise of the MedImpact NewCo Subscription Rights pursuant to the terms of the MedImpact Term Loan Backstop Commitment Agreement and the MedImpact Term Loan Rights Offering Procedures, MedImpact Term Loan NewCo shall be authorized to issue the applicable principal amount of MedImpact Rights Offering NewCo Notes issuable pursuant to such exercise. Pursuant to the MedImpact Term Loan Backstop Commitment Agreement, if after following the procedures set forth in the MedImpact Term Loan Rights Offering Procedures, there remain any unexercised subscription rights, the MedImpact Term Loan Backstop Parties shall purchase, severally and not jointly, their applicable portion of the aggregate principal amount of the MedImpact Rights Offering NewCo Notes associated with such unexercised subscription rights in accordance with the terms and conditions set forth in the MedImpact Term Loan Backstop Commitment Agreement and the MedImpact Term Loan Rights Offering Procedures.

On the Effective Date, upon the consummation of the MedImpact Term Loan Rights Offering, the issuance of the MedImpact NewCo Notes and the transfer of the MedImpact Term Loan to MedImpact Term Loan NewCo, the Debtors shall transfer all equity or other ownership or residual interests in MedImpact Term Loan NewCo to the MedImpact NewCo Trustee or its designee in a manner acceptable to the Debtors and the MedImpact Term Loan Backstop Parties.

(c)	MedImpact NewCo Notes

If the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures and the MedImpact Term Loan Backstop Commitment Agreement, the following provisions shall be in effect, subject to the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement:

On the Effective Date, the MedImpact Term Loan NewCo shall issue the MedImpact NewCo Notes on the terms set forth in the MedImpact NewCo Notes Documentation. To the extent not already approved, Confirmation shall be deemed approval of the MedImpact NewCo Notes Documentation, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the MedImpact Term Loan NewCo in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the MedImpact Term Loan NewCo to enter into and execute the MedImpact NewCo Notes Indenture, and such other MedImpact NewCo Notes Documentation as may be required to issue the MedImpact NewCo Notes.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, on the Effective Date, all of the Liens and security interests to be granted in accordance with the MedImpact NewCo Notes Documentation, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the MedImpact NewCo Notes Documentation; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the MedImpact NewCo Notes Documentation; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, the MedImpact Term Loan NewCo and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

4.	The SCD Trust and the AHG Notes.

On or prior to the Effective Date, subject to the terms and conditions of the AHG New-Money Commitment Agreement, the Debtors shall create the SCD Trust and enter into the SCD Trust Documentation and the AHG Notes Documentation. On or prior to the Effective Date, subject to the terms and conditions of the AHG New-Money Commitment Agreement, the SCD Trust shall, and to the maximum extent permitted by applicable law, (a) (i) hold all right, title, and interest to no less than $350,000,000 of the SCD Claim, which the Debtors shall transfer from Debtor Ex Options, LLC to the SCD Trust, (b) issue, or cause to be issued, the AHG Notes to the applicable AHG New-Money Commitment Parties in accordance with the AHG Notes Documentation, (c) be vested with all requisite authority to distribute the CMSR Recovery in accordance with the Plan and the terms and conditions of the AHG New-Money Commitment Agreement, and (d) following receipt of the proceeds of the CMS Receivable, be vested with all requisite authority to distribute sufficient Cash to the Reorganized Debtors to fund any mandatory prepayments required under the terms of the Exit Facilities Documents from the proceeds of such CMS Receivable. To the extent not already approved, Confirmation shall be deemed approval of the AHG Notes Documentation and the SCD Trust Documentation, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the SCD Trust in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the SCD Trust to enter into and execute the SCD Trust Documentation, the AHG Notes Purchase Agreement, the AHG Notes Indenture, and such other AHG Notes Documentation as may be required to issue the AHG Notes.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, the Elixir Intercreditor Agreement shall provide, among other things, that distributions from EIC on account of the SCD Claim shall be allocated (i) first, to the SCD Trust in an amount sufficient to repay $57,000,000 in Cash of the AHG Notes; (ii) second, to the SCD Trust for the benefit of the Exit Lenders in an amount sufficient to repay the [Exit ABL Facility] in the amount of $60,000,000 (which amount shall be applied to fund an immediate prepayment under the Exit FILO Term Loan Facility); (iii) third, to the extent Excess Availability is less than $700,000,000, to the SCD Trust for the benefit of the Exit Lenders, in an amount equal to the lesser of $57,000,000 and the amount necessary to fund a prepayment under the Exit ABL Facility to cause Excess Availability to equal $700,000,000 (which amount shall be used to fund an immediate prepayment under the Exit ABL Facility); (iv) fourth, to the extent the aggregate amount of proceeds of the CMS Receivable paid to the SCD Trust to repay in full in Cash the SCD Notes and to fund distributions under the Plan pursuant to clause (v) below are $285,000,000, the Creditor Distribution”), except to the extent that SCD Trust receives less than $285,000,000 to repay in full in Cash the AHG Notes and to fund distributions under the Plan, in which case the Creditor Distribution will be reduced on a dollar-by-dollar basis by each dollar the SCD Trust receives under $285,000,000 to repay in full in Cash the AHG Notes and to fund distributions under the Plan, until the Creditor Distribution reaches zero, provided that the Creditor Distribution shall not be less than zero; and (v) fifth, to the SCD Trust in an amount equal to all remaining proceeds of the CMS Receivable (which amount the SCD Trust shall use to fund a distribution pursuant to Article III.B.5 of the Plan.). The Debtors may, with the consent of the DIP Agents and the Required AHG Noteholders, enter into one or more alternative transactions or structuring arrangements with respect to the transactions, arrangements, and distributions described in this paragraph and the preceding paragraph, which alternative transactions, arrangements, and distributions shall be economically neutral with respect to the Creditor Distribution.

Subject to the terms and conditions of the AHG New-Money Commitment Agreement, on the Effective Date, all of the Liens and security interests to be granted in accordance with the AHG Notes Documentation, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the AHG Notes Documentation; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the AHG Notes Documentation; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent not already approved, the SCD Trust and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

The Cash proceeds of the AHG Notes shall be used to pay down the loans outstanding under the DIP ABL Facility, thereby reducing the DIP ABL Claims on a dollar-for-dollar basis.

5.	Takeback Notes.

On the Effective Date, in the event of a Plan Restructuring, New Rite Aid shall enter into the Takeback Notes on the terms set forth in the Takeback Notes Documents. To the extent not already approved, Confirmation shall be deemed approval of the Takeback Notes Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by New Rite Aid in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of New Rite Aid to enter into and execute the Takeback Indenture, and other such Takeback Notes Documents as may be required to effectuate the Takeback Notes.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Takeback Notes Documents, to the extent applicable: (a) shall be deemed to be granted; (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Takeback Notes Documents; (c) shall be deemed automatically perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Takeback Notes Documents; and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

To the extent New Rite Aid and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other Law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

6.	Cash on Hand.

Except as otherwise provided in the Plan, the Debtors, Reorganized Debtors, or Wind-Down Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Claims solely in accordance with the terms of the Plan, including any Cure Costs in connection with a Plan Restructuring.

7.	Creation of the Administrative / Priority Claims Reserve and the Wind-Down Reserve.

On or before the Effective Date, in the event of a Sale Transaction Restructuring, each of the Administrative / Priority Claims Reserve and Wind-Down Reserve shall be funded in accordance with the Purchase Agreement, the Sale Order, and section 1129 of the Bankruptcy Code, as applicable, and subject to the applicable consent rights of the Required AHG Noteholders.

8.	Payment of Cure Costs.

In the event of a Sale Transaction Restructuring or an Other Asset Sale, the Debtors or Purchaser shall pay all Cure Costs, if any, pursuant to sections 365 or 1123 of the Bankruptcy Code and in accordance with the Purchase Agreement(s) and Sale Order(s).

H.	Plan Administrator and the Wind-Down Debtors.

Article IV.H of the Plan shall apply to a Sale Transaction Restructuring.

1.	Plan Administrator.

As set forth below, the Plan Administrator shall act for the Wind-Down Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under the Plan in accordance with the Wind-Down and as otherwise provided in the Confirmation Order. On the Effective Date, the authority, power, and incumbency of the Persons acting as managers, directors, and officers of the Wind-Down Debtors shall be deemed to have resigned, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Wind-Down Debtors, and shall succeed to the powers of the Wind-Down Debtors’ managers, directors, and officers.

From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Wind-Down Debtors as further described in Article VII of the Plan. The Plan Administrator shall have the authority to sell, liquidate, or otherwise dispose of any and all of the Wind-Down Debtors’ assets without any additional notice to or approval from the Bankruptcy Court.

2.	Board of the Debtors.

As of the Effective Date, in the event of a Sale Transaction Restructuring: (a) the existing board of directors or managers, as applicable, of each of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity Holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor; provided that each Disinterested Director of the Debtors shall retain respective authority following the Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan; (b) each Disinterested Director shall not have any of their privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, or the Wind-Down Debtors, or any other Entity without such director’s prior written consent; (c) each Disinterested Director of the Debtors retains the right to review, approve, and make decisions as well as to file papers and be heard before the Bankruptcy Court on all matters under such director’s continuing authority; and (d) subject in all respects to the terms of the Plan, the Debtors shall be dissolved as soon as practicable on or after the Effective Date, but in no event later than the closing of the Chapter 11 Cases.

As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Wind-Down Debtors with respect to its affairs. Subject in all respects to the terms of the Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind-down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution, cancellation, or equivalent document for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of any of the Debtors under the applicable laws of each applicable Debtor’s state of formation; (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (c) represent the interests of the Debtors or the Estates before any taxing authority in all tax matters, including any action, suit, proceeding, or audit.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of the Debtors or any of their Affiliates.

3.	Tax Returns.

After the Effective Date and subject to the Purchase Agreement(s), the Plan Administrator shall complete and file all final or otherwise required federal, state, provincial, and local tax returns for each of the Debtors and the Wind-Down Debtors.

4.	Dissolution of the Wind-Down Debtors.

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Wind-Down Debtors shall be deemed to be dissolved without any further action by the Plan Administrator, including the filing of any documents with the secretary of state for the state in which the Debtors are formed or any other jurisdiction. Notwithstanding the foregoing, the Plan Administrator shall retain the authority to take all necessary actions to dissolve the Debtors in, and withdraw the Debtors from, applicable states and provinces to the extent required by applicable law.

I.	Liquidating Trust.

Article IV.I of the Plan shall apply to a Sale Transaction Restructuring.

Notwithstanding anything to the contrary in the Plan, the Plan Administrator, on behalf of the Wind-Down Debtors, may, subject to the consent of the Required AHG Noteholders may transfer all or any portion of the Remnant Assets to the Liquidating Trust, which shall be a “liquidating trust” as that term is used under section 301.7701-4(d) of the Treasury Regulations. For the avoidance of doubt, in the event of a Permitted Transfer, the provisions set forth in Article IV.R of the Plan shall continue to govern all matters associated with the prosecution, settlement, or collection upon any Causes of Action transferred to the Liquidating Trust. The Liquidating Trust shall be established for the primary purpose of liquidating the Liquidating Trust’s assets, reconciling claims asserted against the Debtors and the Wind-Down Debtors, and distributing the proceeds thereof in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Liquidating Trust. Upon the transfer of the Debtors’ or the Wind-Down Debtors’ assets to the Liquidating Trust, the Debtors and the Wind-Down Debtors will have no reversionary or further interest in or with respect to the assets of the Liquidating Trust. To the extent beneficial interests in the Liquidating Trust are deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, the Debtors intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to such beneficial interests. Prior to any Permitted Transfer, the Plan Administrator may designate trustee(s) for the Liquidating Trust for the purposes of administering the Liquidating Trust. The reasonable costs and expenses of the trustee(s) shall be paid from the Liquidating Trust.

1.	Liquidating Trust Treatment.

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect to treat the Liquidating Trust as a “liquidating trust” under section 301.7701-4(d) of the Treasury Regulations and a grantor trust under section 671 of the Tax Code, and the trustee of any Liquidating Trust will take a position on the Liquidating Trust’s tax return accordingly. For U.S. federal income tax purposes, the transfer of assets to the Liquidating Trust will be deemed to occur as (a) a first-step transfer of the Liquidating Trust Assets to the Holders of the applicable Claims, and (b) a second-step transfer by such Holders to the Liquidating Trust.

No request for a ruling from the IRS will be sought on the classification of the Liquidating Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Liquidating Trust. If the IRS were to successfully challenge the classification of the Liquidating Trust as a grantor trust, the federal income tax consequences to the Liquidating Trust and the Liquidating Trust beneficiaries could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the Liquidating Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

As soon as possible after the transfer of the Liquidating Trust Assets to the Liquidating Trust, the trustee(s) of the Liquidating Trust shall make a good faith valuation of the Liquidating Trust Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, the trustee(s) of the Liquidating Trust, and the holders of Claims receiving interests in the Liquidating Trust shall take consistent positions with respect to the valuation of the Liquidating Trust Assets, and such valuations shall be utilized for all U.S. federal income tax purposes.

Allocations of taxable income and loss of the Liquidating Trust among the Liquidating Trust beneficiaries shall be determined, as closely as possible, by reference to the amount of distributions that would be received by each such beneficiary if the Liquidating Trust had sold all of the Liquidating Trust Assets at their tax book value and distributed the proceeds to the Liquidating Trust beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. The tax book value of the Liquidating Trust Assets shall equal their fair market value on the date of the transfer of the Liquidating Trust Assets to the Liquidating Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The Liquidating Trust shall in no event be dissolved later than five (5) years from the creation of such Liquidating Trust unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth (5th) anniversary (or within the six (6) month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five (5) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the trustee(s) of the Liquidating Trust that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets.

The Liquidating Trust will file annual information tax returns with the IRS as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations that will include information concerning certain items relating to the holding or disposition (or deemed disposition) of the Liquidating Trust Assets (e.g., income, gain, loss, deduction and credit). Each Liquidating Trust beneficiary holding a beneficial interest in the Liquidating Trust will receive a copy of the information returns and must report on its federal income tax return its share of all such items. The information provided by the Liquidating Trust will pertain to Liquidating Trust beneficiaries who receive their interests in the Liquidating Trust in connection with the Plan.

2.	Disputed Ownership Fund Treatment.

With respect to any of the assets of the Liquidating Trust that are subject to potential disputed claims of ownership or uncertain distributions, or to the extent “liquidating trust” treatment is otherwise unavailable or not elected to be applied with respect to the Liquidating Trust, the Debtors intend that such assets will be subject to disputed ownership fund treatment under section 1.468B-9 of the Treasury Regulations, that any appropriate elections with respect thereto shall be made, and that such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

J.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates that have not been previously released shall be fully released, settled, and compromised, and the Holder of such mortgages, deeds of trust, Liens, pledges, or other security interest against any property of the Debtors’ Estates shall be authorized to take such actions as may be reasonably requested by the Debtors to evidence such releases, at the sole expense of the Debtors or the Wind-Down Debtors, as applicable. Notwithstanding anything to the contrary in the Plan, the Liens securing the DIP Claims shall not be released and such Liens shall remain in full force and effect until the DIP Claims are paid in full in Cash or otherwise treated in a manner consistent with Article II.E of the Plan.

K.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan or one or more Purchase Agreements: (1) the obligations under the DIP Documents, the Prepetition Credit Agreement, the 2025 Secured Notes Indenture, the 2026 Secured Notes Indenture, the 2027 Unsecured Notes Indenture, the 2028 Unsecured Notes Indenture, and any other certificate, Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan) shall be cancelled, except as set forth in the Plan, and the Wind-Down Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released.

On or after the Effective Date, each Holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture(s) or credit agreement that governs the rights of such Holder of such Claim upon such Holder’s (or its nominee’s or designee’s) receipt of the distributions to which it is entitled pursuant to the Plan. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, Article IV.K of the Plan. If the record Holder of a Notes Claim is DTC or its nominee, the applicable Trustee, or another securities depository or custodian thereof, and Holders of Notes Claims are represented by a global security held by or on behalf of DTC, the applicable Trustee, or such other securities depository or custodian, then each such Holder of such Notes Claims shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC, the applicable Trustee, or such other securities depository or custodian thereof.

Notwithstanding the foregoing, (a) no Executory Contract or Unexpired Lease (i) that has been, or will be, assumed pursuant to section 365 of the Bankruptcy Code or (ii) relating to a Claim that was paid in full prior to the Effective Date, shall be terminated or cancelled on the Effective Date, (b) the Prepetition Credit Agreement, the Senior Secured Notes Indentures, and the Unsecured Notes Indentures shall continue in effect solely for the purpose of (i) allowing Holders of the ABL Facility Claims, FILO Term Loan Facility Claims, the Trustees, to receive the distributions provided for under the Plan, (ii) allowing the Prepetition Agent, the Trustees to receive or direct distributions from the Debtors and to make further distributions to the Holders of such Claims on account of such Claims, as set forth in Article VI.A of the Plan, (iii) preserving all rights, including rights of enforcement, of the Prepetition Agent, the Trustees to indemnification or contribution pursuant and subject to the terms of the Prepetition Credit Agreement, the Indentures, in respect of any claim or Cause of Action asserted against the Prepetition Agent, the Trustees, as applicable, (iv) permitting each of the Prepetition Agent, the Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, and (v) preserving any rights of the DIP Agents, the Prepetition Agents, the Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture, Prepetition Credit Agreement, or DIP Credit Agreements, including any rights to priority of payment and/or to exercise charging Liens.

The Prepetition Agent shall be released and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Prepetition Agent and their respective representatives and Professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Prepetition Agent shall be relieved of and released from any obligations and duties arising thereunder.

Except as provided in the Plan, on the Effective Date, each DIP Agent and its respective agents, successors, and assigns shall be automatically and fully released of all of their duties and obligations associated with the applicable DIP Documents. The commitments and obligations, if any, of the DIP Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns under the DIP Documents, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

On and after the Effective Date, the duties and responsibilities of the Trustees under the applicable indenture shall be discharged and released, except (i) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Notes Claims under the applicable indenture, and (ii) with respect to any rights of the Trustees to payment of reasonable and documented fees, expenses, and indemnification obligations (to be documented in accordance with the terms of the applicable Indenture) as against any money or property distributable to Holders of Claims pursuant and subject to the terms of the applicable indenture, including any rights to priority of payment and/or to exercise charging liens. After the performance by the Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or the Confirmation Order, the Trustees shall be deemed to be forever relieved of and released from any obligations and duties arising thereunder.

L.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved in all respects, including, as applicable: (1) selection of the Plan Administrator; (2) implementation of the Restructuring Transactions; (3) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan or deemed necessary or desirable by the Debtors, before, on, or after the Effective Date involving the corporate structure of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, and any corporate action required by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, in connection with the Plan or corporate structure of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security Holders, directors, managers, or officers of the Debtors or the Wind-Down Debtors, except for any filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution with applicable governmental authorities required pursuant to applicable state or provincial Law.. Before, on, or after the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors or the Wind-Down Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by Article IV.L of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

M.	New Corporate Governance Documents.

In the event of a Plan Restructuring or Credit Bid Transaction, on the Effective Date, New Rite Aid shall enter into and deliver the New Corporate Governance Documents to each holder of New Common Stock, and the New Corporate Governance Documents shall be deemed to be valid, binding, and enforceable in accordance with their terms, and each party shall be bound thereby, in each case, and as applicable, without the need for execution by any party thereto other than New Rite Aid. Any Entity’s acceptance of New Common Stock, including any New Common Stock issuable upon exercise of any warrants issued pursuant to the Plan or otherwise, shall be deemed as its agreement to the New Corporate Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms, and each such Entity will be bound thereby in all respects.

The New Corporate Governance Documents will prohibit the issuance of non-voting Equity Securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the New Corporate Governance Documents may be amended or restated as permitted by such documents and the Laws of their respective states, provinces, or countries of incorporation or organization.

N.	Management Incentive Plan.

On the Effective Date, the New Rite Aid Board shall adopt and implement the Management Incentive Plan as determined by the New Rite Aid Board and in accordance with the MIP Documents.

O.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors or the Wind-Down Debtors, as applicable, may issue, execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Committee Settlement, the MedImpact Term Loan Sale, Sale Transaction Restructuring, the Other Asset Sale(s), and the instruments issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors or the Wind-Down Debtors, as applicable, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

On the Effective Date, or as soon thereafter as reasonably practicable, the Reorganized Debtors or the Wind-Down Debtors, as applicable, may issue, execute, deliver, file, or record, such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate implement, and further evidence the terms and conditions of the Committee Settlement, including, but not limited to, the Litigation Trust Agreement, the GUC Equity Trust Documents, the GUC Sub-Trust Documents, the Litigation Trust Cooperation Agreement, and the other Committee Settlement Documents.

P.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code and applicable law, any transfers (whether from a Debtor to New Rite Aid, from a Debtor to the Wind-Down Debtor, or from the Wind-Down Debtor to the Liquidating Trust or to any other Person) of property under the Plan (including pursuant to the Purchase Agreement(s), if applicable, or a Plan Restructuring) or pursuant to (1) the issuance, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Wind-Down Debtors, including in accordance with any Purchase Agreement, (2) the Restructuring Transactions, (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (4) the making, assignment, or recording of any lease or sublease, or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including any Restructuring Transaction), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Q.	Exemption from Securities Act Registration.

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of securities under the Plan. The issuance of the 1145 Securities under the Plan is expected to be exempt from the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities pursuant to section 1145 of the Bankruptcy Code. Thus, the 1145 Securities to be issued under the Plan (a) would not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) would be freely tradable and transferable by any initial recipient thereof that (i) is not an “Affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “Affiliate” within 90 days of such transfer, and (iii) is not an Entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Debtors elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Disbursing Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distribution be characterized as repayments of principal or interest. No Disbursing Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC. The rights of holders of New Common Stock, including the right to transfer such interests, will also be subject to any restrictions in the New Corporate Governance Documents, to the extent applicable.

To the extent that section 1145 of the Bankruptcy Code is inapplicable, the offering, issuance, exchange, or distribution of any securities pursuant to the Plan, including the Private Placement Securities, is or shall be conducted in a manner that is exempt from the registration requirements of section 5 of the Securities Act and applicable state and local securities laws, pursuant to section 4(a)(2) of the Securities Act and/or the regulations promulgated thereunder (including Regulation D), Regulation S under the Securities Act and/or another available exemption from registration under Section 5 of the Securities Act. To the extent such securities are issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder or Regulation S under the Securities Act, each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. In that regard, each recipient shall be required to make customary representations to the Debtors including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

The interests in the Liquidating Trust, the Litigation Trust, any GUC Sub-Trust, or the GUC Equity Trust Interests are not expected to be deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, or the provision of section 1145 of the Bankruptcy Code is expected to apply to such interests (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code) or the issuance of such interests is expected to be exempt from the registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration.

The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities, Private Placement Securities, or interests in the Liquidating Trust, the Litigation Trust, any GUC Sub-Trust, or the GUC Equity Trust Interests under applicable securities laws.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VII and Article X of the Plan, and the terms of the Committee Settlement, the Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action other than the Assigned Claims and the Assigned Insurance Rights, whether arising before or after the Petition Date and notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan, other than Avoidance Actions and the Causes of Action (a) that constitute Elixir Acquired Assets or Retail Acquired Assets, (b) exculpated or released (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article X, or (c) waived in accordance with Article IV.R of the Plan which in the case of the foregoing (b) or (c) shall be deemed released and waived by the Debtors and the Reorganized Debtors or the Wind-Down Debtors, as applicable, as of the Effective Date.

The Debtors and the Wind-Down Debtors, as applicable, shall waive any Avoidance Action against the Commonwealth of Massachusetts on account of, or relating to, the Massachusetts OAG Agreement, and the Confirmation Order shall serve as approval by the Bankruptcy Court of the release of such claims. Additionally, each of the California AG Proofs of Claim is an Allowed General Unsecured Claim. The Debtors and the Wind-Down Debtors, as applicable, shall waive any Avoidance Action against the California AG, or any mediate or immediate transferee of the California AG, on account of, or relating to, the California AG Agreement, and the Confirmation Order shall serve as approval by the Bankruptcy Court of the release of such claims.

The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, may pursue such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights), as appropriate, in accordance with the best interests of the Reorganized Debtors and the Wind-Down Debtors, as applicable. The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall retain and may exclusively enforce any and all such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights). The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, shall have the exclusive right, authority, and discretion to determine and to initiate, File, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action (but not, for the avoidance of doubt, the Assigned Claims and the Assigned Insurance Rights) and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Reorganized Debtors or the Wind-Down Debtors, as applicable, will not pursue any and all available Causes of Action against it, except as assigned or transferred to the Purchaser in accordance with the Purchase Agreement(s) or otherwise expressly provided in the Plan, including in Article IV and Article X of the Plan. Unless any such Causes of Action against an Entity are expressly waived (including pursuant to Article IV.R of the Plan), relinquished, exculpated, released, compromised, assigned, or transferred to a Purchaser in accordance with a Purchase Agreement, or settled in the Plan or a Final Order, the Reorganized Debtors and the Wind-Down Debtors expressly reserve all such Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Notwithstanding anything to the contrary in the Plan, in the Plan Supplement or in the Confirmation Order, the Debtors shall preserve and transfer and/or assign to the Litigation Trust, the Assigned Claims and the Assigned Insurance Rights and the right to commence, prosecute, or settle all Assigned Claims and Assigned Insurance Rights belonging to such Debtors or their Estates, subject to the occurrence of the Effective Date and the other terms and conditions set forth in the Plan; provided, that, subject to the terms and conditions of the Plan, (a) the Litigation Trust or GUC Sub-Trust(s) shall be the successor-in-interest to the Debtors’ rights, title, and interest in any Assigned Claims and Assigned Insurance Rights, (b) the Litigation Trust or GUC Sub-Trust(s) as may be applicable, shall have exclusive standing to pursue the Assigned Claims and Assigned Insurance Rights, and (c) the Litigation Trustee or GUC Sub-Trust Trustee(s), pursuant to the Committee Settlement Documents, shall have the right to commence, prosecute, or settle such Assigned Claims and Assigned Insurance Rights and to decline to do any of the foregoing in its discretion and without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. In pursuing any Assigned Claim or Assigned Insurance Right, the Litigation Trust or GUC Sub-Trust(s) shall be entitled to the tolling provisions provided under section 108 of the Bankruptcy Code, and shall succeed to the Debtors’ rights with respect to the time periods in which an Assigned Claim or Assigned Insurance Right may be bought under section 546 of the Bankruptcy Code. The Litigation Trust or GUC Sub-Trust(s) shall be entitled to recover on any Assigned Claims or Assigned Insurance Rights as a result of the Settlement of Tort Claims described in Article IV.B of the Plan and/or any settlement or judgment with respect to the other Assigned Claims and no consent shall be necessary for the Litigation Trust or GUC Sub-Trust(s) to transfer such the proceeds of any such Assigned Claims or Assigned Insurance Rights once received from an insurer or other third-party. For the avoidance of doubt, the Litigation Trust or applicable GUC Sub-Trust shall be solely responsible for effectuating all distributions on account of the Litigation Trust Assets for General Unsecured Claims.

S.	Private Company.

In the event of a Plan Restructuring, the Reorganized Debtors shall not have any class of Equity Securities listed on a national securities exchange and shall make commercially reasonable efforts to take the steps necessary to be a private company without Securities Act or Exchange Act reporting obligations upon emergence or as soon as reasonably practicable thereafter in accordance with and to the extent permitted by the Securities Act and the Exchange Act.

T.	Additional Sale Transactions.

Pursuant to the Bidding Procedures and Bidding Procedures Order, interested parties may submit a bid for some, all, or any portion of the Debtors’ assets. If, in the Debtors’ business judgment, and subject to the Bidding Procedures and the terms of the Bidding Procedures Order, the Debtors determine that one or more bids for all or a portion of the Debtors’ assets offers higher or otherwise better terms to the Debtors’ Estates, then the Debtors may conduct (a) in the event of a Plan Restructuring, Other Asset Sale(s) for those assets or (b) in the event of a Sale Transaction Restructuring, Alternative Sale Transaction(s) for those assets, with the consent of the Required AHG Noteholders in the event of a Plan Restructuring or a Credit Bid Transaction. Such Other Asset Sale(s) or Alternative Sale Transaction(s), as applicable, would be consummated pursuant to section 363 of the Bankruptcy Code either pursuant to the Plan or separate Purchase Agreement(s) to be approved pursuant to separate Sale Order(s), and the treatment of proceeds from such Other Asset Sale(s) or Alternative Sale Transaction(s) shall be distributed pursuant to the Plan or separate Court order and in a manner consistent with the Final Financing Order. For the avoidance of doubt, pursuit of any Other Asset Sales shall not impact the Committee Settlement.

U.	Employment Obligations.

For the avoidance of doubt, the collective bargaining agreements (“CBAs”) between labor unions and various Debtors may only be rejected pursuant to and in accordance with the procedures and standards set forth in section 1113 of the Bankruptcy Code; provided that the Debtors shall assume the Pension Plan as well as all CBAs and union contracts.

The cure amounts, if any, related to the assumption of the CBAs shall be satisfied in full by payment by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course, of all the Debtors’ or the Reorganized Debtors’ obligations under the assumed CBA(s), as applicable, arising under the CBAs to the extent such obligations are valid and payable. As a result, if the CBAs are assumed, no Proof of Claim, request for administrative expense, or cure claim need be Filed with respect to such cure amounts, provided, however, that the Debtors’ and the Reorganized Debtors’ rights, defenses, claims, and counterclaims with respect to any such obligations are expressly preserved.

After the Effective Date, the Reorganized Debtors intend to, in the ordinary course of their business, as and to the extent required by the Pension Plan’s governing documents and in accordance with applicable non-bankruptcy law: (i) satisfy the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 as required by applicable law; (ii) pay, or cause to be paid, all required premiums, if any, owed to PBGC under 29 U.S.C. §§ 1306 and 1307, for the Pension Plan under ERISA or the Internal Revenue Code; and (iii) administer the Pension Plan in accordance with the applicable provisions of ERISA and the IRC. Further, if the Pension Plan continues and is assumed by the Reorganized Debtors, PBGC and the Debtors agree that all Proofs of Claim Filed by PBGC would be deemed withdrawn on the Effective Date without incurring liability in the bankruptcy.

Nothing in the Chapter 11 Cases, the Disclosure Statement, the Plan, the Confirmation Order, or any other document Filed in the Chapter 11 Cases shall be construed to discharge, release, limit, or relieve any individual from any claim by the PBGC or the Pension Plan for breach of any fiduciary duty under ERISA, including prohibited transactions, with respect to the Pension Plan, subject to any and all applicable rights and defenses of such parties, which are expressly preserved. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such fiduciary duty or related liability by any of the provisions of the Disclosure Statement, Plan, Confirmation Order, Bankruptcy Code, or other document Filed in the Chapter 11 Cases. For the avoidance of doubt, if the Pension Plan continues, the Reorganized Debtors shall not be released from any liability or obligation under ERISA, the IRC, and any other applicable law relating to the Pension Plan.

V.	Notice Regarding U.S. Government Payor Statutory Rights.

The United States takes the position that nothing in the Plan, Plan Supplement, Confirmation Order, or any other Definitive Document can release, discharge, enjoin, limit, or otherwise prejudice the United States’ rights under the Medicare Secondary Payer Act, 42 USC §§ 1395y(b) et seq., section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173), or the Federal Medical Care Recovery Act, 42 U.S.C. §§ 2651-2653.

VIII.	Other Key Aspects of the Plan

A.	Treatment of Executory Contracts and Unexpired Leases.

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, each Executory Contract or Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically rejected by the applicable Debtor, unless otherwise agreed by the applicable counterparty, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are specifically described in the Plan as to be assumed in connection with Confirmation of the Plan, or are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (2) have been previously assumed or rejected by the Debtors pursuant to the Assumption/Rejection Procedures Order or any other Bankruptcy Court order; (3) are the subject of a Filed motion to assume, assume and assign, or reject such Executory Contract or Unexpired Lease (or of a Filed objection with respect thereto) that is pending on the Confirmation Date; (4) are to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, through a Sale Order in connection with any sale transaction, including in a Sale Transaction Restructuring that is pending on the Confirmation Date; (5) are a contract, release, or other agreement or document entered into in connection with the Plan; or (6) are an Insurance Policy.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Debtors shall make all assumption and rejection determinations for their Executory Contracts and Unexpired Leases either through the Filing of a motion or identification in the Plan Supplement, in each case prior to the applicable deadlines set forth in sections 365(d)(2) and 365(d)(4) of the Bankruptcy Code, as clarified by the Extension Order. To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease by a deadline, including section 365(d) of the Bankruptcy Code, such requirement shall be satisfied if the Debtors make an election, either through the Filing of a motion or identification in the Plan Supplement or similar schedule in connection with a Sale Order, to assume or reject such Executory Contract or Unexpired Lease prior to the applicable deadline, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts and Unexpired Leases as set forth in the Plan or the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein or in the Confirmation Order or any Purchase Agreement to be approved pursuant to the Plan, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Notwithstanding anything herein to the contrary, with respect to any Unexpired Lease that is not assumed on the Effective Date pursuant to Article V.A of the Plan, the effective date of rejection of such Unexpired Leases shall be the later of: (A) the Effective Date, except (1) in connection with a Court-Ordered Cure Cost pursuant to Article V.C or (2) if agreed by the applicable counterparty, and (B) the date upon which the Debtors notify the landlord in writing (e-mail being sufficient) that they have surrendered the premises to the landlord and returned the keys, key codes, or security codes, as applicable; provided that on the date the Debtors surrender the premises as set forth in subsection (B) above, all property remaining in the premises will be deemed abandoned free and clear of any interests, Liens, Claims, and encumbrances and landlords may dispose of such property without further notice or court order, unless otherwise agreed by the applicable lessor or pursuant to an order of the Bankruptcy Court. If the effective date of any rejection of an Unexpired Lease is after the Confirmation Date pursuant to the terms in the Plan, the Reorganized Debtors shall provide notice of such rejection to the applicable landlord no later than the Initial Extended 365(d)(4) Deadline29, setting forth the deadline for Filing any Claims arising from such rejection, which notice shall also be served upon the GUC Equity Trustee and Litigation Trustee.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the rights of counterparties to Unexpired Leases of nonresidential real property to object to the continued possession of such leased property, including the ability to conduct GOB sales on the properties, or failure to comply with any other lease terms or obligations, including payment of rents and charges and insurance obligations, in each case related to such Unexpired Lease following entry of the Confirmation Order are expressly preserved, and the rights of such counterparties to request such objection be heard on shortened notice are preserved.

Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in, and be fully enforceable by the applicable Debtor in accordance with its terms, except as such terms may have been modified by agreement of the parties thereto, subject to Article V.A of the Plan. Any motions to assume Executory Contracts or Unexpired Leases pending on the Confirmation Date shall be subject to a Final Order on or after the Confirmation Date but may be withdrawn, settled, or otherwise prosecuted by the applicable Debtor, Reorganized Debtor, or Wind-Down Debtor, as applicable.

[29]	“Initial Extended 365(d)(4) Deadline” shall have the meaning given to such term in the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving Procedures for Exiting Certain Leased Real Property and (II) Granting Related Relief [Docket No. 2024].

Subject to any Sale Order, to the maximum extent permitted by Law, the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan, or any other transaction, event, or matter that would (A) result in a violation, breach, or default under such Executory Contract or Unexpired Lease, (B) increase, accelerate, or otherwise alter any obligations, rights or liabilities of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors under such Executory Contract or Unexpired Lease, or (C) result in the creation or imposition of a Lien upon any property or asset of the Debtors, the Reorganized Debtors, or the Wind-Down Debtors pursuant to the applicable Executory Contract or Unexpired Lease, and to the extent any provision in any such Executory Contract or Unexpired Lease restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the transactions contemplated by the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto, and any consent or advance notice required under such Executory Contract or Unexpired Lease in connection with assumption thereof (subject to the other provisions of Article V.A of the Plan) shall be deemed satisfied by Confirmation.

Notwithstanding anything to the contrary in the Plan, after the Confirmation Date, an Executory Contract or Unexpired Lease on the Schedule of Assumed Contracts and Unexpired Leases as of the Confirmation Date may not be rejected by the applicable Debtor(s), other than as provided for in the Plan, unless the applicable lessor or contract counterparty has (x) consented to such rejection, (y) objected to the assumption of such Executory Contract or Unexpired Lease and such objection remains outstanding, or (z) in the case of Unexpired Leases, consented to an extension of the time period in which the applicable Debtor(s) must assume or reject such Unexpired Lease pursuant to section 365(d)(4) of the Bankruptcy Code (as extended with the applicable lessor’s consent, the “Deferred Deadline”), in which case for purposes of clause (z) the applicable Debtor(s) shall have until the Deferred Deadline to assume such Unexpired Lease, subject to the applicable lessor’s right to object to such assumption, or such Unexpired Lease shall be deemed rejected. For any Executory Contract or Unexpired Lease assumed pursuant to this paragraph, all Cure Costs shall be paid on the Effective Date or as soon as reasonably practicable thereafter, unless subject to a dispute with respect to Cure Cost, such dispute shall be addressed in accordance with Article V.C of the Plan.

Notwithstanding anything to the contrary in the Plan, in the event of a Sale Transaction Restructuring under Article V.D of the Plan, the Debtors or the Wind-Down Debtors, as applicable, reserve the right to alter, amend, modify, or supplement (i) the Schedule of Assumed Executory Contracts and Unexpired Leases and (ii) any schedule of Executory Contracts and Unexpired Leases that is attached to any Purchase Agreement(s), with the consent of the Purchaser, at any time up to the earlier of (x) 90 days following the closing date of a Sale Transaction Restructuring, and (y) solely with respect to Unexpired Leases of nonresidential real property, the deadline set forth in section 365(d)(4) of the Bankruptcy Code, as such date may be extended with the consent of the applicable landlord counterparty, consistent with the Purchase Agreement, as applicable (the “Designation Rights Period”).

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time shall be barred from asserting such Claims against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions on account of such Claims in these Chapter 11 Cases. The Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any Claims not timely filed; provided that the Debtors will provide notice to such claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such claimant that its Claim will be removed from the Claims Register as a result of being untimely filed. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan and may be objected to in accordance with the provisions of Article IX of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules. For the avoidance of doubt, unless otherwise agreed, any property remaining on the premises subject to a rejected Unexpired Lease shall be deemed abandoned by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, as of the effective date of the rejection, and the counterparty to such Unexpired Lease shall be authorized to (i) use or dispose of any property left on the premises in its sole and absolute discretion without notice or liability to the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, or any third party, and (ii) shall be authorized to assert a Claim for any and all damages arising from the abandonment of such property by filing a Claim in accordance with Article V.B of the Plan.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, shall, in accordance with the Schedule of Assumed Executory Contracts and Unexpired Leases, pay all Cure Costs relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan on such terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that, if a dispute regarding assumption or Cure Cost is unresolved as of the Effective Date, then payment of the applicable Cure Cost shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure Cost shall be deemed fully satisfied, released, and discharged upon payment of the Cure Cost.

Unless otherwise agreed in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Cost must be Filed, served, and actually received by counsel to the Debtors no later than 14 days after the service of notice of assumption on affected counterparties. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or assumption and assignment, as applicable, of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption or assumption and assignment and any untimely request for an additional or different Cure Cost shall be Disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any of the Debtors without the need for any objection by the applicable Reorganized Debtors or the Wind-Down Debtors, as applicable, or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

Any payment of Cure Costs by the Debtors or a Purchaser, as applicable, in connection with Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to a Sale Transaction Restructuring or an Other Asset Sale shall be satisfied in full by the Debtors or the Purchaser(s), as applicable, in accordance with the terms in the Purchase Agreement(s) and the Sale Order(s), as applicable (including the Assignment Procedures), including in the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Debtors, the Purchaser, or any assignee to provide “adequate assurance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to assumption.

Except as otherwise set forth in any applicable Sale Order, if there is any dispute regarding any Cure Costs, the ability of the Debtors, the Reorganized Debtors, the Wind-Down Debtors, or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption or assumption and assignment, then payment of any Cure Costs shall occur as soon as reasonably practicable after (a) entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment) or (b) as may be agreed upon by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. Any such disputes shall be scheduled for hearing upon request of the affected counterparty or the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, at the earliest convenience of the Court; provided that no hearing will be scheduled on less than 10 days’ notice to the affected counterparty, and the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, and that no such hearing shall be scheduled less than 30 days after the Effective Date unless agreed to between the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, and the affected counterparty. The Debtors, the Reorganized Debtors, and the Wind-Down Debtors, as applicable, may reconcile and settle in the ordinary course of the Debtors’ business any dispute (following a timely Filed objection) regarding any Cure Cost or any other matter pertaining to assumption without any further notice to or action, order, or approval of the Bankruptcy Court.

If the Bankruptcy Court determines that the Allowed Cure Cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Assumed Contracts and Unexpired Leases (such greater amount, the “Court-Ordered Cure Cost”), the Debtors shall have the right to (a) satisfy the Court-Ordered Cure Cost as soon as reasonably practicable thereafter and assume such Executory Contract or Unexpired Lease in accordance with the terms herein or, (b) within 14 days of such determination, remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected on the later of (i) the date of entry of the Court-Ordered Cure Cost and, (ii) solely with respect to Unexpired Leases, the date upon which the Debtors notify the landlord in writing (email being sufficient) that they have surrendered the premises to the landlord and returned the keys, key codes, or security codes, as applicable, and in the case of rejection of an Unexpired Lease pursuant to the preceding clause (ii), the Debtors shall, pursuant to section 365(d)(4) of the Bankruptcy Code, immediately surrender the related premises to the lessor unless otherwise agreed with the applicable lessor or ordered by the Court, subject to the applicable counterparty’s right to object to such rejection; provided that, after the deadline to assume an Executory Contract or Unexpired Lease set forth in section 365(d) of the Bankruptcy Code, as clarified by the Extension Order, an Executory Contract or Unexpired Lease may only be removed from the Schedule of Assumed Executory Contracts and Unexpired Leases if (1) the applicable counterparty consents to such rejection, (2) the applicable counterparty objected to the assumption or cure of such Executory Contract or Unexpired Lease and such objection remains outstanding, or (3) the court orders a Court-Ordered Cure Cost. Notwithstanding anything to the contrary herein, the Reorganized Debtors, the Wind-Down Debtors, and the applicable counterparty shall be entitled to the full benefits of the Executory Contract or Unexpired Lease (including without limitation, any license thereunder) pending the resolution of any Cure Cost dispute.

The assumption of any Executory Contract or Unexpired Lease in connection with any Sale Transaction Restructuring, Plan Restructuring, or Other Asset Sale and the cure of defaults associated therewith in accordance with section 365(b) of the Bankruptcy Code, including the payment of any Cure Costs as adjudicated or agreed upon by the Debtors and the applicable Purchaser, shall result in the full release and satisfaction of any Cure Cost, Claims, or defaults, whether monetary or nonmonetary, including those arising from or triggered by the filing of these Chapter 11 Cases and provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, in each case at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed Disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption or (2) the effective date of such assumption without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing herein shall affect the allowance of Claims or any Cure Cost agreed to by the Debtors, the Reorganized Debtors, or the Wind-Down Debtors, as applicable, in any written agreement amending or modifying any Executory Contract or Unexpired Lease prior to its assumption. Notwithstanding anything in the Plan, the Purchase Agreement(s), the Sale Order(s), the Plan Supplement, or otherwise to the contrary, any non-Debtor party to any such Executory Contract or Unexpired Lease shall be entitled to receive, and nothing herein shall release or result in the satisfaction of such party’s right to receive, payment in full of all Cure Costs and all amounts that have accrued or otherwise arisen as of the Effective Date (but are not in default as of the Effective Date) with respect to any Executory Contract or Unexpired Lease.

4.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors (for themselves and for their successors) expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

5.	Insurance Policies.

Notwithstanding anything to the contrary in the Plan, the Plan Supplement or the Confirmation Order:

Nothing in the Plan, the Plan Supplement or the Confirmation Order shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies. After the Effective Date, all directors, officers, managers, authorized agents or employees of the Debtors (or their Affiliates) who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any applicable D&O Liability Insurance Policies for the full term of such policies, including but not limited to any extension of coverage after the end of such policy period if any extended reporting period has been purchased, in accordance with the terms thereof.

The Debtors shall maintain tail coverage for any current D&O Liability Insurance Policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the current D&O Liability Insurance Policies.

Each of the Debtors’ Insurance Policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (i) the Debtors shall be deemed to have assumed all Insurance Policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (ii) such Insurance Policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall vest in the Reorganized Debtors or the Wind-Down Debtors, as applicable.

The Litigation Trust or GUC Sub-Trust(s) shall be responsible for monitoring and preserving the ability to maintain claims that are Assigned Claims or Assigned Insurance Rights against the Insurance Policies (except for (a) the Debtors’ Unassigned Insurance Policies and (b) the Unassigned Insurance Rights), including the D&O Liability Insurance Policies. To the extent the Debtors are not the first named insured under any Insurance Policy and notwithstanding Confirmation of the Plan or the occurrence of the Effective Date (i) nothing herein shall constitute a rejection of such Insurance Policy, (ii) such Insurance Policy shall remain in full force and effect, and (iii) any and all rights of the Debtors under such Insurance Policy shall remain in full force and effect. For the avoidance of doubt, the dissolution of the Debtors or the Reorganized Debtors shall have no impact upon the rights of the Litigation Trust or GUC Sub-Trust(s) to assert the Assigned Insurance Rights or Assigned Claims.

After the Effective Date, the Reorganized Debtors or the Wind-Down Debtors, as applicable, and the Litigation Trust, the GUC Sub-Trust(s), and any successor or assign of the Litigation Trust or the GUC Sub-Trust(s) shall not terminate the coverage under any D&O Liability Insurance Policies (including the “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy in accordance with and subject in all respects to the terms and conditions of any applicable D&O Liability Insurance Policy, which shall not be altered, for the full term of such D&O Liability Insurance Policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

For the avoidance of doubt, nothing herein shall in any way impair the Litigation Trust’s or GUC Sub-Trust’s ability on and after the Effective Date to assert on behalf of the Debtors or Reorganized Debtors, as applicable, any Assigned Claims or any Assigned Insurance Rights, on account of such Assigned Claims or such Assigned Insurance Rights, which shall not be altered except as otherwise provided herein. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement the Insurance Policies, with the reasonable consent and cooperation of the Litigation Trust or GUC Sub-Trust(s) and as the Debtors and the Litigation Trust or GUC Sub-Trust(s) deem necessary (except with respect to the Unassigned Insurance Policies, for which no consent is required).

6.	Indemnification Provisions.

All Indemnification Provisions, consistent with applicable law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, D&O Liability Insurance Policies, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other Professionals of each of the Debtors, as applicable, shall be Reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other Professionals of the Debtors than the Indemnification Provisions in place prior to the Effective Date. [For the avoidance of doubt, Indemnification Provisions shall be Reinstated for any Excluded Party.]

7.	D&O Liability Insurance Policies.

Each of the Debtors’ Insurance Policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (i) the Debtors shall be deemed to have assumed all Insurance Policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, pursuant to section 365 of the Bankruptcy Code or otherwise, subject to the Debtors’ rights to seek amendment to such Insurance Policies and (ii) such Insurance Policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall vest in the Reorganized Debtors or the Wind-Down Debtors, as applicable. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies of the Debtors, including each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Insurance Policies, including D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

The Debtors shall maintain tail coverage under any D&O Liability Insurance Policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the D&O Liability Insurance Policies. In addition to such tail coverage, the D&O Liability Insurance Policies shall remain in place in the ordinary course during the Chapter 11 Cases.

For the avoidance of doubt, nothing herein shall in any way impair the Litigation Trust’s ability on and after the Effective Date to assert on behalf of the Debtors or Reorganized Debtors, as applicable, any Assigned Claims or any Assigned Insurance Rights, on account of such Assigned Claims or such Assigned Insurance Rights, subject to the terms and conditions of the applicable Insurance Policies, including the D&O Liability Insurance Policies, which shall not be altered. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement the Insurance Policies, including the D&O Liability Insurance Policies, as the Debtors and Reorganized Debtors, as applicable, deem necessary.

8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, a Sale Order, or the Purchase Agreement(s), each assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including easements, reciprocal easement agreements, construction operating and reciprocal easement agreements, operating or redevelopment agreements, covenants, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

9.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Contracts and Unexpired Leases, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors or the Wind-Down Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan or a Sale Order. Following the expiration of the Designation Rights Period, as applicable, the Debtors may not subsequently reject any Unexpired Lease previously designated as assumed or assumed and assigned and may not assume or assume and assign an Unexpired Lease previously designated as rejected on the Schedule of Assumed Contracts and Unexpired Leases absent the consent of the applicable lessor or order of the Bankruptcy Court. A final and timely designation with respect to all Unexpired Leases of nonresidential real property will be made in accordance with Article V.A of the Plan.

10.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4)(B)(ii) of the Bankruptcy Code.

11.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor (but excluding any contracts or leases assigned to a Purchaser in accordance with a Purchase Agreement), will be performed by the applicable Debtor or, after the Effective Date, the Reorganized Debtors or the Wind-Down Debtors, as applicable, liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases but excluding any Executory Contracts or Unexpired Leases that have been rejected as of the date of entry of the Confirmation Order) will survive and remain unaffected by entry of the Confirmation Order.

12.	Sale Order Assignment Procedures.

Nothing contained in the Plan or the Confirmation Order constitutes or shall be construed as any modification or amendment of a Sale Order or the Assignment Procedures attached thereto, in the event of a Sale Transaction Restructuring or an Other Asset Sale.

B.	Conditions Precedent to Consummation of the Plan

1.	Conditions Precedent to the Effective Date

It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XI.B of the Plan;

1.             the DIP ABL Facility, the DIP FILO Facility, the DIP Term Loan Facility, and the Financing Orders each remains in full force and effect;

2.             in the event of a Plan Restructuring or a Credit Bid Transaction, each of the Definitive Documents must be, in form and substance acceptable to the Required AHG Noteholders and the Agents (subject to any additional consent rights set forth in Article I.A.96);

3.             the Plan, the Confirmation Order, the Disclosure Statement, the Sale Order, if applicable, and the Disclosure Statement Order must be, in form and substance acceptable to the Debtors and reasonably acceptable to the Required AHG Noteholders, the Agents, and the Committees;

4.             the Restructuring Transactions shall have been implemented in accordance with the Restructuring Transactions Memorandum in all material respects;

5.             each of the Confirmation Order and the Sale Order, if applicable, shall have been entered and shall not be stayed;

6.             the Bankruptcy Court shall have entered the Controlled Substance Injunction Order, and such order shall be a Final Order;

7.             in the event of a Credit Bid Transaction, New Rite Aid shall have been formed;

8.             all documents necessary to consummate the Plan shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith and in accordance with any applicable consent rights set forth in the Plan;

9.             the Bankruptcy Court shall have entered the Final Financing Order and the Final Financing Order shall not have been vacated, stayed, revised, modified, or amended in any manner without the prior written consent of the DIP Agent and, to the extent set forth in the Final Financing Order, and there shall be no default or event of default existing under the DIP Credit Agreement or the Final Financing Order;

10.           the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, and documents that are necessary to implement and effectuate the Plan;

11.           in the event of a Sale Transaction Restructuring, the Wind-Down Reserve and the Administrative / Priority Claims Reserve shall have each been funded;

12.           the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Escrow Amount;

13.           all accrued and unpaid reasonable and documented fees and expenses of the Ad Hoc Secured Noteholder Group (including any advisors thereto) in connection with the Restructuring Transactions, to the extent invoiced three Business Days prior to the Effective Date, shall have been paid in accordance with the terms and conditions set forth in the Financing Order, and the DIP Credit Agreement, as applicable;

14.           the GUC Equity Trust Agreements shall have been executed and the GUC Equity Pool shall have been issued to the GUC Equity Trust;

15.           the Litigation Trust Documents necessary for the operation of the Litigation Trust to operate on the Effective Date shall have been executed and/or Filed, as applicable and the Committees’ Initial Cash Consideration and other Litigation Trust Assets shall have been contributed to the Litigation Trust;

16.           the Committee Settlement shall be in full force and effect and the Committee Settlement and any provisions of any Definitive Documents related to the Committee Settlement or the UCC/TCC Recovery Allocation Agreement (if Filed and subject to the consent rights set forth in the Plan) shall be reasonably acceptable to the Committees and shall not have been modified without the Committees’ consent (not to be unreasonably withheld);

17.           in the event of the Plan Restructuring, the New Common Stock shall have been issued;

18.           (i) all waiting periods imposed by any Governmental Unit in connection with the transactions contemplated by the Plan, the Sale Transaction Restructuring, and any Other Asset Sale shall have terminated or expired and (ii) all authorizations, approvals (including regulatory approvals), consents, or clearances under the any applicable antitrust Laws in connection with such transactions shall have been obtained;

19.           as applicable, the Exit Facilities Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facilities shall have been waived or satisfied in accordance with the terms thereof;

20.           in the event of (a) a Plan Restructuring or (b) a Credit Bid Transaction, any Other Asset Sale or Alternative Sale Transaction shall (i) be acceptable to the Required AHG Noteholders and the Agents and (ii) shall have closed on or prior to the Effective Date;

21.           in the event of a Sale Transaction Restructuring, New Rite Aid or the applicable Purchaser shall have acquired the Retail Acquired Assets pursuant to the applicable Purchase Agreement, and in each case all conditions precedent to the closing of such Sale Transaction Restructuring shall have been satisfied or duly waived;

22.           any Sale Transaction Restructuring shall be acceptable to the Required AHG Noteholders;

23.           as applicable, the Takeback Notes Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the issuance of the Takeback Notes shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Takeback Notes shall be deemed to occur concurrently with the occurrence of the Effective Date;

24.           the New Corporate Governance Documents shall be in full force and effect;

25.           any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained;

26.           the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated herein in a manner consistent in all respects with the Plan and the Plan Supplement;

27.           all DOJ Claims are subject to one or more settlement agreements between the Debtors and their non-Debtor Affiliates, including EIC, as applicable, and the DOJ, which settlement agreements (a) provide for no less than $350 million in available proceeds on account of the CMS Receivable to fund distributions to Holders of Allowed DIP Claims and Holders of Allowed Senior Secured Notes Claims and (b) are otherwise in form and substance acceptable to the Debtors, the Required AHG Noteholders and the Exit Facilities Agent;

28.           on the Effective Date, the Debtors shall have Pro Forma Closing Liquidity of at least $700,000,000;

29.           the Debtors shall have delivered to the Ad Hoc Secured Noteholder Group (a) pro forma consolidated and consolidating financial statements of the Reorganized Debtors as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Effective Date, (b) monthly financial statements for the twelve months ended prior to the Effective Date, concluding the month ending at least 30 days prior to the Effective Date, and (c) forecasts, prepared by the management of the Debtors (in consultation with the Debtors’ financial advisor) and in form and substance and with assumptions satisfactory to the Ad Hoc Secured Noteholder Group, of (i) balance sheets, income statements, and cash flow statements and (ii) the Revolving Borrowing Base, the FILO Borrowing Base, and Excess Availability (in each case, as defined in the Exit Facilities Credit Agreement), in each case, for each month for the first twelve full fiscal months following the Effective Date and on an annual basis thereafter through the term of the Exit Facilities, which projections shall demonstrate projected Excess Availability in excess of $700,000,000 as of the end of each month for the 12 months following the Effective Date;

30.           in the event of a Plan Restructuring or a Credit Bid Transaction, the Debtors and/or New Rite Aid, as applicable, shall have (a)(i) entered into an amended McKesson Prepetition Contract, as amended pursuant to the McKesson Settlement and (ii) assumed the McKesson Prepetition Contract, or (b) terminated the McKesson Prepetition Contract and entered into the McKesson New Contract or a new contract with an alternative supplier, which shall be effective no later than the Effective Date, in a form reasonably acceptable to the Required AHG Noteholders and the Exit Facilities Agent, as applicable;

31.           the Debtors shall have conducted the sales and marketing process for the Rite Aid Retail Assets in the manner agreed upon between the Debtors and the Required AHG Noteholders.

32.           the aggregate amount of Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Tax Claims, and Allowed Other Secured Claims to be paid pursuant to the Plan shall be reasonably acceptable to the Required AHG Noteholders;

33.           in the event of a Plan Restructuring or a Credit Bid Transaction, the (a) Allowed amount of the McKesson Claim and (b) treatment of the Allowed McKesson Claim under the Plan shall each be reasonably acceptable to the Required AHG Noteholders and the Exit Facilities Agent, as applicable;

34.           in the event of a Plan Restructuring, (a) if the MedImpact Term Loan Backstop Parties acquire the MedImpact Term Loan pursuant to the MedImpact Term Loan Bidding Procedures, (i) the MedImpact Term Loan Rights Offering shall have been conducted in accordance with the Plan, the MedImpact Term Loan Rights Offering Procedures and the MedImpact Term Loan Backstop Commitment Agreement, (ii) the MedImpact Term Loan NewCo shall have been formed, and interests therein distributed to the MedImpact NewCo Trustee, in accordance with the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement and the Plan, and (iii) the MedImpact NewCo Notes shall have been distributed in accordance with the terms and conditions of the MedImpact Term Loan Backstop Commitment Agreement, the MedImpact NewCo Notes Documentation, the MedImpact Term Loan Rights Offering, and the Plan or (b) if the MedImpact Term Loan Backstop Parties do not acquire the MedImpact Term Loan, the Cash proceeds of the MedImpact Term Loan have been allocated in accordance with Section (II)(A) of Exhibit E of the Final Financing Order;

35.           in the event of a Plan Restructuring, the MedImpact Term Loan Sale shall have been conducted in accordance with the MedImpact Term Loan Bidding Procedures and shall have occurred and been consummated on or prior to the Effective Date; and

36.           in the event of a Plan Restructuring, subject to the terms and conditions of the AHG New-Money Commitment Agreement, (a) the SCD Trust shall have been formed, and interests therein distributed, in accordance with the terms and conditions of the SCD Trust Documentation and the Plan, (b) the AHG Notes shall have been issued in accordance with the terms and conditions of the AHG New-Money Commitment Agreement and the AHG Notes Documentation, and (c) the Debtors shall have entered into the Elixir Intercreditor Agreement.

2.	Waiver of Conditions.

Subject to and without limiting the rights of each party under the Final Financing Order, the conditions to Consummation set forth in Article XI.A of the Plan, other than the condition set forth in Article XI.A.13 of the Plan, may be waived by the Debtors (with the consent of (i) the DIP Agents, (ii) the Exit Facilities Agent, (iii) the Required AHG Noteholders, but solely in the event of a Plan Restructuring or Credit Bid Transaction, and (iv) the Committees, to the extent that such waiver directly, materially, and adversely affects the rights or entitlements of Committees under the Committee Settlement, provided that the wavier of the condition set forth in Article XI.A.14 through Article XI.A.17 of the Plan shall require the consent of the Committees, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan; provided that, the condition in Article XI.A.12 of the Plan may not be waived without the consent of the affected Professionals.

3.	Effect of Failure of Conditions.

If the Effective Date of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

4.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

IX.	Risk Factors

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions Are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors.

If the Restructuring Transactions are not implemented, the Debtors will consider all available restructuring alternatives, including filing an alternative chapter 11 plan, converting to a chapter 7 plan, commencing section 363 sales of the Debtors’ assets, and any other transaction that would maximize the value of the Debtors’ estates. The terms of any alternative restructuring proposal may be less favorable to Holders of Claims against and Interests in the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the confirmation of the Plan, the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would have other adverse effects on the Debtors. For example, it would adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

•	the Debtors’ enterprise value; and

•	the Debtors’ business relationship with customers and vendors.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Confirmation and Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Confirmation and Effective Date of the Plan will not take place. In the event that the Effective Date does not occur, the Debtors may seek Confirmation of a new or amended Plan. If the Debtors do not secure sufficient working capital to continue their operations of if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

4.	The Debtors May be Unable to Finalize a Resolution in Mediation, which could Impact the Debtors’ Ability to Confirm the Plan

As discussed above, the Debtors and other parties in interest have reached an agreement in principle on a global settlement of issues subject to Mediation, among others. The definitive documentation of the global settlement remains subject to final approval from the Debtors, the DIP Lenders, the Ad Hoc Secured Noteholder Group, McKesson, and the Committees. The Debtors are hopeful that the global settlement will be finalized in advance of the Combined Hearing. However, there is no guarantee that the global settlement will be finalized. Among other issues, and although the Debtors have reached an agreement in principle with McKesson regarding the terms of the McKesson New Contract, pursuant to which McKesson will supply certain of the Reorganized Debtors with, among other things, pharmaceutical products critical to the operation of their pharmacy business, such agreement has not been formally executed nor approved by the Bankruptcy Court. Failure to consummate the McKesson Settlement may negatively affect the Debtors’ ability to successfully confirm the Plan.30

[30]	The definitive documentation memorializing and implementing the McKesson Settlement and the McKesson 503(b)(9) Settlement remain subject to ongoing review, negotiation, finalization, and discussions with other key stakeholders.

The Debtors believe that the Plan attached hereto provides for the best (and only) available alternative to the Debtors’ creditors, provides for a greater recovery (or potential recovery, as applicable) for creditors compared to a liquidation, and provides the greatest chance for the Debtors to emerge from these Chapter 11 Cases as a revitalized, streamlined going-concern retail pharmacy business.

5.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

6.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

7.	The Debtors May Not Be Able to Secure Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

8.	Certain Parties May Argue That Their Claims are Non-Dischargeable, and if Successful With Respect to Material Claims, the Debtors May be Unable to Secure Confirmation of the Plan.

Certain creditors may take the position their claims are non-dischargeable. Such creditors may make such allegations at any time, notwithstanding the existence of deadlines established by the Bankruptcy Rules or applicable Court order, entry of the Confirmation Order, or the occurrence of the Effective Date. Claimholders and other interested parties should refer to Articles IX.D.6(c) and IX.D.6(e) of this Disclosure Statement for discussions of certain debts and Claims, including those arising under the federal False Claims Act, that the United States asserts are not dischargeable claims or debts within the meaning of sections 727 or 1141, as applicable, of the Bankruptcy Code. Such assertions of non-dischargeablility, if successful with respect to material claims, could result in denial of confirmation, changes to the Plan, or, if asserted after occurrence of the Effective Date, the Reorganized Debtors being required to honor such claims.

9.	The Debtors May Not Be Able to Obtain Exit Facility Commitments.

Based on the Financial Projections, the Debtors believe that they will need exit financing or alternative sources of liquidity to support their efforts to effectuate this restructuring and exit from these Chapter 11 Cases. There is a risk that the Debtors may not be able to secure Exit Facility Commitments and consummate the Plan. If the Debtors are unable to secure Exit Facility Commitments, the Plan may not be feasible.

10.	Even if the Restructuring Transactions are Successful, the Debtors Will Face Continued Risk Upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for the Debtors’ services, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

11.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

12.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

13.	Contingencies Could Affect Votes of Voting Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Class that is entitled to vote to accept or reject the Plan or require any sort of revote by such Impaired Class.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

14.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article X of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Post-Effective Date Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan remain subject to Mediation and the completion of any ongoing diligence efforts by the Disinterested Directors at the applicable Debtor Entities and objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.31

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits embodied in the Plan.

B.	Risks Related to Recoveries under the Plan.

1.	In the Event of a Plan Restructuring, the Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

In the event of a Plan Restructuring, assuming that the Effective Date occurs, the Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections attached hereto represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which are necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections are reasonable, there can be no assurance that they will be realized. If the Reorganized Debtors do not achieve their projected financial results, or are unable to procure sufficient exit financing to effectuate the Restructuring Transactions, the value of the New Common Stock may be negatively affected, and the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	In the Event of a Plan Restructuring, Certain Significant Holders of Shares of New Common Stock May Have Substantial Influence Over the Reorganized Debtors Following the Effective Date.

In the event of a Plan Restructuring, assuming that the Effective Date occurs, holders of Claims who receive distributions representing a substantial percentage of the outstanding shares of the New Common Stock may be in a position to influence matters requiring approval by the holders of shares of New Common Stock, including, among other things, the election of directors and the approval of a change of control of the Reorganized Date Debtors. The holders may have interests that differ from those of the other holders of shares of New Common Stock and may vote in a manner adverse to the interests of other holders of shares of New Common Stock. This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the Reorganized Debtors and consequently impact the value of the shares of New Common Stock. In addition, a holder of a significant number of shares of New Common Stock may sell all or a large portion of its shares of New Common Stock within a short period of time, which sale may adversely affect the trading price of the shares of New Common Stock. A holder of a significant number of shares of New Common Stock may, on its own account, pursue acquisition opportunities that may be complementary to the Reorganized Debtors’ businesses, and as a result, such acquisition opportunities may be unavailable to the Reorganized Debtors. Such actions by holders of a significant number of shares of New Common Stock may have a material adverse impact on the Reorganized Debtors’ businesses, financial condition, and operating results.

[31]	Releases effectuated through the Plan remain the subject of Mediation. The Debtors will seek approval of the substance and structure of the releases at Confirmation. Solicitation of elections with respect to Holder releases will occur after Confirmation, following the conclusion of the Mediation process.

3.	Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to maintain adequate liquidity to fund operations; (d) the assumption that capital and equity markets remain consistent with current conditions; and (e) the Debtors’ ability to maintain critical existing customer relationships, including customer relationships with key customers.

4.	The Reorganized Debtors May Not Be Able to Generate or Receive Sufficient Cash to Service Their Debt and May Be Forced to Take Other Actions to Satisfy Their Obligations, Which May Not Be Successful.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the Exit Facilities.

The Debtors do not have a commitment from either the DIP Lenders or a third party to provide the Exit Facilities. There is no guarantee that the Debtors will be able to secure such a commitment and, thus, the Debtors may seek to emerge from the Chapter 11 Cases without an Exit Facility or with an Exit Facility on unfavorable terms. Either situation would negatively affect the New Rite Aid’s ability to operate going forward.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the Exit Facilities. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

5.	The New Common Stock is Subject to Dilution.

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from the New Common Stock issued in connection with the issuance of additional shares of New Common Stock or the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence, including pursuant to the Management Incentive Plan.

6.	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Refinance Their Debt.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

7.	Certain Tax Implications of the Plan May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims should carefully review Article XIII of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors and the Reorganized Debtors and Holders of certain Claims.

C.	Risks Relating to the Sale Transaction Restructuring, if Applicable.

1.	The Debtors Might Not Be Able to Satisfy Closing Conditions in Connection with the Sale Transaction Restructuring.

It is possible that the Debtors may not satisfy the closing conditions of a Sale Transaction Restructuring if the Debtors determine to pursue a Sale Transaction Restructuring. A failure to satisfy any of the closing conditions of the Sale Transaction Restructuring related thereto could prevent the Sale Transaction Restructuring and the Plan from being consummated, which could lead to the Chapter 11 Cases being converted to cases under chapter 7.

2.	The Sale Transaction Restructuring, if Applicable, Will Affect the Debtors’ Operations.

Pursuant to the Sale Transaction Restructuring, as applicable, all, substantially all, or one or more groups of assets of the Debtors may be sold pursuant to Bankruptcy Code sections 105, 363 and 365. Any remaining assets of the Debtors will be transferred to the Reorganized Debtors and will either be operated in the ordinary course or wound down. To the extent substantially all the assets of the Debtors are sold in a Restructuring Transaction that is a Sale Transaction Restructuring, it is anticipated that Reorganized Debtors will have no active ongoing operations except as contemplated for the Wind-Down Debtors or the Plan Administrator, as applicable. To the extent only certain of the Debtors’ assets are sold, the Reorganized Debtors are anticipated to continue operating the remaining assets. However, whatever form the Restructuring Transaction takes, the Debtors could experience business disruptions that negatively affect their operations.

D.	Risks Related to the Debtors’ and New Rite Aid’s Businesses.

1.	New Rite Aid May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

New Rite Aid’s ability to make scheduled payments on, or refinance their debt obligations, depends on the New Rite Aid’s financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond New Rite Aid’s control. New Rite Aid may be unable to maintain a level of cash flow from operating activities sufficient to permit New Rite Aid to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under any Exit Facilities or Takeback Facilities and upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) the ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) the ability to obtain Bankruptcy Court approval with respect to motions Filed in the Chapter 11 Cases from time to time; (c) the ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) the ability to maintain contracts that are critical to the Debtors’ operations; (e) the ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) the ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ and Subsequently New Rite Aid’s Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Finally, the business plan was developed by the Debtors with the assistance of their restructuring advisor, Alvarez & Marsal. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ existing business plan would necessarily cause a deviation.

5.	The Debtors’ Business is Subject to Various Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ operations are subject to various federal, state, and local laws and regulations, including state healthcare licenses (e.g., state pharmacy license requirements), occupational health and safety laws and evolving environmental standards. The Debtors may be required to make large expenditures to comply with such regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil, and criminal penalties, which could have a material adverse effect on the business, financial condition, results of operations and cash flows of New Rite Aid. In addition, to the extent a Sale Transaction Restructuring that involves the transfer of pharmacy retail assets is effectuated, certain state healthcare licenses (e.g., state pharmacy license requirements) may not transfer. As a result, such pharmacy may be required to temporarily shut operations and then re-open under the new owner’s license. Similarly, any Medicare or Medicaid enrollments will not transfer, and the new owner will have to enroll in such programs before they can seek reimbursement. This disruption to operations and revenue could have a material adverse effect on the business, financial condition, results of operations and cash flows of New Rite Aid.

Governmental investigations, as well as qui tam lawsuits, may lead to significant fines, penalties, settlements, or other sanctions, including exclusion from federal and state healthcare programs. Settlements of lawsuits involving Medicare and Medicaid enrollment and/or payment issues routinely require both monetary payments and corporate integrity agreements, each of which could have an adverse effect on the Debtors’ business, results of operations, financial position, and cash flows.

6.	New Rite Aid May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, New Rite Aid may become party to litigation. Any claims against New Rite Aid, whether meritorious or not, could be time-consuming, result in costly litigation, and divert significant resources. If any of these legal proceedings were to be determined adversely to New Rite Aid, or New Rite Aid were to enter into a settlement arrangement, New Rite Aid could be exposed to monetary damages that could have an adverse effect on New Rite Aid’s business, financial condition and results of operations and therefore any distributions made to Holders of New Common Stock. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims or Interests under the Plan. It is not possible to predict the potential litigation that New Rite Aid may become party to, nor the final resolution of such litigation. The impact of any such litigation on New Rite Aid businesses and financial stability, however, could be material.

As disclosed in the Debtors’ SEC filings, the Debtors are regularly involved in a variety of legal matters including arbitration, litigation (and related settlement discussions), audits by counter parties under our contracts, and other claims, and is subject to regulatory proceedings including audits, inspections, inquiries, investigations, and similar actions by health care, insurance, pharmacy, tax, and other governmental authorities arising in the ordinary course of its business and across a number of subject areas (including employment, data privacy, and general liability matters). The Debtors record accruals for outstanding legal matters and applicable regulatory proceedings when it believes it is probable that a loss has been incurred, and the amount can be reasonably estimated. These estimates are updated as the facts and circumstances of the cases develop and/or change.

(a)	Usual and Customary Litigation.

As of the Petition Date, the Debtors were defending several lawsuits alleging that they overcharged for prescription drugs by not submitting the price available to members of the Debtors’ Rx Savings Program as the pharmacy’s usual and customary (“U&C”) price, as well as related theories.

•	Humana Health Plan, Inc. v. Rite Aid Hdqtrs. Corp., 22-cv-226-DJH-CHL (W.D. Ky.). Humana Health Plan, Inc. sought to enforce a previously issued arbitration award against the Debtors for $122.6 million plus interest regarding alleged U&C overcharges. On August 4, 2023, the Bankruptcy Court issued an order confirming the arbitration award and entered judgment against the Debtors. At this time, the Debtors have accrued an amount equal to the Arbitration Award plus post-judgment interest. The Debtors have entered into an agreement with Humana that tolled the enforcement of the judgment until October 15, 2023.

•	Stafford v. Rite Aid Corp., 17-cv-01340-AJB-JLB (S.D. Cal.) (consolidated with Josten v. Rite Aid Corp. No. 18-cv-00152-TWR-AHG). Plaintiff brought a putative consumer class action against the Debtors, asserting that it was obligated to charge plaintiff’s insurance companies its U&C prices for prescription drugs but failed to do so.

•	Cnty. Of Monmouth v. Rite Aid Corp. et al., 2:20-cv-02024-KSM (E.D. Pa.). In April 2020, the County of Monmouth and Diane Scavello commenced a putative class action against the Debtors, seeking to represent a class of third-party payers and insured Rite Aid customers who were allegedly overcharged for prescription drug purchases. Plaintiffs assert claims for fraud, negligent misrepresentation, unjust enrichment, and violation of twelve states’ consumer protection laws. On March 31, 2023, the court denied the Debtors’ motion to compel arbitration.

•	Blue Cross and Blue Shield of North Carolina v. Rite Aid Corp. et al., 20-cv-01731 (D. Minn.). The Debtors are defending two consolidated lawsuits filed by various Blue Cross/Blue Shield plans operating in eight states, alleging the Debtors improperly submitted various U&C overcharges to several pharmacy benefit managers.

•	WellCare Health Plans, Inc. v. Rite Aid Hdqtrs. Corp., 22-CA-000524 (Fla. 13th Cir. Ct.). The Debtors are defending a lawsuit filed in January 2022 in Florida state court for breach of contract, fraud, and unjust enrichment related to U&C pricing. The claims are raised by WellCare plans as well as Meridian, whose health plans and PBM WellCare acquired in 2020 and was assigned their interests. WellCare alleges that the Debtors inflated its U&C prices by not using Rx Savings Program prices and thus overcharged members insured under primarily Medicare Advantage, Medicare Part D, and Medicaid plans.

(b)	Drug Utilization and Code 1 Litigation.

U.S. ex rel. Schmuckley v. Rite Aid Corp., 2-12-CV-01699-KM-EFB (C.D. Cal.). Plaintiff Loyd Schmuckley, as relator, brought a qui tam lawsuit against the Debtors, alleging that it failed to perform certain verification and documentation requirements for “Code 1” drugs between 2007 and 2014 as required under California’s Medicaid program. The State of California intervened in 2017, asserting False Claims Act claims, among others. The parties have reached an agreement to settle this matter. Under the settlement, among other provisions, the Company paid the California Department of Justice $2.0 million, and the California Department of Justice will file a general unsecured proof of claim for $58.0 million against Rite Aid’s bankruptcy estate. The settlement did not resolve Relator’s claim for attorney fees and expenses.

On February 12, 2024, the law firm Waters, Kraus & Paul commenced an adversary proceeding (Case No. 24-01062-MBK) against Debtors Rite Aid Corporation, Rite Aid Hdqtrs. Corp., and Thrifty Payless, Inc. (together, the “Rite Aid Defendants”) by filing a complaint (the “Schmuckley Complaint”) seeking a determination from the Bankruptcy Court that certain fees and expenses incurred in connection with the commencement, pursuit, and settlement of the lawsuit captioned United States, et al., ex rel. Loyd F. Schmuckley Jr. v. Rite Aid Corporation, et al., Case No. 2:12-CV-1699 (the “FCA Action”), filed with the United States District Court for the Eastern District of California, are not dischargeable in the Debtors’ Chapter 11 Cases. While the underlying claims asserted in the FCA Action were resolved through the California AG Agreement and are being addressed elsewhere in the Plan, the fees and expenses of Loyd F. Schmuckley, Jr., as Relator, and Waters, Kraus & Paul were expressly carved out for separate determination. As of the date hereof, the Rite Aid Defendants’ deadline to respond to the Schmuckley Complaint is April 15, 2024.

(c)	Controlled Substances Litigation.

The Debtors are currently a defendant in a number of lawsuits relating to alleged opioid abuse along the pharmaceutical supply chain, including manufacturers, wholesale distributors, and retail pharmacies. As of September 13, 2023, 1,658 opioid lawsuits have been filed against the Debtors; 1,509 of the lawsuits are pending in federal court (of which 1,472 lawsuits have been transferred to the multi-district litigation noted below), and 149 lawsuits have been filed in state court. The Debtors have also asserted an insurance coverage action for costs that may be reimbursed for these opioid-related lawsuits.32

[32]	In Rite Aid Corp. et al. v. ACE Americans Ins. Co. et al., No. 339, 2020 (Del.), the Company has asserted insurance recovery and breach of contract claims against its insurance carrier, seeking the recovery of defense, settlement, and/or judgment costs that may be paid for opioid-related lawsuits including the MDL. Although the trial court determined that this insurer was obligated to reimburse the Company for its defense costs, the Delaware Supreme Court reversed the trial court’s order and ruled that the insurer had no duty to defend the first MDL suits set for trial based on the specific allegations at issue in those cases. The matter has been remanded to the lower court for further proceedings.

In re Nat’l Prescription Opiate Litig., 17-MD-2804 (N.D. Ohio). Numerous counties, cities, municipalities, Native American tribes, hospitals, third-party payers, and others across the U.S. asserted opioid-related claims that include public nuisance and negligence theories of liability against the Debtors and various other defendants in the MDL. On June 1, 2022, the U.S. Judicial Panel on Multidistrict Litigation ordered that newly filed cases will no longer be transferred to the MDL. Cases against the Debtors that are not part of the MDL are pending in state and federal court and allege similar claims. The Debtors presently have no active MDL cases being prepared for trial at this time. At least 136 cases naming the Debtors are pending, and more than 100 other cases have a potential remand, although the court has only remanded one case where Rite Aid is a defendant. From time to time, some of these cases may be settled, dismissed or otherwise terminated, and additional such cases may be filed and the Debtors are exploring possible avenues for resolving some or all of its portfolio of opioids-related litigation, although no assurance can be given that the litigation will be resolved to the parties’ mutual satisfaction, or that a resolution will not include a monetary payment, and that the payment will not be material.

U.S. ex rel. White et al. v. Rite Aid Corp. et al., 21-cv-01239-CEF (N.D. Ohio). On October 2, 2019, three former Rite Aid pharmacy personnel filed a qui tam complaint against certain of the Debtors in the U.S. District Court for the Eastern District of Pennsylvania, which action was later transferred to the U.S. District Court for the Northern District of Ohio (the “N.D. Ohio District Court”). On March 13, 2023, the United States intervened in the action, naming Rite Aid Corporation and certain other Debtors as defendants. The United States has alleged violations of the federal False Claims Act and Controlled Substances Act relating to the dispensing of controlled substances, primarily opioids. In connection with the White litigation, the United States has asserted that any liabilities of the Debtors resulting from the Debtor defendants’ alleged violations of the federal False Claims Act or the Controlled Substances Act would be a non-dischargeable debt under sections 727 or 1141, as applicable, of the Bankruptcy Code.

As described above, on March 11, 2024, the Debtors and the United States filed a joint status report in the N.D. Ohio District Court, indicating an agreement in principle resolving the United States’ claims in the White action, subject to approval by authorizing officials within the DOJ and additional conditions, including acceptable documentation and the confirmation and effectiveness of a chapter 11 plan of reorganization for the Debtors. The Debtors continue to engage with the DOJ to finalize the terms of the settlement resolving the White action.

Further, as described above, the Debtors and the Settling States have reached an agreement in principle regarding the terms of the Controlled Substance Injunction and the resolution of the Settling States’ claims against the Debtors. The Controlled Substance Injunction remains subject to final approval by the Debtors and the Settling States. The Debtors continue to engage with the Settling States to finalize the terms of the Controlled Substance Injunction.

(d)	Securities Litigation.

In re Rite Aid Securities Litigation, 2022-cv-04201 (E.D. Pa.). Plaintiff brought a putative shareholder class action against the Debtors and certain executives, asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, alleging misstatements and omissions concerning the growth of Elixir’s PBM services businesses. An amended complaint was filed July 31, 2023, and the Debtors filed their motion to dismiss on October 2, 2023. Additionally, the Debtors have responded to a books and records request.

Holland v. Rite Aid Corp. et al., 2023-cv-00589 (N.D. Ohio). Plaintiff brought a putative shareholder class action against the Debtors and certain former and current executives, asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, alleging misstatements and omissions concerning the Debtors’ risk for regulatory action and litigation related to its controlled substances practices. The matter has been transferred to the Eastern District of Pennsylvania. An amended complaint was filed on September 8, 2023. The Debtors received three books and records requests, which the Debtors are negotiating.

(e)	Elixir Investigation and Related Claims.

Debtors Rite Aid Corporation, Ex Options, and Ex Solutions, LLC, and their non-Debtor affiliate Elixir Insurance Company (collectively, the “Elixir Companies”) are the subjects of an investigation by the DOJ concerning whether they have violated the federal False Claims Act, by knowingly submitting, or causing to be submitted, false claims to Medicare (the “Elixir Investigation”). In connection with the Elixir Investigation, in August 2022 and thereafter, the Elixir Companies received Civil Investigation Demands (“CIDs”) from the DOJ, which remain pending. The Elixir Companies continue to engage with DOJ regarding the CIDs and a possible resolution of the of the United States’ claims arising from this investigation.

In connection with the Elixir Investigation, the United States asserts that any liabilities of the Debtors resulting from the Debtor defendants’ alleged violations of the federal False Claims Act would be non-dischargeable debts under sections 727 or 1141, as applicable, of the Bankruptcy Code.

On March 26, 2024, the Debtors and the DOJ reached a settlement in principle resolving the Elixir Investigation, the CIDs, and the United States’ potential claims arising therefrom, subject to final DOJ approval and confirmation and consummation of the Plan. The foregoing settlement in principle remains subject to approval by authorizing officials within the DOJ and additional conditions, including acceptable documentation of the settlement terms and the confirmation and effectiveness of a chapter 11 plan of reorganization for the Debtors. The Debtors continue to engage with the DOJ to finalize the terms of the settlement resolving the Elixir Investigation.

7.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors may experience increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience, and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

8.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required under the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

9.	Inflation Could Adversely Impact the Debtors’ Financial Condition and Results of Operations.

Inflation in the United States began to rise significantly in the second half of the calendar year of 2021 and continued to rise through the middle of 2022; the inflation rate remains relatively high. This is primarily believed to be the result of the economic impacts from the COVID-19 pandemic, including the global supply chain disruptions, strong economic recovery and associated widespread demand for goods, and government stimulus packages, among other factors. For instance, global supply chain disruptions have resulted in shortages in materials and services. Such shortages have resulted in inflationary cost increases for labor, materials, and services, and could continue to cause costs to increase as well as scarcity of certain products. The Debtors are experiencing inflationary pressures in many areas of their businesses, including with respect to employee wages and the cost of prescription drugs, although, to date, they have been able to slightly offset such pressures through price increases and other measures. The Debtors cannot, however, predict any future trends in the rate of inflation or associated increases in their operating costs and how that may impact their business. To the extent the Debtors are unable to recover higher operating costs resulting from inflation or otherwise mitigate the impact of such costs on their business, gross margins could decrease, and their financial condition and results of operations could be adversely affected. Acts by the U.S. Federal Reserve, or other governmental entities, intended to address inflation may also have a negative impact on the Debtors, such as increased borrowing costs.

10.	Failure or Significant Disruption to the Debtors’ Information Technology Systems / Infrastructure or a Cyber-Security Breach Could Adversely Affect the Debtors’ Operations.

Technology and computer systems are critical to many aspects of the Debtors’ pharmacy business, including, but not limited to, the drug supply chain, the Debtors’ dispensing of drugs, and the Debtors’ reimbursement. For instance, the Debtors have historically relied extensively on computer systems used by Rite Aid, Elixir Insurance, Bartell, and Health Dialog, to manage the Debtors’ ordering, pricing, point-of-sale, inventory replenishment, and other processes. The Debtors’ computer systems are at risk for failures, security breaches, and natural disasters, and they have been subject to attack by perpetrators of random or targeted malicious technology-related events, such as cyberattacks, ransomware, computer malware, worms, bot attacks, or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information. These sorts of attacks could subject the Debtors’ systems to damage or interruption from power outages, computer and telecommunications failures, computer malware, cyber-security breaches, vandalism, coordinated cyber-security attacks, severe weather conditions, catastrophic events, and human error. The Debtors’ disaster recovery planning considers many possible scenarios but cannot account for all eventualities. Collectively, the Debtors are building a security-aware culture across the organization by providing role-based security training, developing security champions across technology and business areas, and partnering with industry experts. The Debtors’ information security program is designed to protect confidential information, networks, and systems against attacks through a multi-layered approach to address information security threats and vulnerabilities. However, a compromise of the Debtors’ information security controls or of those businesses with whom the Debtors interact, which results in confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm the Debtors’ reputation and expose them to regulatory actions and claims from customers and clients, financial institutions, payment card associations, and other persons, any of which could adversely affect the Debtors’ business, financial position and results of operations. Moreover, a data security breach could require that the Debtors expend significant resources related to the Debtors’ information systems and infrastructure and could distract management and other key personnel from performing their primary operational duties. The Debtors could also be adversely impacted by any significant disruptions in, or security breaches of, the systems and technology of third-party suppliers, or processors the Debtors interact with, including key payors and vendors with whom the Debtors share information. If the Debtors’ systems are damaged, fail to function properly, or otherwise become unavailable, the Debtors may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in the Debtors’ ability to perform critical functions, which could adversely affect the Debtors’ business and results of operations. Any compromise or breach of the Debtors’ data security, whether external or internal, or misuse of customer, associate, supplier, or the Debtors’ data could also result in a violation of applicable privacy, information security, and other laws, significant legal and financial exposure, fines or lawsuits, damage to the Debtors’ reputation, loss or misuse of the information, and a loss of confidence in the Debtors’ security measures, which could harm the Debtors’ business. Although the Debtors maintain cyber-security insurance, they cannot know that the coverage limits under the Debtors’ insurance program will be adequate to protect them against future claims.

To effectively compete with the Debtors’ competitors and continue business partner relations, the Debtors must and are investing in and updating their technology and computer systems. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to the Debtors’ business, compliance with those requirements could also result in additional costs. While the Debtors seek to ensure that their security operations are current and that their technology can properly interface with the Debtors’ business partners, there are risks that the Debtors’ technology investments will not be successful, will not provide a return on investment, and/or may fail or never be deployed. Oftentimes, the Debtors are implementing multiple updates or technology changes at the same time. The Debtors are currently in the process of changing their omni-channel distribution, and there can be no assurance that the Debtors will be able to implement this technology on its intended timeline or that it will achieve its intended benefits.

11.	Any Failure to Protect the Security of Personal Information About the Debtors’ Customers and Associates, Could Result in Significant Business Liability and Reputational Harm.

In the ordinary course of business, the Debtors collect, process and store certain personal information that the Debtors’ customers provide to purchase products or services, enroll in promotional programs, register on the Debtors’ the website, or otherwise communicate and interact with us, including in connection with the Debtors’ administration of COVID-19 vaccines. The Debtors may collect, maintain, and store information about the Debtors’ associates in the normal course of business and contract with third-party business associates and vendors to accomplish these tasks. The Debtors may share information about such persons with vendors that assist with certain aspects of their business. Despite instituted safeguards for the protection of such information, security could be compromised, and confidential customer or business information misappropriated, for which the Debtors have paid related penalties in the past. Data breaches or violations of data protection laws may result in liability for the Company, even if caused, in whole or in part, by a business associate, vendor, or other third-party. The unlawful handling or disclosure of sensitive personal information could also pose a serious risk to the Debtors’ customers’ trust in the Company, including the unlawful handling or disclosure due to security breaches of the systems and technology of third-party suppliers or processors that the Debtors interact with, including key payors and vendors with whom they share information including PHI, PII, and personal credit card information. The Debtors are constantly working to enhance their defenses against Ransomware attacks, but there is always a risk of controls being defeated which could result in loss of customer or business information that could disrupt the Debtors’ operations, damage their reputation, and expose them to claims from customers, financial institutions, payment card companies and other persons, or result in governmental investigation and enforcement, sanctions, fines, and/or penalties, any of which could have an adverse effect on the Debtors’ business, financial condition, and results of operations. Compliance with more rigorous privacy and information security laws and standards, including, without limitation, the 2010 FTC Consent Order to which the Debtors are subject regarding the protection of personal information, may result in significant expense due to increased investment in technology, the ongoing development and implementation of new operational and control processes, and other security protocols or efforts. The Debtors’ brand, reputation, and customer loyalty may be negatively impacted, and they may become subject to enforcement actions, fines, penalties, and additional obligations under new or extended consent orders, in the event of any personal information-related privacy or security issues or the breach or violation of the FTC Consent Order. The occurrence or scope of any future data privacy or security failures are unpredictable, and it may prove difficult or impossible to fully mitigate or remediate their negative consequences. If the Debtors fail to comply or are alleged to have failed to comply with applicable data protection and privacy and security laws and regulations, they could be subject to government regulatory investigations and enforcement actions, as well as private individual or class action lawsuits.

12.	New and Emerging Payment Models for Health Care Services Reimbursement May Hinder the Debtors’ Retail Pharmacies’ Ability to Compete and Negatively Impact the Debtors’ Revenue.

Government and commercial payors are increasingly exploring alternatives to fee-for-service payment models. Such alternatives include risk sharing, value-based payment and bundled payment systems for health care services. The Debtors’ retail pharmacies do not operate as part of integrated health care delivery models and, unlike some of the Debtors’ competitors, they have not invested in health care delivery models which integrate different health care services, such as pharmacy and primary care services. Additionally, the Debtors’ retail pharmacies are not active participants in any risk assumption payment models. Moreover, it is operationally difficult to apply value-based payment to prescription drug benefit services. To the extent that payors increasingly embrace these new payment delivery models and systems, and the Debtors’ retail competitors are able to adapt to such changes, the Debtors’ retail pharmacies risk being excluded from such networks and the corresponding loss of reimbursement. Even though the COVID-19 pandemic and resulting government waivers have allowed pharmacists to embrace an expanded scope of services, the end of the COVID-19 pandemic could result in a rollback of those waivers, and the Debtors’ pharmacists may no longer be authorized to offer such services as part of the various novel delivery and payment models.

13.	A Change in the Debtors’ Pharmacy and Payor Mix Could Adversely Affect the Debtors’ Profit Margins.

The Debtors’ Retail Pharmacy Segment is subject to changes in pharmacy and payor mix, including shifts in pharmacy prescription volume toward programs offering less favorable reimbursement terms, which could adversely affect the results of the Debtors’ operations. For instance, the Debtors anticipate that a growing number of prescription drug sales will involve government subsidized drug benefit programs, 90-day fill programs, and specialty drug sales, under which the Debtors’ business may receive lower margins. As the Debtors’ government-funded businesses grow, their exposure to changes in law and policy under those programs will increase. Also, the government could reduce funding for health care or other programs or cancel, decline to renew, or modify the Debtors’ contracts, which could adversely impact their business, operating results, and cash flows. Moreover, many Medicare Part D plans and commercial payors are adopting preferred pharmacy networks, in which participating pharmacies must accept lower reimbursement in exchange for access to the payors’ patient population. The Debtors could incur negative financial impacts should the terms and conditions of such preferred networks become less favorable or if the Debtors are unable to offset lower reimbursement with additional prescription volume, other business, or improved efficiencies. The Debtors could also be negatively impacted by changes in the relative distribution of drugs dispensed at the Debtors’ pharmacies between brands and generics or if the Debtors experience an increase in the amounts they pay to procure pharmaceutical products.

14.	A Substantial Portion of the Debtors’ Pharmacy Revenue is Currently Generated From a Limited Number of Third-Party Payors, and, if There is a Loss of, or Significant Change to Prescription Drug Reimbursement Rates by, a Major Third-Party Payor, the Debtors’ Revenue Will Decrease and the Debtors’ Business and Prospects Could be Adversely Impacted.

A substantial portion of the Debtors’ pharmacy revenue is currently generated from a limited number of third-party payors. While the Debtors are not limited in the number of third-party payors with which they can do business and results may vary over time, the Debtors’ top five third-party payors accounted for 83.4%, 77.4%, and 77.9% of their pharmacy revenue during fiscal 2023, 2022, and 2021, respectively. The largest third-party payor, CVS/Caremark, represented 33.4%, 32.1%, and 30.4% of pharmacy sales during fiscal 2023, 2022, and 2021, respectively. The Debtors expect that a limited number of third-party payors will continue to account for a significant percentage of their pharmacy revenue, and the loss of all or a portion of, or a significant change to customer access or prescription drug reimbursement rates by, a major third-party payor could decrease the Debtors’ revenue and harm their business. Revenue could further be impacted through changes in third-party payor behavior responding to the implementation of CMS’ final rule on the assessment of pharmacy price concessions, specifically through the Part D bid process and subsequent contracts.

In 2020, CMS adopted the Transparency in Coverage Final Rule, which requires non-grandfathered group health plans and health insurance issuers offering non-grandfathered coverage in the group and individual markets to disclose on a public website certain price information, including negotiated rates and historical net prices for covered prescription drugs. Enforcement began on July 1,2022. CMS’ enforcement of the rule could inhibit the ability of pharmacy stakeholders, including the Debtors’ PBM and retail pharmacy business segments, respectively, from negotiating favorable reimbursement contracts for the Debtors’ Company.

15.	Certain Risks are Inherent in Providing Pharmacy Services; the Debtors’ Insurance May Not be Adequate to Cover Any Claims Against Them.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs, and expiration of drugs. In addition, federal and state laws that require the Debtors’ pharmacists to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects, and other information the pharmacists deem significant can impact the Debtors’ business. The Debtors’ pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although the Debtors maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. The Debtors cannot assure you that the coverage limits under their insurance programs will be adequate to protect them against future claims, or that the Debtors will be able to maintain this insurance on acceptable terms in the future. The Debtors’ results of operations, financial condition, or cash flows may be adversely affected if in the future their insurance coverage proves to be inadequate, unavailable, there is an increase in liability for which the Debtors self-insure, or they suffer reputational harm as a result of an error or omission.

16.	Trading in Common Stock During the Pendency of the Chapter 11 Cases is Highly Speculative and Poses Substantial Risks

All of the indebtedness is senior to the existing common stock in the Debtors’ capital structure. The Plan contemplates that the Debtors’ existing equity interests will be cancelled and discharged in connection with the Chapter 11 Cases and the holders of those equity interests, including the holders of common stock, will be entitled to no recovery. Accordingly, any trading in common stock during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks to purchasers of common stock.

E.	Risks Related to the Offer and Issuance of Securities Under the Plan.

1.	A Liquid Trading Market for the New Common Stock May Not Develop.

Following emergence from chapter 11, New Rite Aid will not be a publicly traded company. As the New Common Stock are not expected to be listed on a securities exchange following emergence from chapter 11, it is unlikely that there will be a liquid trading market for the New Common Stock. To the extent there is a trading market for the New Common Stock, the liquidity of any market for New Common Stock will depend upon, among other things, the number of holders of shares of the New Common Stock, the Debtors’ financial performance and prospects, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New Common Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell the New Common Stock may be substantially limited.

As it is not expected that any of the New Common Stock will be listed on a securities exchange, the Reorganized Debtors do not expect to be subject to the reporting requirements of the Securities Act, and Holders of the New Common Stock will not be entitled to any information except as expressly required by the applicable governance documents. As a result, the information which the Debtors are required to provide the holders of New Common Stock on an ongoing basis is expected to be less than the Debtors would be required to provide if the New Common Stock were registered under the Exchange Act or listed on a national securities exchange. This lack of information could impair your ability to evaluate your ownership and impair the marketability of the New Common Stock.

2.	The Trading Price for the New Common Stock May Be Depressed Following the Effective Date.

Holders of Claims that receive the New Common Stock may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock available for trading could cause the trading price for the New Common Stock to be depressed, particularly in the absence of an established trading market for the New Common Stock.

3.	Certain Holders of the New Common Stock May Be Restricted in Their Ability to Transfer or Sell Their Interests.

Pursuant to section 1145(a)(1) of the Bankruptcy Code, 1145 Securities issued under the Plan may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by Holders of Claims or Interests (as applicable) who receive New Common Stock pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Common Stock are not expected to be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Common Stock to freely resell the New Common Stock. See Article XII to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 147.

4.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies.

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and may be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. In order to resell securities under Rule 144, both non-affiliates and affiliates will need to meet the holding period requirements specified by Rule 144. In addition, in order to resell securities under Rule 144, an affiliate must comply with the volume, manner of sale, and notice requirements of Rule 144.

Holders of New Common Stock who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities. Resale restrictions are discussed in more detail in Article XII to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 147.

5.	Restrictions May Be Placed on the New Common Stock Following the Effective Date.

If as of the Effective Date the Debtors expect to qualify for the 382(l)(5) Exception (as defined herein) and not elect out of its application, the certificate of incorporation of New Rite Aid, with the consent of the Required AHG Noteholders, may include certain restrictions and information procedures with respect to transfers with respect to the New Rite Aid Common Stock to minimize the likelihood of a subsequent “ownership change” and thus protect the value of its available tax attributes. For further information on the potential restrictions and procedures, see Article XIII to this Disclosure Statement, entitled “Special Bankruptcy Exceptions.”

X.	Solicitation and Voting Procedures

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

A.	Holders of Claims or Interests Entitled to Vote on the Plan.

Only Holders of Claims in Class 5 (the “Voting Class”) are entitled to vote to accept or reject the Plan. The Holders of Claims in the Voting Class are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Class have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 3, 4, 6, 7, 8, 9, or 10.

The discussion of the Solicitation and Voting PROCESS SET FORTH IN This Disclosure Statement is only a summary.

PLEASE REFER TO THE DISCLOSURE STATEMENT Order AND SOLICITATION PROCEDURES FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

B.	Voting Record Date.

The Voting Record Date is February 20, 2024 (the “Voting Record Date”). The Voting Record Date is the date on which it will be determined which Holders of Claims or Interests in the Voting Class are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim. For the avoidance of doubt, a holder will only be entitled to receive a Solicitation Package based on a claim arising from a rejected executory contract or unexpired lease if such claim is filed by the Voting Record Date.

C.	Voting on the Plan.

The Voting Deadline is April 15, 2024, at 4:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all Ballots must be properly executed, completed, and delivered as directed, so that your Ballot, pre-validated beneficial holder Ballot or the master Ballot containing your vote is actually received by the Claims and Noticing Agent on or before the Voting Deadline. Ballots or master Ballots returned by facsimile will not be counted. Additionally, certain Holders of Class 5 Claims may need to abide by certain voting procedures, as discussed further in this section.

DELIVERY OF BALLOTS. PLEASE SELECT JUST ONE OPTION TO SUBMIT YOUR VOTE:

FOR CLASS 5 NOMINEES AND CLASS 5 BENEFICIAL HOLDERS OF THE SENIOR SECURED NOTES THAT RECEIVED A PRE-VALIDATED BALLOT AND A RETURN ENVELOPE ADDRESSED TO THE SOLICITATION AGENT:

VIA E-MAIL (PREFERRED METHOD): RETURN A PROPERLY EXECUTED MASTER OR PRE-VALIDATED BALLOT WITH YOUR VOTE TO RITEAIDBALLOTS@RA.KROLL.COM (PLEASE REFERENCE “RITE AID MASTER BALLOT” OR “RITE AID PRE-VALIDATED BALLOT” IN THE SUBJECT LINE, AS APPLICABLE)

VIA MAIL OR OVERNIGHT COURIER: YOU MAY SUBMIT YOUR MASTER BALLOT OR YOUR PRE-VALIDATED BALLOT (AS APPLICABLE) BY THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED OR BY FIRST CLASS MAIL, OR OVERNIGHT COURIER:

RITE AID CORPORATION BALLOTS PROCESSING CENTER
c/o Kroll Restructuring Administration LLC

850 THIRD AVENUE, SUITE 412

BROOKLYN, NY 11232

IF YOU WOULD LIKE TO COORDINATE HAND DELIVERY OF YOUR MASTER BALLOT OR PRE-VALIDATED BALLOT (AS APPLICABLE), PLEASE EMAIL RITEAIDBALLOTS@RA.KROLL.COM AND PROVIDE THE ANTICIPATED DATE AND TIME OF YOUR DELIVERY.

FOR CLASS 5 BENEFICIAL HOLDERS THAT RECEIVED A RETURN ENVELOPE ADDRESSED TO THEIR NOMINEE:

PLEASE RETURN YOUR BALLOT TO YOUR NOMINEE, ALLOWING ENOUGH TIME FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE. CLASS 5 BENEFICIAL HOLDERS SHOULD VOTE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED BY THEIR NOMINEE.

BALLOTS WILL NOT BE ACCEPTED BY TELECOPY, FACSIMILE, EMAIL, OR OTHER ELECTRONIC MEANS OF TRANSMISSION.

PLEASE RETURN A PROPERLY EXECUTED PAPER BALLOT WITH YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE CLAIMS AND NOTICING AGENT AT 844-274-2766 (US/CANADA, TOLL FREE) OR +1 646-440-4878 (INTERNATIONAL, TOLL). ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED EXCEPT AS OTHERWISE PROVIDED FOR IN THE SOLICITATION PROCEDURES OR IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTOR.

1.	Voting Procedures for Certain Holders of Notes in Class 5.

Certain voting parties hold their Claims in “street name” through a bank, broker, dealer, trustee, or other intermediary (each, a “Nominee”), including Holders of certain Senior Secured Notes Claims (the “Beneficial Holder(s)”). Such Beneficial Holders may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot (or submit your vote in such other manner as your Nominee may instruct). Return the Beneficial Holder Ballot to your Nominee as promptly as possible according to your Nominee’s instructions and in sufficient time to allow your Nominee to include your vote on a master Ballot and return such completed master Ballot to the Claims and Noticing Agent so that it is actually received by the Claims and Noticing Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact your Nominee for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Claims and Noticing Agent according to delivery instructions provided by your Nominee or as provided above by the Voting Deadline.

Any vote returned to a Nominee will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Claims and Noticing Agent a master Ballot casting the vote of such Beneficial Holder.

If any Beneficial Holder holds Senior Secured Notes Claims through more than one Nominee, such Beneficial Holder may receive multiple mailings containing Beneficial Holder Ballots. The Beneficial Holder should execute a separate Beneficial Holder Ballot for each block of certain Senior Secured Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Beneficial Holders who execute multiple Beneficial Holder Ballots with respect to certain Senior Secured Notes Claims held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Senior Secured Notes Claims so held and voted.

A Nominee that, on the Voting Record Date, is the record Holder of certain Senior Secured Notes Claims for one or more Beneficial Holders is authorized to distribute the Beneficial Holder Ballot and solicitation materials and information to, and collect votes from, its Beneficial Holder clients, as appropriate, in accordance with its customary practices, including the use of a voter information form (“VIF”) in lieu of, or in addition to, a Beneficial Holder Ballot, electronic mail, telephone, and electronic website link (for access to solicitation materials and/or submission of Plan votes).

D.	Ballots Not Counted.

The following Ballots will not be counted toward Confirmation: (i) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of such Claim; (ii) it was transmitted by means other than as specifically set forth in the Ballots, (iii) any Ballot cast by any party that does not hold a Claim in a Voting Class; (iv) any unsigned Ballot; (v) any Ballot not marked to accept or reject the Plan or marked both to accept and reject the Plan; (vi) any Ballot sent to any of the Debtors, the Debtors’ agents or representatives, or the Debtors’ advisors (other than the Claims and Noticing Agent); and (vii) any Ballot submitted by any Entity not entitled to vote pursuant to the procedures described in the Disclosure Statement Order and the Solicitation Procedures attached thereto. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

E.	Votes Required for Acceptance by a Class.

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

F.	Certain Factors to Be Considered Prior to Voting.

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

•	unless otherwise specifically indicated, the financial information contained in this Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

•	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Professional Fee Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Class or necessarily require a re-solicitation of the votes of Holders of Claims in the Voting Class pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to the “Risk Factors” section in Article IX of this Disclosure Statement.

G.	Solicitation Procedures.

1.	Claims and Noticing Agent.

Pursuant to the Bankruptcy Court’s Order approving the Kroll Retention Application, the Debtors have retained Kroll to act as, among other things, the Claims and Noticing Agent in connection with the solicitation of votes to accept or reject the Plan.

2.	Solicitation Package.

The following materials constitute the solicitation package that will be distributed to Holders of Claims in the Voting Class (collectively, the “Solicitation Package”): (a) the Solicitation Procedures; (b) the applicable forms of Ballots, together with detailed voting instructions and instructions on how to submit the Ballots; (c) the Cover Letter, which describes the contents of the Solicitation Package and urges Holders of Claims in the Voting Class to vote to accept the Plan; (d) the Combined Hearing Notice; (e) the Disclosure Statement (and the exhibits thereto, including the Plan); (f) the Disclosure Statement Order (without exhibits, except for the Solicitation Procedures); (g) a pre-addressed, postage pre-paid reply envelope; and (h) any additional documents that the Bankruptcy Court has ordered to be made available to Holders of Claims in the Voting Class.

The Solicitation Package shall provide the Disclosure Statement (with all exhibits thereto, including the Plan), the Disclosure Statement Order (without exhibits) and the Solicitation Procedures in electronic format, flash drive or CD-ROM, and all other contents of the Solicitation Package, including the Cover Letter, Combined Hearing Notice, and Ballots, shall be provided in paper format.  In the case of Beneficial Holders of the Senior Secured Notes Claims in Class 5, the Solicitation Packages shall be served in accordance with the customary procedures of the bank or brokerage firm (or that firm’s agent) (each, a “Nominee”) holding the securities in “street name” for its Beneficial Holder clients.   Any Voting Holder, excluding Beneficial Holders of the Senior Secured Notes Claims in Class 5, who has not received a Solicitation Package should contact the Solicitation Agent.  Any Beneficial Holder of the Senior Secured Notes Claims in Class 5 who has not received a Solicitation Package should contact their Nominee for further assistance.

3.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors are causing the Claims and Noticing Agent to distribute the Solicitation Package to Holders of Claims in the Voting Class on April 1, 2024 (the “Solicitation Mailing Deadline”), or, to the extent such distribution is not made by the Solicitation Mailing Deadline, immediately thereafter; provided that the Debtors shall distribute the Combined Hearing Notice no later than two (2) business days following the Solicitation Mailing Deadline, as provided in the Disclosure Statement Order.

The Solicitation Package (except the Ballot) may also be obtained from the Claims and Noticing Agent by: (a) calling 844-274-2766 (US/Canada, toll-free) or +1 646-440-4878 (international, toll), (b) emailing RiteAidInfo@ra.kroll.com (with “Rite Aid Solicitation” in the subject line) and/or (c) writing to the Claims and Noticing Agent at Rite Aid Corporation Ballot Processing Center, c/o Kroll Restructuring Administration LLC, 850 Third Avenue, Suite 412, Brooklyn, New York 11232. You may also obtain copies of the solicitation materials and any pleadings filed with the Bankruptcy Court, free of charge, by visiting the Debtors’ restructuring website, https://restructuring.ra.kroll.com/riteaid, or for a fee on the Bankruptcy Court’s website at https://www.njb.uscourts.gov, the required password for which can be gotten via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement, to the extent reasonably practicable, with the Bankruptcy Court no later than 7 days before the Voting Deadline (i.e., April 8, 2024). If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website.

XI.	Confirmation of the Plan

A.	The Combined Hearing.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Combined Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment Filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. An objection to Confirmation of the Plan must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that it is actually received on or before the deadline to file such objections as set forth therein.

B.	Requirements for Confirmation of the Plan.

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Combined Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

C.	Best Interests of Creditors/Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that the non-accepting Holder would receive or retain if the debtors liquidated under chapter 7 on such date.

The Liquidation Analysis (the “Liquidation Analysis”) has been prepared by the Debtors’ financial and restructuring advisors, Alvarez & Marsal, and Kirkland & Ellis LLP and is attached hereto as Exhibit D and incorporated herein by reference. Based upon the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

D.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their restructuring advisors, Alvarez & Marsal, and Kirkland & Ellis LLP have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit E and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that Reorganized Debtors will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

E.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.33

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their Ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their Ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims in such Class shall be deemed to have accepted the Plan.

F.	Confirmation Without Acceptance by the Voting Class.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

Although certain Impaired Classes are conclusively deemed to reject the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. The Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

[33]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

G.	Valuation.

At the time of filing this Disclosure Statement, the Debtors continue to engage with multiple parties with respect to potential Other Asset Sales and/or the Sale Transaction Restructuring as a supplement or alternative to the Plan Restructuring, respectively. Because the Debtors do not want to prejudice this competitive sale process by disclosing expected recoveries for Holders of Allowed Senior Secured Notes Claims or Allowed General Unsecured Claims, this Disclosure Statement does not include a valuation analysis. See 11 U.S.C. § 1125(b) (“The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor’s assets.”); In re SiO2 Medical Products, Inc., No. 23-10366 (JTD) (Bankr. D. Del. June 9, 2023) (ECF No. 378) (order approving disclosure statement without a valuation analysis); In re LBI Media, Inc., No. 18-12655 (CSS) (Bankr. D. Del. Jan. 22, 2019) (ECF No. 360) (same); In re Z Gallerie, LLC., No. 19-10488 (LSS) (Bankr. D. Del. May 2, 2019) (ECF No. 259) (same); In re PES Holdings, LLC., No. 19-11626 (KG) (Bankr. D. Del. Dec. 11, 2019) (ECF No. 259) (same). In the event the Debtors proceed to consummate the Plan Restructuring, the Debtors intend to file a valuation analysis with respect to the Plan Restructuring in advance of the Combined Hearing, to the extent necessary to obtain confirmation of the Plan.

XII.	Certain Securities Law Matters

A.	New Common Stock.

As discussed herein, in the event the Restructuring Transaction is a Plan Restructuring, the Plan provides for the offer, issuance, sale, and distribution of New Common Stock to certain Holders of prepetition Claims against the Debtors. The Debtors believe that the shares of New Common Stock will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and any applicable state securities laws.

The issuance of the New Common Stock (other than any New Common Stock underlying the Management Incentive Plan) after the Petition Date pursuant to the restructuring transactions under the Plan is, and subsequent transfers of such New Common Stock by the holders thereof that are not “underwriters” (which definition includes “Controlling Persons”) will be, exempt from federal and state securities registration requirements under the Bankruptcy Code, Securities Act and any applicable state securities laws as described in more detail below, except in certain limited circumstances.

In addition, any New Common Stock underlying the Management Incentive Plan will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration, and will also be considered “restricted securities.” Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder provide that under certain conditions the offering, issuance, and distribution of securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act. Regulation S under the Securities Act provides an exemption from registration under the Securities Act for the offering, issuance, and distribution of securities in certain transactions to persons outside of the United States.

The following discussion of the issuance and transferability of the New Common Stock relates solely to matters arising under federal securities laws and state securities laws. The rights of holders of New Common Stock, including the right to transfer such interests, will also be subject to any restrictions in the New Corporate Governance Documents to the extent applicable. Recipients of the New Common Stock are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state securities laws.

B.	Exemption from Registration Requirements; Issuance of 1145 Securities under the Plan.

The 1145 Securities will be issued after the Petition Date without registration under the Securities Act, state securities laws, or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code provides, among other things, that section 5 of the Securities Act and any other applicable U.S. state or local law requirements for the registration of issuance of a security do not apply to the offering, issuance, distribution or sale of stock, options, warrants, or other securities by a debtor if (1) the offer or sale occurs under a plan of reorganization of the debtor, (2) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor or an affiliate thereof participating in the plan of reorganization, and (3) the securities are (i) issued in exchange for a claim against, interest in, or claim for an administrative expense against a debtor or an affiliate thereof participating in the plan of reorganization, or (ii) issued principally in such exchange and partly for cash or property. The Debtors believe that the 1145 Securities issued after the Petition Date in exchange for the Claims described above satisfy the requirements of section 1145(a) of the Bankruptcy Code.

The Private Placement Securities will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration.

Accordingly, no registration statement will be filed under the Securities Act or any state securities laws with respect to the initial offer, issuance, and distribution of the New Common Stock. Recipients of the New Common Stock are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state securities laws. As discussed below, the exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

Each certificate representing, or issued in exchange for or upon the transfer, sale, or assignment of, the Private Placement Securities or book entry position shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend substantially consistent with the following form:

“THE SECURITIES [REPRESENTED BY THIS CERTIFICATE] WERE ORIGINALLY ISSUED ON [ISSUANCE DATE], AND SUCH SECURITIES [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON EXERCISE OF SUCH SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

New Rite Aid reserves the right to reasonably require certification, legal opinions, or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Private Placement Securities. New Rite Aid also reserve the right to stop the transfer of any Private Placement Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive Private Placement Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any Private Placement Securities except in accordance with an exemption from registration, including under Rule 144 of the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the Private Placement Securities will be subject to the other restrictions described above.

Any persons receiving restricted securities under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

C.	Resales of New Common Stock; Definition of “Underwriter” Under Section 1145(b) of the Bankruptcy Code.

1.	Resales of New Common Stock Issued Pursuant to Section 1145.

The 1145 Securities to the extent offered, issued, and distributed pursuant to section 1145 of the Bankruptcy Code, (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be transferable without registration under the Securities Act in the United States and under any state or local law requiring registration for offer or sale of a security by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of the New Common Stock.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter, although the staff of the SEC has not endorsed this view.

Resales of the 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of such 1145 Securities who are deemed to be “underwriters” may be entitled to resell their 1145 Securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of control securities received by such Person if the requirements for sales of such control securities under Rule 144 have been met, including that current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the 1145 Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to such New Common Stock and, in turn, whether any Person may freely trade such New Common Stock.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE POST-EFFECTIVE DATE DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF 1145 SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

2.	Resales of New Common Stock Issued Pursuant to Section 4(a)(2) of the Securities Act, Regulation D Promulgated Thereunder, Regulation S under the Securities Act, and/or Other Available Exemptions from Registration.

To the extent the exemption set forth section 1145(a) of the Bankruptcy Code is unavailable, New Common Stock will be offered, issued, and distributed in reliance of Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration. The Private Placement Securities will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and pursuant to applicable Blue-Sky Laws.

Generally, Rule 144 of the Securities Act provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the issuer is subject to the reporting requirements of Section 13 or 15(d) under the Exchange Act and whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities of an issuer that does not file reports with the SEC pursuant to Rule 144 after a one-year holding period. An affiliate may resell restricted securities of an issuer that does not file reports with the SEC under Rule 144 after such holding period, as well as other securities without a holding period, but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144. Restricted securities (as well as other securities held by affiliates) may be resold without holding periods under other exemptions from registration, including Rule 144A under the Securities Act and Regulation S under the Securities Act, but only in compliance with the conditions of such exemptions from registration.

In addition, in connection with resales of any New Common Stock offered, issued, and distributed pursuant to Regulation S under the Securities Act: (i) the offer or sale, if made prior to the expiration of the one-year distribution compliance period (six months for an issuer that is subject to the reporting requirements of Section 13 or 15(d) under the Exchange Act), may not be made to a U.S. person or for the account or benefit of a U.S. person (other than a distributor); and (ii) the offer or sale, if made prior to the expiration of the applicable one-year or six-month distribution compliance period, is made pursuant to the following conditions: (a) the purchaser (other than a distributor) certifies that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act; and (b) the purchaser agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act. The Reorganized Debtors do not expect to be subject to the reporting requirements of Section 13 or 15(d) under the Exchange Act.

Notwithstanding anything to the contrary in this Disclosure Statement, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan or this Disclosure Statement, including, for the avoidance of doubt, whether the New Common Stock are exempt from the registration requirements of section 5 of the Securities Act.

In addition to the foregoing restrictions, the New Common Stock will also be subject to any applicable transfer restrictions contained in the New Corporate Governance Documents.

D.	Liquidating Trust Interests and GUC Equity Trust Interests.

The Debtors believe that either (i) the interests in the Liquidating Trust or the GUC Equity Trust Interests shall not be deemed to be “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws, or the provision of section 1145 of the Bankruptcy Code will apply to such interests (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code) or (ii) that the issuance of such interests shall be exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration.

Persons who receive securities under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under the federal or state securities laws and the circumstances under which securities may be sold in reliance on such laws. The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. The Debtors make no representations concerning, and do not provide, any opinions or advice with respect to the Securities or the bankruptcy matters described in this Disclosure Statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each recipient of securities and party in interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular recipient of NEW COMMON STOCK may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

XIII.	Certain U.S. Federal Tax Consequences of the Plan

A.	Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of Allowed Senior Secured Notes Claims and General Unsecured Claims. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and authorities, published administrative rules, positions and pronouncements of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized herein. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling or determination from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts and no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to Holders of Allowed Senior Secured Notes Claims and General Unsecured Claims in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, brokers dealers, mutual funds, governmental authorities or agencies, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, Persons liable for alternative minimum tax, Holders of Claims whose functional currency is not the U.S. dollar, Holders of Claims who prepare “applicable financial statements” (as defined in section 451 of the IRC), Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, regulated investment companies, and those holding, or who will hold, any property described herein as part of a hedge, straddle, conversion, or other integrated transaction). Moreover, this summary does not address any aspect of U.S. non-income (including state or gift), state, local, or non-U.S. taxation, considerations under any applicable tax treaty or any tax arising under section 1411 of the IRC (the “Medicare” tax on certain investment income). Furthermore, this summary assumes that a Holder of an Allowed Claim holds only Claims in a single class and holds such Claims and New Common Stock, as applicable, as “capital assets” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors and the Post-Effective Date Debtors are or will be a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the IRC. This discussion also assumes that none of the Allowed Claims is treated as a “short-term” debt instrument or a “contingent payment debt instrument” for U.S. federal income tax purposes and that each of the Allowed Claims are denominated in U.S. dollars. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than as a Holder of a Claim, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders of Claims (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, (b) that are deemed to reject the Plan, or (c) that are otherwise not entitled to vote to accept or reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of an Allowed Senior Secured Notes Claim and/or a General Unsecured Claim that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the IRC) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the IRC). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of an Allowed Senior Secured Notes Claim or a General Unsecured Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of an Allowed Senior Secured Notes Claim or a General Unsecured Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the partnership (or other pass-through entity). Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Allowed Senior Secured Notes Claim and/or a General Unsecured Claims are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PLAN, AS WELL AS THE CONSEQUENCES TO THEM OF THE PLAN ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TREATY.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors.

1.	Characterization of the Restructuring Transactions.

The Debtors expect that the Restructuring Transactions will be structured in one of three ways: (a) a recapitalization of the existing Debtors under their current corporate structure (in the event of a Plan Restructuring), (b) a disposition of assets and liabilities of the Debtors to a newly-formed entity in a transaction intended to be tax-free reorganization pursuant to sections 368(a)(1)(G) and 354 of the IRC (in the event of a Credit Bid Transaction) or (c) potentially in conjunction with either of the aforementioned structures, a sale of some, all, or substantially all of the Debtors’ assets in one or more taxable sales (in the event of one or more Alternative Sale Transactions). The Plan will implement the Plan Restructuring unless the Debtors pivot or “toggle” to a Sale Transaction Restructuring determined to provide superior value relative to the Plan Restructuring.

The Debtors generally do not expect to recognize any gain or loss as a result of consummating a Plan Restructuring or Credit Bid Transaction, other than with respect to any Alternative Sale Transactions that occur in conjunction therewith. Note, however, there can be no guarantee that a transaction structured as a Credit Bid Transaction will qualify as a tax-free reorganization pursuant to sections 368(a)(1)(G) and 354 of the IRC, in which case, it would be expected that the Credit Bid Transaction would be treated similar to an Alternative Sale Transaction for U.S. federal income tax purposes. In an Alternative Sale Transaction, the Debtors will generally realize gain or loss in an amount equal to the difference between the value of the consideration received by the Debtors (including, for this purpose, assumption of liabilities) and the Debtors’ tax basis in such assets sold. Any such gain generally will be reduced by the amount of tax attributes available for use by the Debtors, and any remaining gain will be recognized by the Debtors and result in a cash tax obligation. In all three scenarios, the Debtors will be subject to the rules discussed below with respect to cancellation of indebtedness income (“COD Income”). In both the Plan Restructuring and the Credit Bid Transaction Scenario, the Reorganized Debtors will be subject to the limitations on net operating losses (“NOLs”), deferred interest deductions under section 163(j) of the IRC (“163(j) Deductions”) and other tax attributes discussed below.

If the Restructuring Transactions are structured as a Plan Restructuring or Credit Bid Transaction, the New Common Stock may be (or include) stock or other equity interests of a newly-created entity (including the parent of the Reorganized Debtors and/or a newly formed entity treated as a successor to Rite Aid under the applicable reorganization provisions of the IRC), and the Reorganized Debtors would receive all or a portion of the Debtors’ assets.

2.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a taxpayer will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the fair market value of the New Common Stock and/or Cash and any other consideration, in each case, given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the IRC, however, a taxpayer will not be required to include any amount of COD Income in gross income if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a taxpayer-debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credits carryovers. 163(j) Deductions are not subject to reduction under these rules. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Pursuant thereto, the tax attributes of each debtor member of an affiliated group of corporations that is excluding COD Income are first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

The aggregate tax basis of the Debtors in their assets (determined on an entity-by-entity basis, and in the case of an affiliated group of corporations, subject to the look-through rule described above) is not required to be reduced below the amount of indebtedness (determined on an entity-by-entity basis) that the Debtors will be subject to immediately after the cancellation of debt giving rise to COD Income (the “Asset Tax Basis Floor”). Generally, all of an entity’s obligations that are treated as debt under general U.S. federal income tax principles (including intercompany debt treated as debt for U.S. federal income tax purposes) are taken into account in determining an entity’s Asset Tax Basis Floor.

In the event of a structure with only one or more Alternative Sale Transactions (or if the Credit Bid Transaction is not respected as a tax-free reorganization), COD Income would reduce the Debtors remaining NOLs but would not affect the tax basis of the assets acquired by the Reorganized Debtors or other buyer in a taxable purchase. In an Alternative Sale Transaction or if the Credit Bid Transaction was treated as a taxable asset sale, the Reorganized Debtors or buyer would not succeed to any of the Debtors tax attributes and should take tax basis in any acquired assets equal their fair market value as of the Effective Date or the closing date of such sale. As noted above, in connection with the Restructuring Transactions structured as a Plan Restructuring or Credit Bid Transaction, the Debtors expect to realize COD Income, all of which would likely be applied to reduce NOLs generated by the Consolidated Group. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan because the amount of COD Income will depend, in part, on the fair market value of the New Common Stock and any other consideration, none of which can be determined until after the Plan is consummated.

(a)	General Section 382 Annual Limitation.

After giving effect to the reduction in tax attributes from excluded COD Income (if any), to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes (i.e., if the Restructuring Transactions are not structured only as one or more Alternative Sale Transactions pursuant to which the Debtors’ assets, and not stock of corporate entities, are being transferred to the Reorganized Debtors for U.S. federal income tax purposes), the Reorganized Debtors’ ability to use any remaining tax attributes (“Pre-Change Losses”) post-emergence will be subject to certain limitations under sections 382 and 383 of the IRC.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments), and (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the ownership change occurs, or 3.44 percent for March 2024). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. If the corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to recognized built-in gains). As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

(b)	Special Bankruptcy Exceptions.

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their claims, at least 50 percent of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). A key aspect of the “qualified creditor” analysis is the length of time that creditors have held their claims, together with a favorable presumption regarding that holding period that applies to creditors who receive less than five percent of the stock of a reorganized company (the “Qualified Creditor Presumption”). If the requirements of the 382(l)(5) Exception are satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards and 163(j) Deductions would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization and during the part of the taxable year prior to and including the effective date of the plan of reorganization in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (i) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (ii) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards and 163(j) Deductions by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

Whether the section 382 rules will apply and whether the 382(l)(5) Exception is relevant will depend on the manner in which the Plan is implemented. In the case of a Plan Restructuring or Credit Bid Transaction, however, the Debtors believe that the 382(l)(5) Exception may be available based on currently available information and that such exception may provide significant cash tax savings by allowing increased usage of their NOLs.

In light of the substantial value that the 382(l)(5) Exception is expected to provide to the Debtors, the Debtors may file a motion seeking entry of an order from the Bankruptcy Court providing for certain procedures to help safeguard the availability of the 382(l)(5) Exception. In particular, such procedures would be intended to help preserve the 382(l)(5) Exception by assisting the Debtors in taking advantage of the Qualified Creditor Presumption. Among other items, the procedures that are expected to be required by the order would require Substantial Claimholders34 to provide notice of such status and for the parties to any transfer of Claims to provide notice of such transfer if it would increase the amount of Claims of which a Substantial Claimholder has ownership (as determined under certain attribution rules) or would result in an individual or entity becoming a Substantial Claimholder. Moreover, if the Debtors determine that certain persons or entities must sell or transfer all or a portion of their Beneficial Ownership of Claims acquired on or after the Record Date so that the requirements of the 382(l)(5) Exception are satisfied, the Debtors may file a motion with the Bankruptcy Court for entry of an order—after notice to any statutory committee appointed in these Chapter 11 Cases and the relevant claimholder(s) and a hearing— that such claimholder(s) must sell, cause to sell, or otherwise transfer a specified amount of its Beneficial Ownership of Claims to a person or entity that is not a Substantial Claimholder and whose holding such claims would not result in such transferee becoming a Substantial Claimholder.

[34]	(a) a “Substantial Claimholder” is any entity or individual person that has Beneficial Ownership of Claims in an amount that would entitle such holder to receive more than 4.75 percent of the equity of the Reorganized Debtors under a chapter 11 plan of reorganization (such amount, the “Threshold Amount”); (b) the “Protected Amount” is the greater of the Threshold Amount and the amount of Claims an entity or individual person is the Beneficial Owner as of the Record Date; (c) the “Record Date” is the date that is five (5) business days after the date the Interim Order is entered; (d) “Beneficial Ownership” will be determined in accordance with the applicable rules of section 382 of the IRC, and the Treasury Regulations promulgated thereunder (other than Treasury Regulations section 1.382-2T(h)(2)(i)(A)) and includes direct, indirect, and constructive ownership (e.g., (1) a holding company would be considered to beneficially own all securities owned by its subsidiaries, (2) a partner in a partnership would be considered to beneficially own its proportionate share of any securities owned by such partnership, (3) an individual and such individual’s family members may be treated as one individual, (4) persons and Entities acting in concert to make a coordinated acquisition of securities may be treated as a single entity, and (5) a holder would be considered to beneficially own securities that such holder has an Option (as defined herein) to acquire); (v) a “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors arising out of relating to the period prior to the Petition Date, whether secured or unsecured; (vi) an “Option” includes all interests described in Treasury Regulations section 1.382-4(d)(9), including any contingent purchase right, warrant, convertible debt, put, call, stock subject to risk of forfeiture, contract to acquire stock, or similar interest, regardless of whether it is contingent or otherwise not currently exercisable.

If as of the Effective Date the Debtors expect to qualify for the 382(l)(5) Exception and not elect out of its application, the certificate of incorporation of New Rite Aid would likely include certain restrictions and information procedures with respect to transfers with respect to the New Common Stock to minimize the likelihood of a subsequent “ownership change” and thus protect the value of its available tax attributes. If these restrictions are sought, subject to certain exceptions and potential thresholds, the certificate of incorporation of New Rite Aid generally may restrict (i) any person or Entity from accumulating 4.75% or more of any class of stock of New Rite Aid through secondary acquisitions, and, if a person or Entity already owns 4.75% or more of such stock, from acquiring additional stock, and (ii) any person or Entity that owns 4.75% or more of the New Common Stock from disposing of all or portion of such stock. It is expected that such procedures would only apply to the extent New Rite Aid has already experienced a certain threshold of transfers of its ownership. The restrictions would further provide that any attempted transfer of New Common Stock in violation of the restrictions described above will be prohibited and void ab initio.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Allowed Senior Secured Notes Claims and Allowed General Unsecured Claims.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders of Allowed Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to a U.S. Holder of Allowed Senior Secured Notes Claims or Allowed General Unsecured Claims in a Plan Restructuring will depend, in part, on whether for U.S. federal income tax purposes the (a) Claim surrendered by such U.S. Holder constitutes a “security” of a Debtor, and (b) any consideration received by such U.S. Holder constitutes a stock or a “security” issued by the same entity against which the Claim is asserted (or, an entity that is a “party to a reorganization” with such entity). Neither the IRC nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

The character of any gain or loss recognized by a U.S. Holder as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder has previously claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below.

Due to the inherently factual nature of the determination of whether a debt instrument constitutes a “security”, U.S. Holders of Allowed Senior Secured Notes Claims and Allowed General Unsecured Claims are urged to consult their tax advisors regarding the status of their Claims and, if applicable, the consideration received by them, as “securities” for U.S. federal income tax purposes.

1.	Consequences of the Restructuring Transactions to U.S. Holders of Allowed Senior Secured Notes Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each U.S. Holder of an Allowed Senior Secured Notes Claim will receive its pro rata share of, (a) in the event the Restructuring Transaction is a Plan Restructuring, (i) New Common Stock, (ii) the Takeback Notes, (iii) the CMSR Recovery, (iv) the Litigation Trust Class B Interests, and (v) either (A) if the MedImpact Term Loan Stalking Horse Bid is the winning bid to acquire the MedImpact Term Loan, MedImpact NewCo Subscription Rights and MedImpact NewCo Notes; or (B) if the MedImpact Term Loan Stalking Horse Bid is not the winning bid to acquire the MedImpact Term Loan, Cash (the “Senior Secured Noteholder Recovery”), and (b) in the event the Restructuring Transaction is not a Plan Restructuring, Cash.

(a)	Treatment of U.S. Holders of Allowed Senior Secured Notes Claims if the Restructuring Transactions are Structured as a Plan Restructuring or as a Credit Bid Qualifying as a Tax-Free Reorganization.

(i)	Treatment if Allowed Senior Secured Notes Claims Are Treated as Securities.

If the Senior Secured Notes Claims are treated as securities, then the exchange of such Claims should be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the IRC, or potentially in the case of a Credit Bid, a “reorganization” within the meaning of section 368(a)(1)(G) of the IRC.

Other than with respect to any amounts received that are attributable to accrued but unpaid interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) the fair market value of any New Common Stock, MedImpact NewCo Subscription Rights, interests in the CMSR Recovery, Litigation Trust Class B Interests, and MedImpact NewCo Notes received in exchange for the Claim of such Holder and (B) the issue price of any Takeback Notes received, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim, and (b) the sum of (i) the fair market value (or issue price, in the case of any Takeback Notes) of any Senior Secured Noteholder Recovery received that does not constitute stock or securities of Rite Aid (or an entity that is a “party to a reorganization” with Rite Aid within the meaning of section 368 of the IRC (together with Rite Aid, a “Rite Aid Reorganization Party”)).

With respect to any Senior Secured Noteholder Recovery that is treated as a stock or security of a Rite Aid Reorganization Party, a U.S. Holder should obtain an aggregate tax basis in such consideration, other than any such amounts treated as received in satisfaction of accrued but unpaid interest (or OID), and subject to the rules relating to market discount, equal to (a) the tax basis of the Claim exchanged, minus (b) the fair market value (or issue price, in the case of any Takeback Notes) of any Senior Secured Noteholder Recovery received that does not constitute stock or securities of a Rite Aid Reorganization Party, plus (c) the gain recognized (if any, determined as described above). The holding period for such Senior Secured Noteholder Recovery should include the holding period for the exchanged Claims.

With respect to any Senior Secured Noteholder Recovery that is not treated as a stock or security of a Rite Aid Reorganization Party, a U.S. Holder should obtain a tax basis in such property equal to the property’s fair market value (or issue price, in the case of any Takeback Notes) as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

(ii)	Treatment Allowed Senior Secured Notes Claims Are Not Treated as Securities.

If the Senior Secured Notes Claims are not treated as securities then the exchange of such Claims should be treated as a taxable exchange pursuant to section 1001 of the IRC.

A U.S. Holder should obtain a tax basis in each Senior Secured Noteholder Recovery received equal to the property’s fair market value (or issue price, in the case of any Takeback Notes) as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

(b)	Treatment of U.S. Holders of Allowed Senior Secured Notes Claims if the Restructuring Transactions are not Structured as a Plan Restructuring or as a Credit Bid Qualifying as a Tax-Free Reorganization.

To the extent receiving Cash, a U.S. Holder should recognize gain or loss equal to (a) the sum of any Cash received, minus (b) the Holder’s adjusted tax basis in its Allowed Senior Secured Notes Claim.

For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, (which differs from the treatment described above), see the sections entitled “Accrued Interest” and “Market Discount” below.

2.	Consequences of the Restructuring Transactions to U.S. Holders of Allowed General Unsecured Claims.

Except to the extent that a U.S. Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, each U.S. Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Committees Initial Cash Consideration, the Committees Post-Emergence Cash Consideration, the GUC Equity Trust Interests, the Litigation Trust Class A Interests, and potentially certain other Cash (the “GUC Recovery”).

(a)	Treatment of U.S. Holders of Allowed General Unsecured Claims if the Restructuring Transactions are Structured as a Plan Restructuring or as a Credit Bid Qualifying as a Tax-Free Reorganization.

(i)	Treatment if Allowed General Unsecured Claim Is Treated as a Security of Rite Aid.

If a General Unsecured Claim is treated as a security of Rite Aid, then the exchange of such Claim should be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the IRC, or potentially in the case of a Credit Bid, a “reorganization” within the meaning of section 368(a)(1)(G) of the IRC.

Other than with respect to any amounts received that are attributable to accrued but unpaid interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of any Cash received and the fair market value of any GUC Equity Trust Interests, the Litigation Trust Class A Interests, and any other GUC Recovery received, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim, and (b) the sum of (i) the amount of Cash and the fair market value of any other GUC Recovery received that does not constitute stock or securities of a Rite Aid Reorganization Party.

With respect to any GUC Recovery that is treated as a stock or security of a Rite Aid Reorganization Party, a U.S. Holder should obtain an aggregate tax basis in such consideration, other than any such amounts treated as received in satisfaction of accrued but unpaid interest (or OID), and subject to the rules relating to market discount, equal to (a) the tax basis of the Claim exchanged, minus (b) the fair market value of any GUC Recovery received that does not constitute stock or securities of a Rite Aid Reorganization Party, plus (c) the gain recognized (if any, determined as described above). The holding period for such GUC Recovery should include the holding period for the exchanged Claims.

With respect to any GUC Recovery that is not treated as a stock or security of a Rite Aid Reorganization Party, a U.S. Holder should obtain a tax basis in such property equal to the property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

(ii)	Treatment if Allowed General Unsecured Claim Is Not Treated as a Security of Rite Aid.

If a General Unsecured Claim is not treated as a security of Rite Aid, then the exchange of such Claim should be treated as a taxable exchange pursuant to section 1001 of the IRC.

Subject to the discussion of accrued interest and market discount below, each Holder of a General Unsecured Claim would generally recognize gain or loss in the exchange in an amount equal to the difference between (a) the amount of Cash received and the fair market value of any other GUC Recovery received, less (b) the U.S. Holder’s adjusted tax basis in its Allowed General Unsecured Claim.

A U.S. Holder should obtain a tax basis in any non-Cash GUC Recovery received equal to the property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

(b)	Treatment of U.S. Holders of Allowed General Unsecured Claims if the Restructuring Transactions are not Structured as a Plan Restructuring or as a Credit Bid Qualifying as a Tax-Free Reorganization.

To the extent receiving Cash, a U.S. Holder should recognize gain or loss equal to (a) the amount of any Cash received, minus (b) the Holder’s adjusted tax basis in its Allowed General Unsecured Claim.

For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, (which differs from the treatment described above), see the sections entitled “Accrued Interest” and “Market Discount” below.

3.	[GUC Equity Trust Treatment.

(a)	Widely Held Fixed Investment Trust Treatment.

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect, except to the extent is is determined to treat the GUC Equity Trust as a “qualified settlement fund,” “disputed ownership fund,” or otherwise, to treat the GUC Equity Trust as a “widely held fixed investment trust” under section 1.671-5 of the Treasury Regulations and the GUC Trustee will report consistently therewith. Such treatment is assumed with respect to the following discussion. In accordance therewith, neither the GUC Equity Trust nor GUC Equity Trustee shall have the power to vary the investment of the GUC Equity Trust within the meaning of section 301.7701-4(c) of the Treasury Regulations. For U.S. federal income tax purposes, each holder of a GUC Equity Trust Interest will generally be treated as holding their Pro Rata share of the GUC Equity Trust Assets directly (or the New Common Stock held in trust by the GUC Equity Trust for the benefit of each of the Holders of General Unsecured Claims). The consequences to holders of GUC Equity Trust Interests would then generally be as described in “Consequences to U.S. Holders of the Ownership and Disposition of New Common Stock” and, for Non-U.S. Holders, “Consequences to Non-U.S. Holders of the Ownership and Disposition of New Common Stock.”

No request for a ruling from the IRS will be sought on the classification of the GUC Equity Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the GUC Equity Trust. If the IRS were to successfully challenge the classification of the GUC Equity Trust as a widely held fixed investment trust, the federal income tax consequences to the GUC Equity Trust and the holders of GUC Equity Trust Interests could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the GUC Equity Trust as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

The GUC Equity Trust will file information tax returns with the IRS and provide tax information statements to holders of GUC Equity Trust Interests consistently with the rules of section 1.671-5 of the Treasury Regulations and any other applicable provisions of law, including information regarding items of income, gain, deduction, loss, or credit attributable to the GUC Equity Trust Assets. Each holder of GUC Equity Trust Interests must report on its federal income tax return its share of all such items.

(b)	Disputed Ownership Fund or Qualified Settlement Fund Treatment.

With respect to any of the assets of the GUC Equity Trust that are subject to potential disputed claims of ownership or uncertain distributions, or to the extent “widely held fixed investment trust” treatment is otherwise unavailable or not elected to be applied with respect to the GUC Equity Trust, such assets may be subject to disputed ownership fund treatment under section 1.468B-9 of the Treasury Regulations, and in such case it is intended that any appropriate elections with respect thereto shall be made, and that such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, it may be determined to treat the GUC Equity Trust as a a “qualified settlement fund” within the meaning of the Treasury Regulations promulgated under section 468B of the Tax Code. Such Treasury Regulations provide that a fund, account, or trust will be a qualified settlement fund if three conditions are met. First, the fund, account, or trust must be established pursuant to an order of or be approved by a government authority, including a court, and must be subject to the continuing jurisdiction of that government authority. A court order giving preliminary approval to a fund, account, or trust will satisfy this requirement even though the order is subject to review or revision. Second, the fund, account, or trust must be established to resolve or satisfy on or more contested or uncontested claims that have resulted or may result from an event (or related series of events) that has occurred and that has given rise to at least one claim asserting liability arising, among other things, out of a tort. Third, the fund, account, or trust must be a trust under applicable state law or have its assets physically segregated from the other assets of the transferor and person related to the transferor. The GUC Equity Trust may be established with the express purposes of satisfying the requirements of a qualified settlement fund and may be treated as a separate taxable entity, with its modified gross income subject to U.S. federal income tax at the highest rate applicable to estates and trusts (currently 37%). For purposes of determining the GUC Equity Trust’s modified gross income, payments to the GUC Equity Trust and payments from the GUC Equity Trust to holders of GUC Equity Trust Interests in settlement of their Claims would not be taken into account.

4.	Liquidating Trust Treatment for SCD Trust, Litigation Trust, and Other Circumstances.

This section shall apply to interests in the SCD Trust, Litigation Trust (except to the extent it is determined to treat the Litigation Trust as a “qualified settlement fund,” “disputed ownership fund,” “widely held fixed investment trust,” and/or otherwise), and, otherwise, in the case of a Restructuring Transaction that is not consummated as a Plan Restructuring pursuant to the terms in the Plan and herein.

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Debtors expect to treat the SCD Trust and the Litigation Trust (solely for purposes of this section, referred to collectively as the “Trusts”) as “liquidating trusts” under section 301.7701-4(d) of the Treasury Regulations and grantor trusts under section 671 of the IRC, and the trustees of the Trusts will take positions on the Trusts’ tax return accordingly. For U.S. federal income tax purposes, the transfer of assets to the Trusts will be deemed to occur as (a) a first-step transfer of the Litigation Trust Assets and SCD Claim, in each case, as encumbered by any liabilities (solely for purposes of this section, referred to collectively as the “Trusts Assets”), as applicable, to the Holders of the applicable Claims, and (b) a second-step transfer by such Holders to the Trusts, as applicable.

No request for a ruling from the IRS will be sought on the classification of the Trusts. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Trusts. If the IRS were to successfully challenge the classification of the Trusts as a grantor trust, the federal income tax consequences to the Trusts and the Trust beneficiaries could vary from those discussed in the Plan (including the potential for an entity-level tax). For example, the IRS could characterize the Trusts as a so-called “complex trust” subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year.

As soon as possible after the transfer of the Trusts Assets to the Trusts, the trustees of the Trusts shall make a good faith valuation of the Trusts Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, the trustees of the Trusts, and the holders of Claims receiving interests in the Trusts shall take consistent positions with respect to the valuation of the Trusts Assets, and such valuations shall be utilized for all U.S. federal income tax purposes.

Allocations of taxable income and loss of the Trusts among the Trust beneficiaries shall be determined, as closely as possible, by reference to the amount of distributions that would be received by each such beneficiary if the Trusts had sold all of the Trusts Assets at their tax book value and distributed the proceeds to the applicable Trust beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Trusts. The tax book value of the Trusts Assets shall equal their fair market value on the date of the transfer of the applicable Trusts Assets to the Trust, adjusted in accordance with tax accounting principles prescribed by the IRC, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements. The holders of interests in any Trust will be treated as the owners of their pro rata share of any Trust Assets.

The Trusts shall in no event be dissolved later than five (5) years from the creation of such Trust unless the Bankruptcy Court, upon motion within the six (6) month period prior to the fifth (5th) anniversary (or within the six (6) month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five (5) years, together with any prior extensions, without a favorable private letter ruling from the IRS or an opinion of counsel satisfactory to the trustee(s) of the Trust that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Trusts Assets.

The Trusts will file annual information tax returns with the IRS as grantor trusts pursuant to section 1.671-4(a) of the Treasury Regulations that will include information concerning certain items relating to the holding or disposition (or deemed disposition) of the Trusts Assets (e.g., income, gain, loss, deduction, and credit). Each Trust beneficiary holding a beneficial interest in a Trust will receive a copy of the information returns and must report on its federal income tax return its share of all such items. The information provided by the Trusts will pertain to Trusts beneficiaries who receive their interests in a Trust in connection with the Plan.

(a)	Disputed Ownership Fund, Qualified Settlement Fund, or Widely Held Fixed Investment Trust Treatment.

With respect to any of the assets of a Trust that are subject to potential disputed claims of ownership or uncertain distributions, or to the extent “liquidating trust” treatment is otherwise unavailable or not elected to be applied with respect to a Trust, such assets may be subject to disputed ownership fund treatment under section 1.468B-9 of the Treasury Regulations, and in such case it is intended that any appropriate elections with respect thereto shall be made, and that such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS for any such account. Any taxes (including with respect to interest, if any, earned in the account) imposed on such account shall be paid out of the assets of the respective account (and reductions shall be made to amounts disbursed from the account to account for the need to pay such taxes).

Subject to any applicable law or definitive guidance from the IRS or a court of competent jurisdiction to the contrary, it may be determined to treat a Trust as a “qualified settlement fund” within the meaning of the Treasury Regulations promulgated under section 468B of the Tax Code. Such Treasury Regulations provide that a fund, account, or trust will be a qualified settlement fund if three conditions are met. First, the fund, account, or trust must be established pursuant to an order of or be approved by a government authority, including a court, and must be subject to the continuing jurisdiction of that government authority. A court order giving preliminary approval to a fund, account, or trust will satisfy this requirement even though the order is subject to review or revision. Second, the fund, account, or trust must be established to resolve or satisfy on or more contested or uncontested claims that have resulted or may result from an event (or related series of events) that has occurred and that has given rise to at least one claim asserting liability arising, among other things, out of a tort. Third, the fund, account, or trust must be a trust under applicable state law or have its assets physically segregated from the other assets of the transferor and person related to the transferor. The Trust may be established with the express purposes of satisfying the requirements of a qualified settlement fund and may be treated as a separate taxable entity, with its modified gross income subject to U.S. federal income tax at the highest rate applicable to estates and trusts (currently 37%). For purposes of determining the Trust’s modified gross income, payments to the Trust and payments from the Trust to holders of interests therein in settlement of their Claims would not be taken into account.

The treatment of a “widely held fixed investment trust” would be as described above with respect to the GUC Equity Trust.

5.	Accrued Interest.

To the extent that the fair market value of the consideration received by a U.S. Holder on an exchange of its Allowed Claim under the Plan is attributable to accrued but unpaid interest on such Allowed Claim, the receipt of such amount generally should be taxable to the U.S. Holder as ordinary interest income (to the extent such amount was not previously included in the gross income of such U.S. Holder). Conversely, a U.S. Holder of an Allowed Claim may be able to deduct a loss to the extent that any accrued interest on such debt instruments was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration received by a U.S. Holder of an Allowed Claim under the Plan is not sufficient to fully satisfy all principal and interest on its Allowed Claim, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration distributed to U.S. Holders will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to accrued but unpaid interest, if any, on such U.S. Holder’s Allowed Claims. Certain legislative history indicates that an allocation of consideration between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated first to principal, rather than interest. Certain Treasury Regulations, however, allocates payments first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan.

U.S. Holders of Allowed Claims are urged to consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

6.	Market Discount.

Under the “market discount” provisions of the IRC, some or all of any gain realized by a U.S. Holder of an Allowed Claim who exchanges such Allowed Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such exchanged Allowed Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 1/4 of 1 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the remaining number of complete years to maturity).

Any gain recognized by a U.S. Holder on the disposition of an Allowed Claim (determined as described above) which was acquired with market discount should be treated as ordinary income to the extent of the amount of market discount that accrued thereon while such Allowed Claim was treated as held by such U.S. Holder (unless such U.S. Holder elected to include such amount of market discount in income as it accrued). To the extent that a U.S. Holder exchanges any Allowed Claim that was acquired with market discount in a tax-free transaction for other property, any market discount that accrued on such Allowed Claim (i.e., up to the time of the exchange), but was not recognized by such U.S. Holder, is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

U.S. Holders of Allowed Claims are urged to consult their own tax advisors concerning the application of the market discount rules to their Allowed Claim.

7.	Consequences to U.S. Holders of the Ownership and Disposition of New Common Stock.

(a)	Dividends on New Common Stock.

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of New Rite Aid as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares of the New Common Stock. Any such distributions in excess of the U.S. Holder’s basis in its shares of the New Common Stock (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as New Rite Aid has sufficient earnings and profits and certain holding period requirements are satisfied. The length of time that a U.S. Holder has held its stock is reduced for any period during which such U.S. Holder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

(b)	Sale, Redemption, or Repurchase of New Common Stock.

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Stock. Such capital gain generally will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below. Under the recapture rules of section 108(e)(7) of the IRC, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock, as applicable as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Senior Secured Notes Claims or recognized an ordinary loss on the exchange of its Allowed Senior Secured Notes Claims for New Common Stock.

8.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the Takeback Notes.

(a)	Payments of Qualified Stated Interest

Payments or accruals of “qualified stated interest” (as defined below) on the Takeback Notes will be includible in the U.S. Holder’s gross income as ordinary interest income and taxable at the time that such payments are accrued or are received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Takeback Notes, at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices.

(b)	Original Issuance Discount

Where, as here, certain U.S. Holders of Senior Secured Notes Claims receiving debt instruments are also receiving other property in exchange for their Claims (e.g., New Common Stock), the “investment unit” rules may apply to the determination of the “issue price” for any debt instrument received in exchange for their Senior Secured Notes Claims. In such case, the issue price of the Takeback Notes will depend, in part, on the issue price of the “investment unit,” and the respective fair market values of the elements of consideration that compose the investment unit. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. As a result, the issue price of the investment unit will depend on whether the investment unit is considered, for U.S. federal income tax purposes and applying rules similar to those applied to debt instruments, to be traded on an established market (i.e., whether there is trading on an “established securities market” at any time during the 31-day period ending 15 days after the Effective Date). In general, consideration can be treated as being traded on an established market for these purposes even if no trades actually occur and there are merely firm or indicative quotes available with respect to the items discussed below. Additionally, when determining fair market value under these rules, actual trades and firm quotes will generally be dispositive, while it may be possible to refute the application of mere “indicative” quotes if such indicative quotes “materially misrepresent[] the fair market value of the property” being valued.

If none of the components of an investment unit nor the surrendered Senior Secured Notes Claims are publicly traded on an established market, then the issue price of the applicable Takeback Notes would generally be determined under section 1273(b)(4) or 1274 of the Tax Code, as applicable. If none of the components of the investment unit are publicly traded on an established market, but the Senior Secured Notes Claims are so traded, then the issue price of the investment unit will be determined by the fair market value of such Senior Secured Notes Claims.

If the investment unit received in exchange for Senior Secured Notes Claims is considered to be publicly traded on an established market, the issue price of the investment unit would be the fair market value of the investment unit. The law is somewhat unclear on whether an investment unit is treated as publicly traded if some, but not all, elements of such investment unit are publicly traded. In the event that an applicable Takeback Notes is publicly traded on an established market but the New Common Stock and/or other elements of consideration are not treated as publicly traded on an established market, the determination of the issue price of the loans under the applicable Takeback Notes is unclear. Such issue price could be based on (i) in the case where the Senior Secured Notes Claims are also publicly traded on an established market, on the trading value of such Senior Secured Notes Claims, allocated as described above, (ii) based on the demonstrated trading price of the applicable Takeback Notes, or (iii) the stated redemption price at maturity of the applicable Takeback Notes.

If an issue price is determined for the investment unit received in exchange for the Senior Secured Notes Claims under the above rules, then the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the applicable Takeback Notes.

An issuer’s allocation of the issue price of an investment unit is binding on all U.S. Holders of the investment unit unless a U.S. Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

As discussed above, a debt instrument, such as a Takeback Notes, is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in cash at least annually. Moreover, a Takeback Notes could be treated as issued with OID to the extent the allocation rules described above result in the Takeback Notes having an issue price that is less than their stated redemption price at maturity.

For purposes of determining whether there is OID, the de minimis amount is generally equal to ¼ of 1 percent of the principal amount of the Takeback Notes multiplied by the remaining number of complete years to maturity from their original issue date, or if the Takeback Notes provide for payments other than payments of qualified stated interest before maturity, multiplied by the weighted average maturity (as determined under applicable Treasury Regulations). If the Takeback Notes are issued with OID, a U.S. Holder generally (i) will be required to include the OID in gross income as ordinary interest income as it accrues on a constant yield to maturity basis over the term of the Takeback Notes, in advance of the receipt of the cash attributable to such OID and regardless of the holder’s method of accounting for U.S. federal income tax purposes, but (ii) will not be required to recognize additional income upon the receipt of any Cash payment on the Takeback Notes that is attributable to previously accrued OID that has been included in its income. If the amount of OID on the Takeback Notes is de minimis, rather than being characterized as interest, any payment attributable to the de minimis OID will be treated as gain from the sale of the Takeback Notes, and a Pro Rata amount of such de minimis OID must be included in income as principal payments are received on the Takeback Notes.

(c)	Sale, Taxable Exchange or other Taxable Disposition

Upon the disposition of the Takeback Notes by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the Takeback Notes, as applicable. A U.S. Holder’s adjusted tax basis in their interest in the Takeback Notes will be determined in the manner set forth above. A U.S. Holder’s adjusted tax basis will generally be increased by any accrued OID previously included in such U.S. Holder’s gross income. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such Takeback Notes for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

9.	Consequences to U.S. Holders of the Ownership and Disposition of MedImpact NewCo Notes.

If the MedImpact Term Loan Backstop Parties are the winning bidder for the MedImpact Term Loan, any MedImpact NewCo Notes issued to such Holders are expected to be treated as equity interests in the MedImpact Term Loan NewCo for U.S. federal income tax purposes. It has not yet been determined if the MedImpact Term Loan NewCo will be treated as a C corporation, partnership or disregarded entity, or trust for U.S. federal income tax purposes. If treated as a C corporation, then ownership of the MedImpact NewCo Notes is generally expected to have consequences as described in Section C.6 above, except that MedImpact Term Loan NewCo would be the issuer rather than New Rite Aid. If treated as a partnership or disregarded entity, then holders of the MedImpact NewCo Notes will take into account their share of income, gain, loss, deduction, and credit from MedImpact Term Loan NewCo on their individual income tax returns. If treated as a trust, then ownership of the MedImpact NewCo Notes is generally expected to have consequences similar to those described in Section C.4 above.

10.	Treatment of MedImpact NewCo Subscription Rights.

Although not entirely free from doubt, the Reorganized Debtors intend to take the position that a U.S. Holder of a Senior Secured Notes Claim that elects to exercise its MedImpact NewCo Subscription Rights should be treated as purchasing, in exchange for its MedImpact NewCo Subscription Rights, and the amount of Cash paid by the U.S. Holder to exercise such rights, MedImpact Rights Offering NewCo Notes. Such a purchase should generally be treated as the exercise of an option under general U.S. federal income tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the MedImpact NewCo Subscription Rights. A U.S. Holder’s aggregate tax basis in the MedImpact Rights Offering NewCo Notes received should equal the sum of (a) the amount of Cash paid by the U.S. Holder to exercise the rights in respect of such consideration, plus (b) such U.S. Holder’s tax basis in such rights immediately before such rights are exercised. A U.S. Holder’s holding period for the MedImpact Rights Offering NewCo Notes received pursuant to such exercise should begin on the day following the Effective Date.

A U.S. Holder that elects not to exercise the MedImpact NewCo Subscription Rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to such rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise such rights should consult with their own tax advisors as to the tax consequences of such decision.

D.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders of Allowed Senior Secured Notes Claims and General Unsecured Claims. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the New Common Stock or MedImpact NewCo Notes, as applicable.

1.	Gain Recognition by Non-U.S. Holders.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

Any gain realized by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued Interest.

Subject to the discussion of FATCA below, payments to a Non-U.S. Holder that are attributable to accrued but untaxed interest (or original issue discount, if any) with respect to Allowed Senior Secured Notes Claims generally will not be subject to U.S. federal income or withholding tax, provided that the Non-U.S. Holder provides to the withholding agent, prior to receipt of such payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

(a)            the Non-U.S. Holder actually or constructively owns ten percent or more of the total combined voting power of all classes of Debtor’s stock entitled to vote;

(b)            the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to Debtor (each, within the meaning of the IRC);

(c)            the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the IRC; or

(d)            such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax on a net basis generally in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued interest at a rate of thirty percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for the exemption from withholding tax with respect to accrued but untaxed interest (or original issue discount, if any) that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a thirty percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on any payments that are attributable to accrued but untaxed interest (or original issue discount, if any). For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. As described above in more detail under the heading “Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders - Accrued Interest,” the aggregate consideration to be distributed to holders of Allowed Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest on such Allowed Claims, if any.

3.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Payments of Interest and of Owning and Disposing of the Takeback Notes.

(a)	Interest Payments; Accrued Interest (and OID).

Subject to the discussion of backup withholding and FATCA below, interest income (which, for purposes of this discussion of Non-U.S. Holders, includes OID and accrued but untaxed interest, including in each case any such amounts paid to a Non-U.S. Holder under the Plan) of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder may qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, a 10 percent or greater interest in New Rite Aid (or, in the case of interest received pursuant to the Plan, the Debtors) within the meaning of Section 871(h)(3) of the Code and Treasury Regulations thereunder;

•	the Non-U.S. Holder is not a controlled foreign corporation related to New Rite Aid (or, in the case of interest received pursuant to the Plan, the Debtors), actually or constructively through the ownership rules under Section 864(d)(4) of the Tax Code;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner gives New Rite Aid (or, as applicable, the Debtors’) paying agent an appropriate IRS Form W-8 (or suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder.

If not all of these conditions are met, interest on the Takeback Notes paid to a Non-U.S. Holder or interest paid to a Non-U.S. Holder pursuant to the Plan that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will generally be subject to U.S. federal income tax and withholding at a 30 percent rate, unless an applicable income tax treaty reduces or eliminates such withholding and the Non-U.S. Holder claims the benefit of that applicable income tax treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If interest on the Takeback Notes or interest paid to a Non-U.S. Holder pursuant to the Plan is effectively connected with a trade or business in the United States (“ECI”) carried on by the Non-U.S. Holder, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30 percent withholding tax described above will not apply), provided the appropriate statement is provided to New Rite Aid (or, with respect to interest received pursuant to the Plan, the Debtors) paying agent unless an applicable income tax treaty provides otherwise. To claim an exemption from withholding, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If a Non-U.S. Holder is eligible for the benefits of any applicable income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the applicable income tax treaty if the Non-U.S. Holder claims the benefit of the applicable income tax treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate, or, if applicable, a lower applicable income tax treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and, as applicable, must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

(b)	Sale, Taxable Exchange, or Other Disposition of the Takeback Notes.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, retirement, redemption, or other taxable disposition of the Takeback Notes (other than any amount representing accrued but unpaid interest on the loan) unless:

•	the gain is ECI (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains in the United States); or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be taxed on the net gain derived from the disposition of the Takeback Notes under the graduated U.S. federal income tax rates that are applicable to U.S. Holders and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above. To claim an exemption from withholding, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If an individual Non-U.S. Holder falls under the second of these exceptions, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (unless a lower applicable income tax treaty rate applies) on the amount by which the gain derived from the disposition exceeds such Non-U.S. Holder’s capital losses allocable to sources within the United States for the taxable year of the disposition.

4.	Consequences to Non-U.S. Holders of the Ownership and Disposition of New Common Stock.

(a)	Dividends.

Any distributions made with respect to New Common Stock (other than certain distributions of stock of New Rite Aid) will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of New Rite Aid, as determined under U.S. federal income tax principles (and thereafter first as a return of capital which reduces basis and then, generally, capital gain). Except as described below, dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not ECI (or, if an applicable income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under an applicable income tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or suitable substitute or successor form or such other form as the IRS may prescribe), upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower applicable income tax treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are ECI (and, if an applicable income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If a Reorganized Debtor is considered a “U.S. real property holding corporation” (a “USRPHC”), distributions to a Non-U.S. Holder will generally be subject to withholding by Reorganized Debtor at a rate of 15 percent to the extent they are not treated as dividends. In the event the New Common Stock are regularly traded on an established market, withholding would not be required if the Non-U.S. Holder does not directly or indirectly own (and has not directly or indirectly owned) more than 5 percent of the aggregate fair market value of the class of equity interests that includes New Common Stock during a specified testing period. Exceptions to such withholding may also be available to the extent a Non-U.S. Holder furnishes a certificate qualifying such Non-U.S. Holder for a reduction or exemption of withholding pursuant to applicable Treasury Regulations.

(b)	Sale, Redemption, or Repurchase of New Common Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock of New Rite Aid unless:

(i)	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

(ii)	such gain is ECI (and, if an applicable income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

(iii)	the issuer of such New Common Stock is or has been during a specified testing period a USRPHC (as discussed below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If the third exception applies, a non-U.S. Holder of New Common Stock generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Common Stock under the Foreign Investment in Real Property Tax Act and the Treasury Regulations thereunder (“FIRPTA”). Taxable gain from a non-U.S. Holder’s disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and the non-U.S. Holder’s adjusted tax basis in such interest) would constitute ECI. A non-U.S. Holder would also be subject to withholding tax equal to fifteen percent of the amount realized on the disposition and generally required to file a U.S. federal income tax return. The amount of any such withholding may be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund if the non-U.S. Holder properly and timely files a tax return with the IRS.

In general, a corporation would be a USRPHC with respect to a non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the IRC and applicable Treasury Regulations) equals or exceeds fifty percent of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of (a) the five-year period ending on the effective time of the applicable disposition or (b) the non-U.S. Holder’s holding period for its interests in the corporation.

In general, FIRPTA will not apply upon a non-U.S. Holder’s disposition of its New Common Stock if (x) the New Common Stock is treated as “regularly traded” on an established market and continue to be regularly traded on an established market and (y) the non-U.S. Holder did not directly or indirectly own more than five percent of the value of the New Common Stock during a specified testing period.

5.	FATCA.

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual, or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

Withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective.

Each Non-U.S. Holder are urged to consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

6.	Information Reporting and Back-Up Withholding.

The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption)). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIV.	Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: April 1, 2024	Rite Aid Corporation on behalf of itself and all other Debtors

/s/ Jeffrey S. Stein
Jeffrey S. Stein Chief Executive Officer Chief Restructuring Officer Rite Aid Corporation

Exhibit A

Plan of Reorganization

[Filed separately]

Exhibit B

Proposed Disclosure Statement Order

Exhibit C

Corporate Organization Chart

Exhibit D

Liquidation Analysis

Exhibit E

Financial Projections

Exhibit E-1

Redline of Financial Projections

Exhibit F

NAS Claimants’ Addendum

Exhibit F-1

NAS Claimants’ Proposal

The NAS Claimants requested that the following proposed provisions be included in the Plan.  The Debtors have included this Exhibit F-1 without substantive revision as it was proposed by the NAS Claimants. The Debtors made certain nonsubstantive formatting revisions for consistency with the Disclosure Statement and the other exhibits attached thereto.

For the avoidance of doubt, the Debtors do not approve of, agree with, or substantively accept any of the assertions made in the NAS Claimants’ Proposal and dispute that they are appropriate for inclusion in the Plan or for attachment to the Disclosure Statement, substantively and/or procedurally.  The Debtors assert that this Disclosure Statement complies with section 1125 of the Bankruptcy Code without inclusion of the NAS Claimants’ Proposal and that the Plan complies with section 1129 of the Bankruptcy Code without corresponding revisions.  The Plan for which the Debtors have requested to solicit votes does not include these provisions. The Debtors reserve all rights to oppose any request by the NAS Claimants for revisions to the Plan or further revisions to this Disclosure Statement in connection with the NAS Claimants’ Proposals.

I.	ESTABLISHMENT OF MINORS’ TRUST

The trusts to be created under the Plan will contain a trust for the payment of opioid-related claims by minors (“Minors Trust”). The Minors’ Trust will be funded with approximately $2.0 billion over 2 years as follows for the benefit of holders of opioid-related claims asserted by NAS Claimants against the Debtor, a combination of (a) Cash Contribution: on the effective date of the Plan, $1.0 billion in cash will be delivered to the Minors’ Trust, subject to adjustment as follows: (a) commencing on the first business day after the confirmation date, interest will accrue on such amount at the rate of 4% per annum and (b) such amount will be reduced by the amount of expenses of the Minors’ Trust that are paid by the reorganized Debtor in advance of the effective date of the Plan; (b) On the first anniversary of the effective date of the Plan $750 million will be delivered to the Minors’ Trust; (c) On the second anniversary of the effective date of the Plan $250 million will be delivered to the Minors’ Trust.

Promissory Note: On the Effective Date of the Plan, a $400 million promissory note (“NAS Promissory Note”) will be delivered to the Minors’ Trust for all opioid-related claims by NAS Claimants, with such promissory note to bear no interest and mature on the first anniversary of the Effective Date.

It is anticipated that the Minors’ Trust will pay all current opioid-related claims asserted by NAS Claimants against the Debtor within one year after it is established. All opioid-related claims asserted by NAS Claimants will be processed, liquidated, and paid by the Minors’ Trust. In that regard, the Plan includes opioid personal injury trust distribution procedures for opioid-related claims asserted by NAS Claimants that describe a detailed methodology for the fair and equitable resolution of opioid-related claims, such as NAS, FOE and NOWS. The trust distribution procedures are attached as an exhibit to the Plan and are summarized later in this Disclosure Statement. The compensation anticipated to be paid by the trust for opioid-related claims asserted by NAS Claimants against the Debtor compares very favorably to amounts claimants have received to date in the tort system, as the trust will pay out over $2 billion while the vast majority of NAS Claimants have recovered nothing, if only for the fact that among the numerous actions that have been filed with the courts not one has proceeded to trial, and one settlement in a contested matter led to a $500,000 recovery for the minor asserting opioid-related claims. Pursuant to the Plan and sections 524(g) and/or 105(a) of the Bankruptcy Code, the sole recourse for claimants that are minors will be to the Minors’ Trust. Claimants of the Debtor, including minors, will no longer have any right to assert opioid-related claims against the Debtor or other parties identified in the Plan.

As defined in the Plan and used in this Disclosure Statement: “Ancillary Indemnity Claim” means a Claim for contribution, reimbursement, subrogation, or indemnity (as those terms are defined by applicable non-bankruptcy law of the relevant jurisdiction), whether contractual or implied by law, and any other derivative Claim, whether in the nature of or sounding in contract, tort, warranty, or other theory of law, that is not an Indirect NAS Claimant Personal Injury Claim.

Indirect NAS Personal Injury Claim. “Indirect NAS Personal Injury Claim” means (a) a Opioid Personal Injury Claim asserted for and on behalf of a minor for contribution, reimbursement, subrogation, or indemnity (as those terms are defined by applicable non-bankruptcy law of the relevant jurisdiction), whether contractual or implied by law, and any other derivative Opioid Personal Injury Claim, whether in the nature of or sounding in contract, tort, warranty, or other theory of law in respect of

(i)	the payment, whether pursuant to a settlement, judgment, or verdict, of any claim for or otherwise relating to death, injury, or damages that is asserted by or on behalf of an injured individual, the estate, legal counsel, relative, assignee, or other representative of any injured individual, or an individual who claims injury or damages as a result of the injury or death of another individual or (a) the payment of medical or other expenses of, or the provision of medical treatment, medical equipment, or other services or goods to, an injured individual, but, for the avoidance of doubt, not a Claim for contribution, reimbursement, subrogation, or indemnity, or any other derivative Claim, in respect of legal fees or expenses incurred by the holder of such NAS Personal Injury Claim in connection with such payment, (b) a NAS Personal Injury Claim of for contribution, reimbursement, subrogation, or indemnity under any or otherwise, or (c) a Governmental Action Claim.

For the avoidance of doubt, an Indirect NAS Personal Injury Claim shall not include (a) any claim for or otherwise relating to death, injury, or damages caused by NAS or a product or material containing opioids that is asserted by or on behalf of any injured individual, the estate, legal counsel, relative, assignee, or other representative of any injured individual, or an individual who claims injury or damages as a result of the injury or death of another individual caused by FOE or a product or material containing NAS regardless of whether such claim is seeking compensatory, special, economic, non-economic, punitive, exemplary, administrative, or any other costs or damages, or any legal, equitable or other relief whatsoever, including pursuant to a settlement, judgment, or verdict or

(ii)	any claim against any based on, arising out of, or in any way relating to the . By way of illustration and not limitation of claims contemplated by the foregoing clause (is), an Indirect NAS Personal Injury Claim shall not include any claim for loss of consortium, loss of companionship, services and society, or wrongful death. “NAS Personal Injury Claim” means any claim or NAS Personal Injury Demand against the Debtor or any other Protected Party, whether known or unknown, including with respect to any manner of alleged bodily injury, death, sickness, disease, emotional distress, fear of cancer, medical monitoring, or any other alleged personal injuries (whether physical, emotional, or otherwise), directly or indirectly arising out of or in any way relating to the presence of or exposure to opioid products based on the alleged pre-Effective Date acts or omissions of the Debtor or any other Person for whose conduct the Debtor has, or is alleged to have, liability, whether by assumption of such liability from such other Person, by agreement to indemnify, defend, or hold harmless such other Person from and against such liability, or otherwise, including any such claims and NAS Personal Injury Demands directly or indirectly arising out of or in any way relating to: (a) any opioid products previously dispensed, distributed, marketed, sold, supplied, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, and/or in any other way made available by the Debtor or any other Person; (b) any opioid or opioid-containing materials present at any premises owned, leased, occupied, or operated by any Person.

NAS Personal Injury Claims include all such claims and NAS Personal Injury Demands, whether:

(1) in tort, contract, warranty, restitution, conspiracy, contribution, indemnity, guarantee, subrogation, reimbursement, or any other theory of law, equity or admiralty, whether brought, threatened, or pursued in any United States court or other court anywhere in the world, including Canada.

(2) liquidated or unliquidated, fixed or contingent, direct or indirect, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, equity, or otherwise (including under piercing the corporate veil, agency, alter ego, successor liability, fraudulent conveyance, conspiracy, enterprise liability, market share, joint venture, or any other legal or equitable theory);

(3) seeking compensatory, special, economic, non-economic, punitive, exemplary, administrative, or any other costs, fees, injunctive, or similar relief, or any other measure of damages;

(4) seeking any legal, equitable, or other relief of any kind whatsoever, including, for the avoidance of doubt, any claims and NAS Personal Injury Demands arising out of or in any way relating to the presence of or exposure to NAS or NAS-containing products assertable against the Debtor or any other Protected Party; or

(5) held by Persons residing within the United States or in a foreign jurisdiction, including Canada. NAS Personal Injury Claims also include any such claims that have been resolved or are subject to resolution pursuant to any agreement, or any such claims that are based on a judgment or verdict. NAS Personal Injury Claims do not include any claim or demand by any present or former employee of a predecessor or Affiliate of the Debtor for benefits under a policy of workers' compensation insurance or for benefits under any state or federal workers' compensation statute or other statute providing compensation to an employee from an employer.

For the avoidance of doubt, NAS Personal Injury Claims include: (is) all claims, demands, debts, obligations, or liabilities for compensatory damages (such as, without limitation, loss of consortium, medical monitoring, personal or bodily injury, wrongful death, survivorship, proximate, consequential, general, and special damages) and punitive damages; (ii) PI/Stay Order Claims. Notwithstanding the foregoing, NAS Personal Injury Claims do not include any claim that a Settling NAS Insurance Company may have against its reinsurers and/or retrocessionaires in their capacities as such, and nothing in the Plan, the Plan Documents, or the Confirmation Order shall impair or otherwise affect the ability of a Settling NAS Insurance Company to assert any such claim against its reinsurers and/or retrocessionaires in their capacities as such.

Exhibit F-2

NAS Claimants’ Combined Objection

The NAS Claimants requested that the following objection to final approval of the Disclosure Statement and confirmation of the Plan be attached to the Disclosure Statement.  The Debtors have included this Exhibit F-2 without substantive revision as it was drafted by the NAS Claimants.

For the avoidance of doubt, the Debtors do not approve of, agree with, or substantively accept any of the assertions made in the NAS Claimants’ Combined Objection and dispute each of the assertions therein.  The Debtors assert that this Disclosure Statement complies with section 1125 of the Bankruptcy Code and that the Plan complies with section 1129 of the Bankruptcy Code. The Debtors reserve all rights to oppose the NAS Claimants’ Combined Objection at the Combined Hearing.